As filed with the Securities and Exchange Commission on April 5, 2021.

Registration No. 333-254108

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALKAMI TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	7372	45-3060776
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5601 Granite Parkway, Suite 120

Plano, Texas 75024

(877) 725-5264

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Hansen

Chief Executive Officer

5601 Granite Parkway, Suite 120

Plano, Texas 75024

(877) 725-5264

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Tad J. Freese Joel H. Trotter Kathleen M. Wells Latham & Watkins LLP 555 Eleventh Street, NW Washington, DC 20004 (202) 637-2200	Douglas A. Linebarger Chief Legal Officer Alkami Technology, Inc. 5601 Granite Parkway, Suite 120 Plano, Texas 75024 (877) 725-5264	Alan F. Denenberg Stephen Salmon Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, California 94025 (650) 752-2004

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement is declared effective.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, $0.001 par value per share	12,004,000	$25.00	$300,100,000	$32,740.91

(1)	Includes 900,000 shares of common stock that the underwriters have the option to purchase.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
(3)	Includes $10,910 that the registrant previously paid in connection with the registration statement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated April 5, 2021

PROSPECTUS

6,000,000 Shares

Alkami

ALKAMI TECHNOLOGY, INC.

Common Stock

This is Alkami Technology, Inc.'s initial public offering. We are selling 6,000,000 shares of our common stock. We expect the public offering price to be between $22.00 and $25.00 per share. Currently, no public market exists for our common stock. We have applied to list our common stock for trading on The Nasdaq Global Select Market under the symbol "ALKT."

We are an "emerging growth company" as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and may elect to do so in future filings.

Investing in our common stock involves risks. See the "Risk Factors" section beginning on page 18 of this prospectus for factors you should consider before investing in our common stock.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions[(1)]	$	$
Proceeds, before expenses, to us	$	$

(1) See "Underwriting" for additional disclosure regarding estimated underwriting discounts and commissions and estimated offering expenses payable by us.

To the extent that the underwriters sell more than 6,000,000 shares of our common stock, the underwriters have the option for a period of 30 days to purchase up to an additional 900,000 shares of our common stock from us at the initial public offering price less underwriting discounts and commissions.

Neither the Securities and Exchange Commission nor any state securities commission has approved, or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver shares of our common stock against payment in New York, New York on , 2021.

Goldman Sachs & Co. LLC **J.P. Morgan** **Barclays**

Citigroup **William Blair**

JMP Securities **KeyBanc Capital Markets** **Needham & Company**

The date of this prospectus is , 2021.

A seamless digital banking experience requires hundreds of integrations across back-office processing systems and a growing number of user interfaces (mobile, text, laptop, voice controls, etc.). Alkami provides financial institutions a cloud-based digital banking platform to serve consumers and businesses across their financial journey. THE ALKAMI PLATFORM User Interfaces Processing Systems Bill Pay Open Accts Cash Mgmt Deposits Cards Remote Deposit Lending Customer Service Banking Functions Core Card Mortgage Loans CRM 15+ Other

Alkami offers a modernized platform enhanced by 220 real-time integrations to back-office systems and third-party fintech solutions to simplify operations and increase market velocity for financial institutions of all sizes–all on a platform with industry-leading uptime and the ability to meet consumers and businesses online, on mobile, and on their terms with self-service delivery. Alkami Platform User Interfaces Banking Functions Bill Pay Open Accts Cash Mgmt Deposits Cards Remote Deposit Lending Customer Service Core Card Mortgage Loans CRM 15+ Other Processing Systems

CLIENT SUCCESS Pushing client success the final mile When our clients succeed, we succeed. “Our ability to effectively engage business owners or consumers in a personal way through digital channels is a must. It’s how we remain relevant in a fiercely competitive industry. One of our core values is to be progressive and we knew we needed to and a partner who would continuously push us and help influence our culture in a way that keeps us competitive. That’s one of the reasons we selected Alkami. Kristin Marcuccilli, Chief Operating Officer STAR Financial Bank “The Alkami platform offered us the flexibility and feature set we were looking for. It allowed us to serve up insights, products, and services to members as part of their digital banking experience. We can also deliver a consistently positive experience on the Connexus/Alkami mobile app, which means we provide a single, fully integrated member journey.” Chad Rogers, Executive Vice President & Chief Operating Officer Connexus Credit Union

“When we started on this journey, we were focused on delivering an enhanced digital experience to our members. This has now expanded to encompass a three-year vision: by the end of 2022, we will engage our members with exceptional value and seamless, frictionless, personalized service delivered across the channels of their choice.” Jeffrey Staw, Chief Innovation Officer Open Tech Solutions (OTS) “We knew we needed to ultimately create a universal online banking experience that could grow with our members and the times ahead...We’re now set up with a system that can adapt to our goals, and life’s uncertainty, for untold years to come...This uptick in user activity and encouraging feedback comes as we’ve barely scratched the surface regarding what the Alkami Platform can do for us and our members.” Ignasio Medrano, Vice President, Digital Services San Mateo Credit Union

We live and breathe digital banking. CULTURE Our award-winning culture pairs the best people with the most remarkable, forward-thinking clients. Everything we do, we do with intention. This is why we’ve structured the essential elements of our company in a way that creates a unified vision, accountability, and overall seamless execution of the Alkami Platform. FIRE Sales & Marketing The spark to establish and build client relationships WIND Client Services The speed of growth and progress that provides momentum WATER Product Design & Development The life of a software company: flexible, adaptable, powerful EARTH Administration & Support The stability that provides a strong foundation

Alkami

INNOVATION
ACCOUNTABILITY
FUN!
REAL
COLLABORATION
PERSEVERANCE

IN OUR ELEMENT
2009 | 2019

Alkami

Alkami

Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared or that have been prepared on our behalf, or to which we have referred you. Neither we nor the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered by this prospectus, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. Our business, financial condition, results of operations and prospects may have changed since such date.

For investors outside the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside of the United States.

Through and including                    , 2021 (the 25th day after the commencement of this offering), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

MARKET AND INDUSTRY DATA

The market data and other statistical information used throughout this prospectus are based on independent industry publications, reports by market research firms or other published independent sources. Certain market, ranking and industry data included in this prospectus, including the size of certain markets, our size or position and the positions of our competitors within these markets, and our solutions relative to our competitors, are based on the estimates of our management. These estimates have been derived from our management’s knowledge and experience in the markets in which we operate, as well as information obtained from surveys, reports by market research firms, trade and business organizations and other contacts in the markets in which we operate. Unless otherwise noted, all of our market share and market position information presented in this prospectus is an approximation based on management’s knowledge. References herein to our being a leader in a market refer to our belief that we have a leading market share position in each such specified market, unless the context otherwise requires. In addition, the discussion herein regarding our various markets is based on how we define the markets for our solutions.

This prospectus includes industry data that we obtained from periodic industry publications. Such data includes materials published by the American Bankers Association, Bain & Company, Cornerstone Advisors, the Federal Deposit Insurance Corporation, FI Navigator, the National Credit Union Administration, Placer Labs and S&P Global Market Intelligence. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein.

TRADEMARKS

We own or otherwise have rights to use a number of U.S. registered trademarks, trade names and service marks, including those mentioned in this prospectus, used in conjunction with the marketing and sale of our solutions. This prospectus includes trademarks, such as ALKAMI™ and ACH Alert™, which are protected under applicable intellectual property laws and are our property and/or the property of our subsidiary. This prospectus also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Solely for convenience, our trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names.

BASIS OF PRESENTATION

References herein to the “Company,” “Registrant,” “we,” “us,” “our” and “our company” refer to Alkami Technology, Inc., a Delaware corporation, and its consolidated subsidiary taken as a whole.

Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

ii

NON-GAAP MEASURES AND OTHER DATA

We believe that our consolidated financial statements and the other financial data included in this prospectus have been prepared in a manner that complies, in all material respects, with generally accepted accounting principles in the United States (“GAAP”) and the regulations published by the Securities and Exchange Commission (“SEC”). However, we use adjusted EBITDA, as described in “Prospectus Summary—Summary Consolidated Financial and Operating Information,” in various places in this prospectus. This non-GAAP financial measure is presented as supplemental disclosure and should not be considered in isolation from, or as a substitute for, the financial information prepared in accordance with GAAP, and should be read in conjunction with the consolidated financial statements included elsewhere in this prospectus. Adjusted EBITDA may differ from similarly titled measures presented by other companies.

See “Prospectus Summary—Summary Consolidated Financial and Operating Information” for a reconciliation of adjusted EBITDA to the most directly comparable financial measure calculated in accordance with GAAP, and a discussion of our management’s use of adjusted EBITDA.

Throughout this prospectus, we also provide a number of key business metrics used by management and typically used by our competitors in our industry. These and other key business metrics are discussed in more detail in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics.”

iii

PROSPECTUS SUMMARY

This summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus. You should carefully consider, among other things, the sections titled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

Mission

Our mission is to empower financial institutions to grow confidently, adapt quickly and build thriving digital communities.

Overview

Alkami is a cloud-based digital banking platform. We inspire and empower community, regional and super-regional financial institutions (“FIs”) to compete with large, technologically advanced and well-resourced banks in the United States. Our solution, the Alkami Platform, allows FIs to onboard and engage new users, accelerate revenues and meaningfully improve operational efficiency, all with the support of a proprietary, true cloud-based, multi-tenant architecture. We cultivate deep relationships with our clients through long-term, subscription-based contractual arrangements, aligning our growth with our clients’ success and generating an attractive unit economic model.

In the early 2000s digital engagement began revolutionizing industries overnight, forcing firms to invest and innovate or risk losing long-term relationships to well-resourced competitors. Within banking, many FIs were ill-equipped to compete with larger competitors, including the largest banks in the world, such as J.P. Morgan Chase, Bank of America, Citigroup and Wells Fargo (collectively, “megabanks”), primarily due to resource constraints and the resulting inability to keep pace, technologically, with evolving consumer preferences for digital engagement. This led to the first digital banking platforms.

The earliest versions of digital banking platforms, however, were focused on basic self-service functions that could be accomplished with a desktop computer via a single integration to the primary system of record. As the form factor of digital engagement evolved to include both desktop and mobile, FIs generally adopted disparate digital banking solutions as a matter of necessity. This served to only magnify the compounding and seemingly inescapable problem of layered and poorly integrated infrastructures, and today, many FIs continue to use disparate technology solutions for desktop, mobile, retail and business banking functions. On average, FIs require integration to more than 20 systems to enable customer self-service, according to management estimates. As consumer preferences quickly evolve, many FIs have found that their existing infrastructure lacks the uniformity and the agility to adapt to an increasingly digital and mobile world. Our technology provides a value proposition that solves this problem.

We founded Alkami to help level the playing field for FIs. Our vision was to create a platform that combined premium technology and fintech solutions in one integrated ecosystem, delivered as a SaaS solution and providing our clients’ customers with a single point of access to all things digital. We invested significant resources to build a technology stack that prioritized innovation velocity and speed-to-market given the importance of product depth and functionality in winning and retaining clients. The result of these investments is a premium platform that has enabled us to replace older, larger and better-funded incumbents in many of the 151 FIs served by the Alkami Platform as of December 31, 2020. Today, our clients can offer world-class experiences reflecting their individual digital strategies, reaching nearly 9.7 million of our clients’ customers, with an additional 1.5 million of our clients’ customers under implementation, each as of December 31, 2020.

Our domain expertise in retail and business banking has enabled us to develop a suite of products tailored to address key challenges faced by FIs. The key differentiators of the Alkami Platform include:

•	User experience: Personalized and seamless digital experience across user interaction points, including mobile, chat and SMS, establishing durable connections between FIs and their customers.

•

Integrations:     Scalability and extensibility driven by 220 real-time integrations to back office systems and third-party fintech solutions as of December 31, 2020, including core systems, payment cards, mortgages, bill pay, electronic documents, money movement, personal financial management and account opening.

•

Deep data capabilities:     Data synchronized and stored from back office systems and third-party fintech solutions and synthesized into meaningful insights, targeted content and other areas of monetization.

Our fully integrated, Amazon Web Services (“AWS”)-based true cloud technology infrastructure delivers stability, extensibility and security and ultimately drives the pace at which we bring innovation to market. With a single code base, built on a multi-tenant infrastructure and combined with continuous software delivery, we are able to innovate and iterate quickly to roll out new products in a fraction of the time compared to many of the hosted, single-tenant infrastructures historically prevalent throughout the digital banking vendor space. The extensibility we offer further allows our clients to develop on top of our technology, providing our clients the freedom to modify the Alkami Platform to meet their strategic objectives.

The Alkami Platform offers an end-to-end set of software products. Our typical relationship with an FI begins with a set of core functional components, which can extend over time to include a rounded suite of products across account opening, card experience, financial wellness, fraud protection and marketing. Due to our architecture, adding products through our single code base is fast, simple and cost-effective, and we expect product penetration to continue to increase as we broaden our product suite. As of December 31, 2020, our clients used nine of our 26 offered products, on average.

Our broad partner ecosystem is fundamental to our platform. We deeply integrate with each of the major core system vendors as well as best-of-breed third-party solution providers who contribute key products and functionality to our platform. These partnerships enable our clients to have a single point of integration to a customized suite of technology systems through the Alkami Platform. For these technology partners, the extensibility of our platform enables them to expand their product offerings and enhance their distribution, attracting even more partners to the platform as we grow.

Our target clients vary in size, generally ranging from approximately $500 million to $100 billion in assets and from approximately 10,000 to 2 million customers. 151 of these FIs were Alkami Platform clients as of December 31, 2020, which had $222 billion in assets on their balance sheets as of December 31, 2020, compared to 118 Alkami Platform clients as of December 31, 2019, which had

$159 billion in assets as of December 31, 2019, according to data from S&P Global Intelligence, the National Credit Union Administration and the Federal Deposit Insurance Corporation. This reflects the strength and importance of these FIs to the economy and to the durability of the community and regional FI model more broadly. However, this group generally does not have the internal resources or capabilities to fully build and customize their own technology platforms to keep pace with the megabanks, challenger banks and other technology-enabled competitors. In a world where nearly two-thirds of U.S. consumers have expressed a willingness to utilize a financial product from a trusted technology brand, according to a 2019 report from Bain & Company, we allow our clients to keep pace with the level of digital experience and customer engagement that consumers have come to expect.

We go to market through an internal sales force. Given the long-term nature of our contracts, a typical sales cycle can range from approximately three to 12 months, with the subsequent implementation timeframe generally ranging from six to 12 months depending on the depth of integration. Over the last several years, we believe Alkami has outperformed the market in winning clients among FIs that emphasize retail banking, helping us to become one of the fastest-growing digital banking platforms in the United States, based on an FI Navigator analysis of growth rates in registered users among market participants.

As we have extended our capabilities, our value proposition has strengthened. Our new client contracts reflect deeper relationships, with the 2020 client cohort averaging 15 products across 1.6 million minimum registered users, a 24% and 38% improvement from the 2019 cohort. In 2019 and 2020, we had 25 and 37 clients that each represented over $1.0 million in annual recurring revenue (“ARR”), respectively. Our existing client relationships have continued to deepen as a result of a dedicated cross-sell team that was formed in July 2019, and has executed 157 new add-on sales, representing over $30.8 million in total contract value (“TCV”) during 2020. Finally, our clients view us as a long-term strategic partner providing mission critical technology, as demonstrated by our strong client retention. Since inception, of the 14 client contracts that have come up for renewal, we have renewed 13, and across 2019 and 2020 we achieved an aggregate 88.3% ARR uplift across six renewals.

Finally, we view our founder-led culture as a differentiating competitive advantage. Each of our employees, or Alkamists, participates in our equity compensation plan, which helps to ensure they are individually aligned with our success. More importantly, we believe that we have fostered a culture that encourages both entrepreneurship and teamwork. The contributions of our employees are openly valued, leading to what we believe is a rewarding experience which is ultimately driving company performance and employee retention. 35% of our new hires in 2020 were from Alkamist referrals.

We derive our revenues almost entirely from multi-year contracts that had an average contract life since our inception of 70 months as of December 31, 2020. In 2020, our new multi-year contracts had an average term of 77 months. We predominantly employ a per-registered user pricing model, with incremental fees above certain contractual client minimum commitments for each licensed solution. Our pricing is tiered, with per-registered-user discounts applied as clients achieve higher levels of customer penetration, incentivizing our clients to internally market our solution and promote digital engagement. Our ability to grow revenues through deeper client customer penetration and cross-sell allowed us to deliver a net dollar revenue retention rate of 117% as of December 31, 2020 and 114% as of December 31, 2019. Net dollar revenue retention rate is calculated as the trailing 12-month average of current period ARR divided by prior period ARR.

We have grown quickly since shifting our focus exclusively to digital banking in 2009. We served 9.7 million and 7.2 million registered users during 2020 and 2019, representing a 34.9% growth rate for one of our key revenue drivers. Our total revenues were $112.1 million, $73.5 million and $48.2 million for 2020, 2019 and 2018, representing growth rates of 52.5% from 2019 to 2020 and 52.6% from 2018 to 2019. SaaS subscription services, as further described below, represented 93.7%, 91.5% and 90.8% of total revenues for 2020, 2019 and 2018. We incurred net losses of $51.4 million, $41.9 million and $41.6 million for 2020, 2019 and 2018, largely on the basis of significant continued investment in sales, marketing, product development and post-sales client activities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for more information.

Our Industry

The United States banking industry is massive, with $25 trillion in assets on the balance sheets of over 10,000 FIs as of December 31, 2019, according to S&P Global Market Intelligence. These FIs range from megabanks, which collectively held approximately $9 trillion, or 37% of FI assets in the United States, as of December 31, 2019, to significantly smaller local community banks and affinity credit unions. The United States banking industry generated over $1.1 trillion in revenues in 2019, according to S&P Global Market Intelligence, highlighting a significant market opportunity that drives intense competition and a magnitude of economic importance which requires considerable regulation, both locally and nationally.

However, banking is not a static industry, and over the last several decades technology has emerged as a differentiating factor among FIs, driving market share gains, operational efficiencies and improved regulatory compliance. While technology is involved in almost every function a bank performs, we typically see FIs’ technology spend increase in response to, or in preparation for, the following trends:

•

Heightened user expectations:     The digitization of everything from taxis, to food delivery, to commerce has conditioned consumers and businesses to maintain heightened user experience expectations that extend to financial services, particularly when it relates to everyday financial services such as banking services. Previously inconceivable, account opening, loan origination (and disbursement) and money transfer can now be executed within a matter of minutes, elevating digital user experience beyond branch location as the premier point of differentiation for our clients’ customers’ service and satisfaction.

•

Increasingly digital competitive landscape:     The competitive landscape within banking in the United States and globally is shifting. On one hand, approximately 51% of all new bank accounts opened in the second quarter of 2020 were with megabanks, according to a report from Cornerstone Advisors, due at least in part to their massive technology and marketing budgets. On the other hand, a fragmented and emerging group of technology platforms and challenger banks are redefining what it means to be a bank, embedding basic banking services, such as checking accounts, within elegant user experiences and attracting tens of millions of registered users, all without a single physical branch. Each market trend is accelerating with the disappearance of geographical boundaries. As banking digitizes, the importance of a physical footprint and local presence is reduced, introducing regional and national competition to even the most insulated local markets.

•

Regulatory environment:     Banking regulation is continuously evolving and it is the responsibility of FIs to create an internal control environment capable of ensuring compliance with a framework of local, national and international rules. Emerging technologies are increasingly built to perform routinized tasks associated with this function, freeing up resources to be reinvested in growth.

•	Importance of efficiency: The current low interest rate environment, which began as a monetary stimulus measure during the 2008–2009 global financial crisis and continues today,

has put immense pressure on FI earnings, notably interest income spreads that FIs earn between taking deposits and providing loans. This is forcing FIs to seek additional revenue streams, often in the form of fee income from payments processing and other non-credit products. This is also forcing FIs to seek opportunities to streamline operations, in many cases automating historically manual and labor intensive tasks with the benefit of process improvement at a markedly lower cost.

The heightened focus on technology and security in addressing the evolution of the banking industry has driven massive spend. While technology spend in banking is distributed across functions, we believe the following technology trends to be most impactful to the industry:

•

Shift to mobile:     Mobile is quickly redefining both retail and business banking. FI Navigator estimates there are over 350 million digital bank user accounts in the United States and according to a survey by the American Bankers Association, 70% of consumers use a mobile device on a monthly basis to manage their bank account. Today, a consumer or business can open a bank account almost instantly and take out a loan or transfer money from a mobile device. These rapid advances are contributing to a substantial decline in bank physical branch traffic, a trend that meaningfully accelerated in 2020 as foot traffic remained down across all retail segments even after initial COVID-19-related shelter-in-place restrictions were eased, decreasing nearly 25% year-over-year for the week ended November 29, 2020, according to an analysis by Placer Labs.

•

Shift to the cloud:     Today, many of the pillars serving as key differentiators across industries, including banking, stem from the benefits of cloud hosting and computing. Cloud-based, multi-tenant infrastructures that are securely delivered enable technology providers to broadly distribute capabilities historically reserved only for the best resourced. Premier technology architectures can also leverage data that can be collected into a warehouse and quickly synthesized for consumption by clients in the service of their customers. Finally, single-, low- and no-code architectures allow near same-day adaptability to evolving consumer needs or economic challenges. The COVID-19 pandemic provided a remarkable case study in the value of these advantages, as massive market share shifts are accruing to the benefit of innovative, cloud-based platforms across a variety of industries.

•

Proliferation of powerful, best-of-breed technology solutions:     Advances and investment in financial technology have led to a disaggregated network of point solutions designed to improve upon discrete tasks historically executed through a single vendor, enabling FIs to select the products that best fit their objectives, scale and budget. This proliferation of powerful technology solutions has served to reduce barriers to entry for providers of point solutions, encouraging innovation and underscoring the value of integration layers.

•

Increasing complexity of banking information technology architectures:     Due to the proliferation of technology solutions, the information technology taxonomy of FIs is becoming increasingly complex. Integration challenges of the past required connections to a small number of back office systems and point solutions. Today, connections are required to dozens of third parties and many core and back office systems. This complexity is magnified with many of the point solutions and core systems operating as single tenant models. Integrating user experiences across desktop, mobile and SMS platforms with proliferating point solutions and a myriad of core and back office systems is overly burdensome to most FIs. Consequently, the industry highly values platforms that mitigate much of this complexity with modern architectures that enable real-time integrations to all constituents of the digital banking ecosystem.

•	Focus on security: The increasingly interconnected and digital nature of finance renders FIs particularly vulnerable to cybersecurity attacks given the attractive nature of FIs as protectors of both capital and personal information. The modern bank robber is armed with no more than a computer and can attack from anywhere in the world, and consequently, FIs are constantly under threat. For this reason, FIs are making substantial technology investments in cybersecurity and security more broadly.

FIs take varying approaches to technological evolution, partially driven by philosophy, but predominantly driven by resources that are available to them. The largest FIs have the financial flexibility to make significant investments; the four largest banks based on asset size, as reported by S&P Global Market Intelligence, in the United States spent a combined $24 billion on technology in 2019, representing a 25% increase in total technology spend from 2016, according to publicly filed reports for the years ended 2019 and 2016, and reflecting the commitment to protect and extend leadership through technology.

The vast majority of remaining FIs do not have the financial resources to match the technology advantage of megabanks. However, these FIs also have no choice but to keep up with the general pace of innovation given the alternative of losing market share to these large competitors, reinforcing the critical nature of third-party digital platforms in helping them overcome the limitations of finite discretionary budgets and resources. This is the essence of our value proposition and market opportunity.

Our Market Opportunity

Our market opportunity was born from the natural and sequential evolution of the technology underlying the banking system. Core banking systems, built to process daily banking transactions and maintain a financial record, increased in functionality through a proliferation of user interaction points, features, functions and associated back office systems, creating massive integration requirements. This, in turn, created the need for a single platform to manage the back-end technical requirements of integration while concurrently creating a unified front-end-user experience. Finally, the data accumulating on disparate technology systems required aggregation. This fragmentation and increasing complexity created the market opportunity for unified, cloud-based digital banking platforms such as ours.

We have prioritized product depth since inception. We realized early on that we would never be able to replace an incumbent vendor without a superior product set. We therefore invested in a technology stack featuring multi-tenant architecture, a single code base and continuous delivery, facilitating speed-to-market and enabling us to rapidly innovate while consistently maintaining a set of integrations that underlies a broad set of configuration options today. This configurability represents a product depth which, when combined with an elegant user experience, underscores our competitive strengths.

In 2015, we had an addressable market of approximately $3 billion, based on 110 million estimated registered users and the Alkami Platform feature set at the time. Today, we estimate that our core addressable market opportunity has grown to approximately $6 billion, based on 185 million estimated registered users and the revenue opportunities of the expanded features currently offered by the Alkami Platform and product set. We determined our estimate of 185 million registered users from industry data including NCUA and FDIC call reports, industry participants’ public comments, FI Navigator estimates and our knowledge of the digital banking market. We believe our core addressable market continues to have meaningful organic expansion potential, with digital banking penetration converging towards nearly 100% over time from an assumed 70% today, a trend towards client customers generally maintaining an account with more than one FI and growing revenue-per-registered-user opportunities as we continue to introduce new products. We further estimate the additional addressable market opportunity that we accessed through our recent acquisition of ACH Alert, LLC (“ACH Alert”) to be approximately $750 million, resulting in an estimated total addressable market of approximately $7 billion. We expect that our total addressable market will also continue to grow organically and inorganically as we pursue adjacent product opportunities, such as fraud prevention which we accessed through our acquisition of ACH Alert, or longer term opportunities around account opening, security, data analytics, money movement and financial wellness, among others. Our expectations of growth in our addressable market are based on a continued focus on a target client base that includes the top 2,000 FIs by assets, with the exception of megabanks, and we believe that this target client base is well-positioned to continue growing organically and through acquisitions, although industry trends and other circumstances could affect whether that growth continues. For further discussion of potential limitations associated with our estimates of our addressable market, see “Risk Factors—We derive all of our revenues from clients in the financial services industry, and any downturn, consolidation or decrease in technology spend in the financial services industry could materially and adversely affect our business, financial condition and results of operations.”

Our Platform and Ecosystem

The Alkami Platform is a multi-tenant, single code base, continuous delivery platform powered by a true cloud infrastructure. Our platform integrates with core system providers and other third-party fintech providers, and acts as the primary interaction point among consumers, businesses and FIs. The primary benefit of this model is to reduce the inefficiencies of traditional point-to-point integration strategies, instead offering a single point of integration allowing our clients’ customers to navigate seamlessly across channels. We believe this is critical to FIs as their models shift from physical to digital, enabling the creation of a digital community in the image of their broader brands and aligned with their strategic objectives.

The Alkami Platform maintains 220 integrations to more than 1,000 endpoints, as of December 31, 2020. Our third-party partnerships and integrations are a crucial element of the Alkami Platform, enabling FIs to choose from, and connect with, a broad array of third-party service providers essential to the curation of a customized digital experience. This depth of product configurability and optionality is made possible by the software adapters we have built to standardize access to solutions offered by third-party vendors.

The Alkami Value Proposition

We have grown rapidly since 2009 by understanding our clients’ objectives and pain points, including adding nearly 4.1 million registered users from December 31, 2018 to December 31, 2020. We have designed our solutions to improve our clients’ ability to achieve their core objectives, including new client growth, customer engagement, increasing and holding deposits, making loans, facilitating money movement and lowering overall operating costs. Importantly, we make our clients more competitive against the megabanks, challenger banks and other technology-enabled competitors.

The technology that powers our platform is foundational to our success and ability to deliver a distinct value proposition to our clients, characterized by the following:

•	Premier user experience: The Alkami Platform enables our clients to leverage technology to deliver a premier user experience. The experience we build, and that our clients deliver, is validated by our clients’ market-leading app ratings, which are, on average, higher than each of our main competitors and reflect the level of customer satisfaction associated with leading technology brands.

•

Versatile platform:     Our product breadth, depth of integrations, partner network and configurability enable our clients to more precisely match our products to suit the objectives of their digital offering. For our clients, this allows a degree of flexibility that is critical to their pursuit of differentiation without the technical burden and higher cost of custom software. For our business, this approach is tremendously scalable, enabling us to serve large and smaller institutions alike from a single platform, with a full product suite across both retail and business banking operations.

•

Velocity of innovation:     Our ability to win and retain clients is a function of consistently striving to offer a platform with products and configurations that exceeds those of our competition. Our multi-tenant architecture, combined with continuous delivery, allows us to implement new and existing features in lockstep with our clients’ evolving needs. This can be done with as little as a week’s notice, as was demonstrated during COVID-19-related shelter-in-place restrictions, when we quickly implemented our skip-a-payment tool. Our technological infrastructure provides a speed-to-market advantage which often allows us to remain a step ahead of competitors who operate single-tenant or other legacy architecture.

•

Fraud mitigation:     Our clients seek to achieve a balance between convenience and safety that is required in a digital banking solution. Biometric and multi-factor authentication, combined with machine learning wrapped in a leading user experience, creates a more secure user experience. Platform security capabilities such as card management and true real-time alerts further help to mitigate fraud and develop a relationship of trust between our clients and their customers.

The Alkami Platform delivers tangible results to clients, including increased registered user growth, increased product usage, operational efficiencies and customer retention. Our clients grew their registered user communities at a rate of 17% during the year ended December 31, 2020, faster than the user growth rate we estimate the industry achieved during the same period.

Our Growth Strategies

We intend to continue to invest to grow our business and expand our addressable market by applying the following strategies:

•	Deepen existing client relationships: We expect to continue to deepen our existing client relationships, increasing both the number of registered users and the number of products per client:

•

Cross-sell:     We are constantly broadening our product set to address the needs of our client base. We offered nine products when we launched Alkami Business Banking in 2015, and as of December 31, 2020, 26 products were available through the Alkami Platform and our clients had purchased an average of nine products from us. We expect cross-sell to contribute meaningfully to our growth, particularly following the creation of a dedicated sales team focused on this effort in July 2019.

•

Customer penetration:     While we recently achieved nearly 9.7 million registered digital banking users (“registered users”), we estimate this only represents 70% of our clients’ total customers as of December 31, 2020. We believe we have a substantial opportunity to grow our registered user base within our existing clients as we continuously enhance our value proposition and more consumers adopt digital banking solutions.

•

Win new clients:     We believe the market remains underserved by legacy solutions, which will allow us to continue to gain market share. We are increasingly winning FIs with more sophisticated needs as we grow our market presence and product capabilities. As compared to the 2018 client cohort, our 2020 client cohort, on average, has nearly twice as many registered users, has longer contract lengths and utilizes more products.

•

Broaden and enhance product suite:     We intend to invest to continue to enhance our product suite. In 2020 and 2019, we spent 35.9% and 44.5% of revenues on research and development, underlining our commitment to ongoing innovation. This includes maintaining a constant pulse on the evolving needs of our clients and designing products accordingly, both on a proprietary basis and in collaboration with our platform partner network.

•

Select acquisitions:     We intend to selectively pursue acquisitions and other strategic transactions that accelerate our strategic objectives. Our acquisition of ACH Alert, which was completed in the fourth quarter of 2020, exemplifies our acquisition strategy, bringing an additional fraud prevention tool to our product suite while also providing access to an additional 95 clients that were either live or under contract with ACH Alert at the time of the acquisition.

Summary Risk Factors

Investing in our common stock involves substantial risk. Our ability to execute our strategy is also subject to certain risks. The risks described under the heading “Risk Factors” in this prospectus may cause us not to realize the full benefits of our strengths or may cause us to be unable to successfully execute all or part of our strategy. Some of the most significant challenges and risks we face include the following:

•	Our limited operating history makes it difficult to evaluate our current business and future prospects, and our recent success may not be indicative of our future results of operations.

•	We have a history of operating losses and may not achieve or maintain profitability in the future.

•

Our business and operations have experienced rapid growth, and if we do not appropriately manage future growth, if any, or are unable to improve our systems and processes, our business, financial condition and results of operations will be adversely affected.

•

If we are unable to attract new clients or continue to broaden our existing clients’ use of our solutions, our business, financial condition and results of operations could be materially and adversely affected.

•	Growth of our business will depend on a strong brand and any failure to maintain, protect and enhance our brand would hurt our ability to retain or expand our base of clients.

•	We may not accurately predict the long-term rate of client subscription renewals or adoption of our solutions, or any resulting impact on our revenues or results of operations.

•

We leverage third-party software, content and services for use with our solutions. Performance issues, errors and defects, or failure to successfully integrate or license necessary third-party software, content or services, could cause delays, errors or failures of our solutions, increases in our expenses and reductions in our sales, which could materially and adversely affect our business, financial condition and results of operations.

•

If we are unable to effectively integrate our solutions with other systems used by our clients, or if there are performance issues with such third-party systems, our solutions will not operate effectively, and our business, financial condition and results of operations could be materially and adversely affected.

•	We face intense competition and could lose market share to our competitors, which could adversely affect our business, financial condition and results of operations.

•

We derive all of our revenues from clients in the financial services industry, and any downturn, consolidation or decrease in technology spend in the financial services industry could materially and adversely affect our business, financial condition and results of operations.

•

A breach or other compromise of our security measures or those of third parties we rely on could result in unauthorized access to personal information about our clients’ customers and other individuals and other data or disruptions to our systems or operations, which could materially and adversely impact our reputation, business, financial condition and results of operations.

•

Our clients, as FIs, are highly regulated and subject to a number of challenges and risks. Our failure to comply with laws and regulations applicable to us as a technology service provider to FIs could materially and adversely affect our business, financial condition and results of operations, increase costs and impose constraints on the way we conduct our business.

•

Privacy and data security concerns, data collection and transfer restrictions, contractual obligations and U.S. and foreign laws, regulations and industry standards related to data privacy, security and protection could limit the use and adoption of the Alkami Platform and materially and adversely affect our business, financial condition and results of operations.

•	Our quarterly and annual results of operations are likely to fluctuate in future periods.

•

Because we recognize revenues from our solution over the terms of our client agreements, the impact of changes in the subscriptions for our solution will not be immediately reflected in our operating results.

•	Our sales cycle can be unpredictable, time-consuming and costly, which could materially and adversely affect our business, financial condition and results of operations.

•	Because competition for key employees is intense, we may not be able to attract and retain the highly skilled employees we need to support our operations and future growth.

•	Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services and brand.

•

Claims by others that we infringe, misappropriate or otherwise violate their proprietary technology or other rights could have a material and adverse effect on our business, financial condition and results of operations.

Our Corporate Information

We were incorporated under the laws of the State of Delaware on August 18, 2011. Our principal executive offices are located at 5601 Granite Parkway, Suite 120, Plano, Texas 75024, and our telephone number is (877) 725-5264. Our corporate website address is www.alkami.com. Information contained on, or accessible through, our website shall not be deemed incorporated into and is not a part of this prospectus or the registration statement of which it forms a part. We have included our website in this prospectus solely as an inactive textual reference.

Implications of Being an Emerging Growth Company

We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will remain an emerging growth company until the earliest of (1) the last day of the fiscal year following the fifth anniversary of the consummation of this offering, (2) the last day of the fiscal year in which we have total annual gross revenues of at least $1.07 billion, (3) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year or (4) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

•

We will present in this prospectus only two years of audited consolidated financial statements, plus any required unaudited consolidated financial statements, and related management’s discussion and analysis of financial condition and results of operations;

•

We will avail ourselves of the exemption from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	We will provide less extensive disclosure about our executive compensation arrangements; and

•	We will not require stockholder non-binding advisory votes on executive compensation or golden parachute arrangements.

Accordingly, the information contained herein may be different than the information you receive from our competitors that are public companies or other public companies in which you hold stock.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards, and therefore we will not be subject to the same requirements to adopt new or revised accounting standards as other public companies that are not emerging growth companies.

The Offering

Common stock offered by us	6,000,000 shares (or 6,900,000 shares if the underwriters exercise in full their option to purchase additional shares).

Common stock to be outstanding after this offering	83,135,445 shares (or 84,035,445 shares if the underwriters exercise in full their option to purchase additional shares).

Option to purchase additional shares of common stock	The underwriters have an option to purchase up to an aggregate of 900,000 additional shares of our common stock from us, less underwriting discounts and commissions. The underwriters can exercise this option at any time within 30 days from the date of this prospectus.

Use of proceeds	We estimate that the net proceeds to us from the sale of the shares of our common stock in this offering will be approximately $126.6 million, based upon an initial public offering price of $23.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional shares in this offering in full, we estimate that our net proceeds will be approximately $146.4 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We currently expect to use the net proceeds from this offering, together with our existing cash and cash equivalents, to finance our growth, develop new or enhanced products and fund capital expenditures. In connection with the completion of this offering, we also plan to pay approximately $4.9 million of the net proceeds in accumulated dividends to holders of our Series B redeemable convertible preferred stock (the “Series B Dividend”), including an aggregate of $3.8 million to certain holders of 5% or more of our capital stock, our directors and their affiliated entities and our executive officers.

The remaining funds will be used for general corporate purposes, including working capital and operating expenses. We may also use a portion of the remaining net proceeds, if any, to acquire complementary businesses, products, services or technologies. However, we do not have agreements or commitments for any acquisitions at this time.

See the section titled “Use of Proceeds” for additional information.

Nasdaq Global Select Market symbol	“ALKT.”

Risk factors	See “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in our common stock.

The number of shares of our common stock to be outstanding after this offering reflected in the table above is based on 77,135,445 shares of our common stock outstanding as of December 31, 2020 and excludes:

•

212,408 shares of our common stock issuable upon the exercise of outstanding warrants, which includes our existing warrants exercisable for redeemable convertible preferred stock that will convert into warrants exercisable for common stock immediately prior to the completion of this offering, as of December 31, 2020, with a weighted-average exercise price of $3.23 per share;

•	11,603,131 shares of our common stock issuable upon the exercise of outstanding stock options as of December 31, 2020, with a weighted-average exercise price of $2.14 per share;

•

2,709,323 shares of our common stock issuable upon the exercise of outstanding stock options granted subsequent to December 31, 2020, with a weighted-average exercise price of $15.87 per share through March 31, 2021;

•

340,128 additional shares of our common stock reserved for issuance pursuant to future awards under our 2011 Long-Term Incentive Plan (“2011 Plan”) as of March 31, 2021, which will become available for issuance under our 2021 Incentive Award Plan (“2021 Plan”) immediately prior to the completion of this offering;

•

12,131,846 shares of our common stock reserved for future issuance under our 2021 Plan, which will become effective on the date immediately prior to the date our registration statement relating to this offering becomes effective, of which options to purchase 101,775 shares of common stock at an exercise price equal to the initial public offering price set forth on the cover of this prospectus will be granted concurrently with this offering, and from which we will grant restricted stock units covering 192,000 shares of common stock concurrently with this offering, as well as any future increases in the number of shares of our common stock reserved for issuance under the 2021 Plan; and

•

2,205,790 shares of our common stock reserved for future issuance under our 2021 Employee Stock Purchase Plan (“ESPP”), which will become effective on the date immediately prior to the date our registration statement relating to this offering becomes effective, as well as any future increases in the number of shares of our common stock reserved for issuance under the ESPP.

Unless otherwise indicated, all information contained in this prospectus, including the number of shares of our common stock that will be outstanding after this offering, assumes or gives effect to:

•	the filing and effectiveness of our amended and restated certificate of incorporation immediately prior to the completion of this offering;

•

the conversion of all the outstanding shares of our redeemable convertible preferred stock into an aggregate of 72,225,916 shares of our common stock, the conversion of which will occur immediately prior to the completion of this offering;

•	no exercise of the outstanding warrants or options subsequent to December 31, 2020; and

•	no exercise by the underwriters of their option to purchase up to 900,000 additional shares of our common stock from us.

Summary Consolidated Financial and Operating Information

The following tables set forth our summary historical consolidated financial information for the periods and dates indicated. The consolidated balance sheet data as of December 31, 2020 and the consolidated statements of operations for the years ended December 31, 2019 and 2020 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The statement of operations for the year ended December 31, 2018 has been derived from our financial statements not included in this prospectus. Our historical results are not necessarily indicative of the results to be expected in the future.

This data should be read in conjunction with, and is qualified in its entirety by reference to, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Capitalization” sections of this prospectus and our audited consolidated financial statements and notes thereto for the periods and dates indicated included elsewhere in this prospectus.

Consolidated Statements of Operations

	Year Ended December 31,
	2018	2019	2020
(in thousands, except share and per share amounts)
Revenues	$48,199	$73,541	$112,142
Cost of revenues(1)	32,495	43,106	52,986

Gross profit	15,704	30,435	59,156

Operating expenses(1):
Research and development	27,648	32,722	40,209
Sales and marketing	11,202	15,328	16,774
General and administrative	18,659	24,920	37,276

Total operating expenses	57,509	72,970	94,259

Loss from operations	(41,805)	(42,535)	(35,103)

Non-operating income (expense):
Interest income	135	267	55
Interest expense	(103)	(110)	(489)
Gain (loss) on financial instruments	125	509	(15,818)

Loss before income tax expense	(41,648)	(41,869)	(51,355)
Provision for income taxes	—	—	—

Net loss	(41,648)	(41,869)	(51,355)

Less: Cumulative dividends and adjustments to redeemable convertible preferred stock	(1,106)	(1,212)	(5,290)

Net loss attributable to common stockholders	$(42,754)	$(43,081)	$(56,645)

Net loss per share attributable to common stockholders:
Basic and diluted(2)	$(12.70)	$(9.91)	$(11.78)

Weighted average number of common shares outstanding:
Basic and diluted(2)	3,365,527	4,346,900	4,809,533

(1)	Includes stock-based compensation expenses as follows:

	Year Ended December 31,
(in thousands)	2018	2019	2020
Cost of revenues	$111	$219	$369
Research and development	306	323	417
Sales and marketing	66	97	147
General and administrative	318	611	1,021

Total stock-based compensation expenses	$801	$1,250	$1,954

(2)

See Note 12 to our consolidated financial statements included elsewhere in this prospectus for an explanation of the calculations of our basic and diluted net loss per share and the weighted-average number of shares used in the computation of the per share amounts.

Consolidated Balance Sheet Data

The following table sets forth our consolidated balance sheet data as of December 31, 2020 on:

•	an actual basis;

•

a pro forma basis, to reflect: (i) the conversion of all of the outstanding shares of our redeemable convertible preferred stock as of December 31, 2020 into an aggregate of 72,225,916 shares of our common stock immediately prior to the completion of this offering; (ii) the accrual for the expected payment of $4.9 million of the Series B Dividend in connection with the completion of this offering; (iii) the conversion of all of our outstanding warrants exercisable for redeemable convertible preferred stock as of December 31, 2020 into warrants exercisable for 212,408 shares of our common stock immediately prior to the completion of this offering; and (iv) the filing and effectiveness of our amended and restated certificate of incorporation immediately prior to the completion of this offering; and

•

a pro forma as adjusted basis, giving effect to the pro forma adjustments discussed above, and giving further effect to (i) the sale of 6,000,000 shares of our common stock that we are offering at an assumed initial public offering price of $23.50 share, which is the midpoint of the price range listed on the cover page of this prospectus and (ii) the application of the proceeds from this offering as described in “Use of Proceeds,” after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, including the payment in cash of the Series B Dividend in connection with the completion of this offering.

	As of December 31, 2020
(in thousands)	Actual	Pro Forma	Pro Forma as Adjusted
Cash and cash equivalents	$166,790	$166,790	$289,651
Total assets	249,166	249,166	370,454
Total liabilities(1)	69,426	71,672	66,315
Redeemable convertible preferred stock	443,263	—	—
Total stockholders’ equity (deficit)	(263,523)	177,494	304,139

(1)	Includes $25.0 million of long-term debt.

Reconciliation of Adjusted EBITDA to Net Loss

	Year Ended December 31,
	2018	2019	2020
(in thousands)
Net loss	$(41,648)	$(41,869)	$(51,355)
Provision for income taxes	—	—	—
(Gain) loss on financial instruments	(125)	(509)	15,818
Interest (income) expense, net	(32)	(157)	434
Amortization of intangible assets	—	—	209
Depreciation	2,139	2,226	2,566
Stock-based compensation expense	801	1,250	1,954
Expenses related to tender offer(1)	—	—	6,091
Acquisition-related expenses	—	—	839

Adjusted EBITDA(2)	$(38,865)	$(39,059)	$(23,444)

(1)

On October 15, 2020, we offered to purchase for cash vested stock options or shares of common stock, representing up to 20% of each employee’s holdings from employees employed by us on September 30, 2020. The expiration date of the tender offer was November 12, 2020. An aggregate of 1.1 million vested stock options and shares of common stock were tendered, resulting in total payments of $17.4 million, which includes a $6.1 million non-recurring payment for the excess of the repurchase price over the fair value of the stock on the date of repurchase, recognized as additional compensation expense in the consolidated statements of operations.

(2)

Adjusted EBITDA is a non-GAAP financial measure and should not be considered an alternative to GAAP net loss as a measure of operating performance or as a measure of liquidity. We define adjusted EBITDA as net loss before provision for income taxes; (gain) loss on financial instruments; interest (income) expense, net; amortization of intangible assets; depreciation; stock-based compensation expense; tender offer-related costs; and acquisition-related costs. We believe adjusted EBITDA provides investors and other users of our financial information consistency and comparability with our past financial performance and facilitates period-to-period comparisons of operations. For additional information regarding adjusted EBITDA, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics.”

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider carefully the following risks, together with the information under the caption “Business—Our Competition,” our financial statements and the related notes and the other information contained in this prospectus before you decide whether to buy our common stock. If any of the events contemplated by the following discussion of risks should occur, our business, results of operations and financial condition could be materially and adversely affected. As a result, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock. The risks described below are those that we believe are the material risks that we face but other risks may arise from time to time. See “Cautionary Note Regarding Forward-Looking Statements” elsewhere in this prospectus.

Risks Relating to Our Business and Industry

Our limited operating history makes it difficult to evaluate our current business and future prospects, and our recent success may not be indicative of our future results of operations.

We began business in 2009 and, as a result, have only a limited operating history upon which to evaluate our business and future prospects. We have encountered and will continue to encounter risks and difficulties frequently experienced by rapidly growing companies in constantly evolving industries, including the risks described in this document. If we do not address these risks successfully, our business, financial condition and results of operations will be adversely affected and the market value of our common stock could decline. Further, because we have limited historical financial data and we operate in a rapidly evolving market, any predictions about our future revenues and expenses may not be as accurate as they would be if we had a longer operating history or operated in a more predictable market.

You should not consider our revenue growth rate in recent periods as indicative of our future performance. You should not rely on our revenues for any prior quarterly or annual periods as an indication of our future revenues or revenue growth. If we are unable to maintain revenue growth, it may be difficult for us to achieve and maintain profitability.

We have a history of operating losses and may not achieve or maintain profitability in the future.

We have incurred net losses since inception. For the years ended December 31, 2020 and 2019, we incurred net losses of $51.4 and $41.9 million, respectively, and as of December 31, 2020, we had an accumulated deficit of $263.5 million.

Since inception, we have spent significant funds on organizational and start-up activities, to recruit key managers and employees, to develop our solutions and client support resources and for research and development. We will need to generate and sustain increased revenue levels in future periods in order to become profitable, and, even if we do increase our revenues, we may not be able to achieve, maintain or increase our profitability. We intend to continue to expend significant resources to support further growth and extend the functionality of our solutions, expand our sales and product development headcount and increase our marketing activities. We will also face increased costs associated with growth, the expansion of our client base and the costs of being a public company. Our efforts to grow our business may be more costly than we expect, and we may not be able to increase our revenues enough to offset our increased operating expenses. We expect to incur losses for the foreseeable future as we continue to invest in product development and marketing, and we cannot predict whether or when we will achieve or maintain profitability. If we are unable to achieve and maintain profitability, the value of our business and common stock may significantly decrease and our business, financial condition and results of operations may be materially and adversely affected.

Our business and operations have experienced rapid growth, and if we do not appropriately manage future growth, if any, or are unable to improve our systems and processes, our business, financial condition and results of operations will be adversely affected.

We have experienced rapid growth in our headcount and operations and expect to continue to experience rapid growth in the future. This growth has placed, and may continue to place, significant demands on our management and our operational and financial infrastructure. Our ability to manage our growth effectively will require us to continue to expand our operational and financial infrastructure and to continue to retain, attract, train, motivate and manage our employees. Continued growth could strain our ability to develop and improve our operational, financial and management controls, enhance our reporting systems and procedures, recruit, train and retain highly skilled personnel and maintain client and brand satisfaction.

As we expand our business and operate as a public company, we may find it difficult to maintain our corporate culture while managing our employee growth. See “—Our corporate culture has contributed to our success, and if we cannot maintain it as we grow, we could lose the innovation, creativity and teamwork fostered by our culture, and our business may be adversely affected.” Additionally, our productivity and the quality of our offerings may be adversely affected if we do not integrate and train our new employees quickly and effectively. Failure to manage any future growth effectively could result in increased costs, negatively affect our clients’ satisfaction with our offerings and harm our results of operations. If we fail to achieve the necessary level of efficiency in our organization as we grow, our business, financial condition and results of operations could be harmed.

Additionally, if we do not effectively manage the growth of our business and operations, the quality of our solutions could suffer, which would negatively affect our brand, operating results and overall business. We may not be able to sustain the diversity and pace of improvements to our offerings successfully or implement systems, processes and controls in an efficient or timely manner or in a manner that does not negatively affect our results of operations. Our failure to improve our systems, processes and controls, or their failure to operate in the intended manner, may result in our inability to manage the growth of our business and to forecast our revenues and expenses accurately.

If we are unable to attract new clients or continue to broaden our existing clients’ use of our solutions, our business, financial condition and results of operations could be materially and adversely affected.

To increase our revenues, we will need to continue to attract new clients and succeed in having our current clients expand the use of our solutions across their institutions. In addition, for us to maintain or improve our results of operations, it is important that our clients renew their subscriptions with us on similar or more favorable terms to us when their existing subscription term expires. Our revenue growth rates may decline or fluctuate as a result of a number of factors, including client spending levels, client dissatisfaction with our solution, decreases in the number of client customers, changes in the type and size of our clients, pricing changes, competitive conditions, the loss of our clients to other competitors and general economic conditions. We cannot assure you that our current clients will renew or expand their use of our solutions. If we are unable to attract new clients or retain or attract new business from current clients, our business, financial condition and results of operations may be materially and adversely affected. The growth of our business also depends on our ability to develop and maintain resale agreements for third-party solutions through our digital banking platform agreements. If we are unable to develop and maintain resale agreements, our business, financial condition and results of operations may be materially and adversely affected.

Growth of our business will depend on a strong brand and any failure to maintain, protect and enhance our brand would hurt our ability to retain or expand our base of clients.

We believe that a strong brand is necessary to continue to attract and retain clients. We need to maintain, protect and enhance our brand in order to expand our base of clients. This will depend largely on the effectiveness of our marketing efforts, our ability to provide reliable services that continue to meet the needs of our clients at competitive prices, our ability to maintain our clients’ trust, our ability to continue to develop new functionality and use cases, and our ability to successfully differentiate our services and platform capabilities from competitive products and services, which we may not be able to do effectively. While we may choose to engage in a broader marketing campaign to further promote our brand, this effort may not be successful or cost effective. Our brand promotion activities may not generate customer awareness or yield increased revenues, and even if they do, any increased revenues may not offset the expenses we incur in building our brand. If we are unable to maintain or enhance client awareness in a cost-effective manner, our brand and our business, financial condition and results of operations could be materially and adversely affected.

Our corporate reputation is susceptible to damage by actions or statements made by adversaries in legal proceedings, current or former employees or clients, competitors and vendors, as well as members of the investment community and the media. There is a risk that negative information about our company, even if based on false rumor or misunderstanding, could adversely affect our business. In particular, damage to our reputation could be difficult and time-consuming to repair, could make potential or existing clients reluctant to select us for new engagements, resulting in a loss of business, and could adversely affect our employee recruitment and retention efforts. Damage to our reputation could also reduce the value and effectiveness of our brand name and could reduce investor confidence in us and materially and adversely affect our business, financial condition and results of operations.

We may not accurately predict the long-term rate of client subscription renewals or adoption of our solutions, or any resulting impact on our revenues or results of operations.

Our clients have no obligation to renew their subscriptions for our solutions after the expiration of the subscription term, and our clients, if they choose to renew at all, may renew for fewer products or on less favorable pricing terms. Since our client agreements had an average contract life since our inception of 70 months as of December 31, 2020, and since we only began operations in 2009, we have limited historical data with respect to rates of client subscription renewals and cannot be certain of anticipated renewal rates. Our renewal rates may decline or fluctuate as a result of a number of factors, including our clients’ satisfaction with our pricing or our solutions or their ability to continue their operations or spending levels. As we sign more contracts, we will generally have an increasing amount of contracts coming up for renewal. If our clients do not renew their subscriptions for our solutions on similar pricing terms, our revenues may decline and it could have a material and adverse effect on our business, financial condition and results of operations.

Additionally, as the markets for our solutions continue to develop, we may be unable to attract new clients based on the same subscription model that we have used historically. Moreover, large or influential FI clients may demand more favorable pricing or other contract terms from us. As a result, in the past we have had, and expect to be required in the future, to change our pricing model, reduce our prices or accept other unfavorable contract terms, any of which could materially and adversely affect our business, financial condition and results of operations.

We leverage third-party software, content and services for use with our solutions. Performance issues, errors and defects, or failure to successfully integrate or license necessary third-party software, content or services, could cause delays, errors or failures of our solutions, increases in our expenses and reductions in our sales, which could materially and adversely affect our business, financial condition and results of operations.

We use software and content licensed from, and services provided by, a variety of third parties in connection with the operation of our solutions. This includes making our applications available through the Google Play Store and Apple’s App Store (collectively, the “App Stores”). Any performance issues, errors, bugs or defects in third-party software, content or services could result in errors or a failure of our solutions, which could materially and adversely affect our business, financial condition and results of operations. In the future, we might need to license other software, content or services to enhance our solutions and meet evolving client demands and requirements. Any limitations in our ability to use third-party software, content or services, including the App Stores, could significantly increase our expenses and otherwise result in delays, a reduction in functionality or errors or failures of our solutions until equivalent technology or content is either developed by us or, if available, identified, obtained through purchase or licensed and integrated into our solutions. In addition, third-party licenses may expose us to increased risks, including risks associated with the integration of new technology, the diversion of resources from the development of our own proprietary technology and our inability to generate revenues from new technology sufficient to offset associated acquisition and maintenance costs, all of which may increase our expenses and materially and adversely affect our business, financial condition and results of operations.

If we are unable to effectively integrate our solutions with other systems used by our clients, or if there are performance issues with such third-party systems, our solutions will not operate effectively, and our business, financial condition and results of operations could be materially and adversely affected.

The Alkami Platform integrates with other third-party systems used by our clients, including core processing systems. We do not have formal arrangements with many of these third-party providers regarding our access to their application program interfaces to enable these client integrations. If we are unable to effectively integrate with third-party systems, our clients’ operations may be disrupted, which could result in disputes with clients, negatively impact client satisfaction and materially and adversely affect our business, financial condition and results of operations. Additionally, if we are unable to address our clients’ needs or preferences in a timely fashion or further develop and enhance our solutions, or if a client is not satisfied with the quality of work performed by us or with the technical support services rendered, we could incur additional costs to address the situation and our business may be impaired and clients’ dissatisfaction with our solutions could damage our ability to maintain or expand our client base. If the software of such third-party providers has performance or other problems, such issues may reflect poorly on us and the adoption and renewal of our solutions, which could significantly harm our reputation. Moreover, any negative publicity related to our solutions, regardless of its accuracy or whether the ultimate cause of any poor performance actually results from our products or from the systems of our clients, may further damage our business by affecting our reputation and may materially and adversely affect our business, financial condition and results of operations.

We face intense competition and could lose market share to our competitors, which could adversely affect our business, financial condition and results of operations.

The market for digital solutions for financial service providers is intensely competitive and characterized by rapid changes in technology and frequent new product introductions and improvements. We anticipate continued challenges from current competitors, including point solution vendors and core processing vendors, many of whom are well-established and enjoy greater resources, as well as from new entrants into the industry, which could include well-established companies with distinct advantages, such as cloud providers, search providers, social media providers and large providers of software to businesses and consumers. If we are unable to anticipate or react to these competitive challenges, our competitive position could weaken, and we could experience a decline in revenues that could adversely affect our business, financial condition and results of operations.

Many of our existing competitors have, and some of our potential competitors could have, substantial competitive advantages such as:

•	greater name recognition and larger client bases;

•	larger sales and marketing budgets and resources;

•	greater client support resources;

•	larger research and development budgets; and

•	substantially greater financial, technical and other resources.

Potential clients may also prefer to continue their relationship with their existing partner rather than change to a new partner regardless of product performance or features. As a result, even if the features of the Alkami Platform are superior, clients may not purchase our solution. In addition, innovative start-up companies, and larger companies that are making significant investments in research and development, may develop similar or superior products and technologies that compete with our solutions. Our current and potential competitors may also establish cooperative relationships among themselves or with third parties that may further enhance their market position. As a result, our current or potential competitors might be able to adapt more quickly to new technologies and client customer needs, devote greater resources to the promotion or sale of their products and services, initiate or withstand substantial price competition, take advantage of acquisitions or other opportunities more readily, or develop and expand their product and service offerings more quickly than we can. Further, conditions in our industry could change rapidly and significantly as a result of technological advancements. These competitive pressures in our market or our failure to compete effectively may result in price reductions, reduced revenues and gross margins and loss of market share. If our clients do not renew their subscriptions for our solutions on similar or more favorable terms to us, our revenues may decline and it could have a material and adverse effect on our business, financial condition and results of operations.

We derive all of our revenues from clients in the financial services industry, and any downturn, consolidation or decrease in technology spend in the financial services industry could materially and adversely affect our business, financial condition and results of operations.

We derive all of our revenues from FIs, whose industry has experienced significant pressure in recent years due to economic uncertainty, low interest rates, liquidity concerns and increased regulation. In the recent past, FIs have experienced consolidation, distress and failure, and very few new FIs are being created. It is possible these conditions may continue into the future, and even if conditions improve for FIs, there can be no guarantee that these conditions will not reoccur. If any of our clients fail or merge with, or are acquired by, other entities, such as FIs that have internally developed banking technology solutions or that are not our clients or use our solutions less, our business, financial condition and results of operations could be materially and adversely affected. Additionally, changes in management of our clients could result in delays or cancelations of the implementation of our solutions. It is also possible that consolidation among FIs could decrease the number of registered users by causing registered users to opt for fewer and deeper FI relationships, and larger FIs that result from business combinations could have greater leverage in negotiating price or other terms with us or could decide to replace some or all of the elements of our solutions.

Our business, financial condition and results of operations could also be materially and adversely affected by weak economic conditions in the financial services industry. Any downturn in the financial services industry may cause our clients to reduce their spending on technology or cloud-based banking technology or to seek to terminate or renegotiate their contracts with us. Moreover, even if the overall economy is robust, economic fluctuations caused by things such as the U.S. Federal Reserve altering the federal funds target range may cause potential new clients and existing clients to become less profitable and therefore forego or delay purchasing our solutions or reduce the amount of spend with us, which could materially and adversely affect our business, financial condition and results of operations.

If the market for digital banking solutions develops more slowly than we expect or changes in a way that we fail to anticipate, our sales would suffer and our business, financial condition and results of operations could be materially and adversely affected.

Use of, and reliance on, digital banking solutions is still at a relatively early stage, and we do not know whether FIs will continue to adopt digital banking solutions such as ours in the future or whether the market will change in ways we do not anticipate. Many FIs have invested substantial personnel and financial resources in legacy software, and these institutions may be reluctant, unwilling or unable to convert from their existing systems to our solutions. Furthermore, these FIs may be reluctant, unwilling or unable to use digital banking solutions due to various concerns such as the security of their data and reliability of the delivery model. These concerns or other considerations may cause FIs to choose not to adopt our digital banking solutions or to adopt them more slowly than we anticipate, either of which would adversely affect our business, financial condition and results of operations. Our future success also depends on our ability to sell additional applications and functionality to our current and prospective clients. As we create new applications and enhance our existing solutions, these applications and enhancements may not be attractive to clients. In addition, promoting and selling new and enhanced functionality may require increasingly costly sales and marketing efforts, and if clients choose not to adopt this functionality, our business, financial condition and results of operations could be materially and adversely affected.

Our business, financial condition and results of operations could be materially and adversely affected if our clients are not satisfied with our digital banking solutions or our systems and infrastructure fail to meet their needs.

Our business depends on our ability to satisfy our clients and meet their digital banking needs. Our clients use a variety of network infrastructure, hardware and software and our digital banking solutions must support the specific configuration of our clients’ existing systems, including in many cases the solutions of third-party providers. Our implementation expenses increase when clients have unexpected data, network infrastructure, hardware or software technology challenges, or complex or unanticipated business or regulatory requirements. In addition, our clients typically require complex acceptance testing related to the implementation of our solutions. Implementation delays may also require us to delay revenue recognition under the related sales agreement longer than expected. Further, because we do not fully control our clients’ implementation schedules, if our clients do not allocate the internal resources necessary to meet implementation timelines or if there are unanticipated implementation delays or difficulties, our revenue recognition may be delayed.

Further, any failure of or delays in our systems could cause service interruptions or impaired system performance. Some of our client agreements require us to issue credits for downtime in excess of certain thresholds and in some instances give our clients the ability to terminate their agreements with us in the event of significant amounts of downtime. If sustained or repeated, these performance issues could reduce the attractiveness of our solutions to new and existing clients, cause us to lose clients, decrease our revenues and lower our renewal rates by existing clients, each of which could materially and adversely affect our business, financial condition and results of operations. In addition, negative publicity resulting from issues related to our client relationships, regardless of accuracy, may adversely affect our ability to attract new clients and maintain and expand our relationships with existing clients.

If the use of our digital banking solutions increases, or if our clients demand more advanced features from our solutions, we will need to devote additional resources to improving our solutions, and we also may need to expand our technical infrastructure at a more rapid pace than we have in the past. This would involve spending substantial amounts to increase our cloud services infrastructure, purchase or lease data center capacity and equipment, upgrade our technology and infrastructure and introduce new or enhanced solutions. It takes a significant amount of time to plan, develop and test changes to our infrastructure, and we may not be able to accurately forecast demand or predict the results we will realize from such improvements. There are inherent risks associated with changing, upgrading, improving and expanding our technical infrastructure. Any failure of our solutions to integrate effectively with future infrastructure and technologies could reduce the demand for our solutions, resulting in client dissatisfaction, which could materially and adversely affect our business, financial condition and results of operations. Also, any expansion of our infrastructure would likely require that we appropriately scale our internal business systems and services organization, including implementation and client support services, to serve our growing client base. If we are unable to respond to these changes or fully and effectively implement them in a cost-effective and timely manner, our service may become ineffective, we may lose clients and our business, financial condition and results of operations could be materially and adversely affected.

A breach or other compromise of our security measures or those of third parties we rely on could result in unauthorized access to personal information about our clients’ customers and other individuals and other data, or disruptions to our systems or operations, which could materially and adversely impact our reputation, business, financial condition and results of operations.

Certain elements of our solutions process and store personal information (“PI”), including banking and payment data and other PI regarding our clients’ customers, such as social security numbers, and we may also have access to PI during various stages of the implementation process or during the course of providing client support. We, like other organizations, particularly in the financial technology sector, routinely are subject to cybersecurity threats, privacy breaches, insider threats, data breaches or other incidents that may either result in threatened or actual exposure resulting in unauthorized access, disclosure and misuse of PI or other information regarding clients, client customers, vendors, employees, third-party providers, or our company and business, and our technologies, systems and networks have been subject to attempted cybersecurity attacks. Information security risks for banking and technology companies such as ours have significantly increased in recent years in part because of the proliferation of new technologies, the use of the internet and telecommunications technologies to conduct financial transactions, and the increased sophistication and activities of organized crime, hackers, terrorists and other external parties. Because of our position in the financial services industry, we believe that we are likely to continue to be a target of such threats and attacks. Additionally, geopolitical events and resulting government activity could also lead to information security threats and attacks by affected jurisdictions and their sympathizers.

We maintain policies, procedures and technological safeguards and have implemented policy, procedural, technical, physical and administrative controls designed to protect our information technology system and applications, and the confidentiality, integrity and availability of data, including PI. However, violations of such policies, procedures and safeguards have occurred in the past and, despite the security measures we have in place, there can be no assurance that our safety and security measures (and those of our third-party providers) will prevent damage to, or interruption or breach of, our information systems and operations. Given the unpredictability of the timing, nature and scope of cybersecurity attacks and other security-related incidents, our technology may fail to adequately secure the data and PI we maintain in our databases and we cannot entirely eliminate the risk of improper or unauthorized access to or disclosure of data or PI, other security events that impact the integrity or availability of data, PI or our systems and operations, and data contained in such systems and operations, or the related costs we may incur to mitigate the consequences from such events. Additionally, we cannot guarantee that our insurance coverage would be sufficient to cover all losses. Further, the Alkami Platform involves flexible and complex software solutions and there is a risk that configurations of, or defects in, the solutions or errors in implementation could create vulnerabilities to security breaches or incidents. There may be, and have been in the past, unlawful attempts to disrupt or gain access to our information technology systems that may result in unauthorized access to or disclosure of client customer PI or other data and disrupt our or our clients’ operations. We may be unable to anticipate or prevent techniques used to obtain unauthorized access or to sabotage systems, react in a timely manner or implement adequate preventative measures. Additionally, we and client customers integrate our solutions with certain third-party systems used by our clients which may have access to PI and other data about our clients. Our ability to monitor such third-parties’ security measures is limited, and a vulnerability in a third-party system with which we integrate could result in unauthorized access to or disclosure, modification, misuse, loss or destruction of our clients’ and client customers’ PI and other data, including our business information. Any of the foregoing could result in a material adverse effect on our business, reputation, financial condition and results of operations.

In addition, because we leverage third-party providers, including cloud, software, data center and other critical technology vendors to deliver our solution to our clients and their customers, we rely heavily on the data security technology practices and policies adopted by these third-party providers. Such third-party providers have access to PI and other data about our clients and employees, and some of these providers in turn subcontract with other third-party providers. Our ability to monitor our third-party providers’ data security is limited. A vulnerability in our third-party provider’s software or systems, a failure of our third-party providers’ safeguards, policies or procedures, or a breach of a third-party provider’s software or systems could result in the compromise of the confidentiality, integrity or availability of our systems or the data housed in our third-party solutions. Through contractual provisions and third-party risk management processes, we take steps to require that our providers and their subcontractors protect our PI and other data. However, due to the size and complexity of our technology platform and services, the amount of PI and other data that we store and the number of clients, employees and third-party providers with access to PI and other data, we are potentially vulnerable to a variety of cybersecurity attacks and other security-related incidents and threats, which could result in a material adverse effect on our business, financial condition and results of operations.

Cybersecurity attacks and other malicious internet-based activity continue to increase, evolve in nature and become more sophisticated, and providers of digital products and services have been and are expected to continue to be targeted. Threats to our computer systems and those of our third-party providers or clients may result from human error, fraud or malice on the part of employees or third parties, including state-sponsored organizations with significant financial and technological resources, or from accidental technological failure. In addition to traditional computer “hackers,” malicious code (such as viruses and worms), phishing, ransomware, social engineering attacks, employee theft, unauthorized access or misuse and denial-of-service attacks, sophisticated criminal networks as well as nation-state and nation-state supported actors now engage in attacks, including advanced persistent threat intrusions. Current or future criminal capabilities, discovery of existing or new vulnerabilities and attempts to exploit those vulnerabilities or other developments, may compromise or breach our systems or solutions. In the event our or our third-party providers’ protection efforts are unsuccessful and our systems or solutions are compromised, we could suffer substantial harm.

Any cybersecurity attacks, security breaches, phishing attacks, ransomware attacks, computer malware, computer viruses, computer hacking attacks, unauthorized access, coding or configuration errors or similar incidents experienced by us or our third-party providers could result in operational disruptions and the loss, compromise or corruption of client or client customer data (including PI) or data we rely on to provide our solutions, including our analytics initiatives and offerings, and impair our ability to provide our solutions and meet our clients’ requirements, resulting in decreased revenues and otherwise adversely affecting our business, financial condition and results of operations. Any such incidents may also result in regulatory investigations and orders, litigation, disputes, investigations, indemnity obligations, damages for contract breach or penalties for violation of applicable laws or regulations. Also, our reputation could suffer irreparable harm, causing our current and prospective clients to decline to use our solutions in the future. Further, we could be forced to expend significant financial and operational resources in response to a security breach, including repairing system damage, increasing security protection costs by deploying additional personnel and modifying or enhancing our protection technologies, investigating and remediating any information security vulnerabilities and defending against and resolving legal and regulatory claims, all of which could divert resources and the attention of our management and key personnel away from our business operations and materially and adversely affect our business, financial condition and results of operations.

Federal, state and international regulations may require us or our clients to notify governmental entities and individuals of data security incidents involving certain types of PI or information technology systems. Security compromises experienced by others in our industry, our clients, our third-party providers or us may lead to public disclosures and widespread negative publicity. Any security compromise in our industry, whether actual or perceived, could erode client confidence in the effectiveness of our security measures, negatively impact our ability to attract new clients, cause existing clients to elect not to renew or expand their use of our solutions or subject us to third-party lawsuits, regulatory fines or other actions or liabilities, which could materially and adversely affect our business, financial condition and results of operations.

If we are not able to detect and identify activity on our platform that might be nefarious in nature or design processes or systems to reduce the impact of similar activity at a third-party provider, our clients and/or client customers could suffer harm. In such cases, we could face exposure to legal claims, particularly if the client and/or client customer suffered actual harm. We cannot ensure that any limitations of liability provisions in our client and user agreements, contracts with third-party providers and other contracts for a security lapse or breach or other security-related matter would be enforceable or adequate or would otherwise protect us from any liabilities or damages with respect to any particular claim. We also cannot ensure that our existing insurance coverage will continue to be available on acceptable terms or will be available in sufficient amounts to cover one or more large claims related to a security incident or breach, or that the insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect our reputation and our business, financial condition and results of operations.

In addition, some of our clients contractually require notification of data security compromises and include representations and warranties in their contracts with us that our solutions comply with certain legal and technical standards related to data security and privacy and meet certain service levels. In our contracts, a data security compromise or operational disruption impacting us or one of our critical vendors, or system unavailability or damage due to other circumstances, may constitute a material breach and give rise to a client’s right to terminate its contract with us. In these circumstances, it may be difficult or impossible to cure such a breach in order to prevent clients from potentially terminating their contracts with us. Furthermore, although our client contracts typically include limitations on our potential liability, we cannot ensure that such limitations of liability would be adequate. We also cannot be sure that our existing general liability insurance coverage and coverage for errors or omissions will be available on acceptable terms or will be available in sufficient amounts to cover one or more claims, or that our insurers will not deny or attempt to deny coverage as to any future claim. The successful assertion of one or more claims against us, the inadequacy or denial of coverage under our insurance policies, litigation to pursue claims under our policies or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or coinsurance requirements, could materially and adversely affect our business, financial condition and results of operations.

Our products are marketed to and used by FIs, who are subject to extensive laws and regulations regarding the business functions and activities performed on our software solutions. Changes to any applicable statutes, regulations, rules or policies including the interpretation or implementation of statutes, regulations, rules or policies could affect us in substantial and unpredictable ways including limiting the types of software products we may offer, and increasing the ability of third parties to offer competing services and products to FIs. Assuring that our products adapt to changes in the compliance obligations or expectations of our customers requires significant expense and devotion of resources on our part which may adversely affect our ability to operate profitably.

Our clients and prospective clients, as FIs, are highly regulated and are generally required to comply with stringent regulations in connection with performing business functions that our solutions address. As a provider of technology services to such FIs, we may in the future be subject to examination by various federal and state regulatory agencies, including those agencies that comprise the Federal Financial Institutions Examination Council (“FFIEC”) and we may also be required to review and perform due diligence on certain of our clients and third-party providers. Matters subject to review and examination by the FFIEC, federal and state regulatory agencies and external auditors include, but are not limited to, our internal information technology controls in connection with our performance of data processing services, the agreements giving rise to those processing activities and the design of our solutions, as well as our systems and technical infrastructure, management and financial condition. In addition, while we are not regulated by the National Credit Union Administration (“NCUA”), as a result of our registration as a Credit Union Service Organization (“CUSO”), we are subject to disclosure, annual reporting and other requirements imposed by the NCUA. While many of our operations are not directly subject to the same regulations applicable to FIs, we are legally and contractually obligated to our clients to provide software solutions and maintain internal systems and processes that comply with certain federal and state regulations applicable to them. Compliance with current or future digital accessibility, privacy, data protection and information security laws to which our FI clients are subject could result in higher compliance and technology costs and could restrict our ability to fully exploit our capabilities or provide certain products and services, which could materially and adversely affect our profitability. Our failure to offer products and solutions which directly or indirectly comply with such laws, including as interpreted and applied by courts and regulators, could result in potentially significant regulatory and/or governmental investigations and/or actions, litigation, fines, sanctions and damage to our reputation and our brand. In recent years, there has been increasing enforcement activity in the areas of digital accessibility, privacy, data protection and information security in various markets in which our customers operate.

For example, as a result of obligations under some of our client contracts, we are required to comply with certain provisions of the Gramm-Leach-Bliley Act (“GLBA”) related to the privacy of consumer information and may be subject to privacy, security and digital accessibility requirements because of the solutions we provide to FIs. We may also be subject to other laws because of the solutions we provide to FIs. Any inability to satisfy regulatory or contractual expectations in connection with applicable regulations and guidance could adversely affect our ability to conduct our business, including attracting and maintaining clients, require significant costs to correct, harm our reputation, or lead to liability to third parties, including our customers or their consumers. Further, if we have to make changes to our internal processes and solutions as result of applicable regulations or guidance or findings from examinations, we could be required to invest substantial additional time and funds and divert time and resources from other corporate purposes to remedy any identified deficiency or gap.

In addition, individual claimants and other third parties, including advocates for the blind or other persons with disabilities, have filed lawsuits or issued cease and desist requests to FIs, including our clients, on grounds that websites or mobile applications offered to consumers do not meet the needs of individuals with a disability within the meaning of Section 3(2) of the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12101, 12102(2) (“ADA”) and the Title III regulations implementing the ADA contained in 28 C.F.R. §§ 36.101, et seq. Third-party advocates and individuals with disabilities seek changes to existing law and regulation, or advocate for novel legal rulings in court, against FIs when desktop websites or mobile applications do not meet or exceed the Web Content Accessibility Guidelines 2.1 digital accessibility standard, which was developed in part to help ensure that the content developed for banks, credit unions and other financial institutions can be accessed and used by people with or without disabilities. The evolving, complex and often unpredictable regulatory and litigation environment in which our clients operate could result in our failure to provide compliant solutions, which could result in clients not purchasing our solutions or terminating their contracts with us or the imposition of fines or other liabilities for which we may be responsible or for which our clients may seek indemnity from us. In addition, federal, state and/or foreign agencies may attempt to further regulate our activities in the future which could materially and adversely affect our business, financial condition and results of operations. For example, existing laws, regulations and guidance could be amended or interpreted differently by regulators in a manner that imposes additional costs and has a negative impact on our existing operations or that limits our future growth. In addition, new regulations could require costly changes in our processes, infrastructure or personnel. Finally, actions by regulatory authorities could influence both the decisions our clients make concerning the purchase of our solutions and the timing and implementation of these decisions. Substantial research and development and other corporate resources have been and will continue to be applied to adapt our solutions to this evolving, complex and often unpredictable regulatory environment.

Privacy and data security concerns, data collection and transfer restrictions, contractual obligations and U.S. and foreign laws, regulations and industry standards related to data privacy, security and protection could limit the use and adoption of the Alkami Platform and materially and adversely affect our business, financial condition and results of operations.

In operating our business and providing services and solutions to our clients, we collect, use, store, transmit and otherwise process sensitive employee and client data, including PI regarding client customers and other individuals, in and across multiple jurisdictions, including at times, across national borders. As a result, we are subject to a variety of laws and regulations in the United States, Europe and around the world, as well as contractual obligations and industry standards, regarding data privacy, security and protection. In many cases, these laws, regulations and industry standards apply not only to third-party transactions, but also to transfers of information between or among us, our subsidiary and other parties with which we have commercial relationships.

Data privacy, information security, and data protection are significant issues in the United States and globally. The regulatory framework governing the collection, processing, storage, use and sharing of certain information, particularly financial and other PI, is rapidly evolving and is likely to continue to be subject to uncertainty and varying interpretations. The occurrence of unanticipated events and development of evolving technologies often rapidly drives the adoption of legislation or regulation affecting the use, collection or other processing of data and manner in which we conduct our business. We publicly post documentation regarding our practices concerning the collection, processing, use and disclosure of information. Although we endeavor to comply with our published policies and documentation, we may at times fail to do so or be alleged to have failed to do so. Any failure or perceived failure by us to comply with our privacy policies or any applicable privacy, security or data protection, information security or consumer protection-related laws, regulations, orders or industry standards in one or more jurisdictions could expose us to costly litigation, significant awards, fines or judgments, civil and/or criminal penalties or negative publicity, and could materially and adversely affect our business, financial condition and results of operations. The publication of our privacy policy and other documentation that provide promises and assurances about data privacy and security can subject us to potential global or U.S. state and federal action if they are found to be deceptive, unfair, or misrepresentative of our actual practices, which could materially and adversely affect our business, financial condition and results of operations.

We expect that there will continue to be new proposed and adopted laws, regulations and industry standards concerning privacy, data protection and information security in the United States and other jurisdictions in which we operate. For example, in the United States, we are subject to the rules and regulations promulgated under the authority of the Federal Trade Commission. Additionally, the GLBA (along with its implementing regulations) restricts certain collection, processing, storage, use and disclosure of personal information, requires notice to individuals of privacy practices and provides individuals with certain rights to prevent the use and disclosure of certain nonpublic or otherwise legally protected information. These rules also impose requirements for the safeguarding and proper destruction of personal information through the issuance of data security standards or guidelines.

In addition, many states in which we operate have laws that protect the privacy and security of sensitive and personal information. Certain U.S. state laws may be more stringent or broader in scope, or offer greater individual rights, with respect to sensitive and personal information than international, federal, or other state laws, and such laws may differ from each other, which may complicate compliance efforts. For example, California enacted the California Consumer Privacy Act of 2018 (“CCPA”) which went into effect in January 2020 and became enforceable by the California Attorney General in July 2020, and which, among other things, requires companies covered by the legislation to provide new disclosures to California consumers and afford such consumers new rights, including the right to access and delete certain personal information, as well as the right to opt-out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for certain data breaches that result in the loss of personal information. This private right of action may increase the likelihood of, and risks associated with, data breach litigation. Additionally, a new California ballot initiative, the California Privacy Rights Act (“CPRA”), was passed in November 2020. Effective in most material respects beginning on January 1, 2023, the CPRA imposes additional obligations on companies covered by the legislation and will significantly modify the CCPA, including by expanding consumers’ rights with respect to certain sensitive personal information. The CPRA also creates a new state agency that will be vested with authority to implement and enforce the CCPA and the CPRA. The effects of the CCPA and the CPRA are potentially significant and may require us to modify our data collection or processing practices and policies and to incur substantial costs and expenses in an effort to comply and increase our potential exposure to regulatory enforcement and/or litigation.

Certain other state laws impose similar privacy obligations and all 50 states have laws including obligations to provide notification of security breaches of computer databases that contain personal information to affected individuals, state officers and others. For example, the CCPA has prompted the enactment of several new state laws or amendments of existing state laws, such as in New York and Nevada. The CCPA has also prompted a number of proposals for new federal and state-level privacy legislation, such as in Washington, Maryland, New York, Illinois and Nebraska. This legislation may add additional complexity, variation in requirements, restrictions and potential legal risk, require additional investment of resources in compliance programs, impact strategies and the availability of previously useful data and could result in increased compliance costs and/or changes in business practices and policies.

Internationally, many jurisdictions have established their own data privacy and security legal framework with which we or our clients may need to comply as client customers travel outside of the

United States, including, but not limited to, the European Union (“EU”). The EU’s data protection landscape is currently evolving, resulting in possible significant operational costs for internal compliance and risk to our business. The EU has adopted the General Data Protection Regulation (“GDPR”), which went into effect in May 2018 and contains numerous requirements and changes from previously existing EU law, including more robust obligations on data processors and heavier documentation requirements for data protection compliance programs by companies. In particular, under the GDPR, fines of up to 20 million euros or up to 4% of the annual global revenues of the noncompliant company, whichever is greater, could be imposed for violations of certain of the GDPR’s requirements. Such penalties are in addition to any civil litigation claims by clients and data subjects.

Because the interpretation and application of many data privacy and protection laws along with contractually imposed industry standards are uncertain, it is possible that these laws may be interpreted and applied in a manner that is inconsistent with our existing data management practices, solutions or platform capabilities. Any failure or perceived failure by us, or any third parties with which we do business, to comply with our posted privacy policies, changing consumer expectations, evolving laws, rules and regulations, industry standards, or contractual obligations to which we or such third parties are or may become subject, may result in actions or other claims against us by governmental entities or private actors, the expenditure of substantial costs, time and other resources or the incurrence of significant fines, penalties or other liabilities. In addition, any such action, particularly to the extent we were found to be guilty of violations or otherwise liable for damages, would damage our reputation and adversely affect our business, financial condition and results of operations.

We cannot yet fully determine the impact these or future laws, rules, regulations and industry standards may have on our business or operations. Any such laws, rules and regulations may be inconsistent among different jurisdictions, subject to differing interpretations or may conflict with our current or future practices. Additionally, our clients may be subject to differing privacy laws, rules and legislation, which may mean that they require us to be bound by varying contractual requirements applicable to certain other jurisdictions. Adherence to such contractual requirements may impact our collection, use, processing, storage, sharing and disclosure of various types of information including financial information and other PI, and may mean we become bound by, or voluntarily comply with, self-regulatory or other industry standards relating to these matters that may further change as laws, rules and regulations evolve. Complying with these requirements and changing our policies and practices may be onerous and costly, and we may not be able to respond quickly or effectively to regulatory, legislative and other developments. These changes may in turn impair our ability to offer our existing or planned features, products and services and/or increase our cost of doing business. As we expand our client base, these requirements may vary from client to client, further increasing the cost of compliance and doing business.

Our quarterly and annual results of operations are likely to fluctuate in future periods.

We expect to experience quarterly or annual fluctuations in our results of operations due to a number of factors, many of which are outside of our control. This makes our future results difficult to predict and could cause our results of operations to fall below expectations or our predictions. Factors that might cause quarterly or annual fluctuations in our results of operations include:

•	the timing of large subscriptions and client renewals or failure to renew;

•	our ability to attract new clients and retain and grow revenues from existing clients;

•	our ability to maintain, expand, train and achieve an acceptable level of production from our sales and marketing teams;

•	our ability to find and nurture successful sales opportunities;

•	the timing of our introduction of new solutions or updates to existing solutions;

•	our ability to grow and maintain our relationships with our ecosystem of third-party partners, including integration partners and referral partners;

•	the success of our clients’ businesses;

•	new government regulations;

•	changes in our pricing policies or those of our competitors;

•	the amount and timing of our expenses related to the expansion of our business, operations and infrastructure;

•	any impairment of our intangible assets, capitalized software, long-lived assets and goodwill;

•	future costs related to acquisitions of content, technologies or businesses and their integration;

•	natural disasters, outbreaks of disease or public health crises, such as the COVID-19 pandemic; and

•	general economic conditions.

Any one of the factors above, or the cumulative effect of some or all of the factors referred to above, may result in significant fluctuations in our quarterly and annual results of operations. This variability and unpredictability could result in our failure to meet or exceed our internal operating plan. In addition, a percentage of our operating expenses is fixed in nature and is based on forecasted financial performance. In the event of revenue shortfalls, we may not be able to mitigate the negative impact on our results of operations quickly enough to avoid short-term impacts.

Because we recognize revenues from our solution over the terms of our client agreements, the impact of changes in the subscriptions for our solution will not be immediately reflected in our operating results.

We generally recognize revenues from subscription fees paid by clients over their contractual term. As a result, the substantial majority of the revenues we report in each quarter is related to agreements entered into during previous quarters. Consequently, a change in the level of new client agreements or implementations in any quarter may have a small impact on our revenues in that quarter but will affect our revenues in future quarters. Accordingly, the effect of significant downturns in sales and market acceptance of our solutions, or changes in our rate of renewals, may not be fully reflected in our results of operations until future periods. Our subscription model also makes it difficult for us to rapidly increase our revenues through additional sales in any period, as we generally recognize subscription revenues from new clients over the applicable subscription terms.

Our sales cycle can be unpredictable, time-consuming and costly, which could materially and adversely affect our business, financial condition and results of operations.

Our sales process involves educating prospective clients and existing clients about the use, technical capabilities and benefits of our solutions and typically lasts from three to 12 months or longer. Prospective clients often undertake a prolonged evaluation process, which typically involves not only our solutions, but also those of our competitors. We may spend substantial time, effort and money on our sales and marketing efforts without any assurance that our efforts will produce any sales. It is also difficult to predict the level and timing of sales opportunities that come from our referral partners. Events affecting our clients’ businesses may occur during the sales cycle that could affect the size or timing of a purchase, contributing to more unpredictability in our business and results of operations. As a result of these factors, we may face greater costs, longer sales cycles and less predictability in the future.

We depend on data centers operated by third parties and third-party internet hosting providers, principally Amazon Web Services and any disruption in the operation of these facilities or access to the internet could adversely affect our business.

We primarily serve our clients from third-party data center hosting facilities provided by Amazon Web Services (“AWS”). We rely upon AWS to operate certain aspects of our solutions and any disruption of or interference with our use of AWS could impair our ability to deliver our solutions to our clients, resulting in client dissatisfaction, damage to our reputation, loss of clients and harm to our business. We have architected our solutions and computer systems to use data processing, storage capabilities and other services provided by AWS. Given this, we cannot easily switch our AWS operations to another cloud provider, so any disruption of or interference with our use of AWS could increase our operating costs and materially and adversely affect our business, financial condition and results of operations, and we might not be able to secure service from an alternative provider on similar terms.

Our business requires the ongoing availability and uninterrupted operation of internal and external transaction processing systems and services. Our third-party providers of transaction processing and information technology-related functions are ultimately responsible for maintaining their own network security, disaster recovery and system management procedures, and our review processes for such providers may be insufficient to identify, prevent, or mitigate adverse events. The owners and operators of our current and future hosting facilities do not guarantee that our clients’ access to our solutions will be uninterrupted, error-free or secure. We or our third-party providers may experience website disruptions, outages and other performance problems. These problems may be caused by a variety of factors, including infrastructure changes, human or software errors, viruses, security attacks, fraud, spikes in client usage and denial of service issues. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period of time. We do not control the operation of these data center facilities, and such facilities, as well as our own information technology systems, are vulnerable to damage or interruption from human error, intentional bad acts, power loss, hardware failures, telecommunications failures, improper operation, unauthorized entry, data loss, power loss, cybersecurity attacks, fires, wars, terrorist attacks, floods, earthquakes, hurricanes, tornadoes, natural disasters or similar catastrophic events. They also could be subject to break-ins, computer viruses, sabotage, intentional acts of vandalism and other misconduct. The occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice or terminate our hosting arrangement or other unanticipated problems could result in lengthy interruptions in the delivery of our solutions, cause system interruptions, prevent our clients’ account holders from accessing their accounts online, reputational harm and loss of critical data, prevent us from supporting our solutions or cause us to incur additional expense in arranging for new facilities and support.

We also depend on third-party internet-hosting providers and continuous and uninterrupted access to the Internet through third-party bandwidth providers to operate our business. If we lose the services of one or more of our Internet-hosting or bandwidth providers for any reason or if their services are disrupted, for example due to viruses or denial of service or other attacks on their systems, or due to human error, intentional bad acts, power loss, hardware failures, telecommunications failures, fires, wars, terrorist attacks, floods, earthquakes, hurricanes, tornadoes or similar catastrophic events, we could experience disruption in our ability to offer our solutions and adverse perception of our solutions’ reliability, or we could be required to retain the services of replacement providers, which could increase our operating costs and materially and adversely affect our business, financial condition and results of operations.

Furthermore, prolonged interruption in the availability, or reduction in the speed or other functionality, of our products or services could materially harm our reputation and business. Frequent or persistent interruptions in our products and services could cause clients to believe that our products and services are unreliable, leading them to switch to our competitors or to avoid our products and services, and could permanently harm our reputation and business.

Additionally, as our clients may use our products for critical transactions, any errors, defects or other infrastructure problems could result in damage to such clients’ businesses. These clients could seek significant compensation from us for their losses and our insurance policies may be insufficient to cover a claim. Even if unsuccessful, this type of claim may be time consuming and costly for us. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

Defects, errors or other performance problems in the Alkami Platform could harm our reputation, result in significant costs to us, impair our ability to sell our solutions and subject us to substantial liability.

The Alkami Platform is complex and may contain defects or errors when implemented or when new functionality is released, as we may modify, enhance, upgrade and implement new systems, procedures and controls to reflect changes in our business, technological advancements and changing industry trends. Despite extensive testing, from time to time we have discovered and may in the future discover defects or errors in our solutions. Any performance problems or defects in our solutions could materially and adversely affect our business, financial condition and results of operations. Defects, errors or other similar performance problems or disruptions, whether in connection with day-to-day operations or otherwise, could be costly for us, damage our clients’ businesses, harm our reputation and result in reduced sales or a loss of, or delay in, the market acceptance of our solutions. In addition, if we have any such errors, defects or other performance problems, our clients could seek to terminate their contracts, elect not to renew their subscriptions, delay or withhold payment or make claims against us. Any of these actions could result in liability, lost business, increased insurance costs, difficulty in collecting accounts receivable, costly litigation or adverse publicity, which could materially and adversely affect our business, financial condition and results of operations. Additionally, our software utilizes open-source software and any defects or security vulnerabilities in such open-source software could materially and adversely affect our business, financial condition and results of operations.

We rely on our management team and other key employees, and the loss of one or more key employees could harm our business.

Our success and future growth depend upon the continued services of our management team, in particular Michael Hansen, our Chief Executive Officer, Stephen Bohanon, our co-founder and Chief Strategy and Sales Officer, W. Bryan Hill, our Chief Financial Officer, and other key employees, including in the areas of research and development, marketing, sales, services and general and administrative functions. From time to time, there may be changes in our management team resulting from the hiring or departure of executives, which could disrupt our business. We also are dependent on the continued service of our existing development professionals because of the complexity of our solutions, including complexity arising as a result of the regulatory requirements that are applicable to our clients and, to a lesser extent, us, and the pace of technology changes impacting our clients. We may terminate any employee’s employment at any time, with or without cause, and any employee may resign at any time, with or without cause; however, our employment agreements with our named executive officers provide for the payment of severance under certain circumstances. We have also entered into employment agreements with our other executive officers which provide for the payment of severance under similar circumstances as in our named executive officers’ employment agreements. The loss of one or more of our key employees could harm our business.

Because competition for key employees is intense, we may not be able to attract and retain the highly skilled employees we need to support our operations and future growth.

Competition for executive officers, software developers and other key employees in our industry is intense. In particular, we compete with many other companies for executive officers, for software developers with high levels of experience in designing, developing and managing software, as well as for skilled sales and operations professionals and knowledgeable customer support professionals, and we may not be successful in attracting the professionals we need. Competition for software development and engineering personnel is intense. We may have difficulty hiring and retaining suitably skilled personnel or expanding our research and development organization. In addition, job candidates and existing employees often consider the actual and potential value of the equity awards they receive as part of their overall compensation. Thus, if the perceived value or future value of our stock declines, our ability to attract and retain highly skilled employees may be adversely affected. In addition, many of our existing employees may exercise vested options and then sell our stock, which may make it more difficult for us to retain key employees. If we fail to attract and retain new employees, our business and future growth prospects could be harmed.

Our corporate culture has contributed to our success, and if we cannot maintain it as we grow, we could lose the innovation, creativity and teamwork fostered by our culture, and our business may be adversely affected.

We believe our corporate culture is one of our fundamental strengths, as we believe it enables us to attract and retain top talent and deliver superior results for our clients. As we grow and transition from a private company to a public company, we may find it difficult to preserve our corporate culture, which could reduce our ability to innovate and operate effectively. In turn, the failure to preserve our culture could negatively affect our ability to attract, recruit, integrate and retain employees, continue to perform at current levels and effectively execute our business strategy, which could materially and adversely affect our business, financial condition and results of operations.

Uncertain or weakened economic conditions could materially and adversely affect our industry, business, financial condition and results of operations.

Our overall performance depends on economic conditions, which may be challenging at various times in the future. Financial developments seemingly unrelated to us or our industry could materially and adversely affect us. Domestic economies have, from time to time, been impacted by falling demand for a variety of goods and services, tariffs and other trade issues, threatened sovereign defaults and ratings downgrades, restricted credit, poor liquidity, reduced corporate profitability, volatility in credit and equity markets, bankruptcies and overall uncertainty. We cannot predict the timing, strength or duration of the current or any future potential economic slowdown in the United States. These conditions affect the rate of technology spending generally and could adversely affect our clients’ ability or willingness to purchase and retain our solutions, delay prospective clients’ purchasing decisions, reduce the value or duration of their subscriptions or affect renewal rates, any of which could materially and adversely affect our business, financial condition and results of operations.

If we fail to respond to evolving technological requirements or introduce adequate enhancements and new features, our digital banking solutions could become obsolete or less competitive.

The market for our solutions is characterized by rapid technological advancements, changes in client requirements and technologies, frequent new product introductions and enhancements and changing regulatory requirements. The life cycles of our solutions are difficult to estimate. Rapid technological changes and the introduction of new products and enhancements by new or existing competitors or large FIs could undermine our current market position. Other means of digital banking may be developed or adopted in the future, and our solutions may not be compatible with these new technologies. In addition, the technological needs of and services provided by, FIs may change if they or their competitors offer new services to account holders. Maintaining adequate research and development resources to meet the demands of the market is essential. The process of developing new technologies and solutions is complex and expensive. The introduction of new solutions by our competitors, the market acceptance of competitive solutions based on new or alternative technologies or the emergence of new technologies or solutions in the broader financial services industry could render our solutions obsolete or less effective.

The success of any enhanced or new solution depends on several factors, including timely completion, adequate testing and market release and acceptance of the solution. Any new solutions that we develop or acquire may not be introduced in a timely or cost-effective manner, may contain defects or may not achieve the broad market acceptance necessary to generate significant revenues. If we are unable to anticipate client requirements or work with our clients successfully on implementing new solutions or features in a timely manner or enhance our existing solutions to meet our clients’ requirements, our business, financial condition and results of operations could be materially and adversely affected.

As the number of clients that we serve increases, we may encounter implementation challenges, and we may have to delay revenue recognition for some complex engagements, which could materially and adversely affect our business, financial condition and results of operations.

We may face unexpected challenges related to the complexity of our clients’ integration requirements. Our expenses increase when clients have unexpected data, hardware or software technology challenges, or complex or unanticipated business requirements. In addition, our clients typically require complex acceptance testing related to the implementation of our solutions. Implementation delays may also require us to delay revenue recognition under the related client agreement longer than expected. Further, because we do not fully control our clients’ implementation schedules, if our clients do not allocate the internal resources necessary to meet implementation timelines or if there are unanticipated implementation delays or difficulties, our revenue recognition may be delayed. Losses of registered users or any difficulties or delays in implementation processes could cause clients to delay or forego future purchases of our solutions, which could materially and adversely affect our business, financial condition and results of operations.

Shifts over time in the number of account holders and registered users of our solutions, their use of our solutions and our clients’ implementation and client support needs could negatively affect our profit margins.

Our profit margins can vary depending on numerous factors, including the scope and complexity of our implementation efforts, the number of account holders and registered users on our solutions, the type, frequency and volume of their use of our solutions and the level of client support services required by our clients. For example, the third-party service offerings that we resell typically have a much higher cost of revenues than the service offerings that we have internally developed, so any increase in sales of third-party services as a proportion of our subscriptions would have an adverse effect on our overall gross margin and results of operations. If we are unable to increase the number of registered users and the number of transactions they perform on our solutions, the types of FIs that purchase our solutions change or the mix of solutions purchased by our clients changes, our profit margins could decrease and our business, financial condition and results of operations could be materially and adversely affected.

If we fail to provide high-quality client support, our business and reputation would suffer.

High-quality client support is important to the successful marketing and sale of our solutions and for the renewal of existing client agreements. Providing this level of support requires that our client support personnel have financial services knowledge and expertise, making it difficult for us to hire qualified personnel and scale our support operations. The demand on our client support organization will increase as we expand our business and pursue new clients, and such increased support requirements could require us to devote significant development services and support personnel, which could strain our team and infrastructure and reduce our profit margins. If we do not help our clients quickly resolve any post-implementation issues and provide effective ongoing client support, our ability to sell additional solutions to existing and future clients could suffer and our reputation and our business, financial condition and results of operations could be materially and adversely affected.

Our ability to raise capital in a timely manner if needed in the future may be limited, or such capital may be unavailable on acceptable terms, if at all. Our failure to raise capital if needed could materially and adversely affect our business, financial condition and results of operations, and any debt or equity issued to raise additional capital may reduce the value of our common stock.

We have funded our operations since inception primarily through equity financings and receipts generated from clients. We cannot be certain when or if our operations will generate sufficient cash to fund our ongoing operations or the growth of our business. We intend to continue to make investments to support our business and may require additional funds. Moreover, we do not expect to be profitable for the foreseeable future. Additional financing may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities, which could adversely affect our business, financial condition and results of operations.

We also have incurred debt pursuant to our Credit Agreement (as defined below), and the lenders have rights senior to holders of common stock to make claims on our assets. The terms of our Credit Agreement could restrict our operations, and we may be unable to service or repay the debt.

Furthermore, if we issue additional equity securities, stockholders may experience dilution, and the new equity securities could have rights senior to those of our common stock. Because our decision to issue securities in a future offering will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the impact any future incurrence of debt or issuance of equity securities will have on us. Any future incurrence of debt or issuance of equity securities could adversely affect the value of our common stock.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

We have incurred substantial net operating losses (“NOLs”) during our history. Under the rules of Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), if a corporation undergoes an “ownership change,” generally defined as a greater than 50 percentage point change (by value) in its equity ownership over a rolling three-year period, the corporation’s ability to use its pre-change NOLs and other pre-change tax attributes to offset its post-change taxable income or taxes may be limited. The applicable rules generally operate by focusing on changes in ownership among stockholders considered by the rules as owning, directly or indirectly, 5% or more of the stock of a corporation, as well as changes in ownership arising from new issuances of stock by the corporation. If finalized, Treasury Regulations currently proposed under Section 382 of the Code may further limit our ability to utilize our pre-change NOLs or other pre-change tax attributes if we undergo a future ownership change. We may have experienced ownership changes in the past and could experience one or more ownership changes in the future, including in connection with this offering and as a result of future changes in our stock ownership, some of which changes may be outside our control. As a result, if we earn net taxable income, our ability to use our pre-change NOL carryforwards to offset post-change taxable income may be subject to limitations. For these reasons, we may not be able to utilize a material portion of our NOLs and other tax attributes, which could adversely affect our future cash flows.

The terms of our credit agreement require us to meet certain operating and financial covenants and place restrictions on our operating and financial flexibility. If we raise additional capital through debt financing, the terms of any new debt could further restrict our ability to operate our business.

On October 16, 2020, we entered into our senior secured credit facilities credit agreement with Silicon Valley Bank and KeyBank National Association (the “Credit Agreement”). The Credit Agreement provided us with a term loan facility of $25.0 million and a revolving credit facility of up to $25.0 million. As of December 31, 2020, we had outstanding borrowings of $25.0 million under the Credit Agreement. Our payment obligations under the Credit Agreement reduce cash available to fund working capital, capital expenditures, research and development and other corporate purposes, and limit our ability to obtain additional financing for working capital, capital expenditures, expansion plans and other investments, which may in turn limit our ability to implement our business strategy, heighten our vulnerability to downturns in our business, the industry, or in the general economy, limit our flexibility in planning for, or reacting to, changes in our business and the industry and prevent us from taking advantage of business opportunities as they arise. In addition, indebtedness under the Credit Agreement bears interest at a variable rate, making us vulnerable to increases in market interest rates. If market rates increase, we will have to pay additional interest on this indebtedness, which would further reduce cash available for our other business needs.

We cannot assure you that our business will generate sufficient cash flow from operations or that future financing will be available to us in amounts sufficient to enable us to make required and timely payments on our indebtedness, or to fund our operations.

In addition, our obligations under the Credit Agreement are secured by substantially all of our assets. The security interest granted over our assets could limit our ability to obtain additional debt financing. Our Credit Agreement also contains, and any future indebtedness of ours would likely contain, a number of restrictive covenants that impose significant operating and financial restrictions on us, subject to customary exceptions, including restricting our ability to:

•	incur, assume or prepay debt or incur or assume liens;

•	pay dividends or distributions or redeem or repurchase capital stock;

•	dispose of certain property;

•	enter into sale leaseback transactions;

•	enter into a new line of business;

•	make certain investments, capital expenditures above a certain amount in any fiscal year or acquisitions;

•	complete a significant corporate transaction, such as a merger or sale of our company or its assets; and

•	enter into agreements that prohibit the incurrence of liens or the payment by our subsidiary of dividends and distributions.

In addition, the Credit Agreement includes a number of financial covenants relating to minimum recurring revenues and liquidity levels. Our failure to comply with these restrictions and the other terms and conditions under our Credit Agreement could result in an event of default, which would allow lenders to elect to accelerate our outstanding indebtedness under our Credit Agreement and exercise other remedies as set forth therein. If that were to happen, we may not be able to repay all of the amounts that would become due under our indebtedness or refinance our debt, which could materially harm our business and force us to seek bankruptcy protection.

Our outstanding indebtedness and any future indebtedness, combined with our other financial obligations, could increase our vulnerability to adverse changes in general economic, industry and market conditions, limit our flexibility in planning for, or reacting to, changes in our business and the industry and impose a competitive disadvantage compared to our competitors that have less debt or better debt servicing options.

Risks Related to Being a Public Company

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our consolidated financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates. We intend to utilize this extended transition period related to Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) No. 2016-02, “Leases”. This standard amends several aspects of lease accounting, including requiring lessees to recognize operating leases with a term greater than one year on their balance sheet as a right-of-use asset, and a corresponding lease liability, measured at the present value of the future minimum lease payments. The standard is effective for public companies for fiscal years beginning after December 15, 2018, and after December 15, 2020 for all other companies, with early adoption permitted. We intend to adopt this standard in 2021 using the modified retrospective transition method and therefore will not restate comparative periods. While we have not yet quantified the impact, resulting adjustments are expected to materially increase total assets and total liabilities relative to such amounts reported prior to adoption, but not have a material impact on the consolidated statements of comprehensive income (loss) or consolidated statements of cash flows. We also intend to utilize this extended transition period related to FASB ASU No. 2016-13, “Financial Instruments—Credit Losses (Topic 326)”. This standard modifies the measurement of expected credit losses of certain financial instruments with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The effective date for adoption of the new standard was delayed until calendar years beginning after December 15, 2021, with early adoption permitted. This ASU is not expected to have a material impact on our financial statements.

For as long as we continue to be an emerging growth company, we also intend to take advantage of certain other exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile.

We will remain an emerging growth company until the earliest of (i) the last day of the year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of the year following the fifth anniversary of the date of the consummation of this offering; (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

Our management team has limited experience managing a public company.

Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could materially and adversely affect our business, financial condition and results of operations.

Risks Related to This Offering and Ownership of Our Common Stock

Substantial future sales of shares of our common stock could cause the market price of our common stock to decline.

Sales of a substantial number of shares of our common stock following the completion of this offering, particularly sales by our directors, executive officers and significant stockholders, or the perception that these sales might occur, could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our common stock.

All of our directors, officers and the holders of over 90% of our capital stock are subject to lock-up and market stand-off agreements that restrict their ability to transfer shares of our capital stock for up to 180 days from the date of this prospectus, subject to the early release provisions described in the “Underwriting” section of this prospectus. Subject to certain exceptions, the lock-up and market stand-off agreements limit the number of shares of capital stock that may be sold immediately following this offering. Any two of Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Barclays Capital Inc. may, in their sole discretion, permit our stockholders who are subject to these lock-up and market stand-off agreements to sell shares prior to their expiration. Upon the completion of this offering, we will have 83,135,445 outstanding shares of our common stock, based on the number of shares outstanding as of December 31, 2020. This includes the shares to be issued in this offering, which may be sold in the public market immediately without restriction.

Purchasers in this offering will experience immediate and substantial dilution in the net tangible book value of their investment.

The offering price of our common stock is substantially higher than the net tangible book value per share of our common stock, which after giving effect to this offering was $3.36 per share of our common stock as of December 31, 2020. As a result, you will incur immediate and substantial dilution in net tangible book value when you buy our common stock in this offering. This means that you will pay a higher price per share than the amount of our total tangible assets, less our total liabilities, divided by the number of shares of all of our common stock outstanding. In addition, you may also experience additional dilution if rights to purchase our common stock that are outstanding or that we may issue in the future are exercised or converted or we issue additional shares of our common stock at prices lower than our net tangible book value at such time. See “Dilution.”

We are currently restricted in our ability, and for the foreseeable future do not intend, to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our capital stock in the foreseeable future, other than an aggregate of $4.9 million in accumulated dividends payable to holders of our Series B redeemable convertible preferred stock that we plan to pay in connection with the completion of this offering. Any determination to pay dividends in the future will be at the discretion of our board of directors, is currently restricted by our Credit Agreement and may be restricted by the terms of any future indebtedness we may incur. Consequently, your only opportunity to achieve a return on your investment in our company will be if the market price of our common stock appreciates and you sell your shares at a profit. There is no guarantee that the price of our common stock that will prevail in the market will ever exceed the price that you paid. Other than the Series B Dividend, we do not currently intend to pay any cash dividends on our capital stock for the foreseeable future.

The principal stockholders of Alkami will continue to have significant influence over the election of the board of directors and approval of any significant corporate actions.

Our directors, officers and other principal stockholders, in the aggregate, beneficially owned approximately 75.4% of the outstanding shares of Alkami as of January 31, 2021. These stockholders currently have, and likely will continue to have, significant influence with respect to the election of our board of directors and approval or disapproval of all significant corporate actions. The concentrated voting power of these stockholders could have the effect of delaying or preventing a significant corporate transaction, including an acquisition, divestiture, or merger. This influence over our affairs could, under some circumstances, be adverse to the interests of the other stockholders.

Anti-takeover provisions contained in our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.

Our amended and restated certificate of incorporation and our amended and restated bylaws will contain provisions that could delay or prevent a change in control of our company. These provisions could also make it more difficult for stockholders to elect directors and take other corporate actions. These provisions include:

•	a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

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the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

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the ability of our board of directors to authorize the issuance of shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquiror;

•	the ability of our board of directors to alter our amended and restated bylaws without obtaining stockholder approval;

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the required approval of at least 66 2/3% of the shares entitled to vote at an election of directors to adopt, amend or repeal our amended and restated bylaws or to repeal certain provisions of our amended and restated certificate of incorporation, including anti-takeover provisions related to our classified board of directors, voting in the election of directors, rights to fill board vacancies, the ability of our board of directors to alter our amended and restated bylaws without stockholder approval, the inability of stockholders to act by written consent, the exclusive right of the board of directors to call special meetings of stockholders, liability and indemnification of directors, officers and certain other employees, and choice of forum, and the required stockholder vote to amend the foregoing provisions of our amended and restated certificate of incorporation, as described under “Description of Capital Stock—Anti-Takeover Provisions of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws”;

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

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the requirement that a special meeting of stockholders may be called only by our board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and

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advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of us.

These and other provisions in our amended and restated certificate of incorporation and our amended and restated bylaws and under Delaware law could discourage potential takeover attempts, reduce the price investors might be willing to pay in the future for shares of our common stock and result in the market price of our common stock being lower than it would be without these provisions. For more information, see the sections of this prospectus captioned “Description of Capital Stock—Anti-Takeover Provisions of Delaware Law” and “Description of Capital Stock—Anti-Takeover Provisions of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.”

Our amended and restated certificate of incorporation and amended and restated bylaws will provide for an exclusive forum in the Court of Chancery of the State of Delaware for certain disputes between us and our stockholders, and that the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act.

Our amended and restated certificate of incorporation and our amended and restated bylaws will provide that: (i) unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for: (A) any derivative action or proceeding brought on behalf of the Company, (B) any action asserting a claim for or based on a breach of a fiduciary duty owed by any of our current or former director, officer, other employee, agent or stockholder to the Company or our stockholders, including, without limitation, a claim alleging the aiding and abetting of such a breach of fiduciary duty, (C) any action asserting a claim against the Company or any of our current or former directors, officers, other employees, agents or stockholders arising pursuant to any provision of the Delaware General Corporation Law or our certificate of incorporation or bylaws or as to which the Delaware General

Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware, or (D) any action asserting a claim related to or involving the Company that is governed by the internal affairs doctrine; (ii) unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the rules and regulations promulgated thereunder; (iii) the exclusive forum provisions are intended to benefit and may be enforced by the Company, our officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering; (iv) any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Company will be deemed to have notice of and consented to these provisions; and (v) failure to enforce the foregoing provisions would cause us irreparable harm, and we will be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Nothing in our current certificate of incorporation or bylaws or our restated certificate of incorporation or amended and restated bylaws precludes stockholders that assert claims under the Exchange Act from bringing such claims in federal court, to the extent that the Exchange Act confers exclusive federal jurisdiction over such claims, subject to applicable law.

We believe these provisions may benefit us by providing increased consistency in the application of Delaware law and federal securities laws by chancellors and judges, as applicable, particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. If a court were to find the choice of forum provision that will be contained in our amended and restated certificate of incorporation or amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations.

General Risk Factors

We may acquire or invest in companies, or pursue business partnerships, which may divert our management’s attention or result in dilution to our stockholders, and we may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions, investments or partnerships.

From time to time, we may consider potential strategic transactions, including acquisitions of, or investments in, businesses, technologies, services, solutions and other assets. For example, in October 2020, we closed an acquisition that added employees and increased our reach into the fraud prevention space. We also may enter into relationships with other businesses to expand our solutions, which could involve preferred or exclusive licenses, additional channels of distribution, discount pricing or investments in other companies. Negotiating these transactions can be time-consuming, difficult and expensive, and our ability to close these transactions may be subject to approvals that are beyond our control. In addition, we have limited experience in acquiring other businesses. If an acquired business fails to meet our expectations, our business, financial condition and results of operations could be materially and adversely affected. We may not be able to find and identify desirable acquisition targets, we may incorrectly estimate the value of an acquisition target and we may not be successful in entering into an agreement with any particular target. If we are successful in acquiring an additional business, we may not achieve the anticipated benefits from the acquired business due to a number of factors, including:

•	our inability to integrate or benefit from acquired technologies or services;

•	unanticipated costs or liabilities associated with the acquisition;

•	incurrence of acquisition-related costs;

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difficulty integrating the technology, accounting systems, operations, control environments and personnel of the acquired business and integrating the acquired business or its employees into our culture;

•	difficulties and additional expenses associated with supporting legacy solutions and infrastructure of the acquired business;

•	difficulty converting the clients of the acquired business to our solutions and contract terms, including disparities in licensing terms;

•	additional costs for the support of the professional services model of the acquired company;

•	diversion of management’s attention and other resources;

•	adverse effects to our existing business relationships with business partners and clients;

•	the issuance of additional equity securities that could dilute the ownership interests of our stockholders;

•	incurrence of debt on terms unfavorable to us or that we are unable to repay;

•	incurrence of substantial liabilities;

•	difficulties retaining key employees of the acquired business; and

•	adverse tax consequences, substantial depreciation or deferred compensation charges.

In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our results of operations based on this impairment assessment process, which could materially and adversely affect our business, financial condition and results of operations.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services and brand.

Our trade secrets, trademarks, copyrights, patents and other intellectual property rights are important assets for us. We currently own three U.S. registered patents and one pending U.S. patent application related to automated clearing house transaction notifications and the facilitation of transaction disputes. We currently own the U.S. registered trademark for the word “Alkami” and certain variants thereof, as well as certain other U.S. registered trademarks relating to our products and services. We also rely on copyright laws to protect computer programs related to our platform and our proprietary technologies, although to date we have not registered for statutory copyright protection. We have registered numerous internet domain names in the United States related to our business. We rely on, and expect to continue to rely on, various agreements with our employees, independent contractors, consultants and third parties with whom we have relationships, as well as trademark, trade dress, domain name, copyright, patent and trade secret laws in the United States and internationally to protect our brand and other intellectual property rights. Such agreements and laws may be insufficient, breached, or otherwise fail to prevent unauthorized use or disclosure of our confidential information, intellectual property or technology, and may not provide an adequate remedy in the event of unauthorized use or disclosure of our confidential information, intellectual property or technology.

Additionally, various factors outside our control pose a threat to our intellectual property rights, as well as to our products, services and technologies. For example, we may fail to obtain effective intellectual property protection, or the efforts we have taken to protect our intellectual property rights may not be sufficient or effective, and any of our intellectual property rights may be challenged, which could result in them being narrowed in scope or declared invalid or unenforceable. Despite our efforts to protect our proprietary rights, there can be no assurance our intellectual property rights will be sufficient to protect against others offering products or services that are substantially similar to ours and compete with our business or that unauthorized parties may attempt to copy aspects of our technology and use information that we consider proprietary. For example, it is possible that third parties, including our competitors, may obtain patents relating to technologies that overlap or compete with our technology. If third parties obtain patent protection with respect to such technologies, they may assert, and have in the past asserted, that our technology infringes their patents and seek to charge us a licensing fee or otherwise preclude the use of our technology or file suit against us. Additionally, unauthorized third parties may try to copy or reverse engineer portions of our products or otherwise obtain and use our intellectual property and other information that we regard as proprietary to create products and services that compete with ours.

Any additional investment in protecting our intellectual property through additional trademark, patent or other intellectual property filings could be expensive or time-consuming. We may not be able to obtain protection for our technology and even if we are successful in obtaining effective patent, trademark, trade secret and copyright protection, it is expensive to maintain these rights, both in terms of application and maintenance costs, and the time and cost required to defend our rights could be substantial. Moreover, our failure to develop and properly manage and protect new intellectual property could hurt our market position and business opportunities. Furthermore, recent changes to U.S. intellectual property laws and possible future changes to U.S. or foreign intellectual property laws and regulations may jeopardize the enforceability and validity of our intellectual property portfolio and harm our ability to obtain patent protection, including for some of our unique business methods. We may be unable to obtain trademark protection for our products and brands, and our existing trademark registrations, and any trademarks that may be used in the future, may not provide us with competitive advantages or distinguish our products and services from those of our competitors. In addition, our trademarks may be contested or found to be unenforceable, weak or invalid, and we may not be able to prevent third parties from infringing or otherwise violating them.

We will not be able to protect our intellectual property rights if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property rights. Additionally, effective intellectual property protection may not be available in every country in which we offer our products and services, and the laws of certain non-U.S. countries where we do business or may do business in the future may not recognize intellectual property rights or protect them to the same extent as do the laws of the United States. In addition, any changes in, or unexpected interpretations of, intellectual property laws may compromise our ability to enforce our trade secret and intellectual property rights. Failure to obtain or maintain protection of our trade secrets or other proprietary information could harm our competitive position and materially and adversely affect our business, financial condition and results of operations.

In addition to registered intellectual property rights such as trademark registrations, we rely on non-registered proprietary information and technology, such as copyrights, trade secrets, confidential information, know-how and technical information. In order to protect our proprietary information and technology, we rely in part on non-disclosure and confidentiality agreements with parties who have access to them, including our employees, investors, independent contractors, corporate collaborators, advisors and other third parties, which place restrictions on the use and disclosure of this intellectual property. We also enter into confidentiality and invention assignment agreements with our employees and consultants. We cannot guarantee that we have entered into such agreements with each party that may have or have had access to our trade secrets or proprietary information or otherwise developed intellectual property for us, including our technology and processes. Individuals not subject to invention assignment agreements may make adverse ownership claims to our current and future intellectual property. Additionally, these agreements may be insufficient or breached, or this intellectual property, including trade secrets, may otherwise be disclosed or become known to our competitors, which could cause us to lose any competitive advantage resulting from this intellectual property. We may not be able to obtain adequate remedies for such breaches. Additionally, to the extent that our employees, independent contractors or other third parties with whom we do business use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. The loss of trade secret protection could make it easier for third parties to compete with our products and services by copying functionality.

To counter infringement or unauthorized use of our intellectual property, we may deem it necessary to file infringement claims, which can be expensive, time consuming and distracting to management. Our efforts to enforce our intellectual property rights in this manner may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights. An adverse result of such litigation could require us to pay monetary damages or enter into royalty and licensing agreements that we would not normally find acceptable, cause a delay to the development of our products and services, require us to stop selling all or a portion of our products and services, require us to redesign certain components of our platform using alternative non-infringing technology or practices, which could require significant effort and expense. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. An adverse outcome in such litigation or proceedings may expose us to a loss of our competitive position, expose us to significant liabilities or require us to seek licenses that may not be available on commercially acceptable terms, if at all.

Some of our products and services contain open source software, which may pose particular risks to our proprietary software, products and services in a manner that could have a material and adverse effect on our business, financial condition and results of operations.

We use open source software in our products and services and anticipate using open source software in the future. Some open source software licenses require those who distribute open source software as part of their own software product to publicly disclose all or part of the source code to such software product or to make available any derivative works of the open source code on unfavorable terms or at no cost, and we may be subject to such terms. The terms of certain open source licenses to which we are subject have not been interpreted by U.S. or foreign courts, and there is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to provide, or distribute the products or services related to, the open source software subject to those licenses. While we use reasonable efforts to monitor our use of open source software and try to ensure that none is used in a manner that would require us to disclose our proprietary source code or that would otherwise breach the terms of an open source agreement, such use could inadvertently occur, or could be claimed to have occurred, in part because open source license terms are often ambiguous. Additionally, we could face claims from third parties claiming ownership of, or demanding release of, any open source software or derivative works that we have developed using such software, which could include proprietary source code, or otherwise seeking to enforce the terms of the applicable open source license. These claims could result in litigation and could require us to make our software source code freely available, purchase a costly license or cease offering the implicated products or services unless and until we can re-engineer such source code in a manner that avoids infringement. This re-engineering process could require us to expend significant additional research and development resources, and we may not be able to complete the re-engineering process successfully. In addition to risks related to license requirements, use of certain open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of software. There is little legal precedent in this area and any actual or claimed requirement to disclose our proprietary source code or pay damages for breach of contract could harm our business and could help third parties, including our competitors, develop products and services that are similar to or better than ours. Any of these risks could be difficult to eliminate or manage, and, if not addressed, could materially and adversely affect our business, financial condition and results of operations.

We may be obligated to disclose our proprietary source code to our clients, which may limit our ability to protect our intellectual property and proprietary rights and could reduce the renewals of our solutions.

Some of our client agreements contain provisions permitting the client to become a party to, or a beneficiary of, a source code escrow agreement under which we place the proprietary source code for certain of our products in escrow with a third party. Under these source code escrow agreements, our source code may be released to the client upon the occurrence of specified events, such as in situations of our bankruptcy or insolvency or our failure to support or maintain our products. Disclosing the content of our source code may limit the intellectual property protection we can obtain or maintain for our source code or our products containing that source code and may facilitate intellectual property infringement, misappropriation or other violation claims against us.

Following any such release, we cannot be certain that clients will comply with the restrictions on their use of the source code and we may be unable to monitor and prevent unauthorized disclosure of such source code by clients. Additionally, following any such release, clients may be able to create derivative works based on our source code and may own such derivative works. Any increase in the number of people familiar with our source code as a result of any such release may also increase the risk of a successful hacking attempt. Each of these could have a material adverse effect on our business, financial condition and results of operations.

Claims by others that we infringe, misappropriate or otherwise violate their proprietary technology or other rights could have a material and adverse effect on our business, financial condition and results of operations.

Technology companies frequently enter into litigation based on allegations of patent or trademark infringement or other violations of intellectual property rights. We may become involved in lawsuits to protect or enforce our intellectual property rights, and we may be subject to claims by third parties that we have infringed, misappropriated or otherwise violated their intellectual property. As we face increasing competition and gain an increasingly high profile, the possibility of intellectual property rights claims against us grows. This risk has been amplified by the increase in patent holding companies that seek to monetize patents they have purchased or otherwise obtained and whose sole or primary business is to assert such claims.

From time to time third parties may assert, and in the past have asserted, claims of infringement, misappropriation or other violation of intellectual property rights against us and FIs with whom we do business. Any claim of infringement, misappropriation or other violation of intellectual property rights by a third party, even those without merit and regardless of the outcome, could cause us to incur substantial costs defending against the claim, distract our management from our business, require us to redesign or cease use of such intellectual property, pay substantial amounts to satisfy judgments or settle claims or lawsuits, pay substantial royalty or licensing fees, or satisfy indemnification obligations that we have with certain parties with whom we have commercial relationships. The outcome of any allegation is often uncertain. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.

If any of our technologies, products or services are found to infringe, misappropriate or violate a third party’s intellectual property rights, we could be required to obtain a license from such third party to continue commercializing or using such technologies, products and services. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, we could be required to make substantial licensing and royalty payments. We also could be forced, including by court order, to cease the commercialization or use of the violating technology, products or services. Accordingly, we may be forced to design around such violated intellectual property, which may be expensive, time-consuming or infeasible. In addition, we could be found liable for significant monetary damages, including treble damages and attorneys’ fees, if we are found to have willfully infringed a patent or other intellectual property right. Claims that we have misappropriated the confidential information or trade secrets of third parties could similarly harm our business. If we are required to make substantial payments or undertake any of the other actions noted above as a result of any intellectual property infringement, misappropriation or violation claims against us, such payments, costs or actions could have a material adverse effect on our competitive position, business, financial condition and results of operations.

Additionally, in certain of our agreements with clients and licensors of software we use internally or license to our clients, we agree to indemnify them for losses related to, among other things, claims by third parties that our intellectual property infringes, misappropriates or violates the intellectual property of such third party. From time to time, clients or licensors have required, and may in the future require, us to indemnify them for such infringement, misappropriation or violation, breach of confidentiality or violation of applicable law, among other things. Although we normally seek to contractually limit our liability with respect to such obligations, some of these indemnity agreements may provide for uncapped liability and some indemnity provisions survive termination or expiration of the applicable agreement. Any legal claims from clients or other third parties could result in substantial liabilities, reputational harm, the delay or loss of market acceptance of our products, and could have adverse effects on our relationship with such clients and other third parties.

If we fail to comply with our obligations under license or technology agreements with third parties, we may be required to pay damages and we could lose license rights that are critical to our business.

We license certain intellectual property, including technologies, data, content and software from third parties, that is important to our business, and in the future we may enter into additional agreements that provide us with licenses to valuable intellectual property or technology. If we fail to comply with any of the obligations under our license agreements, we may be required to pay damages and the licensor may have the right to terminate the license. Termination by the licensor would cause us to lose valuable rights, and could prevent us from selling our products and services, or inhibit our ability to commercialize future products and services. Our business would suffer if any current or future licenses terminate, if the licensors fail to abide by the terms of the license, if the licensors fail to enforce licensed patents against infringing third parties, if the licensed intellectual property rights are found to be invalid or unenforceable, or if we are unable to enter into necessary licenses on acceptable terms. In addition, our rights to certain technologies are licensed to us on a non-exclusive basis. The owners of these non-exclusively licensed technologies are therefore free to license them to third parties, including our competitors, on terms that may be superior to those offered to us, which could place us at a competitive disadvantage. Moreover, our licensors may own or control intellectual property that has not been licensed to us and, as a result, we may be subject to claims, regardless of their merit, that we are infringing or otherwise violating the licensor’s rights. In addition, the agreements under which we license intellectual property or technology from third parties are generally complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement. Any of the foregoing could have a material adverse effect on our competitive position, business, financial condition and results of operations.

If we cannot license rights to use technologies on reasonable terms, we may not be able to commercialize new products in the future.

In the future, we may identify additional third-party intellectual property we may need to license in order to engage in our business, including to develop or commercialize new products or services. However, such licenses may not be available on acceptable terms or at all. The licensing or acquisition of third-party intellectual property rights is a competitive area, and several more established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, capital resources and greater development or commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. Even if such licenses are available, we may be required to pay the licensor substantial royalties based on sales of our products and services. Such royalties are a component of the cost of our products or services and may affect the margins on our products and services. In addition, such licenses may be non-exclusive, which could give our competitors access to the same intellectual property licensed to us. If we are unable to enter into the necessary licenses on acceptable terms or at all, if any necessary licenses are subsequently terminated, if our licensors fail to abide by the terms of the licenses, if our licensors fail to prevent infringement by third parties, or if the licensed intellectual property rights are found to be invalid or unenforceable, our business, financial condition, and results of operations could be materially and adversely affected. Further, third parties from whom we currently license intellectual property rights could refuse to renew our agreements upon their expiration or could impose additional terms and fees that we otherwise would not deem acceptable requiring us to obtain the intellectual property from another third party, if any is available, or to pay increased licensing fees or be subject to additional restrictions on our use of such third-party intellectual property. Defense of any lawsuit or failure to obtain any of these licenses on favorable terms could prevent us from commercializing products, which could have a material adverse effect on our competitive position, business, financial condition and results of operations.

Any future litigation against us could damage our reputation and be costly and time-consuming to defend.

We may become subject, from time to time, to legal proceedings and claims that arise in the ordinary course of business, such as claims brought by our clients in connection with commercial disputes or employment claims made by current or former employees. Litigation might result in reputational damage and substantial costs and may divert management’s attention and resources, which could materially and adversely affect our business, financial condition and results of operations. Insurance might not cover such claims, might not provide sufficient payments to cover all the costs to resolve one or more such claims and might not continue to be available on terms acceptable to us. Moreover, any negative impact to our reputation will not be adequately covered by any insurance recovery. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, thereby reducing our results of operations and leading analysts or potential investors to reduce their expectations of our performance, which could reduce the value of our common stock. While we currently are not aware of any material pending or threatened litigation against us, we cannot assure you that the same will continue to be true in the future.

The market data and forecasts included in this prospectus may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, we cannot assure you that our business will grow at similar rates, or at all.

The third-party market data and forecasts included in this prospectus, as well as our internal estimates and research, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate, although we have no reason to believe such information is not correct and we are in any case responsible for the contents of this prospectus. If the forecasts of market growth, anticipated spending or predictions regarding market size prove to be inaccurate, our business, financial condition and results of operations could be materially and adversely affected. Even if all or some of the forecasted growth occurs, our business may not grow at a similar rate, or at all. Our future growth is subject to many factors, including our ability to successfully implement our business strategy, which itself is subject to many risks and uncertainties. The reports described in this prospectus speak as of their respective publication dates and the opinions expressed in such reports are subject to change. Accordingly, investors in our common stock are urged not to put undue reliance on such forecasts and market data.

Natural or man-made disasters and other similar events, including the COVID-19 pandemic, could significantly disrupt our business, and materially and adversely affect our business, financial condition and results of operations.

Any of our operating facilities or infrastructure may be harmed or rendered inoperable by natural or man-made disasters, including hurricanes, tornadoes, wildfires, floods, earthquakes, nuclear disasters, acts of terrorism or other criminal activities, infectious disease outbreaks or pandemic events, including the COVID-19 pandemic, power outages and other infrastructure failures, which may render it difficult or impossible for us to operate our business for some period of time. Our facilities would likely be costly to repair or replace, and any such efforts would likely require substantial time. Any disruptions in our operations could harm our reputation and materially and adversely affect our business, financial condition and results of operations. Moreover, although we have disaster recovery plans, they may prove inadequate. We may not carry sufficient business insurance to compensate for losses that may occur. Any such losses or damages could have a material adverse effect on our business and results of operations. In addition, the facilities of our third-party providers, including AWS, may be harmed or rendered inoperable by such natural or man-made disasters, which could cause disruptions, difficulties or otherwise materially and adversely affect our business, financial condition and results of operations.

We are subject to risks related to public health crises such as the global pandemic associated with COVID-19. State, local and foreign jurisdictions have imposed “shelter-in-place” orders, quarantines, executive orders and similar government orders and restrictions for their residents to control the spread of COVID-19. Due to the COVID-19 pandemic and the resulting shelter-in-place orders, we transitioned our employee base to work-from-home in March 2020, creating challenges in executing sales and implementations that have resurfaced due to renewed shelter-in-place requirements and that may be exacerbated by prolonged shelter-in-place requirements. The COVID-19 pandemic and resulting shelter-in-place orders and impacts on domestic and international economic conditions have negatively affected our clients’ and prospective clients’ operations. The ability of our existing clients to fulfil or renew their contractual commitments, or potential new clients’ ability and willingness to purchase our products, may also be impacted by the ongoing COVID-19 pandemic. These challenges will likely continue for the duration of the pandemic, which is uncertain, and the macro-economic effects of the pandemic will likely continue far beyond the duration of the pandemic.

The COVID-19 pandemic has resulted in, and may continue to result in, significant disruption of global financial markets, reducing our ability to access capital, which could in the future negatively affect our liquidity. In addition, a recession or market correction resulting from the spread of COVID-19 could materially and adversely affect our clients’ business and therefore our business, financial condition and results of operations. The COVID-19 pandemic has also resulted in a significant increase in unemployment in the United States which may continue even after the pandemic subsides. Additionally, to the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section, such as our ability to achieve profitability in the future, our ability to attract new clients or continue to broaden our existing clients’ use of our solutions and the impact of any decrease in technology spend by clients and potential clients in the financial services industry where we derive all of our revenues.

The price of our common stock may fluctuate significantly, and you could lose all or part of your investment.

The market price of our common stock is likely to be volatile and could be subject to wide fluctuations in response to many risk factors listed in this section, and others beyond our control, including:

•	actual or anticipated fluctuations in our results of operations and financial condition;

•	variance in our financial performance from expectations of securities analysts;

•	changes in our subscription revenues;

•	changes in our projected operating and financial results;

•	changes in tax laws or regulations;

•	announcements by us or our competitors of significant business developments, acquisitions or new offerings;

•	our involvement in any litigation;

•	our sale of our common stock or other securities in the future;

•	changes in senior management or key personnel;

•	the trading volume of our common stock;

•	changes in the anticipated future size and growth rate of our market;

•	natural disasters, outbreaks of disease or public health crises, such as the COVID-19 pandemic; and

•	general economic, regulatory and market conditions.

Recently, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry fluctuations, as well as general economic, political, regulatory and market conditions, and developments related to the COVID-19 pandemic, may negatively impact the market price of our common stock. If the market price of our common stock after this offering does not exceed the public offering price, you may lose some or all of your investment. In the past, companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future, which could result in substantial costs and divert our management’s attention.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our common stock adversely, the trading price of our common stock and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not control these analysts. If any of the analysts who cover us downgrade our common stock or our industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our common stock may decline. If analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the price or trading volume of our common stock to decline and our common stock to be less liquid.

As a result of becoming a public company, we will be obligated to develop and maintain proper and effective internal control over financial reporting and any failure to maintain the adequacy of these internal controls may adversely affect investor confidence in our company and, as a result, the value of our common stock.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting on an annual basis, beginning with our second annual report on Form 10-K. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. Our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting until our first annual report required to be filed with the SEC following the date we are no longer an “emerging growth company,” as defined in the JOBS Act. We will be required to disclose significant changes made in our internal control procedures on a quarterly basis.

Our compliance with Section 404 will require that we incur substantial accounting expense and expend significant management efforts. We currently do not have an internal audit group, and we may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge and compile the system and process documentation necessary to perform the evaluation needed to comply with Section 404.

During the evaluation and testing process of our internal controls, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal control over financial reporting is effective. We cannot assure you that there will not be material weaknesses in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition and results of operations. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our common stock could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities. Failure to remedy any material weakness or significant deficiency in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets and could materially and adversely affect our business, financial condition and results of operations.

Changes in financial accounting standards or practices may cause adverse, unexpected financial reporting fluctuations and affect our reported results of operations.

Financial accounting standards may change or their interpretation may change. A change in accounting standards or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change becomes effective. Changes to existing rules or the re-examination of current practices could materially and adversely affect our reported financial results or the way we conduct our business. Accounting for revenues from sales of our solutions is particularly complex, is often the subject of intense scrutiny by the Securities and Exchange Commission (“SEC”) and will evolve as the FASB continues to consider applicable accounting standards in this area.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the listing requirements of The Nasdaq Global Select Market on which we expect our common stock will be traded and other applicable securities rules and regulations. The SEC and other regulators have continued to adopt new rules and regulations and make additional changes to existing regulations that require our compliance. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact, in ways we cannot currently anticipate, the manner in which we operate our business. We will need to institute a comprehensive compliance function and establish internal policies to ensure we have the ability to prepare consolidated financial statements that are fully compliant with all SEC reporting requirements on a timely basis and establish an investor relations function. Compliance with these rules and regulations may cause us to incur additional accounting, legal and other expenses that we did not incur as a private company. We also anticipate that we will incur costs associated with corporate governance requirements, including requirements under securities laws, as well as rules and regulations implemented by the SEC and The Nasdaq Global Select Market, particularly after we are no longer an “emerging growth company.” We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, while also diverting some of management’s time and attention from revenue-generating activities. Furthermore, these rules and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

There is no existing market for our common stock, and we do not know if one will develop to provide you with adequate liquidity to sell our common stock at prices equal to or greater than the price you paid in this offering.

Prior to this offering, there has been no public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market or how liquid that market may become. If an active trading market does not develop, you may have difficulty selling any of our shares that you purchase. The initial public offering price of our common stock was determined by negotiation between us and the underwriters, and may not be indicative of prices that will prevail after the completion of this offering. The market price of our common stock may decline below the initial public offering price, and you may not be able to resell your shares at, or above, the initial public offering price.

We have broad discretion in how we may use the net proceeds from this offering, and we may not use them effectively.

Our management will have broad discretion in applying the net proceeds we receive from this offering. We may use the net proceeds for general corporate purposes, including working capital, operating expenses and capital expenditures. We may use a portion of the net proceeds to acquire complementary businesses, products, services or technologies. However, we do not have agreements or commitments to enter into any acquisitions at this time. We may also spend or invest these proceeds in a way with which our stockholders disagree. If our management fails to use these funds effectively, our business could be seriously harmed.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Any statements made in this prospectus that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plan and strategies. These statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast” and other similar expressions. These forward-looking statements are contained throughout this prospectus, including the sections titled “Prospectus Summary,” “Risk Factors,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” We base these forward-looking statements on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances at such time. As you read and consider this prospectus, you should understand that these statements are not guarantees of future performance or results. The forward-looking statements are subject to and involve risks, uncertainties and assumptions, and you should not place undue reliance on these forward-looking statements. Although we believe that these forward-looking statements are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements. Factors that may materially affect such forward-looking statements include:

•	Our limited operating history and history of operating losses;

•	Our ability to manage future growth;

•	Our ability to attract new clients and expand existing clients’ use of our solutions;

•	Our ability to maintain, protect and enhance our brand;

•	Our ability to accurately predict the long-term rate of client subscription renewals or adoption of our solutions;

•	Our reliance on third-party software, content and services;

•	Our ability to effectively integrate our solutions with other systems used by our clients;

•	Intense competition in our industry;

•	Any downturn, consolidation or decrease in technology spend in the financial services industry;

•

Our ability and the ability of third parties on which we rely to prevent and identify breaches of security measures and resulting disruptions of our systems or operations and unauthorized access to client customer and other data;

•	Our ability to comply with regulatory and legal requirements and developments;

•	Our ability to attract and retain key employees;

•

The political, economic and competitive conditions in the markets and jurisdictions where we operate, including the impact of COVID-19 and the various governmental, industry and consumer actions related thereto;

•	Our ability to maintain, develop and protect our intellectual property;

•	Our ability to respond to evolving technological requirements to develop or acquire new and enhanced products that achieve market acceptance in a timely manner;

•	Our ability to estimate our expenses, future revenues, capital requirements, our needs for additional financing and our ability to obtain additional capital; and

•	Other factors disclosed in this prospectus.

These cautionary statements should not be construed by you to be exhaustive and are made only as of the date of this prospectus. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the shares of our common stock in this offering will be approximately $126.6 million, based upon an initial public offering price of $23.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional shares in this offering in full, we estimate that our net proceeds will be approximately $146.4 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will, however, bear the costs, other than the underwriting discounts and commissions, associated with the sale of these shares.

Each $1.00 increase (decrease) in the assumed initial public offering price of $23.50 per share would increase (decrease) the net proceeds that we receive from this offering by approximately $5.6 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1,000,000 shares in the number of shares of our common stock offered by us would increase (decrease) the net proceeds that we receive from this offering by approximately $22.0 million, assuming the assumed initial public offering price remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We currently expect to use the net proceeds from this offering, together with our existing cash and cash equivalents, to finance our growth, develop new or enhanced solutions and fund capital expenditures. In connection with the completion of this offering, we also plan to pay approximately $4.9 million of the net proceeds in accumulated dividends to holders of our Series B redeemable convertible preferred stock (the “Series B Dividend”), including an aggregate of $3.8 million to certain holders of 5% or more of our capital stock, directors and their affiliated entities and our executive officers.

The remaining funds will be used for general corporate purposes, including working capital and operating expenses. We may also use a portion of the remaining net proceeds, if any, to acquire complementary businesses, products, services or technologies. However, we do not have agreements or commitments for any acquisitions at this time.

This expected use of the net proceeds from this offering represents our intentions based on our current plans and business conditions, which could change in the future as our plans and business conditions evolve. Our management will have broad discretion over the use of the net proceeds from this offering, and our investors will be relying on the judgment of our management regarding the application of the net proceeds of this offering.

Pending the use of the net proceeds from this offering as described above, we intend to invest the net proceeds in a variety of capital preservation instruments, including short-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DIVIDEND POLICY

We have never declared or paid any cash dividends. In connection with the completion of this offering, we plan to pay an aggregate of $4.9 million in accumulated dividends payable to holders of our Series B redeemable convertible preferred stock. Following payment of these accumulated dividends to holders of our Series B redeemable convertible preferred stock, we do not currently intend to pay any cash dividends on our capital stock for the foreseeable future. We currently intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business. Any future determination regarding the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant. Also, unless waived, the terms of our Credit Agreement generally prohibit us from declaring or paying any cash dividends. Our ability to pay cash dividends on our capital stock may also be limited by any future debt instruments or preferred securities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2020 on:

•	an actual basis;

•

a pro forma basis, to reflect: (i) the conversion of all of the outstanding shares of our redeemable convertible preferred stock as of December 31, 2020 into an aggregate of 72,225,916 shares of our common stock immediately prior to the completion of this offering; (ii) the accrual for the expected payment of $4.9 million of the Series B Dividend in connection with the completion of this offering; (iii) the conversion of all of our outstanding warrants exercisable for redeemable convertible preferred stock as of December 31, 2020 into warrants exercisable for 212,408 shares of our common stock immediately prior to the completion of this offering; and (iv) the filing and effectiveness of our amended and restated certificate of incorporation immediately prior to the completion of this offering; and

•

a pro forma as adjusted basis, giving effect to the pro forma adjustments discussed above, and giving further effect to (i) the sale of 6,000,000 shares of our common stock that we are offering at an assumed initial public offering price of $23.50 share, which is the midpoint of the price range listed on the cover page of this prospectus and (ii) the application of the proceeds from this offering as described in “Use of Proceeds,” after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, including the payment in cash of the Series B Dividend in connection with the completion of this offering.

You should read this table together with the sections titled “Selected Consolidated Financial and Operating Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus. The pro forma as adjusted information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.

	As of December 31, 2020
(in thousands, except share and per share amounts)	Actual	Pro Forma	Pro Forma as Adjusted(1)
Cash and cash equivalents	$166,790	$166,790	$289,651

Term loans, current and noncurrent	24,879	24,879	24,879
Redeemable convertible preferred stock, par value $0.001 per share; 72,799,602 shares authorized, 72,225,916 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	443,263	—	—
Stockholders’ equity (deficit):
Preferred stock, par value $0.001 per share; no shares authorized, issued and outstanding, actual; shares authorized, no shares issued or outstanding, pro forma and pro forma as adjusted	—	—	—
Common stock, par value $0.001 per share; 101,671,156 shares authorized, 4,909,529 shares issued and outstanding, actual; 500,000,000 shares authorized and 77,135,445 shares issued and outstanding, pro forma; 500,000,000 shares authorized and 83,135,445 shares issued and outstanding, pro forma as adjusted	5	77	83
Additional paid-in capital	—	440,945	567,584
Accumulated deficit	(263,528)	(263,528)	(263,528)

Total stockholders’ equity (deficit)	(263,523)	177,494	304,139

Total capitalization	$204,619	$202,373	$329,018

(1)

Each $1.00 increase or decrease in the assumed initial public offering price of $23.50 per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, each of pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by approximately $5.6 million, assuming that the number of shares of our common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1.0 million shares of our common stock offered by us would increase or decrease, as applicable, each of pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by approximately $22.0 million, assuming that the assumed initial public offering price of $23.50 per share, the midpoint of the price range set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The number of shares of our common stock to be outstanding after this offering reflected in the table above is based on 77,135,445 shares of our common stock outstanding as of December 31, 2020 and excludes:

•

212,408 shares of our common stock issuable upon the exercise of outstanding warrants, which includes our existing warrants exercisable for redeemable convertible preferred stock that will convert into warrants exercisable for common stock immediately prior to the completion of this offering, as of December 31, 2020, with a weighted-average exercise price of $3.23 per share;

•	11,603,131 shares of our common stock issuable upon the exercise of outstanding stock options as of December 31, 2020, with a weighted-average exercise price of $2.14 per share;

•

2,709,323 shares of our common stock issuable upon the exercise of outstanding stock options granted subsequent to December 31, 2020, with a weighted-average exercise price of $15.87 per share through March 31, 2021;

•

340,128 additional shares of our common stock reserved for issuance pursuant to future awards under our 2011 Plan as of March 31, 2021, which will become available for issuance under our 2021 Plan immediately prior to the completion of this offering;

•

12,131,846 shares of our common stock reserved for future issuance under our 2021 Plan, which will become effective on the date immediately prior to the date our registration statement relating to this offering becomes effective, of which options to purchase 101,775 shares of common stock at an exercise price equal to the initial public offering price set forth on the cover of this prospectus will be granted concurrently with this offering, and from which we will grant restricted stock units covering 192,000 shares of common stock concurrently with this offering, on the date immediately prior to the date our registration statement relating to this offering becomes effective, as well as any future increases in the number of shares of our common stock reserved for issuance under the 2021 Plan; and

•

2,205,790 shares of our common stock reserved for future issuance under our ESPP, which will become effective on the date immediately prior to the date our registration statement relating to this offering becomes effective, as well as any future increases in the number of shares of our common stock reserved for issuance under the ESPP.

If the underwriters’ option to purchase additional shares of our common stock were exercised in full, pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity (deficit) and number of shares of our common stock outstanding would be $309.4 million, $587.3 million, $323.9 million and 84,035,445, respectively.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering. Dilution results from the fact that the per share public offering price of the common stock is substantially in excess of the book value per share of our common stock after this offering. Our net tangible book value (deficit) as of December 31, 2020 was $(288.0) million, or $(58.66) per share of our common stock. Our net tangible book value (deficit) is the amount of our total tangible assets less our total liabilities and redeemable convertible preferred stock, which is not included within our stockholders’ equity (deficit). Net tangible book value (deficit) per share represents net tangible book value divided by the total number of shares of our common stock outstanding.

Our pro forma net tangible book value (deficit) as of December 31, 2020 was $153.0 million, or $1.98 per share of our common stock. Pro forma net tangible book value (deficit) represents the amount of our total tangible assets less our total liabilities, after giving effect to (i) the conversion of all of the outstanding shares of our redeemable convertible preferred stock as of December 31, 2020 into an aggregate of 72,225,916 shares of our common stock immediately prior to the completion of this offering; (ii) the accrual for the expected payment of $4.9 million of the Series B Dividend in connection with the completion of this offering; and (iii) the conversion of all of our outstanding warrants exercisable for redeemable convertible preferred stock as of December 31, 2020 into warrants exercisable for 212,408 shares of our common stock immediately prior to the completion of this offering. Pro forma net tangible book value (deficit) per share represents our pro forma net tangible book value (deficit) divided by the total number of shares outstanding as of December 31, 2020, after giving effect to the conversion of all of the outstanding shares of our redeemable convertible preferred stock as of December 31, 2020 into an aggregate of 72,225,916 shares of our common stock immediately prior to the completion of this offering.

After giving further effect to (i) the sale of 6,000,000 shares of our common stock that we are offering at an assumed initial public offering price of $23.50 share, which is the midpoint of the price range listed on the cover page of this prospectus and (ii) the application of the proceeds from this offering as described in “Use of Proceeds,” after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, including the payment in cash of the Series B Dividend in connection with the completion of this offering, as if each had occurred on December 31, 2020, our pro forma as adjusted net tangible book value as of December 31, 2020 would have been $279.7 million, or $3.36 per share of common stock. This amount represents an immediate increase in pro forma as adjusted net tangible book value of $1.38 per share of common stock to our existing stockholders before this offering and an immediate and substantial dilution in pro forma as adjusted net tangible book value of $20.14 per share of common stock to new investors purchasing shares of our common stock in this offering. We determine dilution by subtracting the pro forma as adjusted net tangible book value per share of common stock after this offering from the amount of cash that a new investor paid for a share of common stock in this offering. The following table illustrates this dilution, assuming the underwriters do not exercise their option to purchase additional shares of our common stock:

Assumed initial public offering price per share of common stock		$23.50
Net tangible book value (deficit) per share of as December 31, 2020	$(58.66)
Pro forma increase in net tangible book value per share as of December 31, 2020	60.64

Pro forma net tangible book value (deficit) per share as of December 31, 2020	1.98
Increase in pro forma as adjusted net tangible book value per share of common stock attributable to new investors in this offering	1.38

Pro forma as adjusted net tangible book value per share of common stock immediately after this offering		$3.36

Dilution in pro forma as adjusted net tangible book value per share of common stock to new investors in this offering		$20.14

A $1.00 increase or decrease in the assumed initial public offering price of $23.50 per share, which is the midpoint of the price range listed on the cover page of this prospectus, would increase or decrease the pro forma as adjusted net tangible book value per share of common stock after this offering by approximately $0.07, and the dilution in pro forma as adjusted net tangible book value per share of common stock to new investors by approximately $0.93 assuming that the number of shares of our common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1.0 million in the number of shares of common stock offered by us would increase or decrease, as applicable, the pro forma as adjusted net tangible book value after this offering by $0.22 per share and increase or decrease, as applicable, the dilution per share to new investors participating in this offering by $0.22 per share, assuming that the assumed initial public offering price of $23.50 per share remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters’ option to purchase additional shares of our common stock is exercised in full, the pro forma as adjusted net tangible book value per share of common stock would be $3.56 per share, and the dilution in pro forma as adjusted net tangible book value per share of common stock to new investors in this offering would be $19.94 per share.

The following table summarizes, on an as adjusted basis as of December 31, 2020, the differences between the number of shares of our common stock purchased from us, the total consideration and the average price per share that existing investors and new investors paid. The calculation below is based on an assumed initial public offering price of $23.50 per share of common stock, which is the midpoint of the price range listed on the cover page of this prospectus, before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares of Common Stock Purchased		Total Consideration		Average Price Per Share of Common Stock
	Number	Percent	Amount	Percent
Existing stockholders	77,135,445	92.8%	$427,600,000	75.2%	$5.54
New investors	6,000,000	7.2	141,000,000	24.8	$23.50

Total	83,135,445	100.0%	$568,600,000	100.0%	$6.84

A $1.00 increase (decrease) in the assumed initial offering price would increase (decrease) total consideration paid by new investors, total consideration paid by all stockholders and average price per share paid by all stockholders by $6.0 million, $6.0 million and $0.07 per share, respectively. An increase (decrease) of 1.0 million in the number of shares of our common stock offered by us in this offering would increase (decrease) total consideration paid by new investors, total consideration paid by all stockholders and average price per share paid by all stockholders by $23.5 million, $23.5 million and $0.28 per share, respectively.

Except as otherwise indicated, the above discussion and tables assume no exercise of the underwriters’ option to purchase additional shares of our common stock. If the underwriters’ option to purchase additional shares of our common stock were exercised in full, our existing stockholders would own 91.8% and our new investors would own 8.2% of the total number of shares of our common stock outstanding upon completion of this offering.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING INFORMATION

The following tables set forth our selected historical consolidated financial information for the periods and dates indicated. The consolidated balance sheet data as of December 31, 2019 and 2020 and the consolidated statements of operations for the years ended December 31, 2019 and 2020 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The statement of operations for the year ended December 31, 2018 has been derived from our financial statements not included in this prospectus. Our historical results are not necessarily indicative of the results to be expected in the future.

This data should be read in conjunction with, and is qualified in its entirety by reference to, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Capitalization” sections of this prospectus and our audited consolidated financial statements and notes thereto for the periods and dates indicated included elsewhere in this prospectus.

Consolidated Statements of Operations

	Year Ended December 31,
	2018	2019	2020
(in thousands, except share and per share amounts)
Revenues	$48,199	$73,541	$112,142
Cost of revenues(1)	32,495	43,106	52,986

Gross profit	15,704	30,435	59,156

Operating expenses(1):
Research and development	27,648	32,722	40,209
Sales and marketing	11,202	15,328	16,774
General and administrative	18,659	24,920	37,276

Total operating expenses	57,509	72,970	94,259

Loss from operations	(41,805)	(42,535)	(35,103)

Non-operating income (expense):
Interest income	135	267	55
Interest expense	(103)	(110)	(489)
Gain (loss) on financial instruments	125	509	(15,818)

Loss before income tax expense	(41,648)	(41,869)	(51,355)
Provision for income taxes	—	—	—

Net loss	(41,648)	(41,869)	(51,355)

Less: Cumulative dividends and adjustments to redeemable convertible preferred stock	(1,106)	(1,212)	(5,290)

Net loss attributable to common stockholders	$(42,754)	$(43,081)	$(56,645)

Net loss per share attributable to common stockholders:
Basic and diluted(2)	$(12.70)	$(9.91)	$(11.78)

Weighted average number of common shares outstanding:
Basic and diluted(2)	3,365,527	4,346,900	4,809,533

(1)	Includes stock-based compensation expenses as follows:

	Year Ended December 31,
(in thousands)	2018	2019	2020
Cost of revenues	$111	$219	$369
Research and development	306	323	417
Sales and marketing	66	97	147
General and administrative	318	611	1,021

Total stock-based compensation expenses	$801	$1,250	$1,954

(2)

See Note 12 to our consolidated financial statements included elsewhere in this prospectus for an explanation of the calculations of our basic and diluted net loss per share and the weighted-average number of shares used in the computation of the per share amounts.

Consolidated Balance Sheet Data

	As of December 31,
	2019	2020
(in thousands)
Cash and cash equivalents	$11,982	$166,790
Total assets	52,734	249,166
Total liabilities(1)	38,091	69,426
Redeemable convertible preferred stock	210,033	443,263

Total stockholders’ equity (deficit)	(195,390)	(263,523)

(1)	Includes $25.0 million and $0 of long-term debt as of December 31, 2020 and December 31, 2019, respectively.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION FOR THE ACH ALERT, LLC ACQUISITION

The following unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of Alkami Technology, Inc. (“Alkami” or the “Company”), as adjusted to give effect to the ACH Alert, LLC (“ACH Alert”) transaction (the “Transaction”).

On October 4, 2020 (“Closing Date”), Alkami entered into an asset purchase agreement with Deborah Peace, David Peace, and ACH Alert, LLC for Alkami Acquisition Corp. to purchase substantially all assets and assume substantially all obligations of ACH Alert for purchase consideration of approximately $25.0 million. Alkami Acquisition Corp. was a wholly owned subsidiary of the Company; after the Transaction, its name was changed to Alkami ACH Alert, LLC. A term loan of $25.0 million (“Term Loan”) was borrowed by Alkami on October 16, 2020 (as discussed further below). The proceeds of the Term Loan were used to partially fund the Transaction. The Transaction also anticipates contingent payments; specifically, subject to ordinary working capital adjustments and continued employment by one of ACH Alert’s selling executives, $2.5 million will be paid in October 2021 and $2.4 million will be paid in October 2022. Included within Alkami’s unaudited pro forma condensed combined statement of operations are transaction expenses of approximately $0.2 million. These transaction expenses consist of professional fees incurred as a result of the Transaction.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 gives effect to the Transaction as if it had occurred on January 1, 2020. The Transaction was complete as of October 4, 2020 and is therefore already included in the Alkami consolidated balance sheet as of December 31, 2020. The balance sheet is therefore not presented.

The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and does not represent the consolidated results of Alkami had the Transaction been completed as of the date indicated. Specifically, the unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies, revenue enhancements or restructuring costs that the combined company may achieve or incur as a result of the Transaction. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future operating results of the combined company. We based the pro forma adjustments on available information and on assumptions that we believe are reasonable under the circumstances in order to reflect, on a pro forma basis, the impact of the relevant transactions on the historical financial information of the Company. See the notes to unaudited pro forma financial information below for a discussion of assumptions made. The unaudited pro forma financial information does not purport to be indicative of our results of operations or financial position had the relevant transactions occurred on the dates assumed and does not project our results of operations or financial position for any future period or date.

In May 2020, the SEC adopted Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” (the “Final Rule”). The Company has adopted the provisions of the Final Rule, and the unaudited pro forma condensed combined financial information herein is presented in accordance therewith.

The unaudited pro forma condensed combined financial information should be read in conjunction with Alkami’s audited consolidated financial statements and notes thereto for the year ended December 31, 2020 and ACH Alert’s historical audited financial statements and notes thereto for the period ended September 30, 2020.

The unaudited pro forma condensed combined financial information constitutes forward-looking information and is subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” included elsewhere in this prospectus.

Unaudited Pro Forma Condensed Combined Statement of Operations

for the ACH Alert, LLC Acquisition

for the year ended December 31, 2020

(amounts in thousands, except share and per share amounts)

			Note 2
	Historical Alkami	Historical ACH Alert for the Nine Months Ended September 30, 2020	Transaction Accounting Adjustments	Other Transaction Accounting Adjustments	Ref	Alkami Pro Forma
Revenues	$112,142	3,409	$(33)	$—	(a)	$115,518
Cost of revenues	52,986	1,421	358	—	(c)	54,765

Gross profit	59,156	1,988	(391)	—		60,753
Operating expenses
Research and development	40,209	—	—	—		40,209
Sales and marketing	16,774	—	277	—	(c)	17,051
General and administrative	37,276	919	1,761	—	(b) (e)	39,956

Total operating expenses	94,259	919	2,038	—		97,216

Income (loss) from operations	(35,103)	1,069	(2,429)	—		(36,463)
Non-operating income (expense):
Interest income	55	2	—	—		57
Interest expense	(489)	(1)	1	(804)	(d)	(1,293)
Loss on financial instruments	(15,818)	—	—	—		(15,818)
Other	—	(180)	—	—		(180)

Income (loss) before income tax expense	(51,355)	890	(2,428)	(804)		(53,697)
Provision for income taxes	—	—	—	—	(f)	—
Net income (loss)	(51,355)	890	(2,428)	(804)		(53,697)

Less: Cumulative dividends and adjustments to redeemable convertible preferred stock	(5,290)					(5,290)

Net loss attributable to common stockholders	$(56,645)					$(58,987)

Net loss per share attributable to common stockholders:
Basic and diluted	$(11.78)				(g)	$(12.26)

Weighted average number of common shares outstanding:
Basic and diluted	4,809,533					4,809,533

Notes to Unaudited Pro Forma Condensed Combined

Statement of Operations for the ACH Alert, LLC Acquisition

1.	Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared using the historical information of Alkami and ACH Alert and presents the pro forma effects of the Transaction and certain transaction accounting adjustments described herein. The historical financial information of Alkami and ACH Alert have been prepared in accordance with accounting principles generally accepted in the United States.

The unaudited pro forma condensed combined statement of operations should be read in conjunction with the historical financial statements included elsewhere in this prospectus.

The pro forma combined financial statements do not necessarily reflect what the combined company’s results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial results of operations of the combined company. The actual results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

2.	Adjustment to Reflect the Acquisition

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 are as follows:

(a)

This adjustment represents the incremental impact to revenue, as performance obligations are satisfied, from the fair value adjustment to deferred revenue resulting from the Transaction, which resulted in a reduction of less than $0.1 million from the carrying value.

(b)	Represents the elimination of historical amortization expense of $0.1 million related to capitalized software development costs that were written off as a result of the Transaction.

(c)

Reflects the incremental intangible asset amortization expense, resulting from the fair value of intangible assets recorded from the Transaction. The adjustment increases intangible asset amortization expense by $0.6 million and is illustrated in the table below.

Intangible assets	Estimated Fair Value (in thousands)	Estimated Useful Life (in years)	Amortization for the period from January 1, 2020 to October 3, 2020 (in thousands)
Customer Relationships	5,100	15	258
Developed Technology	3,300	7	358
Trade Name	50	2	19

	$8,450		$635

Historical Amortization Expense			—

Pro Forma Adjustment			$635

(d)

Represents the following adjustments: (1) elimination of ACH Alert’s historical interest expense related to the Paycheck Protection Program (“PPP”) loan, which was paid by Alkami as part of the Transaction, (2) adjustment to increase interest expense resulting from interest on the new term debt (approximately $25.0 million) to finance the Transaction and (3) adjustment to increase interest expense resulting from the amortization of $0.3 million of debt issuance costs from the new term debt, for the period from January 1, 2020 to October 3, 2020, as follows (in thousands):

Elimination of interest expense on PPP loan	$(1)
Interest expense on term debt*	737
Amortization of new debt issuance costs	67

Pro forma adjustment to interest expense	$803

*Note: Interest expense was calculated based on the Prime Rate, which is the interest rate for the new term debt as defined in the debt agreement. The Prime Rate was 4.25% for the period from January 1, 2020 through March 3, 2020. On March 4, 2020, the Prime Rate decreased to 3.25% and remained at this rate through to the acquisition date.

(e)

The Transaction includes additional contingent payments made to ACH Alert, LLC in the event certain future events occur or conditions are met, including continued employment by one of the selling executives. This adjustment assumes those contingencies are met and increases compensation expense by $1.9 million for the period from January 1, 2020 to October 3, 2020.

(f)	There is no pro forma adjustment for income tax expense since Alkami has a combined net loss before taxes and does not benefit from income tax losses.

(g)	To reflect assumed impact of the unaudited pro forma adjustment to net loss attributable to common stockholders per share, basic and diluted.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, beliefs and expectations that involve risks and uncertainties. Our actual results and the timing of events could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in the sections of this prospectus titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

Overview

Alkami is a cloud-based digital banking platform. We inspire and empower community, regional and super-regional FIs to compete with large, technologically advanced and well-resourced banks in the United States. Our solution, the Alkami Platform, allows FIs to onboard and engage new users, accelerate revenues and meaningfully improve operational efficiency, all with the support of a proprietary, true cloud-based, multi-tenant architecture. We cultivate deep relationships with our clients through long-term, subscription-based contractual arrangements, aligning our growth with our clients’ success and generating an attractive unit economic model.

In the early 2000s digital engagement began revolutionizing industries overnight, forcing firms to invest and innovate or risk losing long-term relationships to well-resourced competitors. Within banking, many FIs were ill-equipped to compete with larger competitors, including megabanks, primarily due to resource constraints and the resulting inability to keep pace, technologically, with evolving consumer preferences for digital engagement. This led to the first digital banking platform.

The earliest versions of digital banking platforms, however, were focused on basic self-service functions that could be accomplished with a desktop computer via a single integration to the primary system of record. As the form factor of digital engagement evolved to include both desktop and mobile, FIs generally adopted disparate digital banking solutions as a matter of necessity. This served to only magnify the compounding and seemingly inescapable problem of layered and poorly integrated infrastructures, and today, many FIs continue to use disparate technology solutions for desktop, mobile, retail and business banking functions. On average, FIs require integration to more than 20 systems to enable customer self-service, according to management estimates. As consumer preferences quickly evolve, many FIs have found that their existing infrastructure lacks the uniformity and the agility to adapt to an increasingly digital and mobile world. Our technology provides a value proposition that solves this problem.

Gary Nelson and Stephen Bohanon founded Alkami to help level the playing field for FIs. Since then, our vision has been to create a platform that combined premium technology and fintech solutions in one integrated ecosystem, delivered as a SaaS solution and providing our clients’ customers with a single point of access to all things digital. We invested significant resources to build a technology stack that prioritized innovation velocity and speed-to-market given the importance of product depth and functionality in winning and retaining clients. The result of these investments is a premium platform that has enabled us to replace older, larger and better-funded incumbents in many of the 151 FIs served by the Alkami Platform as of December 31, 2020. Today, our clients can offer world-class experiences reflecting their individual digital strategies, reaching 9.7 million of our clients’ customers, with an additional 1.5 million of our clients’ customers under implementation, each as of December 31, 2020.

Our domain expertise in retail and business banking has enabled us to develop a suite of products tailored to address key challenges faced by FIs. The key differentiators of the Alkami Platform include:

•	User experience: Personalized and seamless digital experience across user interaction points, including mobile, chat and SMS, establishing durable connections between FIs and their customers.

•

Integrations:     Scalability and extensibility driven by 220 real-time integrations to back office systems and third-party fintech solutions as of December 31, 2020, including core systems, payment cards, mortgages, bill pay, electronic documents, money movement, personal financial management and account opening.

•

Deep data capabilities:     Data synchronized and stored from back office systems and third-party fintech solutions and synthesized into meaningful insights, targeted content and other areas of monetization.

The Alkami Platform offers an end-to-end set of software products. Our typical relationship with an FI begins with a set of core functional components, which can extend over time to include a rounded suite of products across account opening, card experience, financial wellness, fraud protection and marketing. Due to our architecture, adding products through our single code base is fast, simple and cost-effective, and we expect product penetration to continue to increase as we broaden our product suite. As of December 31, 2020, our clients used nine of our 26 offered products, on average.

Our target clients vary in size, generally ranging from approximately $500 million to $100 billion in assets and from approximately 10,000 customers to 2 million customers. 151 of these FIs were Alkami Platform clients which had $222 billion in assets on their balance sheets as of December 31, 2020, compared to 118 Alkami Platform clients as of December 31, 2019 which had $159 billion in assets, according to data from S&P Global Intelligence, the National Credit Union Administration and the Federal Deposit Insurance Corporation. However, this group generally does not have the internal resources or capabilities to fully build and customize their own technology platforms to keep pace with the megabanks, challenger banks and other technology-enabled competitors. As a result, many of these institutions are turning to technology providers to bridge the gap between the tools they need to compete in the marketplace and their internal infrastructures.

We go to market through an internal sales force. Given the long-term nature of our contracts, a typical sales cycle can range from approximately three to 12 months, with the subsequent implementation timeframe generally ranging from six to 12 months depending on the depth of integration. In March 2020, following COVID-19-related shelter-in-place orders, our client service organization, including our implementation team, shifted to remote execution and onboarded more than 25 FIs and nearly 1.1 million new registered users through the end of 2020.

We derive our revenues almost entirely from multi-year contracts that had an average contract life since our inception of 70 months as of December 31, 2020. We predominantly employ a per-registered-user pricing model, with incremental fees above certain contractual minimum commitments for each licensed solution. Our pricing is tiered, with per-registered-user discounts applied as clients achieve higher levels of customer penetration, incentivizing our clients to internally market and promote digital engagement. Our ability to grow revenues through deeper client customer penetration and cross-sell allowed us to deliver a net dollar revenue retention rate of 117% as of December 31, 2020 and 114% as of December 31, 2019.

To support our growth and capitalize on our market opportunity, we have increased our operating expenses across all aspects of our business. In research and development, we continue to focus on innovation and bringing novel capabilities to our platform, extending our product depth. Similarly, we continue to expand our sales and marketing organization focusing on new client wins, cross-selling opportunities and client renewals.

We have invested in the growth of our business since our inception, have not generated a profit in any period and expect to continue to generate losses for the foreseeable future. As of December 31, 2020, we had an accumulated deficit of $263.5 million.

Our total revenues were $112.1 million, $73.5 million and $48.2 million for 2020, 2019 and 2018, representing growth rates of 52.5% from 2019 to 2020 and 52.6% from 2018 to 2019. SaaS subscription revenues, as further described below, represented 93.7%, 91.5% and 90.8% of total revenues for 2020, 2019 and 2018. We incurred net losses of $51.4 million, $41.9 million and $41.6 million for 2020, 2019 and 2018 largely on the basis of significant continued investment in sales, marketing, product development and post-sales client activities.

COVID-19 Impact

The shelter-in-place orders surrounding COVID-19 have impacted our business. We transitioned our employee base to work-from-home in March 2020, creating challenges in executing sales and implementations that have resurfaced due to renewed shelter-in-place requirements and may be exacerbated by prolonged shelter-in-place requirements. In terms of demand, while general economic headwinds have adversely impacted the technology budgets of certain clients, we believe shelter-in-place orders have served to highlight the criticality of our products, driving increased demand over time.

The full extent to which the ongoing COVID-19 pandemic affects our financial performance will depend on future developments, many of which are outside of our control, are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the pandemic, its severity, the effectiveness of actions to contain the virus or treat its impact and how quickly and to what extent normal economic and operating conditions can resume. The COVID-19 pandemic could also result in additional governmental restrictions and regulations, which could adversely affect our business and financial results. In addition, a recession, depression or other sustained adverse market impact resulting from COVID-19 could materially and adversely affect our business and our access to needed capital and liquidity. Even after the COVID-19 pandemic has lessened or subsided, we may continue to experience adverse impacts on our business and financial performance as a result of its global economic impact.

Factors Affecting our Operating Results

Growing our FI Client Base.     A key part of our strategy is to grow our FI client base. As of December 31, 2020, we served 151 FIs through the Alkami Platform and an additional 76 clients through the ACH Alert suite of solutions, representing 92.4% annual client growth since December 31, 2019. Each of our new client wins is a competitive takeaway, and as such, our historical ability to grow our client base has been a function of product depth, technological excellence and a sales and marketing function able to match our solutions with the strategic objectives of our clients. Our future success will significantly depend on our ability to continue to grow our FI client base through competitive wins.

Deepening Client Customer Penetration.     We primarily generate revenues through a per-registered-user pricing model. Once we onboard a client, our ability to help drive incremental client customer digital adoption translates to additional revenues with very limited additional spend. Our FI clients are incentivized to market and encourage digital account sign-up based on identifiable improvement in customer engagement as well as discounts received based on certain levels of customer penetration. We expect to continue to support digital adoption by client customers through continued investments in new products and platform enhancements. Our future success will depend on our ability to continue to deepen client customer penetration.

Expanding our Product Suite.     Product depth is a key determinant in winning new clients. In a replacement market, we win based on our ability to bring a product suite to market that is superior to the incumbent, as well as to our broader competition. Of equal importance is the ability to cohesively deliver a deep product suite and with as little friction as possible to the client customer. The depth of our product suite is a function of technology and platform partnerships. Our platform model with 220 integrations as of December 31, 2020 enables us to deliver thousands of configurations aligned with the digital platform strategies adopted by our clients. We expect our future success in winning new clients to be partially driven by our ability to continue to develop and deliver new, innovative products to FI clients in a timely manner. Furthermore, expanding our product suite expands our RPU potential.

Client Renewals.     Our model and the stability of our revenue base is, in part, driven by our ability to renew our clients. Since inception, of the 14 client contracts that have come up for renewal, we have renewed 13. In addition to extending existing relationships, renewals provide an opportunity to grow minimum contract value as over the course of a contract term our clients often grow or their needs evolve. Across the 2019 and 2020 renewal cohorts we achieved an 88.3% ARR uplift. Client renewals are also an important lever in driving our long-term gross margin targets, as we generally achieve approximately 70% gross margin upon renewal. Combined with increasing registered user penetration and expanding RPU, our client renewals have expanded ARR for the cohort of clients going live before 2017 to 2.06x their initial contract minimums. We expect client renewal to continue to play a key role in our future success.

Continued Leadership in Innovation.     Our ability to maintain a differentiated platform and offering is dependent upon our pace of innovation. In particular, our single code base, built on a multi-tenant infrastructure and combined with continuous software delivery enables us to bring new, innovative products to market quickly and positions us with what we believe is market-leading breadth in terms of product offerings and feature set. We remain committed to investing in our platform, notably through our research and development spend, which was 35.9% of our revenues in 2020. Our future success will depend on our continued leadership in innovation.

Key Business Metrics

Adjusted EBITDA.     Adjusted EBITDA is a non-GAAP financial measure and should not be considered an alternative to GAAP net loss as a measure of operating performance or as a measure of liquidity. We define adjusted EBITDA as net loss before provision for income taxes; (gain) loss on financial instruments; interest (income) expense, net; amortization of intangible assets; depreciation; stock-based compensation expense; tender offer-related costs; and acquisition-related costs. We believe adjusted EBITDA provides investors and other users of our financial information consistency and comparability with our past financial performance and facilitates period-to-period comparisons of operations. Adjusted EBITDA was $(23.4) million for the year ended December 31, 2020, $(39.1) million for the year ended December 31, 2019 and $(38.9) million for the year ended December 31, 2018. For additional information regarding adjusted EBITDA, including the reconciliation to net loss, the most directly comparable GAAP financial measure, see “Summary Consolidated Financial and Operating Information.”

Annual Recurring Revenue (ARR).     We calculate ARR by aggregating annualized recurring revenue related to SaaS subscription services recognized in the last month of the reporting period as well as the next 12 months of expected implementation services revenues for all clients on the platform in the last month of the reporting period. We believe ARR provides important information about our future revenue potential, our ability to acquire new clients, and our ability to maintain and expand our relationship with existing clients. ARR was $128.0 million as of December 31, 2020, $87.8 million as of December 31, 2019 and $57.9 million as of December 31, 2018. The chart below shows cumulative growth in ARR for each cohort from first-year minimum contractual ARR through ARR as of December 31, 2020.

Registered Users.     We define a registered user as an individual or business related to an account holder of an FI client on our digital banking platform who has registered to use one or more of our solutions and has current access to use those solutions as of the last day of the reporting period presented. We price our digital banking platform based on the number of registered users, so as the number of registered users of our digital banking platform increases, our ARR grows. We believe growth in the number of registered users provides important information about our ability to expand market adoption of our digital banking platform and its associated software products, and therefore to grow revenues over time. We had 9.7 million registered users as of December 31, 2020, 7.2 million as of December 31, 2019 and 5.6 million as of December 31, 2018.

Revenue per Registered User (RPU).     We calculate RPU by dividing ARR for the reporting period by the number of registered users as of the last day of the reporting period. We believe RPU provides important information about our ability to grow the number of software products adopted by new clients over time, as well as our ability to expand the number of software products that our existing clients add to their contracts with us over time. RPU was $13.22 as of December 31, 2020, $12.23 as of December 31, 2019 and $10.29 as of December 31, 2018.

Components of Our Results of Operations

Revenues

Our client relationships are primarily based on multi-year contracts that have had an average contract life since inception of 70 months as of December 31, 2020. We derive the majority of our revenues from SaaS subscription services charged for the use of our digital banking solution. For each client, we invoice monthly a contractual minimum fee for each licensed solution. In addition, we invoice monthly an additional subscription fee for the number of registered users using each solution and the number of bill-pay and certain other transactions those registered users conduct through our digital banking platform in excess of their contractual minimum commitments. Our pricing is tiered, with per-registered-user discounts applied as clients achieve higher levels of customer penetration, incentivizing our clients to internally market our products and promote digital engagement. Variable consideration earned for subscription fees in excess of contractual minimums are recognized as revenues in the month of actual usage. SaaS subscription services also include annual and monthly charges for maintenance and support services which are recognized on a straight-line basis over the contract term.

We receive implementation and other upfront fees for the implementation, configuration and integration of our digital banking platform. We typically invoice these services as a fixed price per contract. These fees are not distinct from the underlying licensed SaaS subscription services. As a result, we recognize the resulting revenues on a straight-line basis over the client’s initial agreement term for its licensed SaaS solutions, commencing upon launch.

Occasionally, our clients request custom development and other professional services, which we provide. These are generally one-time in nature and involve unique, non-standard features, functions or integrations that are intended to enhance or modify their licensed SaaS solutions. We recognize revenues at the point in time the services are transferred to the client.

The following disaggregates our revenues for the years ended December 31, 2019 and 2020 by major source.

	Year Ended December 31,
	2019	2020
($ in thousands)
SaaS subscription services	$67,313	$105,049
Implementation services	4,191	5,212
Other services	2,037	1,881

Total revenues	$73,541	$112,142

See Note 5 to our consolidated financial statements included elsewhere in this prospectus for disaggregation of our revenues by major source.

Cost of Revenues and Gross Margins

Cost of revenues is comprised primarily of salaries and other personnel-related costs, including employee benefits, bonuses, stock-based compensation, travel and related costs for employees supporting our SaaS subscription, implementation and other services. This includes the costs of our implementation, client support and client success teams, development personnel responsible for maintaining and releasing updates to our platform, as well as third-party cloud-based hosting services. Cost of revenues also includes the direct costs of bill-pay and other third-party intellectual property included in our solutions, the amortization of acquired technology and depreciation.

We capitalize certain personnel costs directly related to the implementation of our solutions to the extent those costs are recoverable from future revenues. We amortize the costs for an implementation once revenue recognition commences. The amortization period is typically five to seven years which represents the expected period of client benefit. Other costs not directly recoverable from future revenues are expensed in the period incurred.

We intend to continue to increase our investments in our implementation, client support and client success teams and technology infrastructure to serve our clients and support our growth. We expect cost of revenues to continue to grow in absolute dollars as we grow our business but to vary as a percentage of revenues from period to period as a function of the utilization of implementation and support personnel and the extent we recognize fees from bill-pay services and other third-party functionality integrated into our solutions. Our gross margin for the years ended December 31, 2020 and 2019 was 52.8% and 41.4%, respectively. The major components of cost of revenues represented the following percentages of revenues for the year ended December 31, 2020: third-party hosting services (8.7%), the direct costs of bill-pay and other third-party intellectual property included in our solutions (15.9%), our implementation team (11.2%), our client success team (6.4%) and our development team responsible for maintaining and releasing updates to our platform (5.0%). The major components of cost of revenues represented the following percentages of revenues for the year ended December 31, 2019: third-party hosting services (12.6%), the direct costs of bill-pay and other third-party intellectual property included in our solutions (17.5%), our implementation team (13.8%), our client success team (9.1%) and our development team responsible for maintaining and releasing updates to our platform (5.6%).

Operating Expenses

Research and Development.     Research and development costs consist primarily of personnel-related costs for our engineering, information technology and product, including salaries, bonus, commissions, other incentive-related compensation, employee benefits and stock-based compensation. In addition, we also include third-party contractor expenses, software development and testing tools, allocated corporate expenses, and other expenses related to developing new solutions and upgrading and enhancing existing solutions. We expect research and development cost to increase as we expand our platform with new features and functionality as well as enhance the existing Alkami Platform.

Sales and Marketing.     Sales and marketing expenses consist primarily of personnel-related costs of our sales, marketing and a portion of account management employees, including salaries, bonuses, commissions, other incentive-related compensation, employee benefits and stock-based compensation. Sales and marketing expenses also include travel and related costs, outside consulting fees and marketing programs, including lead generation, costs of our annual client conference, advertising, trade shows, allocated corporate expenses, other event expenses and amortization of acquired client relationships. We expect sales and marketing expenses will continue to increase as we expand our direct sales teams to pursue our market opportunity.

General and Administrative.     General and administrative expenses consist primarily of personnel-related costs for our general and administrative teams including salaries, bonus, commissions, other incentive-related compensation, employee benefits and stock-based compensation associated with our executive, finance, legal, human resources, information technology, security and compliance as well as other administrative personnel. General and administrative expenses also include accounting, auditing and legal professional services fees, travel and other unallocated corporate-related expenses such as the cost of our facilities, employee relations, corporate telecommunication and software. We expect that general and administrative expenses will continue to increase as we scale our business and as we incur costs associated with being a publicly traded company, including legal, audit, business insurance and consulting fees.

Non-operating Income (Expense)

Non-operating income (expense) consists primarily of interest income from our cash balances, interest expense from borrowings under our revolving line of credit, amortization of deferred debt costs and changes in fair value of warrant and tranche rights.

Provision for (Benefit from) Income Taxes

We are subject to franchise, business and income taxes in several U.S. federal and state jurisdictions in which we conduct business. Such taxes, which are minimal, are reported within general and administrative expense in the consolidated statement of operations. Due to cumulative losses, we maintain a full valuation allowance against our net deferred tax assets. We consider all available evidence, both positive and negative, in assessing the extent to which a valuation allowance should be applied against our deferred tax assets. Realization of our U.S. deferred tax assets depends upon future earnings, the timing and amount of which are uncertain.

Results of Operations

The results of operations presented below should be reviewed in conjunction with the consolidated financial statements and notes included elsewhere in this prospectus. The following table presents our selected consolidated statement of operations data for 2019 and 2020 in both dollars and as a percentage of total revenues, except as noted.

	Year Ended December 31,
	2019	2020
(in thousands, except share and per share amounts)
Revenues	$73,541	$112,142
Cost of revenues(1)	43,106	52,986

Gross profit	30,435	59,156
Operating expenses(1):
Research and development	32,722	40,209
Sales and marketing	15,328	16,774
General and administrative	24,920	37,276

Total operating expenses	72,970	94,259

Loss from operations	(42,535)	(35,103)
Non-operating income (expense):
Interest income	267	55
Interest expense	(110)	(489)
Gain (loss) on financial instruments	509	(15,818)

Loss before income tax expense	(41,869)	(51,355)
Provision for income taxes	—	—

Net loss	(41,869)	(51,355)

(1)	Includes stock-based compensation expenses as follows:

	Year Ended December 31,
(in thousands)	2019	2020
Cost of revenues	$219	$369
Research and development	323	417
Sales and marketing	97	147
General and administrative	611	1,021

Total stock-based compensation expenses	$1,250	$1,954

The following table presents our reconciliation of GAAP net loss to adjusted EBITDA for the periods indicated. For additional information regarding adjusted EBITDA, see “—Key Business Metrics.”

	Year Ended December 31,
	2019	2020
(in thousands)
Net loss	$(41,869)	$(51,355)
Provision for income taxes	—	—
(Gain) loss on financial instruments	(509)	15,818
Interest (income) expense, net	(157)	434
Amortization of intangible assets	—	209
Depreciation	2,226	2,566
Stock-based compensation expense	1,250	1,954
Expenses related to tender offer(1)	—	6,091
Acquisition-related expenses	—	839

Adjusted EBITDA(2)	$(39,059)	$(23,444)

(1)

On October 15, 2020, we offered to purchase for cash vested stock options or shares of common stock, representing up to 20% of each employee’s holdings from employees employed by us on September 30, 2020. The expiration date of the tender offer was November 12, 2020. An aggregate of 1.1 million vested stock options and shares of common stock were tendered, resulting in total payments of $17.4 million, which includes a $6.1 million non-recurring payment for the excess of the repurchase price over the fair value of the stock on the date of repurchase, recognized as additional compensation expense in the consolidated statements of operations.

(2)

Adjusted EBITDA is a non-GAAP financial measure and should not be considered an alternative to GAAP net loss as a measure of operating performance or as a measure of liquidity. We define adjusted EBITDA as net loss before provision for income taxes; (gain) loss on financial instruments; interest (income) expense, net; amortization of intangible assets; depreciation; stock-based compensation expense; tender offer-related costs; and acquisition-related costs. We believe adjusted EBITDA provides investors and other users of our financial information consistency and comparability with our past financial performance and facilitates period-to-period comparisons of operations. For additional information regarding adjusted EBITDA, see “Key Business Metrics.”

Comparison of Years Ended December 31, 2020 and 2019

Revenues

The following table presents our revenues for each of the periods indicated:

	Year Ended December 31,		Change
	2019	2020	$	%
(in thousands, except RPU)
Revenues	$73,541	$112,142	$38,601	52.5%
Annual recurring revenue (ARR)	$87,757	$127,987	$40,230	45.8%
Registered users	7,176	9,680	2,504	34.9%
Revenue per registered user (RPU)	$12.23	$13.22	$0.99	8.1%

Revenues increased $38.6 million, or 52.5% for 2020 compared to 2019. The increase in revenues was primarily due to registered user growth of 2.5 million, primarily driven by 1.2 million in registered user growth from existing clients (net of attrition) and 1.2 million in registered users from new client wins. In addition, increased revenues were due to RPU growth of 8.1%. RPU growth was primarily driven by cross-sell activity to existing clients and new client average RPU of $17.14 as of

December 31, 2020 which reflects new client adoption that is 29.6% higher than the aggregate RPU. An additional contributing factor to increased revenues in 2020 is the acquisition of ACH Alert completed on October 4, 2020, contributing $1.0 million to 2020 revenues.

Cost of Revenues and Gross Margin

The following table presents our cost of revenues for each of the periods indicated:

	Year Ended December 31,		Change
	2019	2020	$	%
(in thousands)
Cost of revenues	$43,106	$52,986	$9,880	22.9%
Percentage of revenues	58.6%	47.2%

Cost of Revenues

Cost of revenues increased $9.9 million, or 22.9% for 2020 compared to 2019, generating a gross margin of 52.8% for 2020 compared to a gross margin of 41.4% for 2019. The increase in cost of revenues was primarily driven by a $5.1 million increase in personnel-related costs resulting from headcount increases supporting our growth in the following teams: site reliability engineering, client implementation and client support, $4.8 million higher third-party costs and $0.5 million in incremental hosting costs, both incurred from an increase in revenues derived from existing and new client growth. These costs were partially offset by $0.6 million in lower travel and other costs primarily due to the work-from-home business environment during the COVID-19 pandemic. We expect the cost of revenues will continue to increase as SaaS subscription services and the associated implementation services increase over time. However, we expect gross margin to continue to improve due to operational scaling.

Operating Expenses

	Year Ended December 31,		Change
	2019	2020	$	%
(in thousands)
Research and development	$32,722	$40,209	$7,487	22.9%
Sales and marketing	15,328	16,774	1,446	9.4%
General and administrative	24,920	37,276	12,356	49.6%

Total operating expenses	$72,970	$94,259	$21,289	29.2%

Percentage of revenues	99.2%	84.1%

Research and Development

Research and development expenses increased $7.5 million, or 22.9%, for 2020 compared to 2019, primarily due to a $6.4 million increase in personnel-related costs resulting from headcount growth in our engineering, information technology and product teams dedicated to platform enhancements and innovation. In addition, we incurred an $1.1 million increase in client infrastructure and other costs due to continued growth from our install base and new client growth.

Sales and Marketing

Sales and marketing expenses increased $1.4 million, or 9.4% for 2020 compared to 2019, primarily due to a $3.1 million increase in personnel-related costs resulting from headcount growth in our sales and marketing teams and higher new sales productivity as well as higher customer success engagement costs. These costs were partially offset by $0.8 million lower travel costs for the sales team as well as $1.1 million lower costs related to our annual client conference, industry conferences and tradeshows, all primarily due to the work-from-home business environment during the COVID-19 pandemic.

General and Administrative

General and administrative expenses increased $12.4 million, or 49.6% for 2020 compared to 2019, primarily due to $6.1 million in compensation expense related to the Company’s tender offer, $4.3 million increase in personnel-related and other costs from increased headcount including the acquisition of ACH Alert, and a $0.8 million increase in costs related to the acquisition of ACH Alert. In addition, we incurred a $0.9 million increase in facilities costs, a $0.7 million increase in software costs and a $0.9 million increase in other costs. These higher costs were the result of additional employees to support our growth initiatives. These costs were partially offset by $1.3 million less travel, employee-related costs and lower consulting costs, all primarily due to the work-from-home business environment during the COVID-19 pandemic.

Other

Non-operating Income (Expense)

Non-operating income (expense), net decreased $16.9 million, for 2020 compared to 2019, primarily due to $15.8 million in non-operating loss related to the increase in fair value of our warrant and redeemable convertible preferred stock tranche right liabilities.

Provision for Income Taxes

Provision for income taxes for 2020 and 2019 is $0 and $0, respectively. We file franchise, business and income tax returns in several state jurisdictions. Such taxes, which are minimal, are reported within general and administrative expense in the statement of operations. As a result of operating losses, no federal or state income taxes are owed.

Quarterly Results of Operations

The following table sets forth our unaudited quarterly consolidated statements of operations data for each of the periods presented. In management’s opinion, the data below has been prepared on the same basis as the audited consolidated financial statements included elsewhere in this prospectus and reflects all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of this data. The results of historical periods are not necessarily indicative of the results to be expected for a full year or any future period. The following quarterly financial data should be read in conjunction with our audited consolidated financial statements and related notes included elsewhere in this prospectus.

	Three Months Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020
	(in thousands, except share and per share data)
Revenues	$15,182	$17,037	$19,659	$21,663	$23,210	$26,666	$28,941	$33,325
Cost of revenues	10,023	10,824	10,959	11,300	11,902	13,236	13,776	14,072

Gross profit	5,159	6,213	8,700	10,363	11,308	13,430	15,165	19,253

Operating expenses:
Research and development	7,793	7,783	8,263	8,883	9,689	9,780	9,898	10,842
Sales and marketing	3,470	4,539	3,514	3,805	4,640	3,910	3,998	4,226
General and administrative	5,441	5,930	6,195	7,354	7,158	6,851	7,859	15,408

Total operating expenses	16,704	18,252	17,972	20,042	21,487	20,541	21,755	30,476

	Three Months Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020
	(in thousands, except share and per share data)
Loss from operations	(11,545)	(12,039)	(9,272)	(9,679)	(10,179)	(7,111)	(6,590)	(11,223)

Non-operating income (expense):
Interest income	47	51	93	76	29	9	8	9
Interest expense	(3)	(2)	(69)	(36)	(104)	(99)	(22)	$(264)
Gain (loss) on financial instruments	—	15	197	297	(1)	(66)	(14,743)	$(1,008)
Other	—	—	—	—	—	—	—	—

Loss before income tax expense	(11,501)	(11,975)	(9,051)	(9,342)	(10,255)	(7,267)	(21,347)	(12,486)
Provision for income taxes	—	—	—	—	—	—	—	—

Net loss	$(11,501)	$(11,975)	$(9,051)	$(9,342)	$(10,255)	$(7,267)	$(21,347)	$(12,486)

	Three Months Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020
Revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of revenues (percentage shown in comparison to related revenues):
Cost of revenues	66.0	63.5	55.7	52.2	51.3	49.6	47.6	42.2

Gross profit	34.0	36.5	44.3	47.8	48.7	50.4	52.4	57.8

Operating expenses:
Research and development	51.3	45.7	42.0	41.0	41.7	36.7	34.2	32.5
Sales and marketing	22.9	26.6	17.9	17.6	20.0	14.7	13.8	12.7
General and administrative	35.8	34.8	31.5	33.9	30.8	25.7	27.2	46.2

Total operating expenses	110.0	107.1	91.4	92.5	92.6	77.0	75.2	91.5

Loss from operations	(76.0)	(70.7)	(47.2)	(44.7)	(43.9)	(26.7)	(22.8)	(33.7)

Non-operating income (expense):
Interest income	0.3	0.3	0.5	0.4	0.1	—	—	—
Interest expense	—	—	(0.4)	(0.2)	(0.4)	(0.4)	(0.1)	(0.8)
Gain (loss) on financial instruments	—	0.1	1.0	1.4	—	(0.2)	(50.9)	(3.0)
Other	—	—	—	—	—	—	—	—

Loss before income tax expense	(75.8)	(70.3)	(46.0)	(43.1)	(44.2)	(27.3)	(73.8)	(37.5)
Provision for income taxes	—	—	—	—	—	—	—	—

Net loss	(75.8)%	(70.3)%	(46.0)%	(43.1)%	(44.2)%	(27.3)%	(73.8)%	(37.5)%

We have experienced rapid growth in our business in recent periods and as a result, our revenues, margins and operating expenses have fluctuated for a variety of reasons. We expect quarterly fluctuations in our operating results to continue for the foreseeable future.

Our total revenues increased consecutively for all periods presented primarily due to increased SaaS subscription services from new clients and expansion within existing clients. Our gross margins have improved over the quarters presented as we benefited from growth in SaaS subscription services and the related higher gross margins.

Total operating expenses generally increased for all periods presented due primarily to increases in headcount and other related personnel costs, including stock-based compensation expenses, to support our growth quarter-over-quarter. During the third quarter of 2019, operating expenses declined quarter-over-quarter as a result of our client conference which is held annually in the second quarter. In the second quarter of 2020, we experienced lower operating expenses as a result of hosting our client conference virtually and experiencing lower employee-related costs from the work-from-home business environment during the COVID-19 pandemic. We plan to continue our investment in operating expenses as we continue to execute our growth strategy, expand our digital banking platform and incur additional infrastructure costs to support our growth as well as public company-related costs.

Reconciliation of GAAP to Non-GAAP Measures

The following table presents our reconciliation of GAAP net loss to adjusted EBITDA for the periods indicated. For additional information regarding adjusted EBITDA, see “—Key Business Metrics.”

	Three Months Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020
(in thousands)
Net loss	$(11,501)	$(11,975)	$(9,051)	$(9,342)	$(10,255)	$(7,267)	$(21,347)	$(12,486)
Provision for income taxes	—	—	—	—	—	—	—	—
(Gain) loss on financial instruments	—	(15)	(197)	(297)	1	66	14,743	1,008
Interest (income) expense, net	(44)	(49)	(24)	(40)	75	90	14	255
Amortization of intangible assets	—	—	—	—	—	—	—	209
Depreciation	557	554	539	576	652	665	653	596
Stock-based compensation expense	259	303	316	372	459	450	439	606
Expenses related to tender offer(1)	—	—	—	—	—	—	—	6,091
Acquisition-related expenses	—	—	—	—	—	—	112	727

Adjusted EBITDA	$(10,729)	$(11,182)	$(8,417)	$(8,731)	$(9,068)	$(5,996)	$(5,386)	$(2,994)

(1)

On October 15, 2020, we offered to purchase for cash vested stock options or shares of common stock, representing up to 20% of each employee’s holdings from employees employed by us on September 30, 2020. The expiration date of the tender offer was November 12, 2020. An aggregate of 1.1 million vested stock options and shares of common stock were tendered, resulting in total payments of $17.4 million, which includes a $6.1 million non-recurring payment for the excess of the repurchase price over the fair value of the stock on the date of repurchase, recognized as additional compensation expense in the consolidated statements of operations.

Liquidity and Capital Resources

As of December 31, 2020, we had $166.8 million in cash and cash equivalents, and an accumulated deficit of $263.5 million. Our net losses have been driven by our investments in developing our digital banking platform, expanding our sales, marketing and implementation organizations and scaling our administrative functions to support our rapid growth.

We have financed our operations primarily through the net proceeds we have received from the sales of our redeemable convertible preferred stock and common stock, cash generated from the sale of SaaS subscription services and borrowings under our Credit Agreement. Through December 31, 2020, we have raised $421.6 million in capital from redeemable convertible preferred stock issuances.

Our future capital requirements will depend on many factors, including revenue growth and costs incurred to support client usage and growth in our client base, increased research and development expenses to support the growth of our business and related infrastructure, increased general and administrative expenses to support publicly traded company requirements, investments in office facilities and other capital expenditure requirements and any potential future acquisitions or other strategic transactions.

We believe that our existing cash resources (not including the net proceeds from this offering), will be sufficient to finance our continued operations, growth strategy, planned capital expenditures and the additional expenses we expect to incur as a public company for at least the next 12 months. We may from time to time seek to raise additional capital to support our growth. Any equity financing we may undertake could be dilutive to our existing stockholders, and any additional debt financing we may undertake could require debt service and financial and operational requirements that could adversely affect our business. There is no assurance we would be able to obtain future financing on acceptable terms or at all.

Cash Flows

The following table summarizes our cash flows for the periods indicated:

	Year Ended December 31,
	2019	2020
(in thousands)
Net cash (used in) provided by operating activities	$(39,085)	$(38,145)
Net cash (used in) provided by investing activities	(3,689)	(27,220)
Net cash (used in) provided by financing activities	30,194	225,046

Cash Used in Operating Activities

During the year ended December 31, 2020, cash used in operating activities was $38.1 million, which consisted of a net loss of $51.4 million, adjusted by non-cash charges of $20.6 million and net cash outflows from the change in net operating assets and liabilities of $7.4 million. The non-cash charges were primarily comprised of non-operating loss related to the increase in fair value of warrant and tranche right liabilities of $15.8 million, depreciation and amortization expense of $2.8 million, and stock compensation expense of $2.0 million. The net cash outflows from the change in our net operating assets and liabilities was primarily due to a $3.8 million increase in deferred implementation costs and a $3.4 million increase in accounts receivable and a net $0.2 million in other balance sheet changes.

During the year ended December 31, 2019, cash used in operating activities was $39.1 million, which consisted of a net loss of $41.9 million, adjusted by non-cash charges of $3.0 million and net cash outflows from the change in net operating assets and liabilities of $0.2 million. Non-cash charges were primarily comprised of depreciation expense of $2.2 million and stock-based compensation expense of $1.3 million.

Cash Used in Investing Activities

During the year ended December 31, 2020, cash used in investing activities was $27.2 million, primarily consisting of the acquisition of ACH Alert of $25.1 million and capital expenditures related to the expansion and updates to our corporate facilities of $1.6 million and computer and other equipment of $0.5 million.

During the year ended December 31, 2019, cash used in investing activities was $3.7 million, primarily consisting of capital expenditures related to the expansion and updates to our corporate facilities of $3.0 million and computer and other equipment of $0.7 million.

Cash Provided by Financing Activities

For the year ended December 31, 2020, net cash provided by financing activities was $225.0 million, which was primarily due to the issuance of redeemable convertible preferred stock in an amount of $213.9 million. We also borrowed $25.0 million through our term loan under our Credit Agreement for the ACH Alert acquisition. Cash flows provided from investing activities were partially offset by the repurchase of $11.3 million and $3.2 million of our common stock related to a tender offer and general repurchases, respectively.

During the year ended December 31, 2019, cash provided by financing activities was $30.2 million, primarily consisting of net proceeds of $30.0 million from the issuance of redeemable convertible preferred stock.

Credit Agreement

On October 16, 2020, we entered into our Credit Agreement with Silicon Valley Bank and KeyBank National Association. The Credit Agreement replaced our prior credit facility provided by Comerica Bank. The Credit Agreement matures on October 16, 2023, and is secured by a first priority lien on substantially all of our tangible and intangible personal property and the tangible and intangible personal property of our subsidiaries that are guarantors. In addition, the Credit Agreement includes the following:

•

Revolving Facility:     The Credit Agreement provides $25.0 million in aggregate commitments for secured revolving loans, with sub-limits of $10.0 million for the issuance of letters of credit and $7.5 million for swingline loans (“Revolving Facility”).

•	Term Loan: A term loan of $25.0 million (“Term Loan”) was borrowed on October 16, 2020. The proceeds of the Term Loan were used to partially fund the acquisition of ACH Alert.

•	Accordion Feature: The Credit Agreement also allows us, subject to certain conditions, to request additional revolving loan commitments in an aggregate principal amount of up to $30.0 million.

Revolving Facility loans under the Credit Agreement may be voluntarily prepaid and re-borrowed. Principal payments on the Term Loan are due in quarterly installments equal to an initial amount of approximately $0.3 million, which begin December 31, 2021 and continue through September 30, 2022 and increase to approximately $0.6 million beginning on December 31, 2022 through the Credit Agreement maturity date. Once repaid or prepaid, the Term Loan may not be re-borrowed.

Borrowings under the Credit Agreement bear interest at a variable rate based upon, at our option, either the LIBOR rate or the base rate (in each case, as customarily defined) plus an applicable margin. The minimum LIBOR rate to be applied is 1.00%. The applicable margin for LIBOR rate loans ranges, based on an applicable recurring revenue leverage ratio, from 3.00% to 3.50% per annum, and the applicable margin for base rate loans ranges from 2.00 to 2.50% per annum. Our minimum interest rate applied to term debt was 4.00% as of December 31, 2020. We are required to pay a commitment fee of 0.30% per annum on the undrawn portion available under the Revolving Facility, and variable fees on outstanding letters of credit.

All outstanding principal and accrued but unpaid interest is due, and the commitments for the Revolving Facility terminate, on the maturity date. The loans are subject to mandatory prepayment requirements in the event of certain asset sales or if certain insurance or condemnation events occur, subject to customary reinvestment provisions. We may prepay the Term Loan in whole or in part at any time without premium or penalty.

The Credit Agreement contains customary affirmative and negative covenants, as well as (i) an annual recurring revenue growth covenant requiring the loan parties to have recurring revenues in any four consecutive fiscal quarter period in an amount that is 10% greater than the recurring revenues for the corresponding four consecutive quarter period in the previous year and (ii) a liquidity (defined as the aggregate amount of cash in bank accounts subject to a control agreement plus availability under the revolving credit facility) covenant, requiring the loan parties to have liquidity, tested on the last day of each calendar month, of $10.0 million or more. The Credit Agreement also contains customary events of default, which if they occur, could result in the termination of commitments under the Credit Agreement, the declaration that all outstanding loans are immediately due and payable in whole or in part, and the requirement to maintain cash collateral deposits in respect of outstanding letters of credit.

Total interest expense, including commitment fees and unused line fees, for the years ended December 31, 2020 and 2019 was $0.5 million and $0.1 million, respectively. In conjunction with closing the Credit Agreement in 2020, we incurred issuance costs of $0.1 million which were deferred and will be amortized over the three-year term. Unamortized debt issuance costs totaled $0.1 million and less than $0.1 million as of December 31, 2020 and 2019, respectively. Amortization expense totaled $0.2 million and less than $0.1 million for the years ended December 31, 2020 and 2019, respectively.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Contractual Obligations and Commitments

We lease office space under an operating lease for our corporate headquarters in Plano, Texas under a ten-year lease agreement under which we lease approximately 125,000 square feet of office space with an initial term that expires on August 31, 2028, with the option to extend the lease for either two additional terms of five years each or one additional term of ten years. Rent expense under operating leases was $4.7 and $3.8 million for the years ended December 31, 2020 and 2019, respectively. We have contractual commitments related to third-party products, hosting services and other service costs. We are party to several purchase commitments for third-party services that contain both a contractual minimum obligation and a variable obligation based upon usage or other factors which can change on a monthly basis. The estimated amounts for usage and other factors are not included within the table below.

The following table summarizes our contractual obligations as of December 31, 2020:

	Payments due by period
	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years	Total
(in thousands)
Operating lease obligations	$3,636	$11,318	$11,883	$2,712	$29,549
Purchase commitments	11,949	24,883	12,000	—	48,832
Long-term debt, including current maturities	313	24,687	—	—	25,000
Interest on long-term debt	1,013	1,702	—	—	2,715

Total	$16,911	$62,590	$23,883	$2,712	$106,096

Legal Proceedings

From time to time, we may be involved in various legal proceedings arising from the normal course of business activities. We are currently not a party to any litigation the outcome of which we believe, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, cash flows or financial condition.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates.

Interest Rate Risk

We are subject to interest rate risk in connection with our Credit Agreement. Interest rate changes generally impact the amount of our interest payments and, therefore, our future net income and cash flows, assuming other factors held constant. Assuming the amounts outstanding under our Credit Agreement are fully drawn, a hypothetical 10% change in interest rates would not have a material impact on our consolidated financial statements.

Critical Accounting Policies and Estimates

We believe that the following accounting policies involve a high degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of our operations. See Note 2 to our consolidated financial statements appearing elsewhere in this prospectus for a description of our other significant accounting policies. The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect the amounts reported in those consolidated financial statements and accompanying notes. Although we believe that the estimates we use are reasonable, due to the inherent uncertainty involved in making those estimates, actual results reported in future periods could differ from those estimates.

Revenue Recognition

We derive the majority of our revenues from SaaS subscription services charged for the use of our digital banking solutions. SaaS subscription services are generally recognized as revenues over the term of the contract as a series of distinct SaaS services bundled into a single performance obligation. Clients are typically charged a one-time, upfront implementation fee and recurring annual and monthly access fees for the use of our digital banking solution. Implementation and integration of the digital banking platform is complex, and we have determined that the one-time, upfront services are not distinct. In determining whether implementation services are distinct from subscription services, we considered various factors including the significant level of integration, interdependency, and interrelation between the implementation and subscription service, as well as the inability of the clients’ personnel or other service providers to perform significant portions of the services. As a result, we defer any arrangement fees for implementation services and recognize such amounts over time on a ratable basis as one performance obligation with the underlying subscription revenue commencing when the client goes live on the platform, which corresponds with the date the client obtains access to our digital banking solution and begins to benefit from the service.

Our performance obligation for the SaaS series of services includes standing ready over the term of the contract to provide access to all the clients’ customers and process any transactions initiated by those customers. We invoice clients each month for the contracted minimum number of registered users with an additional amount for registered users in excess of those minimums. We recognize variable consideration related to registered user counts in excess of the contractual minimum amounts each month. SaaS subscription revenues also includes annual and monthly charges for maintenance and support services which are recognized on a straight-line basis over the subscription term.

During the term of the contract, clients may purchase additional professional services to modify or enhance their licensed SaaS solutions. These services are distinct performance obligations recognized when control of the enhancement is transferred to the client.

Stock-based Compensation

Stock options are accounted for using the grant date fair value method. Under this method, stock-based compensation expense is measured by the estimated fair value of the granted stock options at the date of grant using the Black-Scholes option pricing model and recognized over the vesting period with a corresponding increase to additional paid-in capital.

Determining the fair value of stock-based awards at the grant date requires significant judgement. The determination of the grant date fair value of stock-based awards using the Black-Scholes option-pricing model is affected by our estimated common stock fair value as well as other subjective assumptions including the volatility, risk-free interest rate, dividends, weighted average expected life and estimated forfeiture rate. The assumptions used in our option-pricing model represent management’s best estimates. These assumptions and estimates are as follows:

Fair Value of Common Stock.     Given the absence of an active market for our shares of common stock prior to our initial public offering, the fair value of the shares of common stock underlying our stock options was determined by our board of directors.

Our board of directors intends all options to be exercisable at the fair value of our shares of common stock on the grant date. Such estimates will not be necessary once the underlying shares begin trading. The assumptions used in the valuation models were based on future expectations and management judgment. We used three methods to determine fair value of our common stock as follows:

•	Discounted Cash Flow Method: the value of the business is estimated on the basis of forecasted cash flows, discounted to present value using an appropriate risk-adjusted discount rate.

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Guideline Public Company Method:     the value of the business is estimated through the application of multiples observed for public companies engaged in businesses and/or industries that are considered comparable to us.

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Recent Transactions Method:     the value of the business is estimated through the application of multiples observed for M&A transactions involving target companies engaged in businesses and/or industries that are considered comparable to us.

Under a hybrid method, the per share values calculated under each exit scenario are probability-weighted to determine the fair value of our shares of common stock.

Beginning in September 2020, we applied the hybrid method, which combines the income approach, market-based approach, and the probability-weighted expected return method (“PWERM”) to determine the value of its shares of common stock. We made this change as greater clarity developed regarding a possible initial public offering or other liquidity event. Under the PWERM, the value of our shares of common stock is estimated based on the analysis of future values for the enterprise assuming various possible future events, such as an initial public offering. The future value was discounted to its present value using an appropriate risk-adjusted rate based on our stage of development. Additionally, we applied a discount for lack of marketability. The allocation to each share class is based upon the Black-Scholes options pricing model as well as the current value method depending on the specific scenario. Under the hybrid method, the per share values calculated under each exit scenario are probability-weighted to determine the fair value of our shares of common stock.

Volatility.     As we do not have trading history for our common stock, the selected volatility used is representative of expected future volatility. We base expected future volatility on the historical and implied volatility of comparable publicly traded companies over a similar expected term.

Risk-Free Interest Rate.     We base the risk-free interest rate on the rate for a U.S. Treasury zero-coupon issue with a term that closely approximates the expected life of the option grant at the date nearest the option grant date.

Dividends.     We have never declared or paid any cash dividends. In connection with the completion of this offering, we plan to pay an aggregate of $4.9 million in accumulated dividends payable to holders of our Series B redeemable convertible preferred stock. Following payment of these accumulated dividends to holders of our Series B redeemable convertible preferred stock, we do not presently intend to pay cash dividends on our capital stock in the foreseeable future. In addition, our Credit Agreement contains a restrictive covenant that restricts our ability to pay dividends or distributions or redeem or repurchase capital stock. As a result, we used a dividends assumption of zero.

Weighted Average Expected Life in Years.     The expected term of employee stock options reflects the period for which we believe the option will remain outstanding. To determine the expected term, we generally apply the simplified approach in which the expected term of an award is presumed to be the mid-point between the vesting date and the expiration date of the award.

Estimated Forfeiture Rate.     Our forfeiture rate is based on an analysis of our actual forfeitures. We will continue to evaluate the appropriateness of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover and other factors. We have not made a change in our forfeiture rate in recent years; however, changes in the estimated forfeiture rate can have a significant impact on our stock-based compensation expense as the cumulative effect of adjusting the rate is recognized in the period the forfeiture rate is revised. If a revised forfeiture rate is higher than the previously estimated forfeiture rate, an adjustment is made that will result in a decrease to the stock-based compensation expense recognized in the consolidated financial statements. If a revised forfeiture rate is lower than the previously estimated forfeiture rate, an adjustment is made that will result in an increase to the stock-based compensation expense recognized in the consolidated financial statements.

The Black-Scholes option-pricing model requires the input of highly subjective assumptions. We continue to assess the assumptions and methodologies used to calculate the established fair value of stock-based compensation. Circumstances may change and additional data may become available over time, which could result in changes to these assumptions and methodologies, which could materially impact the fair value determinations.

Preliminary Offering Price and Options Granted Subsequent to December 31, 2020

During February 2021 we granted stock options to purchase up to 2.7 million shares of our common stock at a weighted average price of $15.87 per share which generally vest over a requisite service period of generally 4 years. In light of the difference between the fair value for a share of our common stock used for stock options granted in February 2021 and the initial price range set forth on the cover page of this prospectus, we established the fair value of these grants based on a straight-line interpolation from our December 31, 2020 valuation and the mid-point of our initial price range in order to determine the appropriate stock-based compensation expense for financial reporting purposes. Therefore, we note that while we have not yet prepared financial statements for this period, when we do we intend, solely for financial reporting purposes, to use an estimated grant-date fair value of $22.9 million for the February 2021 grants, which is expected to be recognized, net of estimated forfeitures, over a requisite service period of generally 4 years. Our estimates are based upon information currently available and could change as events and circumstances change.

Upon completion of this offering, our common stock will be publicly traded and we will rely on the closing price of our common stock as reported on the date of grant to determine the fair value of our common stock.

Deferred Costs to Obtain Client Contracts

We capitalize certain commissions as incremental costs of obtaining a client contract if we anticipate that the costs will be recoverable under the contract. Costs include commissions, including benefits and stock-based compensation earned by sales teams and leaders due to the execution of client contracts along with associated employer taxes. Capitalized amounts do not include commissions which are contingent on continued employment over a substantive service period. Contingent commissions are accrued as liabilities and expensed over the requisite employment service period. Deferred commissions are amortized over the benefit period of the client relationship, typically between five and seven years. Determining the benefit period over which to amortize deferred commissions requires significant judgment. We determine the period of benefit by considering factors such as the length of the initial SaaS contract, the likelihood of renewal and the estimated useful life of the underlying technology.

Deferred Implementation Costs

We capitalize certain costs to fulfill client contracts such as employee salaries, benefits, and associated payroll taxes that are directly related to the implementation of our solutions and some third-party costs, such as third-party licenses and maintenance. We only capitalize implementation costs that we anticipate will be recoverable under the contract. We begin amortizing deferred implementation costs ratably over the expected period of client benefit once access to our SaaS solution is transferred to the client. Deferred costs are amortized over the benefit period of the client relationship, typically between five and seven years. Determining the benefit period over which to amortize deferred costs requires significant judgment. We determine the period of benefit by considering factors such as the length of the initial SaaS contract, the likelihood of renewal and the estimated useful life of the underlying technology.

Business Combinations

Our acquisitions are accounted for using the acquisition method of business combinations accounting. We recognize the consideration transferred (i.e. purchase price) in a business combination as well as the acquired business’ identifiable assets, liabilities, and non-controlling interests at their acquisition date fair value. The excess of the consideration transferred over the fair value of the identifiable assets, liabilities, and non-controlling interest, is recorded as goodwill in our consolidated financial statements. Several valuation methods may be used to determine the fair value of assets acquired and liabilities assumed. We use our best estimates and assumptions to assign fair value to the tangible and intangible assets acquired and liabilities assumed at the acquisition date. Our estimates are inherently uncertain and subject to refinement. Determining the useful life of an intangible asset also requires judgment as different types of intangible assets will have different useful lives and certain assets may even be considered to have indefinite useful lives. During the measurement period, which may be up to one year from the acquisition date, we may record adjustments to the fair value of these tangible and intangible assets acquired and liabilities assumed, with the corresponding offset to goodwill. In addition, uncertain tax positions and tax-related valuation allowances are initially recorded in connection with a business combination as of the acquisition date. We continue to collect information and reevaluate these estimates and assumptions quarterly and record any adjustments to our preliminary estimates to goodwill provided that we are within the measurement period. Upon the conclusion of the measurement period or final determination of the fair value of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to our consolidated statements of operations.

For acquisitions involving additional consideration to be transferred to the selling parties in the event certain future events occur or conditions are met (“contingent consideration”), we recognize the acquisition-date fair value of contingent consideration as part of the consideration transferred in exchange for the business combination. Contingent consideration meeting the criteria to be classified as equity in the consolidated balance sheets is not remeasured, and its subsequent settlement is recorded within stockholders’ equity (deficit). Contingent consideration classified as a liability is remeasured to fair value at each reporting date until the contingency is resolved, with any changes in fair value recognized in our consolidated statements of operations.

Recent Accounting Pronouncements

See Note 2 to our consolidated financial statements included elsewhere in this prospectus for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this prospectus.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We have elected to use this extended transition period to enable us to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our consolidated financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

A LETTER FROM OUR CHIEF EXECUTIVE OFFICER

In 2009, during one of the worst recessions in our history and at a time when confidence in our banking industry was at a historic low, a company with a vision for ensuring financial choice through innovation emerged. As a contagion within the financial industry spread across the global economy, digital transformation began ushering in radical changes to products and services supported through new consumption models in multiple industries. Several were ensnared by the trend and forced into demise or reincarnation, including record stores, video stores, travel agencies and more.

Alkami’s co-founders recognized that anything that could be digitized would be digitized...even banking. This inevitable shift to digital delivery and service would leave banks and credit unions more vulnerable or strengthened in its wake. They realized that the digital banking solutions available to these financial institutions would be the critical factor determining their fate. And they knew digitization could unlock a better banking experience and enable any financial institution, regardless of size, the opportunity to compete.

Ever since, Alkami has been committed to a singular vision—to inspire and empower remarkable financial institutions to grow confidently, adapt quickly, and build thriving digital communities.

We believe that digital banking innovation and the seamless end-user experiences it enables are too important to be relegated to a handful of banks in this country. To compete, financial institutions must meet consumers and businesses where they are—online, on mobile, and on their terms with self-service delivery. Standing in their way is a complex labyrinth of user interaction points, legacy back office-systems, and siloed data sets.

The stakes are climbing, along with user demand for secure, frictionless experiences, as megabanks with significant resources answer the call through proprietary digital banking systems of their own. On the other flank are digitally-native challengers that attempt to disintermediate financial institutions altogether. The consequences? Financial institutions lacking scale in their technology capabilities and unable to compete in a digital-first world; local communities at risk of losing these businesses; and consumers and businesses surrendering to a scarcity of competitive choice.

That is, until Alkami. For more than a decade, Alkami has delivered a leading digital banking platform that stands at the intersection of users, financial institutions, and a growing ecosystem of fintech companies. We built our platform on the innovation design principles of a digital world—cloud-based, multitenant, highly available, fully extensible, and designed with security in mind. With a single code base, leveraging microservices architecture, we enable our clients to reap the speed and efficiency benefits of continuous software delivery. In short, our clients are able to leapfrog competitors several times their size by delivering a better commerce experience to their users—all over a platform with industry-leading uptime and one of the highest-rated digital banking applications in the market.

But our passion for innovation is only one aspect of what makes us unique. Take a closer look at Alkami and you will find a company with a culture embodying that which inspires our namesake. Our ancestors believed alchemy could convert base metals into gold. Indeed, it is this passion to transform the ordinary into the extraordinary that is at the heart of every employee, or Alkamist, in our company. It requires all Alkamists to harness our collective strengths to build, sell, deliver, and support a vision that transcends a product. We call it being “in our element,” and we believe that enduring market transformation is possible when we combine our expertise with that of our clients and partners.

To us, this goes beyond delivering a best-in-class digital banking platform. We recognize the importance of financial institutions as foundations to their local economies and we aspire to help transform those communities into vibrant digital economies. We seek to deliver transformational innovation to our clients by leveling the competitive playing field. And we hope all Alkamists will grow and thrive at our company—and transform themselves in the process.

And, while the future of this industry will be replete with transformative change of its own, we promise to honor the enduring ideals that our founders, who humbly count themselves as two of more than 600 Alkamists today, imbued in our company from its inception. We will nurture a culture of optimism, transparency, courage, care, trust, and fun. Our moniker reminds us of the transmutable power that is possible when we join forces with financial institutions that share our ideals. By focusing on our core competency, we allow our clients to do the same, and together, we unlock potential for our users, our communities and ourselves.

Our journey is only beginning. Our best days are yet ahead.

To our clients who entrust us to democratize technology on your behalf, you humble us.

To our partners who share our mission, you embolden us.

To our Alkamists who tirelessly commit your talents, you inspire us.

To our investors who join us on this journey to continuously imagine and realize a better future, you empower us.

And, to the millions of consumers and businesses who rely on our clients and our platform, you challenge us—to be better each and every day, to never relent in meeting your needs exactly where you are, now and in the future.

It is my extraordinary privilege to sign this letter on behalf of our co-founders and all Alkamists who join their hands, hearts and minds to advance our mission and our community.

Together, we create Alkami.

Michael Hansen

BUSINESS

Mission

Our mission is to empower financial institutions to grow confidently, adapt quickly and build thriving digital communities.

Overview

Alkami is a cloud-based digital banking platform. We inspire and empower community, regional and super-regional FIs to compete with large, technologically advanced and well-resourced banks in the United States. Our solution, the Alkami Platform, allows FIs to onboard and engage new registered users, accelerate revenues and meaningfully improve operational efficiency, all with the support of a proprietary, true cloud-based, multi-tenant architecture. We cultivate deep relationships with our clients through long-term, subscription-based contractual arrangements, aligning our growth with our clients’ success and generating an attractive unit economic model.

In the early 2000s digital engagement began revolutionizing industries overnight, forcing firms to invest and innovate or risk losing long-term relationships to well-resourced competitors. Within banking, many FIs were ill-equipped to compete with larger competitors, including megabanks, primarily due to resource constraints and the resulting inability to keep pace, technologically, with evolving consumer preferences for digital engagement. This led to the first digital banking platforms.

The earliest versions of digital banking platforms, however, were focused on basic self-service functions that could be accomplished with a desktop computer via a single integration to the primary system of record. As the form factor of digital engagement evolved to include both desktop and mobile, FIs generally adopted disparate digital banking solutions as a matter of necessity. This served to only magnify the compounding and seemingly inescapable problem of layered and poorly integrated infrastructures, and today, many FIs continue to use disparate technology solutions for desktop, mobile, retail and business banking functions. On average, FIs require integration to more than 20 systems to enable customer self-service, according to management estimates. As consumer preferences quickly evolve, many FIs have found that their existing infrastructure lacks the uniformity and the agility to adapt to an increasingly digital and mobile world. Our technology provides a value proposition that solves this problem.

We founded Alkami to help level the playing field for FIs. Our vision was to create a platform that combined premium technology and fintech solutions in one integrated ecosystem, delivered as a SaaS solution and providing our clients’ customers with a single point of access to all things digital. We invested significant resources to build a technology stack that prioritized innovation velocity and speed-to-market given the importance of product depth and functionality in winning and retaining clients. The result of these investments is a premium platform that has enabled us to replace older, larger and better-funded incumbents in many of the 151 FIs served by the Alkami Platform as of December 31, 2020. Today, our clients can offer world-class experiences reflecting their individual digital strategies, reaching nearly 9.7 million of our clients’ customers, with an additional 1.5 million of our clients’ customers under implementation, each as of December 31, 2020.

Our domain expertise in retail and business banking has enabled us to develop a suite of products tailored to address key challenges faced by FIs. The key differentiators of the Alkami Platform include:

•	User experience: Personalized and seamless digital experience across user interaction points, including mobile, chat and SMS, establishing durable connections between FIs and their customers.

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Integrations: Scalability and extensibility driven by 220 real-time integrations to back office systems and third-party fintech solutions as of December 31, 2020, including core systems, payment cards, mortgages, bill pay, electronic documents, money movement, personal financial management and account opening.

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Deep data capabilities: Data synchronized and stored from back office systems and third-party fintech solutions and synthesized into meaningful insights, targeted content and other areas of monetization.

Our fully integrated, AWS-based true cloud technology infrastructure delivers stability, extensibility and security, and ultimately drives the pace at which we bring innovation to market. With a single code base, built on a multi-tenant infrastructure and combined with continuous software delivery, we are able to innovate and iterate quickly to roll out new products in a fraction of the time compared to many of the hosted, single-tenant infrastructures historically prevalent throughout the digital banking vendor space. The extensibility we offer further allows our clients to develop on top of our technology, providing our clients the freedom to modify the Alkami Platform to meet their strategic objectives.

The Alkami Platform offers an end-to-end set of software products. Our typical relationship with an FI begins with a set of core functional components, which can extend over time to include a rounded suite of products across account opening, card experience, financial wellness, fraud protection and marketing. Due to our architecture, adding products through our single code base is fast, simple and cost-effective, and we expect product penetration to continue to increase as we broaden our product suite. As of December 31, 2020, our clients used nine of our 26 offered products, on average.

Our broad partner ecosystem is fundamental to our platform. We deeply integrate with each of the major core system vendors as well as best-of-breed third-party solution providers who contribute key products and functionality to our platform. These partnerships enable our clients to have a single point of integration to a customized suite of technology systems through the Alkami Platform. For these technology partners, the extensibility of our platform enables them to expand their product offerings and enhance their distribution, attracting even more partners to the platform as we grow.

Our target clients vary in size, generally ranging from approximately $500 million to $100 billion in assets and from approximately 10,000 to 2 million customers. 151 of these FIs were Alkami Platform clients which had $222 billion in assets on their balance sheets as of December 31, 2020, compared to 118 Alkami Platform clients as of December 31, 2019, which had $159 billion in assets, according to data from S&P Global Intelligence, the National Credit Union Administration and the Federal Deposit Insurance Corporation. This reflects the strength and importance of these FIs to the economy and to the durability of the community and regional FI model more broadly. However, this group generally does not have the internal resources or capabilities to fully build and customize their own technology platforms to keep pace with the megabanks, challenger banks and other technology-enabled competitors. In a world where nearly two-thirds of U.S. consumers have expressed a willingness to utilize a financial product from a trusted technology brand, according to a 2019 report from Bain & Company, we allow our clients to keep pace with the level of digital experience and customer engagement that consumers have come to expect.

We go to market through an internal sales force. Given the long-term nature of our contracts, a typical sales cycle can range from approximately three to 12 months, with the subsequent implementation timeframe generally ranging from six to 12 months depending on the depth of integration. Over the last several years, we believe Alkami has outperformed the market in winning clients among FIs that emphasize retail banking, helping us to become one of the fastest-growing digital banking platforms in the United States, based on an FI Navigator analysis of growth rates in registered users among market participants.

As we have extended our capabilities, our value proposition has strengthened. Our new client contracts reflect deeper relationships, with the 2020 client cohort averaging 15 products across 1.6 million minimum registered users, a 24% and 38% improvement from the 2019 cohort. In 2019 and 2020, we had 25 and 37 clients that each represented over $1.0 million in ARR, respectively. Our existing client relationships have continued to deepen as a result of a dedicated cross-sell team that was formed in July 2019, and has executed 157 new add-on sales, representing over $30.8 million in total contract value (“TCV”), during 2020. Finally, our clients view us as a long-term strategic partner providing mission critical technology, as demonstrated by our strong client retention. Since inception, of the 14 client contracts that have come up for renewal, we have renewed 13, and across 2019 and 2020 we achieved an aggregate 88.3% ARR uplift across six renewals.

Finally, we view our founder-led culture as a differentiating competitive advantage. Each of our employees, or Alkamists, participates in our equity compensation plan, which helps to ensure they are individually aligned with our success. More importantly, we believe that we have fostered a culture that encourages both entrepreneurship and teamwork. The contributions of our employees are openly valued, leading to what we believe is a rewarding experience which is ultimately driving company performance and employee retention. 35% of our new hires in 2020 were from Alkamist referrals.

We derive our revenues almost entirely from multi-year contracts that had an average contract life since inception of 70 months as of December 31, 2020. In 2020, our new multi-year contracts had an average term of 77 months. We predominantly employ a per-registered-user pricing model, with incremental fees above certain contractual client minimum commitments for each licensed solution. Our pricing is tiered, with per-registered-user discounts applied as clients achieve higher levels of customer penetration, incentivizing our clients to internally market our solutions and promote digital engagement. Our ability to grow revenues through deeper client customer penetration and cross-sell allowed us to deliver a net dollar revenue retention rate of 117% as of December 31, 2020 and 114% as of December 31, 2019.

We have grown quickly since shifting our focus exclusively to digital banking in 2009. We served 9.7 million and 7.2 million registered users during 2020 and 2019, representing a 34.9% growth rate for one of our key revenue drivers. Our total revenues were $112.1 million, $73.5 million and $48.2 million for 2020, 2019 and 2018, representing growth rates of 52.5% from 2019 to 2020 and 52.6% from 2018 to 2019. SaaS subscription services, as further described below, represented 93.7%, 91.5% and 90.8% of total revenues for 2020, 2019 and 2018. We incurred net losses of $51.4 million, $41.9 million and $41.6 million for 2020, 2019 and 2018, largely on the basis of significant continued investment in sales, marketing, product development and post-sales client activities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for more information.

Our Industry

The United States banking industry is massive, with $25 trillion in assets on the balance sheets of over 10,000 FIs as of December 31, 2019, according to S&P Global Market Intelligence. These FIs range from megabanks, which collectively held approximately $9 trillion, or 37% of FI assets in the United States, as of December 31, 2019 to significantly smaller local community banks and affinity credit unions. The United States banking industry generated over $1.1 trillion in revenues in 2019, according to S&P Global Market Intelligence, highlighting a significant market opportunity that drives intense competition and a magnitude of economic importance which requires considerable regulation, both locally and nationally.

However, banking is not a static industry, and over the last several decades technology has emerged as a differentiating factor among FIs, driving market share gains, operational efficiencies and improved regulatory compliance. While technology is involved in almost every function a bank performs, we typically see FIs’ technology spend increase in response to, or in preparation for, the following trends:

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Heightened user expectations: The digitization of everything from taxis, to food delivery, to commerce has conditioned consumers and businesses to maintain heightened user experience expectations that extend to financial services, particularly when it relates to everyday financial services such as banking services. Previously inconceivable, account opening, loan origination (and disbursement) and money transfer can now be executed within a matter of minutes, elevating digital user experience beyond branch location as the premier point of differentiation for our clients’ customers’ service and satisfaction.

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Increasingly digital competitive landscape: The competitive landscape within banking in the United States and globally is shifting. On one hand, approximately 51% of all new bank accounts opened in the second quarter of 2020 were with megabanks, according to a report from Cornerstone Advisors, due at least in part to their massive technology and marketing budgets. On the other hand, a fragmented and emerging group of technology platforms and challenger banks are redefining what it means to be a bank, embedding basic banking services, such as checking accounts, within elegant user experiences and attracting tens of millions of registered users, all without a single physical branch. Each market trend is accelerating with the disappearance of geographical boundaries. As banking digitizes, the importance of a physical footprint and local presence is reduced, introducing regional and national competition to even the most insulated local markets.

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Regulatory environment: Banking regulation is continuously evolving and it is the responsibility of FIs to create an internal control environment capable of ensuring compliance with a framework of local, national and international rules. Emerging technologies are increasingly built to perform routinized tasks associated with this function, freeing up resources to be reinvested in growth.

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Importance of efficiency: The current low interest rate environment, which began as a monetary stimulus measure during the 2008–2009 global financial crisis and continues today, has put immense pressure on FI earnings, notably interest income spreads that FIs earn between taking deposits and providing loans. This is forcing FIs to seek additional revenue streams, often in the form of fee income from payments processing and other non-credit products. This is also forcing FIs to seek opportunities to streamline operations, in many cases automating historically manual and labor-intensive tasks with the benefit of process improvement at a markedly lower cost.

The heightened focus on technology and security in addressing the evolution of the banking industry has driven massive spend. While technology spend in banking is distributed across functions, we believe the following technology trends to be most impactful to the industry:

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Shift to mobile: Mobile is quickly redefining both retail and business banking. FI Navigator estimates there are over 350 million digital bank user accounts in the United States and according to a survey by the American Bankers Association, 70% of consumers use a mobile device on a monthly basis to manage their bank account. Today, a consumer or business can open a bank account almost instantly and take out a loan or transfer money from a mobile device. These rapid advances are contributing to a substantial decline in bank physical branch traffic, a trend that meaningfully accelerated in 2020 as foot traffic remained down across all retail segments even after initial COVID-19-related shelter-in-place restrictions were eased, decreasing nearly 25% year-over-year for the week ended November 29, 2020, according to an analysis by Placer Labs.

•	Shift to the cloud: Today, many of the pillars serving as key differentiators across industries, including banking, stem from the benefits of cloud hosting and computing. Cloud-based, multi-

tenant infrastructures that are securely delivered enable technology providers to broadly distribute capabilities historically reserved only for the best resourced. Premier technology architectures can also leverage data that can be collected into a warehouse and quickly synthesized for consumption by clients in the service of their customers. Finally, single-, low- and no-code architectures allow near same-day adaptability to evolving consumer needs or economic challenges. The COVID-19 pandemic provided a remarkable case study in the value of these advantages, as massive market share shifts are accruing to the benefit of innovative, cloud-based platforms across a variety of industries.

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Proliferation of powerful, best-of-breed technology solutions: Advances and investment in financial technology have led to a disaggregated network of point solutions designed to improve upon discrete tasks historically executed through a single vendor, enabling FIs to select the products that best fit their objectives, scale and budget. This proliferation of powerful technology solutions has served to reduce barriers to entry for providers of point solutions, encouraging innovation and underscoring the value of integration layers.

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Increasing complexity of banking information technology architectures: Due to the proliferation of technology solutions, the information technology taxonomy of FIs is becoming increasingly complex. Integration challenges of the past required connections to a small number of back office systems and point solutions. Today, connections are required to dozens of third parties and many core and back office systems. This complexity is magnified with many of the point solutions and core systems operating as single tenant models. Integrating user experiences across desktop, mobile and SMS platforms with proliferating point solutions and a myriad of core and back office systems is overly burdensome to most FIs. Consequently, the industry highly values platforms that mitigate much of this complexity with modern architectures that enable real-time integrations to all constituents of the digital banking ecosystem.

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Focus on security: The increasingly interconnected and digital nature of finance renders FIs particularly vulnerable to cybersecurity attacks given the attractive nature of FIs as protectors of both capital and personal information. The modern bank robber is armed with no more than a computer and can attack from anywhere in the world, and consequently, FIs are constantly under threat. For this reason, FIs are making substantial technology investments in cybersecurity and security more broadly.

FIs take varying approaches to technological evolution, partially driven by philosophy, but predominantly driven by resources that are available to them. The largest FIs have the financial flexibility to make significant investments; the four largest banks based on asset size, as reported by S&P Global Market Intelligence, in the United States spent a combined $24 billion on technology in 2019, representing a 25% increase in total technology spend from 2016, according to publicly filed reports for the years ended 2019 and 2016 and reflecting the commitment to protect and extend leadership through technology.

The vast majority of remaining FIs do not have the financial resources to match the technology advantage of megabanks. However, these FIs also have no choice but to keep up with the general pace of innovation given the alternative of losing market share to these large competitors, reinforcing the critical nature of third-party digital platforms in helping them overcome the limitations of finite discretionary budgets and resources. This is the essence of our value proposition and market opportunity.

Our Market Opportunity

Our market opportunity was born from the natural and sequential evolution of the technology underlying the banking system. Core banking systems, built to process daily banking transactions and maintain a financial record, increased in functionality through a proliferation of user interaction points, features, functions and associated back office systems, creating massive integration requirements. This, in turn, created the need for a single platform to manage the back-end technical requirements of integration while concurrently creating a unified front-end-user experience. Finally, the data accumulating on disparate technology systems required aggregation. This fragmentation and increasing complexity created the market opportunity for unified, cloud-based digital banking platforms such as ours.

We have prioritized product depth since inception. We realized early on that we would never be able to replace an incumbent vendor without a superior product set. We therefore invested in a technology stack featuring multi-tenant architecture, a single code base and continuous delivery, facilitating speed-to-market and enabling us to rapidly innovate while consistently maintaining a set of integrations that underlies a broad set of configuration options today. This configurability represents a product depth which, when combined with an elegant user experience, underscores our competitive strengths.

In 2015, we had an addressable market of approximately $3 billion, based on 110 million estimated registered users and the Alkami Platform feature set at the time. Today, we estimate that our core addressable market opportunity has grown to approximately $6 billion, based on 185 million estimated registered users and the revenue opportunities of the expanded features currently offered by the Alkami Platform and product set. We determined our estimate of 185 million registered users from industry data including NCUA and FDIC call reports, industry participants’ public comments, FI Navigator estimates and our knowledge of the digital banking market. We believe our core addressable market continues to have meaningful organic expansion potential, with digital banking penetration converging towards nearly 100% over time from an assumed 70% today, a trend towards client customers generally maintaining an account with more than one FI and growing revenue-per-registered-user opportunities as we continue to introduce new products. We further estimate the additional addressable market opportunity that we accessed through our recent acquisition of ACH Alert to be approximately $750 million, resulting in an estimated total addressable market of approximately $7 billion. We expect that our total addressable market will continue to grow organically and inorganically as we pursue adjacent product opportunities, such as fraud prevention which we accessed through our acquisition of ACH Alert, or longer-term opportunities around account opening, security, data analytics, money movement and financial wellness, among others. Our expectations of growth in our addressable market are based on a continued focus on a target client base that includes the top 2,000 FIs by assets, with the exception of megabanks, and we believe that this target client base is well-positioned to continue growing organically and through acquisitions, although industry trends and other circumstances could affect whether that growth continues. For further discussion of potential limitations associated with our estimates of our addressable market, see “Risk Factors—We derive all of our revenues from clients in the financial services industry, and any downturn, consolidation or decrease in technology spend in the financial services industry could materially and adversely affect our business, financial condition and results of operations.”

Our Platform and Ecosystem

The Alkami Platform is a multi-tenant, single code base, continuous delivery platform powered by a true cloud infrastructure. Our platform integrates with core system providers and other third-party fintech providers, and acts as the primary interaction point among consumers, businesses and FIs. The primary benefit of this model is to reduce the inefficiencies of traditional point-to-point integration strategies, instead offering a single point of integration allowing our clients’ customers to navigate seamlessly across channels. We believe this is critical to FIs as their models shift from physical to digital, enabling the creation of a digital community in the image of their broader brands and aligned with their strategic objectives.

The Alkami Platform maintains 220 integrations to more than 1,000 endpoints, as of December 31, 2020. Our third-party partnerships and integrations are a crucial element of the Alkami Platform, enabling FIs to choose from, and connect with, a broad array of third-party service providers essential to the curation of a customized digital experience. This depth of product configurability and optionality is made possible by the software adapters we have built to standardize access to solutions offered by third-party vendors.

The Alkami Value Proposition

We have grown rapidly since 2009 by understanding our clients’ objectives and pain points, including adding nearly 4.1 million registered users from December 31, 2018 to December 31, 2020. We have designed our solutions to improve our clients’ ability to achieve their core objectives, including new client growth, customer engagement, increasing and holding deposits, making loans, facilitating money movement and lowering overall operating costs. Importantly, we make our clients more competitive against the megabanks, challenger banks and other technology-enabled competitors.

The technology that powers our platform is foundational to our success and ability to deliver a distinct value proposition to our clients, characterized by the following:

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Premier user experience: The Alkami Platform enables our clients to leverage technology to deliver a premier user experience. The experience we build, and that our clients deliver, is validated by our clients’ market-leading app ratings, which are, on average, higher than each of our main competitors and reflect the level of customer satisfaction associated with leading technology brands.

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Versatile platform: Our product breadth, depth of integrations, partner network and configurability enable our clients to more precisely match our products to suit the objectives of their digital offering. For our clients, this allows a degree of flexibility that is critical to their pursuit of differentiation without the technical burden and higher cost of custom software. For our business, this approach is tremendously scalable, enabling us to serve large and smaller institutions alike from a single platform, with a full product suite across both retail and business banking operations.

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Velocity of innovation: Our ability to win and retain clients is a function of consistently striving to offer a platform with products and configurations that exceeds those of our competition. Our multi-tenant architecture, combined with continuous delivery, allows us to implement new and existing features in lockstep with our clients’ evolving needs. This can be done with as little as a week’s notice, as was demonstrated during COVID-19-related shelter-in-place restrictions, when we quickly implemented our skip-a-payment tool. Our technological infrastructure provides a speed-to-market advantage which often allows us to remain a step ahead of competitors who operate single-tenant or other legacy architecture.

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Fraud mitigation: Our clients seek to achieve a balance between convenience and safety that is required in a digital banking solution. Biometric and multi-factor authentication, combined with machine learning wrapped in a leading user experience, creates a more secure user experience. Platform security capabilities such as card management and true real-time alerts further help to mitigate fraud and develop a relationship of trust between our clients and their customers.

The Alkami Platform delivers tangible results to clients, including increased registered user growth, increased product usage, operational efficiencies and during customer retention. Our clients grew their registered user communities at a rate of 17% during the year ended December 31, 2020, faster than the user growth rate we estimate the industry achieved during the same period.

Our Growth Strategies

We intend to continue to invest to grow our business and expand our addressable market by applying the following strategies:

•	Deepen existing client relationships: We expect to continue to deepen our existing client relationships, increasing both the number of registered users and the number of products per client:

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Cross-sell: We are constantly broadening our product set to address the needs of our client base. We offered nine products when we launched Alkami Business Banking in 2015, and as of December 31, 2020, 26 products were available through the Alkami Platform and our clients had purchased an average of nine products from us. We expect cross-sell to contribute meaningfully to our growth, particularly following the creation of a dedicated sales team focused on this effort in July 2019.

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Customer penetration: While we recently achieved nearly 9.7 million registered users, we estimate this only represents 70% of our clients’ total customers as of December 31, 2020. We believe we have a substantial opportunity to grow our registered user base within our existing clients as we continuously enhance our value proposition and more consumers adopt digital banking solutions.

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Win new clients: We believe the market remains underserved by legacy solutions, which will allow Alkami to continue to gain market share. We are increasingly winning FIs with more sophisticated needs as we grow our market presence and product capabilities. As compared to the 2018 client cohort, our 2020 client cohort, on average, has nearly twice as many registered users, has longer contract lengths and utilizes more products.

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Broaden and enhance product suite: We intend to invest to continue to enhance our product suite. In 2020 and 2019, we spent 35.9% and 44.5% of revenues on research and development, underlining our commitment to ongoing innovation. This includes maintaining a constant pulse on the evolving needs of our clients and designing products accordingly, both on a proprietary basis and in collaboration with our platform partner network.

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Select acquisitions: We intend to selectively pursue acquisitions and other strategic transactions that accelerate our strategic objectives. Our acquisition of ACH Alert, which was completed in the fourth quarter of 2020, exemplifies our acquisition strategy, bringing an additional fraud prevention tool to our product suite while also providing access to an additional 95 clients that were either live or under contract with ACH Alert at the time of the acquisition.

Our Solution

The Alkami Platform provides FIs with a complete digital banking solution designed to facilitate and meet the needs of both retail and business users. We deliver our platform through a purpose-built, true cloud SaaS solution, enabling our clients to avoid costly and disruptive system-wide maintenance windows as well as testing projects during upgrades, which is typical of single-tenant platform solutions that are currently prevalent in large parts of the industry.

Our clients choose the Alkami Platform to:

•	Onboard new registered users efficiently.

•	Engage registered users with self-service functions, proactive alerting and financial insights.

•	Grow revenues and registered users through new product and service offerings.

•	Guard registered user data and interactions to mitigate fraud.

We deliver this value proposition through the following eight product categories, encompassing 26 products and 220 integrations as of December 31, 2020:

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Account Opening: Allows our clients’ customers to create and manage deposit accounts, including checking, savings, debit/ATM cards and certain investment accounts. This offering enhances many of our clients’ digital platforms and gives them the opportunity to digitize and replace many of the processes which formerly required a physical branch visit.

•	Card Experience: Includes features that allow for cardholder alerts and control preferences as well as card account maintenance features for self-service.

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Client Service: Includes a suite of products digitizing and streamlining communications around largely administrative functions. Products range from basic SMS and push notification capabilities to digital authentication and chat and conversational tools, both digitally as well as by human interaction.

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Extensibility: Allows for platform extension without sacrificing continuous integration and delivery of the underlying Alkami Platform. This includes our SDK and application program interfaces (“APIs”).

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Financial Wellness: Aggregates and synthesizes information that client customers need in order to make informed financial decisions. This includes basic account aggregation, credit score monitoring, transaction data enrichment and access to third-party financial management products. Users are able to make healthier financial decisions, while our FIs gain valuable insights, enabling them to drive targeted marketing and product origination.

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Security & Fraud Protection: Includes risk-based multi-factor authentication and suspicious transaction monitoring as well as multi-channel payment fraud prevention and information reporting tools. We recently enhanced this product category through our acquisition of ACH Alert in the fourth quarter of 2020.

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Marketing & Analytics: Enables our clients to build internal analytical tools and enables clients to deliver tailored, relevant and timely content via targeted marketing campaigns and educational outreaches to their customers.

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Money Movement: Includes fully integrated money movement tools to increase deposits and drive consistent user engagement. While most competitors currently provide third-party products via an intrusive, off-brand, sign-on screen, the Alkami Platform seamlessly integrates third-party services into a consistent digital banking experience that is portable across multiple user interfaces.

Our Technology and Architecture

Our platform is true cloud and entirely hosted and delivered on AWS. The benefits of this infrastructure include resiliency, reliability and increased security; we achieved an average of 99.97% uptime in the year ended December 31, 2020. True cloud infrastructure is also remarkably scalable, allowing us to pursue our growth objectives without technological limitation.

Our technology is predominantly differentiated by the speed-to-market with which we can deliver innovation on the back of a true cloud infrastructure with the combination of the following architectural pillars:

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Multi-Tenant Architecture: We built our platform from the ground up as multi-tenant. This enables our clients to share in economies of scale enjoyed by large FIs, optimizing for speed, efficiency, reliability and increased security. Importantly, this model also enables us to avoid a growth tax, or additional resource burdens arising from high growth upon a single-tenant platform. New clients can be efficiently on-boarded, new client customers can be seamlessly added and product upgrades and updates can be delivered quickly.

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Single Code Base: Our single code base is built upon a microservices architecture that leverages our multi-tenant model, compounding the efficiency of our infrastructure and software development lifecycle, regardless of the size, structure or complexity of the client. By maintaining a single code base, we are able to quickly and continuously deploy new code to our entire client base, supporting many platform releases per year. With a microservices architecture, we can support zero-downtime deployments, reduced testing complexity, automation and extensibility.

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Continuous Delivery Model: The combination of a multi-tenant architecture and single code base is made more powerful when combined with continuous software delivery, enabling us to update our entire client base at frequent intervals. This speed and execution enables our clients to confidently grow and compete with many of the most technologically advanced FIs in the world.

We synchronize, typically in real-time, the systems and modules into which we integrate while also accumulating a data warehouse that can be synthesized into actionable insights and business intelligence. FIs need access to accurate and complete data. These timely insights extend across administration, marketing and strategy, informing decision making for FIs and increasing user stickiness. For instance, our clients can identify users with a credit card or loan from another FI and market targeted, competing products to these users. This granular level of insight allows Alkami clients to digitally and systematically drive growth through smarter marketing and forecasting.

The vast majority of our technology is invisible to our clients’ customers; however, our premier user experience delivered in partnership with our clients is highly visible. This includes an ease of use and seamlessness that begins with on-boarding, and extends through general usage, such as balance inquiries, moving money, monitoring credit, managing cards and executing transactions such as deposits, loans and payments. Across our clients’ customer base, the average registered user logged onto the digital application three to four times per week, in 2020, providing our clients more opportunities to engage their customers than a physical branch-based relationship, further highlighting the motivation for our clients to promote client customer digital adoption.

Our security infrastructure combines security and services from AWS with our own security protocols and integrations. This includes network traffic inspection, endpoint detection and response and automated patching and encryption of data, both at rest and in transit. In a world where our clients receive hundreds of millions of access requests per month from unverified sources, our security infrastructure is a key element of our value proposition, particularly against new entrants.

While our products and solutions are highly configurable, in certain instances our clients will request custom development and other professional services which we provide. These are generally one-time in nature and involve unique, non-standard features, functions or integrations that are not as broadly desired across our client base.

Our Clients

As of December 31, 2020, we served 151 FI clients including community, regional and super-regional credit unions and banks across both retail and business banking, and an additional 76 clients through the ACH Alert suite of solutions. Our original product suite was retail focused. As we enhanced our product suite to include greater depth of functionality for business banking in particular, we significantly expanded our addressable market as FIs increasingly seek a single digital banking platform for all their retail and business banking needs.

Our target client base includes the top 2,000 FIs by assets, with the exception of the megabanks. We focus on this subsection of the broader market because we view this base as offering the greatest potential lifetime value, considering the cost and resources to acquire and service the relationship. Unlike the long tail of very small institutions, this target client base is also far more likely to grow organically and through acquisition.

Our typical FI relationship begins with a subset of the Alkami Platform as part of a SaaS subscription contract and had an average contract life since our inception of 70 months as of December 31, 2020. Over the course of a client relationship, we seek to expand the number of products our clients embed within their digital experience as well as the digital penetration of the clients’ customer base.

No single client represented more than 5% of our total revenues in the year ended December 31, 2020.

Our Client Case Studies

FI Client A

With over 293,000 registered users and nearly $4.5 billion in assets as of December 31, 2020, Client A has adopted a forward-thinking approach to providing digital users with a seamless experience across channels.

“As early as 2015, we set out to drive our digital users toward self-service and contactless interactions,” said Client A’s SVP, Digital Strategy and Delivery. “Back then, it was a very aspirational and optimistic approach to services delivery. We set an aggressive goal for 95% of our transactions to be contactless by 2020.”

Client A needed a provider that could match its own dedication to digital banking innovation and success, while also serving as a strong technology and services partner. After a rigorous audit of providers and platforms, the Alkami Platform quickly rose to the top as the provider that could best deliver on these goals.

Providing a robust digital platform has helped Client A fulfill customer needs to interact with products that drive their growth and revenue in critical ways. Largely a result of this bold digital vision, Client A has achieved significant growth between 2018 and 2020 in multiple key categories:

•	On-balance sheet loan growth rate has increased 24%

•	Deposit growth has increased 30%

•	Logins have increased 21% per year

•	Digital penetration growth has increased 9%

“One of the biggest improvements since implementing the Alkami Platform is that our Net Promoter Score (“NPS”) is higher than before, putting Client A in the top-tier digital banking NPS among our peers,” said Client A.

Client A has also hit its goal of transitioning 95% of all transactions to contactless, achieving 97% of all transactions contactless through leveraging the Alkami digital banking platform. For this client’s physical branch network, moving these low-effort or low-value transactions to digital channels has freed up teller and personnel staff to focus on more meaningful interactions with customers.

FI Client B

Client B, home to more than 100,000 customers as of December 31, 2020, was held back by a piecemeal digital solution that could no longer keep pace with modern banking demands. This resulted in a fragmented, disjointed experience for both customers and employees.

In selecting Alkami, Client B chose a digital banking partner that caters to its specific needs and a platform that allowed the client to help maintain its customers’ financial health in the midst of a global crisis. The Alkami Platform also effortlessly integrated with Client B’s upgraded core, providing a flexible foundation for addressing ever-changing customer needs.

“Alkami had previous experience conducting remote platform launches and provided us with a blueprint based on those other rollouts. They walked us through the process and answered all our questions. We were confident the migration would be a success and were dedicated to providing the highest quality digital product to every customer no matter what,” said Client B’s VP of Digital Services. The socially distanced launch of the new Alkami Platform took place in June 2020, and the client believed it was a resounding success.

Client B has already seen promising changes in customer ratings, conversions and utilization since migrating to the Alkami Platform:

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Improved customer ratings: Average mobile app rating rose from 3.5 (out of 5) pre-rollout to 4.5 (out of 5) post-rollout and, with the new digital banking solution, Client B doubled its NPS, which reached 67 as of June 2020.

•	Increase in new digital user conversions: As of June 2020, Client B had converted 52,036 total users, and at the end of December 2020 that number was 59,728, a 15% increase.

•	Steady increase in digital banking engagement: Active digital banking utilization for the month of December 2020 ended at 39,834 with an engagement rate (active user count/total user count) of 67%.

FI Client C

Client C articulated a vision to simply be available when and where users needed them. To enhance their day-to-day banking services, this client started with learning modern banking needs from users themselves to develop a sense of what banking technology they needed to provide.

Client C responded to their users’ feedback by rolling out their Virtual Service Center (“VSC”), which went live in waves starting with 2,000 users in January 2019. By April 2019, all of Client C’s nearly 400,000 customers could engage with the service. With the strength of Alkami’s open API framework, Client C was able to extend their branch-of-the-future vision to meet users wherever they were—the Alkami Platform facilitated video chat via mobile as well.

Since Client C’s vision of the branch of the future is a humanized digital experience, they measure their results in positive experiences and stories from their users. Since relying almost entirely on their VSC, Client C has received page after page of positive feedback from users, including these quotes:

•	“What a great service. The app is so well done and streamlined. Very impressed with Client C. I will be banking with Client C for a long time.”

•	“This was a great service that I will continue to use. Thank you.”

•	“Client C hits another home run!”

Internally, the Client C team experienced increased efficiency and developed additional relationships with users when the VSC launched. Using their business banking capabilities and their VSC experience, Client C has grown in other areas by providing an as-close to in-person banking experience for small business users as well. Client C was able to add hundreds of new business accounts while helping them navigate the new Small Business Administration Paycheck Protection Program.

FI Client D

Prior to partnering with Alkami, Client D, which held $3.2 billion in assets as of December 31, 2020, had a platform that was not highly configurable and lacked significant features, and a user interface that did not easily lend itself to their current brand standards. They needed a new solution that would not only offer the latest self-service features that the digital banking marketplace had to offer, but a platform that would deliver existing website content in a manner that was aligned and integrated with a customer’s digital banking journey.

“The Alkami Platform offered us the flexibility and feature set we were looking for. It allows us to serve up insights, products and services to customers as part of their digital banking experience. We could also deliver a consistently positive and cohesive experience on the Alkami mobile app, which means we could provide a single, fully integrated customer journey.”

With Alkami as Client D’s digital banking partner, they have not only increased online engagement, but can now better ensure customers are aware of the most relevant, value-added products and services they have to offer.

“Today, we have the best of both worlds—we provide helpful content and services within the environment our customers choose. Our customers are achieving more in less time, we are growing our business through a fully integrated digital banking experience and our customers now access almost everything they need through the Alkami digital banking platform.”

As of December 31, 2020, notable results since Client D’s launch in July 2014 include:

•	5.5x deposit growth

•	2.5x online banking growth

•	4.8x loan growth

Our Go to Market / Sales and Marketing

Our sales team includes representatives focused on new platform sales, a cross-sell team and client success managers. This team is responsible for outbound lead generation, driving new business and helping to manage account relationships and renewals, further driving adoption of our solution within and across lines of business. These teams maintain close relationships with existing clients and act as an advisor to each FI to help identify and understand their unique needs, challenges, goals and opportunities.

In 2019, we created a dedicated team for driving additional adoption of products within existing clients. In addition to identifying opportunities to extend our relationship with clients within the current product suite, this cross-sell team is also responsible for identifying and addressing pain points with our existing solution and sourcing new ideas for additional product capabilities, whether developed internally or through partnership. For the year ended December 31, 2020, we increased the TCV contribution from cross-sell by 24.3% versus the year ended December 31, 2019, highlighting our significant continued opportunity to grow within our existing client base.

Our client success team is responsible for nurturing relationships holistically throughout the duration of the contract, ensuring that we understand their needs in real time and that our clients are deriving maximum value from the Alkami Platform. Importantly, this team supports retention and deepens the relationship with the client, providing us with the best opportunity to renew clients upon contract expiration, often coupled with an extension of the relationship to additional products. Since inception, of the 14 client contracts that have come up for renewal, we have renewed 13, and across 2019 and 2020 we achieved an aggregate 88.3% ARR uplift across six renewals.

Our marketing team oversees all aspects of the Alkami brand including public relations, digital marketing, social media, product marketing, graphic design, conferences and events. Our marketing efforts are focused on promoting direct sales, inbound lead generation and brand building. We leverage online and offline marketing channels by sponsoring client conferences, participating in trade shows and through webinars, digital marketing and social media channels.

Intellectual Property

We rely on a combination of patent, trademark, trade secrets and copyright laws, as well as confidentiality procedures and contractual restrictions, to establish, maintain and protect our proprietary rights. Despite substantial investment in research and development activities, we have not focused on patents and patent applications historically. In addition to the intellectual property that we own, we license certain third-party technologies and intellectual property, which are incorporated into some of our solutions.

The efforts we have taken to protect our intellectual property rights may not be sufficient or effective. It may be possible for other parties to copy or otherwise obtain and use the content of our solutions or other technology without authorization. Failure to protect our intellectual property or proprietary rights adequately could significantly harm our competitive position and business, financial condition and results of operations. See “Risk Factors—General Risk Factors—Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services and brand.”

In addition, third parties may initiate litigation against us alleging infringement, misappropriation or other violation of their proprietary rights or declaring their non-infringement of our intellectual property rights. Companies in the internet and technology industries, and other patent and trademark holders seeking to profit from royalties in connection with grants of licenses, own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. We have received in the past, and may in the future, receive notices that claim we have misappropriated or misused other parties’ intellectual property rights. There may be intellectual property rights held by others, including issued or pending patents and trademarks that cover significant aspects of our solutions. Any intellectual property claim against us, regardless of merit, could be time consuming and expensive to settle or litigate and could divert our management’s attention and other resources. These claims could also subject us to significant liability for damages and could result in our having to stop using solutions found to be in violation of another party’s rights. We might be required or may opt to seek a license for rights to intellectual property held by others, which may not be available on commercially reasonable terms, or at all. Even if a license is available, we could be required to pay significant royalties, which would increase our operating expenses. We may also be required to develop alternative non-infringing solutions, which could require significant effort and expense and which we may not be able to perform efficiently or at all. If we cannot license the intellectual property at issue or develop non-infringing solutions for any allegedly infringing aspect of our business, we may be unable to compete effectively. See “Risk Factors—General Risk Factors—Claims by others that we infringe, misappropriate or otherwise violate their proprietary technology or other rights could have a material and adverse effect on our business, financial condition and results of operations.”

Our Competition

The market for digital solutions for financial services providers is highly competitive. We compete with new and established point solution vendors, core processing vendors, as well as internally developed solutions. We believe that the comprehensive integration among our solution offerings and our clients’ internal and third-party systems, combined with our deep industry expertise, including our domain expertise in retail and business banking, reputation for consistent, high-quality client support, pace at which we bring innovation to market, and unified cloud-based digital banking and SaaS solutions distinguish us from the competition.

With respect to our digital banking platform, we compete against a number of companies, including NCR Corporation, Q2 Holdings, Inc. and Temenos AG in the online, consumer and small business banking space. We also compete with core processing vendors that also provide digital banking solutions such as Fiserv, Inc., Jack Henry and Associates, Inc. and Fidelity National Information Services, Inc.

Many of our competitors have significantly more financial, technical, marketing and other resources than we have, may devote greater resources to the promotion, sale and support of their systems than we can, have more extensive client bases and broader client relationships than we have and have longer operating histories and greater name recognition than we have. In addition, many of our competitors spend more funds on research and development.

Although we compete with digital banking vendors and core processing vendors, we also partner with some of these vendors for certain data and services utilized in our solutions and receive referrals from them. In addition, certain of our clients have or can obtain the ability to create their own in-house systems, and while many of these systems have difficulties scaling and providing an integrated platform, we still face challenges displacing in-house systems and retaining clients that choose to develop an in-house system.

We believe the principal competitive factors for our solutions in the financial services markets we serve include the following:

•	alignment with the missions of our clients;

•	ability to provide a single platform for our clients’ consumer and commercial customers;

•	full-feature functionality across digital channels;

•	ability to integrate targeted offers for client customers across digital channels;

•	ability to support FIs in acquiring deposits with open API technologies;

•	SaaS delivery and pricing model;

•	ability to support both internal and external developers to quickly integrate with third-party applications and systems utilizing a software development kit;

•	design of the client customer experience, including modern, intuitive and touch-centric features;

•	configurability and branding capabilities for clients;

•	familiarity of workflows and terminology and feature-on-demand functionality;

•	integrated multi-layered security and compliance of solutions with regulatory requirements;

•	quality of implementation, integration and support services;

•	domain expertise and innovation in financial services technology;

•	price of solutions;

•	ability to innovate and respond to client needs rapidly; and

•	rate of development, deployment and enhancement of solutions.

We believe that we compete favorably with respect to these factors within the markets we serve, but we expect competition to continue and increase as existing competitors continue to evolve their offerings and as new companies enter our market. To remain competitive, we believe we must continue to invest in research and development, sales and marketing, client support and our business operations generally.

Human Resources

As of December 31, 2020, we had 609 employees. We consider our current relationship with our employees to be good. None of our employees are represented by a labor union or are a party to a collective bargaining agreement.

Since our inception, our culture has been manifested by how we think, act and interact, and is foundational to fulfilling our mission and vision. Our culture is expressed by our six Essential Culture Compounds, and are defined as follows:

Optimistic Perseverance • Positive determination • Relentless, diligent and purposeful • Driven to achieve success	Courageous Innovation • Encourage original thinking and ingenuity • Seek to identify emerging technologies or trends • Translate ideas into action	Caring Collaboration • Care about success of others • Connect collectively to achieve goals • Empathize and assume positive intent

Transparent Communication • Give and receive constructive feedback • Cascade information appropriately and timely • Communicate with integrity	Trusted Accountability • Resolute in commitments and hold others to same • Do the right thing always • Share knowledge and learn incessantly	Real Fun! • Take time to recognize successes and contributions • Celebrate important milestones • Serve our communities

We regularly conduct employee surveys to better understand the level of employee engagement and the effectiveness of our programs and initiatives. We believe the review of this feedback has served to help us promote and improve our culture across our organization and has led us to create, implement or enhance a host of programs and initiatives:

•	learning and development programs that are designed to invest in the professional growth and continuous learning of employees and to cultivate leadership talent;

•	performance feedback and talent review programs designed to assess and identify areas for continued learning and training opportunities for employees and succession bench for critical roles;

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wellness, benefits and flexible time-off programs designed to assist employees and their families with maintaining physical and emotional wellbeing while balancing the demands of being part of a high-growth company;

•	internship and cohort programs that seek to identify and attract diverse talent and offer opportunities for professional learning and potential future employment opportunities with Alkami; and

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employee committees focused on embracing our culture, diversity and inclusion and charitable causes to help create opportunities for employees to join together to make a difference in the workplace and local communities.

We have received third-party recognition for our employee engagement. In 2020, for instance, we were recognized as a Best and Brightest Companies to Work For in Dallas and a Best and Brightest Companies to Work For in the Nation by the Best and Brightest Companies to Work For program.

Government Regulation

We are a technology service provider to FIs in the United States that are subject to regulation, supervision and examination by a number of regulatory agencies, including the Office of the

Comptroller of the Currency (the “OCC”), the NCUA, the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Federal Deposit Insurance Corporation (the “FDIC”) and other federal or state agencies that regulate or supervise FIs in the United States.

We may be subject to periodic examination by banking regulators under federal, state and other laws that apply to us as a result of the services we provide to FIs and other entities they regulate. In particular, under the Bank Service Company Act, the OCC, the Federal Reserve and the FDIC have, as part of their safety and soundness mandate, statutory authority to supervise third-party service providers, like us, that enter into outsourcing agreements with FIs under their respective jurisdictions. In addition, while we are not currently under examination by the FFIEC, a formal interagency body empowered to prescribe uniform principles, standards and report forms for the examination of FIs, to make recommendations to promote uniformity in the supervision of FIs and to directly administer, coordinate, oversee and implement a supervisory program, known as the Multi-Regional Data Processing Services program, for the supervision and examination of the largest, systemically important third-party service providers to FIs, it is possible that we may become subject to FFIEC examination at some point in the future. FFIEC examinations of service providers to FIs may occur on a rotating basis and cover a wide variety of subjects, including management, acquisition and development activities, support and delivery, cybersecurity, IT audits and our disaster preparedness and business recovery planning. The federal banking regulators that make up the FFIEC have broad supervisory authority to remedy any shortcomings identified in an examination and, following any examination of us by the FFIEC, our FI clients may request an executive summary of the examination through their lead examination agency.

We are also currently registered as a CUSO, although our status as a CUSO may be subject to change in the future. As a CUSO, while we are not regulated by the NCUA, we are subject to disclosure, annual reporting and other requirements imposed by the NCUA.

In addition, the Dodd-Frank Act granted the Consumer Financial Protection Bureau (the “CFPB”) authority to promulgate rules and interpret certain federal consumer financial protection laws, some of which apply to the solutions we offer to our clients. In certain circumstances, the CFPB also has examination and supervision powers with respect to service providers who provide a material service to an FI offering consumer financial products and services.

Our clients and prospects are subject to extensive and complex regulations and oversight by federal, state and other regulatory authorities. These laws and regulations are constantly evolving, increasing in number and affect the conduct of our clients’ operations and, as a result, our business. Our solutions must enable our clients to comply with applicable legal and regulatory requirements, including, without limitation, those under the following laws and regulations:

•	the Dodd-Frank Act;

•	the Electronic Funds Transfer Act and Regulation E;

•	the Electronic Signatures in Global and National Commerce Act;

•	usury laws;

•	the Gramm-Leach-Bliley Act;

•	the Fair Credit Reporting Act;

•	laws and regulations against unfair, deceptive or abusive acts or practices;

•	the California Consumer Privacy Act of 2018 (“CCPA”), the California Privacy Rights Act (“CPRA”) and other federal, state and international data privacy, security and protection laws and regulations;

•	the Privacy of Consumer Financial Information regulations;

•	the Bank Secrecy Act and the USA PATRIOT Act of 2001;

•

the FFIEC IT Handbook and related booklets, statements and guidance, including the Guidance on Supervision of Technology Services Providers and the Guidance on Outsourcing Technology Services promulgated by the FFIEC;

•	the OCC’s “Third-Party Relationships: Risk Management Guidance”;

•	the NCUA’s Guidelines for Safekeeping of Member Information;

•	the Federal Credit Union Act; and

•	other federal, state and international laws and regulations.

The compliance of our solutions with these requirements depends on a variety of factors, including the functionality and design of our solutions, the classification of our clients, and the manner in which our clients and their customers utilize our solutions. In order to comply with our obligations under these laws, we are required to implement operating policies and procedures to protect the privacy and security of our clients’ and their customers’ information and to undergo periodic audits and examinations.

Privacy and Information Safeguard Laws

In the ordinary course of our business, we and our clients using our solutions access, collect, store, use transmit and otherwise process certain types of data, including PI, which subjects us and our clients to certain privacy and information security laws in the United States and internationally, including, for example, the CCPA, the CPRA and other state privacy regulations, and other laws, rules and regulations designed to regulate consumer information and data privacy, security and protection, and mitigate identity theft. These laws impose obligations with respect to the collection, processing, storage, disposal, use, transfer, retention and disclosure of PI, and require that financial services providers have in place policies regarding information privacy and security. In addition, under certain of these laws, we must provide notice to consumers of our policies and practices for sharing PI with third parties, provide advance notice of any changes to our policies and, with limited exceptions, give consumers the right to prevent use of their PI and disclosure of it to third parties. Further, all 50 states and the District of Columbia have adopted data breach notification laws that impose, in varying degrees, an obligation to notify affected individuals in the event of a data or security breach or compromise, including when their PI has or may have been accessed by an unauthorized person. These laws may also require us to notify relevant law enforcement, regulators or consumer reporting agencies in the event of a data breach. Some laws may also impose physical and electronic security requirements regarding the safeguarding of PI. In order to comply with the privacy and information security laws, we have confidentiality and information security standards and procedures in place for our business activities and our third-party vendors and service providers. Privacy and information security laws evolve regularly, and complying with these various laws, rules, regulations and standards, and with any new laws or regulations or changes to existing laws, could cause us to incur substantial costs that are likely to increase over time, requiring us to adjust our compliance program on an ongoing basis and presenting compliance challenges, change our business practices in a manner adverse to our business, divert resources from other initiatives and projects, and restrict the way products and services involving data are offered. See “Risk Factors—Risks Relating to Our Business and Industry—Privacy and data security concerns, data collection and transfer restrictions, contractual obligations and U.S. and foreign laws, regulations and industry standards related to data privacy, security and protection could limit the use and adoption of the Alkami Platform and materially and adversely affect our business, financial condition and results of operations.”

Facilities

Our principal executive offices are located in Plano, Texas, where we lease approximately 125,468 square feet of office space under a lease with a term that expires on August 31, 2028 with the option to extend the lease for either two additional terms of five years each or one additional term of ten years. We also lease approximately 4,000 square feet of office space in Ooltewah, Tennessee under a lease with a term that commenced on October 4, 2020 and expires on October 3, 2021, with two automatic renewal terms of one year each.

MANAGEMENT

The following table provides information regarding our executive officers and our board of directors:

Name	Age	Position
Michael Hansen	68	Chief Executive Officer and Director
Stephen Bohanon	45	Co-Founder, Chief Strategy and Sales Officer
W. Bryan Hill	54	Chief Financial Officer
Douglas A. Linebarger	51	Chief Legal Officer and Secretary
Brian R. Smith	55	Director and Chairperson
Todd Clark	54	Director
Charles “Chuck” Kane	63	Director
Gene Lockhart	71	Director
Steve Mitchell	51	Director
Gary Nelson	64	Director
Raph Osnoss	34	Director
Merline Saintil	44	Director
Barbara Yastine	61	Director

Executive Officers

Michael Hansen has served as our President and Chief Executive Officer and as a member of our board of directors since April 2013. Prior to joining Alkami, Mr. Hansen served from 2005 to 2010 as the Chief Executive Officer and President of T-System Inc., a healthcare technology company. From 2000 to late 2004, Mr. Hansen served as the President/Chief Operating Officer and a director of Carreker Corporation (now Fiserv Corporation), a financial services software, services and advisory firm serving FIs in the United States, United Kingdom, South Africa and Australia. From 1991 to 2000, Mr. Hansen served in executive leadership roles in retail, commercial, international banking and enterprise technology and operations for KeyCorp and JPMorgan Chase & Co. Mr. Hansen also served on the board of the Retina Foundation of the Southwest and Interfaith Family Services and currently is on Southern Methodist University’s Business Advisory Board of the School of Engineering Computer Science Department. Mr. Hansen holds a B.S. and M.B.A. from the University of South Dakota. As our President and Chief Executive Officer, we believe Mr. Hansen is qualified to serve on our board of directors due to his knowledge and experience across our business.

Stephen Bohanon co-founded Alkami Technology, Inc. in 2009 and currently serves as our Chief Strategy and Sales Officer, where he oversees Alkami’s product direction, strategy and sales efforts. Prior to founding Alkami, Mr. Bohanon served in sales executive and executive management roles at a variety of companies in the fintech industry, including CCG Catalyst Consulting Group, a management consulting firm, ACI Worldwide Inc., a payment systems company, Custom Credit Systems, L.P., a provider of commercial loan automation and workflow software for FIs that now operates as Finastra, and Advanced Financial Solutions, Inc., an information services technology company that now operates as Fidelity National Information Services.

W. Bryan Hill has served as our Chief Financial Officer and Treasurer since April 2019. Prior to joining Alkami, from 2007 to 2019, Mr. Hill served in several accounting and finance roles at RealPage, Inc., a property management software company, with the most recent being Executive Vice President, Chief Financial Officer and Treasurer from May 2014 to February 2019. Mr. Hill previously served as Senior Vice President and Chief Accounting Officer of formerly publicly traded Dyncorp International, Inc. (acquired by Cerberus Capital Management in 2010), a provider of outsourced services to civilian and military government agencies, from 2005 to 2007. From 2000 to 2005, Mr. Hill held the position of Vice President and Chief Accounting Officer and various other financial management positions at SourceHov LLC, a document and information outsourcing solution provider. Mr. Hill received his B.B.A. from Texas Christian University and has been a Certified Public Accountant in the state of Texas since 1996.

Douglas A. Linebarger has served as our Chief Legal Officer and Secretary since March 2018 and previously served as our Vice President, General Counsel and Secretary from April 2015 to March 2018. Prior to joining Alkami, from 2013 until 2015, Mr. Linebarger served as General Counsel and Secretary at One Network Enterprises, a global supply chain software company. From January 2007 until its acquisition by Dell Technologies Inc. in January 2013, Mr. Linebarger served as General Counsel and Secretary of Credant Technologies, a leading provider of data protection software solutions. Earlier in his career, Mr. Linebarger was an associate in the Corporate and Securities Section of the law firm Jenkens & Gilchrist, P.C. Mr. Linebarger holds a B.B.A. in Business from Baylor University and a J.D. from Baylor University School of Law.

Directors

Brian R. Smith has served on our board of directors since September 2011. Mr. Smith is the founder of S3 Ventures, a venture capital firm, and has served as its Managing Director since 2005. Previously, he founded and served as Chairman and Chief Executive Officer of Crossroads Systems, Inc. Mr. Smith currently serves on the boards of Liquibase, Inc., an enterprise software provider, Solace Therapeutics Inc., a medical device company, Tango Health Inc., a healthcare software company, and VUV Analytics, Inc., a spectroscopy provider. Mr. Smith earned a B.S. in electrical engineering with honors from the University of Cincinnati and an M.S. in electrical engineering from Purdue University. We believe Mr. Smith is qualified to serve on our board of directors because of his experience as an investor and as an executive and board director.

Todd Clark has served on our board of directors since September 2018. Mr. Clark has served as President and Chief Executive Officer of CU Cooperative Systems, Inc., a credit union solutions provider, since 2016. Prior to CU Cooperative Systems, Inc., Mr. Clark spent 22 years with First Data Corporation, a financial services company, where he last held the position of Senior Vice President/Head of STAR Network and Debit Processing. In this capacity, he was responsible for the business unit’s profit/loss and led a team of more than 600 product, strategy, communications, strategic sales, technology, operations and support personnel. He also managed the Bank of America relationship as head of the financial institution group. Mr. Clark holds a B.A. in economics from the University of Texas at Austin. We believe Mr. Clark is qualified to serve on our board of directors because of his past leadership roles and financial services industry knowledge.

Charles “Chuck” Kane has served on our board of directors since October 2019. Mr. Kane is an adjunct professor of International Finance at the MIT Sloan Graduate Business School of Management at the Massachusetts Institute of Technology. Since November 2006, Mr. Kane has also been a Director and Strategic Advisor of One Laptop Per Child, a non-profit organization that provides computing and internet access for students in the developing world, for whom he served as President and Chief Operating Officer from 2008 until 2009. Mr. Kane served as Executive Vice President and Chief Administrative Officer of Global BPO Services Corp., from July 2007 until March 2008, and as Chief Financial Officer of Global BPO, from August 2007 until March 2008. Prior to joining Global BPO, he served as Chief Financial Officer of RSA Security Inc., from May 2006 until RSA was acquired by EMC Corporation in October 2006. From July 2003 until May 2006, he served as Chief Financial Officer of Aspen Technology, Inc. Mr. Kane currently serves on the boards of Progress Software Corporation, a software company that specializes in the integration of business applications and

RealPage, Inc., a property management software company. Mr. Kane previously served on the boards of Carbonite, Inc.; Demandware, Inc.; Borland Software Inc. Mr. Kane holds a B.B.A. in accounting from the University of Notre Dame and an M.B.A. in international finance from Babson College. We believe Mr. Kane is qualified to serve on our board of directors because of his background in finance and accounting and experience as an executive and a board director.

Gene Lockhart has served on our board of directors since December 2017. Since October 2014, Mr. Lockhart has been the founder, Chairman and Managing Partner of MissionOG LLC, a venture capital firm. He is also a Senior Adviser to Blackstone Group. Previously, he served as Special Adviser at General Atlantic LLC, a global growth investment firm, from 2012 to 2019. From 2002 until 2012, Mr. Lockhart was a venture partner at Oak Investment Partners, a venture capital firm. Mr. Lockhart’s prior leadership positions include President of Global Retail Bank at Bank of America, President and Chief Executive Officer of MasterCard International, and CEO of Midland Bank plc. Mr. Lockhart has served on the board of Huron Consulting Group Inc., a management consulting firm, since 2006. Mr. Lockhart previously served on the boards of Metro Bank PLC, a public retail bank operating in the United Kingdom, First Republic Bank, a bank and wealth management company, IMS Health Incorporated, a healthcare technology company, RJR Nabisco, Inc., a food processing and tobacco company, Aaron’s, Inc., a lease-to-own retailer of furnishings, electronics and appliances, and RadioShack Corporation, a retail seller of consumer electronic goods and services. Additionally, Mr. Lockhart has previously served on numerous philanthropic boards, including as Chair of the Thomas Jefferson Foundation (Monticello) and as the Chairman of the Darden School Foundation at the University of Virginia. Mr. Lockhart holds a B.S. and M.B.A. from the University of Virginia. We believe that Mr. Lockhart is qualified to serve on our board of directors because of his experience serving on boards of various corporations and understanding of the financial services industry.

Steve Mitchell has served on our board of directors since October 2014. Mr. Mitchell has served as the Chief Executive Officer of Argonaut Private Capital L.P., a private equity firm, since July 2016, prior to which he was the Managing Director of Argonaut Private Equity, LLC, since November 2004. Prior to joining Argonaut, Mr. Mitchell was a principal in both Radical Incubation and 2929 Entertainment. Mr. Mitchell serves on the boards of Aspen Aerogels, Inc., an energy technology company, and StepStone Group, Inc., an investment firm. From 1996 to 1999, Mr. Mitchell was a corporate attorney at Gibson, Dunn & Crutcher LLP. Mr. Mitchell holds a B.B.A. in marketing from Baylor University and a J.D. from University of San Diego School of Law. We believe that Mr. Mitchell is qualified to serve on our board of directors because of his experience as an investment manager and a board director.

Gary Nelson has served on our board of directors since August 2011. Mr. Nelson has 39 years of senior and executive management experience in domestic and international business. Mr. Nelson is the Chairman at Every Tribe Every Nation and a co-founder of Alkami. Previously, he served as Alkami’s Manager from 2009 to 2011 and Chief Executive Officer from 2011 to 2013 and as Chief Executive Officer of Advanced Financial Solutions from 1995 to 2004. We believe Mr. Nelson is qualified to serve on our board of directors because of his management experience and knowledge of our company as a former executive.

Raph Osnoss has served on our board of directors since December 2017. Mr. Osnoss is a Principal at General Atlantic and focuses on the firm’s investments in the Financial Services sector. Prior to joining General Atlantic, Mr. Osnoss was an Associate at Berkshire Partners, a private equity firm, from 2010 to 2012. Previously, he was an Analyst in the Investment Banking Division of Goldman Sachs from 2008 to 2010. He currently serves on the boards of EngageSmart, LLC, a SaaS platform for customer engagement and payments, Amount, Inc., a banking and loan origination software provider, and Avant, LLC, a financial technology company. He previously served on the board of directors of Insurity, Inc, a cloud-based solutions and data analytics company. He also serves on the board of Edible Schoolyard NYC, a food and education-focused charitable organization. Mr. Osnoss holds a B.S. in economics from the Wharton School at the University of Pennsylvania and an M.B.A. from Harvard Business School. We believe Mr. Osnoss is qualified to serve on our board of directors because of his knowledge of technology and the financial services industry.

Merline Saintil has served on our board of directors since October 2020. From April 2019 to February 2020, Ms. Saintil was the Chief Operating Officer, R&D-IT at Change Healthcare, a healthcare technology company. Prior to joining Change Healthcare, Ms. Saintil was a senior executive in the Product & Technology group at Intuit, a software company, from November 2014 to August 2018, where her core responsibilities included driving global strategic growth priorities, leading merger and acquisition integration and divestitures, and leading business operations for nearly half of Intuit’s workforce. Prior to Intuit, Ms. Saintil served as Yahoo!’s (prior to its acquisition by Verizon Media) Head of Operations for Mobile & Emerging Products from January 2014 to November 2014. Ms. Saintil serves on the board of directors of Banner Corporation, a bank holding company, ShotSpotter, Inc., an acoustic gunshot detection and precision-policing solutions company, Lightspeed POS Inc., a cloud-based SaaS platform provider and Aequi Acquisition Corp., a blank check company. Ms. Saintil received a B.S. in Computer Science from Florida A&M University and an M.S. in Software Engineering Management from Carnegie Mellon University. We believe Ms. Saintil is qualified to serve on our board of directors because of her experience in the technology industry.

Barbara Yastine has served on our board of directors since October 2020. Ms. Yastine also serves on the board of directors of AXIS Capital Holdings Limited, an insurance holding company, Zions Bancorporation, N.A., a bank holding company and Primerica, Inc., an insurance and financial services sales company. Ms. Yastine served as Co-Chief Executive Officer of Lebenthal Holdings, a private asset management firm, from September 2015 to June 2016. She previously served as Chair, President and Chief Executive Officer of Ally Bank from March 2012 to September 2015 and as Chair of Ally Bank and Chief Administrative Officer of Ally Financial from May 2010 to March 2012. Prior to joining Ally Financial, she served as a Principal of Southgate Alternative Investments beginning in June 2007. She served as Chief Financial Officer for investment bank Credit Suisse First Boston from October 2002 to August 2004. From 1987 through 2002, Ms. Yastine worked at Citigroup and its predecessor companies. She served on the board of directors of First Data Corporation from September 2016 to July 2019. She received a B.A. in journalism and an M.B.A. from New York University. We believe Ms. Yastine is qualified to serve on our board of directors because of her experience as an executive and board director in the financial services and investment industries.

Involvement in Certain Legal Proceedings

Barbara Yastine, one of our directors, was the Co-Chief Executive Officer and a director of Lebenthal Holdings, LLC (“Lebenthal”) for approximately nine months from September 2015 to June 2016. In November 2017, approximately 17 months after Ms. Yastine left that position, Lebenthal and certain of its subsidiaries filed voluntary petitions for bankruptcy under Chapter 7 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Board Composition

Our board of directors currently consists of ten members. Our amended and restated certificate of incorporation and amended and restated bylaws will provide that the authorized number of directors shall be fixed from time to time by a resolution of the majority of our board of directors.

Director Independence

Our board of directors has determined that all of our directors, other than Mr. Hansen, qualify as “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing rules of The Nasdaq Global Select Market (the “Listing Rules”). Mr. Hansen is not considered independent by virtue of his position as our Chief Executive Officer. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has had with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence.

Classified Board of Directors

Upon the effectiveness of the registration statement of which this prospectus forms a part, our board of directors will be divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors will be divided among the three classes as follows:

•	The Class I directors will be Todd Clark, Michael Hansen and Gary Nelson, and their terms will expire at the annual meeting of stockholders to be held in 2022;

•	The Class II directors will be Charles “Chuck” Kane, Raph Osnoss and Brian R. Smith, and their terms will expire at the annual meeting of stockholders to be held in 2023; and

•	The Class III directors will be Gene Lockhart, Steve Mitchell, Merline Saintil and Barbara Yastine, and their terms will expire at the annual meeting of stockholders to be held in 2024.

We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Voting Arrangements

The election of the members of our board of directors has been governed by an amended and restated voting agreement (the “Voting Agreement”) that we entered into with certain holders of our common and redeemable convertible preferred stock in September 2020, as amended in October 2020, and the related provisions of our existing amended and restated certificate of incorporation. Pursuant to the Voting Agreement, the following directors were designated as directors to our board of directors and elected by a majority of our stockholders:

•	Messrs. Osnoss and Lockhart were designated by General Atlantic (AL), L.P.;

•	Mr. Clark was designated by CU Cooperative;

•	Mr. Smith and Ms. Saintil were designated by S3 Ventures Fund III, L.P.;

•	Mr. Mitchell was designated by Argonaut Private Equity II, LLC;

•	Mr. Hansen was designated as our Chief Executive Officer; and

•	Messrs. Kane and Nelson and Ms. Yastine were designated as independent directors.

The holders of our common stock and redeemable convertible preferred stock who are parties to the Voting Agreement are obligated to vote for such designees indicated above. The Voting Agreement will terminate upon the completion of this offering and our existing amended and restated certificate of incorporation will be amended and restated, after which there will be no further contractual obligations or charter provisions regarding the election of our directors. Our directors hold office until their successors have been elected and qualified or appointed, or the earlier of their death, resignation or removal.

For more information, see “Certain Relationships and Related Party Transactions—Voting Agreement.”

Leadership Structure of the Board

Our amended and restated bylaws and corporate governance guidelines to be in place immediately prior to the completion of this offering will provide our board of directors with flexibility to combine or separate the positions of Chairperson of the board of directors and Chief Executive Officer and to implement a lead director in accordance with its determination regarding which structure would be in the best interests of our company.

Our board of directors has concluded that our current leadership structure is appropriate at this time. However, our board of directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of Board in Risk Oversight Process

Risk assessment and oversight are an integral part of our governance and management processes. Our board of directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the board of directors at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. While our board of directors is responsible for monitoring and assessing strategic risk exposure, our audit committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The audit committee also approves or disapproves any related person transactions. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board Committees

Our board of directors has established an audit committee, an information systems audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Each committee has adopted a written charter that satisfies the applicable rules and regulations of the SEC and the Listing Rules, which we will post on our website at www.alkami.com upon the completion of this offering.

Audit Committee

Our audit committee oversees our accounting and financial reporting process. Among other matters, the audit committee:

•	appoints our independent registered public accounting firm;

•	evaluates the independent registered public accounting firm’s qualifications, independence and performance;

•	determines the engagement of the independent registered public accounting firm;

•	reviews and approves the scope of the annual audit and pre-approves the audit and non-audit fees and services;

•	reviews and approves all related party transactions on an ongoing basis;

•	establishes procedures for the receipt, retention and treatment of any complaints received by the Company regarding accounting, internal accounting controls or auditing matters;

•	discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

•	approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	discusses on a periodic basis, and as appropriate, with management, the Company’s policies and procedures with respect to risk assessment and risk management;

•

is responsible for reviewing our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•

investigates any reports received through the ethics helpline and reports to the board of directors periodically with respect to any information received through the ethics helpline and any related investigations; and

•	reviews the audit committee charter and the audit committee’s performance on an annual basis.

Our audit committee consists of Mr. Kane, Mr. Lockhart and Ms. Yastine. Our board of directors has determined that all members are independent under the Listing Rules and Rule 10A-3(b)(1) of the Exchange Act. The chair of our audit committee is Mr. Kane. Our board of directors has determined that each member is an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K. Our board of directors has also determined that each member of our audit committee can read and understand fundamental consolidated financial statements, in accordance with applicable requirements.

Information Systems Audit Committee

Our information systems audit committee oversees information technology and data privacy security risks, reviews our cyber resilience program, reviews our business continuity planning and practices and disaster preparedness, advises the board of directors on operations-related compliance practices and associated compliance monitoring and testing programs and oversees our responses to and compliance with operations-related regulatory requirements, requests and orders. The information systems audit committee will review and evaluate, on an annual basis, the information systems audit committee charter and the information systems audit committee’s performance. Our information audit committee consists of Mr. Clark, Mr. Lockhart, Mr. Nelson and Ms. Saintil. The chair of our information systems audit committee is Mr. Lockhart.

Compensation Committee

Our compensation committee oversees policies relating to compensation and benefits of our officers and employees. The compensation committee reviews and approves or recommends corporate goals and objectives relevant to compensation of our executive officers (other than our Chief Executive Officer), evaluates the performance of these officers in light of those goals and objectives and approves the compensation of these officers based on such evaluations. The compensation committee also reviews and approves or makes recommendations to our board of directors regarding the issuance of stock options and other awards under our stock plans to our executive officers (other than our Chief Executive Officer). The compensation committee reviews the performance of our Chief Executive Officer and makes recommendations to our board of directors with respect to his compensation, and our board of directors retains the authority to make compensation decisions relative to our Chief Executive Officer. The compensation committee will review and evaluate, on an annual basis, the compensation committee charter and the compensation committee’s performance. Our compensation committee consists of Mr. Nelson, Mr. Osnoss and Mr. Smith. Our board of directors has determined that all members are independent under the Listing Rules. The chair of our compensation committee is Mr. Osnoss.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies and making recommendations to our board of directors concerning governance matters. Our nominating and corporate governance committee consists of Mr. Mitchell, Mr. Osnoss and Mr. Smith. Our board of directors has determined that all members are independent under the Listing Rules. The chair of our nominating and corporate governance committee is Mr. Smith.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is currently, or has been at any time, one of our executive officers or employees, except for Gary Nelson, who served as our Manager from 2009 to 2011 and as our Chief Executive Officer from 2011 to 2013. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or on our compensation committee.

Code of Business Conduct and Ethics

In connection with this offering, our board of directors has adopted a written code of business conduct and ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions, and agents and representatives. The full text of our code of business conduct and ethics will be posted on our website at www.alkami.com upon the completion of this offering. The nominating and corporate governance committee of our board of directors will be responsible for overseeing our code of business conduct and ethics and any waivers applicable to any director, executive officer or employee. We intend to disclose any future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions applicable to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and agents and representatives, on our website identified above or in public filings.

Limitation on Liability and Indemnification Matters

Our amended and restated certificate of incorporation and our amended and restated bylaws, both of which will become effective immediately prior to the completion of this offering, limit our directors’ liability, and provide that we may indemnify our directors, officers and certain other employees to the fullest extent permitted under Delaware General Corporation Law (“DGCL”). The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

•	transaction from which the director derives an improper personal benefit;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	breach of a director’s duty of loyalty to the corporation or its stockholders.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or recession.

The DGCL and our amended and restated bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, we have entered, and intend to continue to enter, into separate indemnification agreements with our directors, officers and certain other employees. These indemnification agreements, among other things, require us to indemnify our directors, officers and certain other employees for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director, officer or other employee in any action or proceeding arising out of their services as a director, officer or other employee, or any other company or enterprise to which the person provides services at our request.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe that these provisions in our amended and restated certificate of incorporation and amended and restated bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors, officers and other employees.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or control persons, in the opinion of the SEC, such indemnification is against public policy, as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE AND DIRECTOR COMPENSATION

This section discusses the material components of the executive compensation program for our 2020 named executive officers. Our named executive officers for 2020 are:

•	Michael Hansen, our Chief Executive Officer;

•	W. Bryan Hill, our Chief Financial Officer;

•	Stephen Bohanon, our Co-Founder and Chief Strategy and Sales Officer; and

•	Douglas A. Linebarger, our Chief Legal Officer and Secretary.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of this offering may differ materially from the currently planned programs summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

2020 Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Michael Hansen	2020	388,889	—	86,200	270,000	1,392,803	2,137,892
Chief Executive Officer
W. Bryan Hill	2020	410,000	—	—	278,100	7,145	695,245
Chief Financial Officer
Stephen Bohanon	2020	412,000	—	119,452	408,100	1,449,850	2,389,402
Co-Founder and Chief Strategy and Sales Officer
Douglas A. Linebarger	2020	296,667	—	68,952	202,500	196,300	764,419
Chief Legal Officer and Secretary

(1)

Amounts reported represent the aggregate grant date fair value of stock options granted to our named executive officers computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 2 and Note 10 to our consolidated financial statements included in this prospectus.

(2)	Represents bonuses earned under our annual bonus plan for 2020, and for Mr. Bohanon, includes $130,000 in sales commissions that became payable upon achieving certain sales targets.
(3)	The following table sets forth the components of the amounts presented in the All Other Compensation column:

Name	Amount Paid for Stock or Vested Options Repurchased in Excess of Fair Market Value ($)(4)	Matching Contributions under 401(k) Plan ($)	Monthly Cell Phone Stipend ($)	Total ($)
Michael Hansen	1,385,000	5,403	2,400	1,392,803
W. Bryan Hill	—	4,745	2,400	7,145
Stephen Bohanon	1,443,092	4,358	2,400	1,449,850
Douglas A. Linebarger	193,900	—	2,400	196,300

(4)

In November 2020, we purchased shares our common stock and vested stock options from certain of our employees at a price per share that was $5.54 higher than our board’s determination of the then-current fair market value of our common stock. Amounts in the column represent amounts that were paid to the named executive officers in respect of shares of our common stock or vested stock options that were in excess of the fair market value of our common stock on the date of the purchase.

Narrative to the Summary Compensation Table

2020 Annual Base Salaries

Our named executive officers each receive a base salary to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. As of March 1, 2020, our named executive officers’ annual base salaries were as follows: Mr. Hansen: $400,000; Mr. Hill: $412,000; Mr. Bohanon: $412,000; and Mr. Linebarger: $300,000.

In March 2021, the annual base salaries for our named executive officers were increased to the following amounts: Mr. Hansen: $425,000; Mr. Hill: $420,000; Mr. Bohanon: $420,000; and Mr. Linebarger: $330,000.

2020 Annual Performance Bonuses

We maintain an annual performance-based cash bonus program in which each of our named executive officers participated in 2020. Each named executive officer’s target bonus is expressed as a percentage of base salary, and bonus payments are determined based on achievement of certain performance goals approved by our board of directors, subject to the recipient’s service through time of payment. The 2020 annual bonuses were targeted at 50% of each named executive officer’s annual base salary.

In February 2021, our board of directors reviewed corporate performance against pre-established goals relating to certain financial and operating metrics, and metrics specific to the success of particular business units, and determined overall achievement of our 2020 corporate goals to be 135% of target, and achievement of business unit goals to be 135% of target. Based on this determination and the determination of individual achievement to be 135% of target for each of Messrs. Hansen, Hill, Bohanon and Linebarger, our board of directors approved the 2020 annual bonuses at 135% of target in the amounts set forth above in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

In March 2021, the 2021 target bonuses for our named executive officers, as a percentage of annual base salary, were established as follows: Mr. Hansen: 100%; Mr. Hill: 60%; Mr. Bohanon: 60%; and Mr. Linebarger: 45%.

Equity Compensation

We have granted stock options to our employees, including our named executive officers, in order to attract and retain them, as well as to align their interests with the interests of our stockholders. In order to provide a long-term incentive, these stock options generally vest over four or five years subject to continued service to our company.

In February 2020, we granted Mr. Hansen an option to purchase 35,000 shares of our common stock, and Messrs. Bohanon and Linebarger an option to purchase 67,600 shares of our common stock. Each option vests monthly as to 1/48th of the original number of shares subject to the option measured from January 1, 2020, subject to continued service through the applicable vesting date.

In March 2020, we granted each of Mr. Hansen and Mr. Bohanon an option to purchase 50,000 shares of our common stock. Upon achievement of certain sales performance goals, 25% of the shares originally subject to the option vested on December 31, 2020, and 1/36th of the remaining 75% of the shares originally subject to the option vest monthly thereafter, subject to continued service through the applicable vesting date.

In connection with this offering, we will adopt the 2021 Plan in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of our company and certain of its affiliates and to enable us to obtain and retain services of these individuals, which is essential to our long-term success. The 2021 Plan will be effective on the date immediately prior to the date the registration statement relating to this offering becomes effective. For additional information about the 2021 Plan, please see the section titled “Equity Incentive Plans” below.

Other Elements of Compensation

Retirement Savings and Health and Welfare Benefits

We maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. We currently match 25% of a participant’s annual eligible contribution to the 401(k) plan, up to 8% of their annual base salary or up to the IRS limit, whichever is lower. The Company contributions vest as to 20% of the contribution annually. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans. These health and welfare plans include medical, dental and vision benefits; short-term and long-term disability insurance; and supplemental life and AD&D insurance.

Perquisites and Other Personal Benefits

We determine perquisites on a case-by-case basis and will provide a perquisite to a named executive officer when we believe it is necessary to attract or retain the named executive officer. In November 2020, we purchased shares of our common stock and vested stock options from certain of our employees, including Messrs. Hansen, Bohanon and Linebarger. The purchase price we paid was $15.74 per share of common stock (less the exercise price for any vested options, and less withholding taxes), which was $5.54 higher than our board’s determination of the then-current fair market value of our common stock. We also provide monthly cell phone stipends to our named executive officers.

Other than the premium we paid to purchase shares of our common stock and vested stock options, and the monthly cell phone stipends, we did not provide any perquisites or personal benefits to our named executive officers not otherwise made available to our other employees in 2020.

Outstanding Equity Awards at Year-End

The following table summarizes the number of shares of common stock underlying outstanding option awards for each named executive officer as of December 31, 2020.

					Option Awards (7)
Name and Principal Position	Grant Date	Vesting Start Date			Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Un- exercisable)	Option Exercise Price ($)	Option Expiration Date
Michael Hansen	3/13/2020	12/31/2020	(1)		12,500	37,500	3.32	3/12/2030
Chief Executive Officer	2/20/2020	1/1/2020	(2	)(6)	35,000	—	3.32	2/19/2030
	12/11/2018	9/26/2018	(3)		135,000	165,000	2.34	12/10/2028
	11/2/2017	6/1/2017	(2)		175,000	25,000	0.92	11/1/2027
	11/2/2017	6/1/2017	(4)		66,667	133,333	0.92	11/1/2027
	11/18/2015	6/1/2015			100,000	—	0.81	11/17/2025
W. Bryan Hill	4/1/2019	4/1/2019	(5	)(6)	1,000,000	—	2.34	3/31/2029
Chief Financial Officer
Stephen Bohanon	3/13/2020	12/31/2020	(1)		12,500	37,500	3.32	3/12/2030
Co-Founder and Chief Strategy and Sales Officer	2/20/2020	1/1/2020	(2	)(6)	67,600	—	3.32	2/19/2030
	12/11/2018	9/26/2018	(3)		64,514	110,000	2.34	12/10/2028
	11/2/2017	6/1/2017	(2)		109,375	15,625	0.92	11/1/2027
	11/2/2017	6/1/2017	(4)		41,667	83,333	0.92	11/1/2027
	11/18/2015	6/1/2015			50,000	—	0.81	11/17/2025
Douglas A. Linebarger	2/20/2020	1/1/2020	(2	)(6)	67,600	—	3.32	2/19/2030
Chief Legal Officer and Secretary	12/11/2018	9/26/2018	(3)		9,000	11,000	2.34	12/10/2028
	4/11/2018	3/1/2018	(4)		—	75,000	1.70	4/10/2028
	4/11/2018	3/1/2018	(2)		96,250	43,750	1.70	4/10/2028
	11/2/2017	6/1/2017	(2)		52,500	7,500	0.92	11/1/2027
	4/20/2016	4/20/2016			5,000	—	0.81	4/19/2026
	11/18/2015	2/2/2016			20,000	—	0.81	11/17/2025
	4/8/2015	4/8/2015			65,000	—	0.76	4/7/2025

(1)

25% of the shares originally subject to the option vest on the vesting start date, and 1/36th of the remaining 75% of the shares originally subject to the option vest monthly thereafter, subject to continued service through the applicable vesting date.

(2)	1/48th of the shares originally subject to the option vest monthly measured from the vesting start date, subject to continued service through the applicable vesting date.
(3)

1/48th of 80% of the shares originally subject to the option vest monthly measured from the vesting start date, and the remaining 20% of the shares originally subject to the option vest on the fifth anniversary of the vesting start date, subject in each case to continued service through the applicable vesting date.

(4)

1/3rd of the shares originally subject to the option vest on each of the third, fourth, and fifth anniversaries of the vesting start date, subject to continued service through the applicable vesting date.

(5)

20% of the shares originally subject to the option vest on the first anniversary of the vesting start date, 1/36th of 60% of the shares originally subject to the option vest monthly thereafter, and the remaining 20% of the shares originally subject to the option vest on the fifth anniversary of the vesting start date, subject in each case to continued service through the applicable vesting date.

(6)	This option may be exercised prior to vesting with any shares purchased subject to a right of repurchase at the original exercise price that lapses in accordance with the option’s vesting schedule.

(7)

Pursuant to the terms of each named executive officer’s employment agreement, the shares subject to each option will fully vest if the executive is terminated without “cause” or resigns for “good reason” (each as defined in the employment agreement) within three months before or two years after a “change of control” of the Company (as defined in the employment agreement).

Executive Compensation Arrangements

Previous Employment Agreements

We previously entered into employment agreement with each of our named executive officers. These agreements set forth the terms and conditions of employment of each named executive officer, including initial base salary, target bonus opportunity, and equity grants and employee benefits eligibility.

Additionally, each employment agreement provides that if the executive’s employment is terminated by the Company without “cause” or the executive resigns for “good reason” (each as defined in the agreement), the executive will be eligible to receive: (i) continued base salary payments over a period of 12 months; and (ii) if the termination date occurs within three months before or two years after a “change of control” of the Company (as defined in the agreement), the vesting of the executive’s outstanding options shall fully accelerate. All such severance benefits are subject to the executive signing a general release of claims against the Company and its affiliates in a form acceptable to the Company. Additionally, if the Company undergoes a change of control transaction and the executive’s options are not assumed, continued or substituted in the transaction, the vesting of the options will fully accelerate.

New Employment Agreements

In connection with this offering, we have entered into new employment agreements with each of our named executive officers, which supersede in their entirety their previous employment agreements. These agreements set forth the terms and conditions of employment of each named executive officer, including initial base salary, target bonus opportunity, and equity grants and employee benefits eligibility.

Each employment agreement provides that if the executive’s employment is terminated by the Company without “cause” or the executive resigns for “good reason” (each as defined in the agreement) more than three months before a change in control or more than two years after a change in control, the executive will be eligible to receive: (i) cash severance in an amount equal to 100% of the executive’s base salary, payable over a period of 12 months; and (ii) up to 12 months (for Mr. Hansen) or up to nine months (for Messrs. Hill, Bohanon and Linebarger) of Company-paid healthcare continuation coverage.

If the executive’s employment is terminated by the Company without “cause” or the executive resigns for “good reason” during the period beginning three months before and ending two years after a change in control, the executive will be eligible to receive: (i) cash severance in an amount equal to the sum of 150% (for Mr. Hansen) or 100% (for Messrs. Hill, Bohanon and Linebarger) of the executive’s base salary, 100% of the executive’s target annual bonus, and a prorated target annual bonus, payable over a period of 12 months; (ii) up to 18 months (for Mr. Hansen) or up to 12 months (for Messrs. Hill, Bohanon and Linebarger) of Company-paid healthcare continuation coverage; and (iii) full vesting acceleration of the executive’s outstanding equity awards.

The foregoing severance benefits are subject to the executive signing a general release of claims against the Company and its affiliates in a form acceptable to the Company.

Additionally, if the Company undergoes a change of control transaction and the executive’s equity awards are not assumed, continued or substituted in the transaction, the vesting of the equity awards will fully accelerate.

Equity Incentive Plans

The following summarizes the material terms of the 2021 Plan we have adopted in connection with this offering, in which our named executive officers will be eligible to participate following the consummation of this offering; our 2011 Plan, under which we have previously made periodic grants of equity awards to our named executive officers and other key employees; and the 2021 Employee Stock Purchase Plan we have adopted in connection with this offering to provide our employees an opportunity to purchase shares of our common stock at a discount to fair market value.

2021 Incentive Award Plan

We have adopted the 2021 Plan, which will be effective on the date immediately prior to the date our registration statement relating to this offering becomes effective. The principal purpose of the 2021 Plan is to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards. The material terms of the 2021 Plan, as it is currently contemplated, are summarized below.

Share Reserve.    Under the 2021 Plan, 12,131,846 shares of our common stock will be initially reserved for issuance pursuant to a variety of stock-based compensation awards, including stock options, stock appreciation rights, or SARs, restricted stock awards, restricted stock unit awards, performance bonus awards, performance stock unit awards, dividend equivalents, or other stock or cash based awards. The number of shares initially reserved for issuance or transfer pursuant to awards under the 2021 Plan will be increased by (i) the number of shares represented by awards outstanding under our 2011 Plan (“2011 Plan Awards”) that become available for issuance under the counting provisions described below following the effective date and (ii) an annual increase on the first day of each fiscal year beginning in 2022 and ending in 2031, equal to the lesser of (A) 5% of the shares of stock outstanding (on an as converted basis) on the last day of the immediately preceding year and (B) such smaller number of shares of stock as determined by our board of directors; provided, however, that no more than shares of stock may be issued upon the exercise of incentive stock options.

The following counting provisions will be in effect for the share reserve under the 2021 Plan:

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to the extent that an award (including a 2011 Plan Award) expires, lapses or is terminated, converted into an award in respect of shares of another entity in connection with a spin-off or other similar event, exchanged for cash, surrendered, repurchased, canceled, in any case, in a manner that results in the Company acquiring the underlying shares at a price not greater than the price paid by the participant or not issuing the underlying shares, such unused shares subject to the award at such time will be available for future grants under the 2021 Plan;

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to the extent shares are tendered or withheld to satisfy the grant, exercise price or tax withholding obligation with respect to any award under the 2021 Plan or 2011 Plan Award, such tendered or withheld shares will be available for future grants under the 2021 Plan;

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to the extent shares subject to stock appreciation rights are not issued in connection with the stock settlement of stock appreciation rights on exercise thereof, such shares will be available for future grants under the 2021 Plan;

•	the payment of dividend equivalents in cash in conjunction with any outstanding awards or 2011 Plan Awards will not be counted against the shares available for issuance under the 2021 Plan; and

•

shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries will not be counted against the shares available for issuance under the 2021 Plan.

In addition, the sum of the grant date fair value of all equity-based awards and the maximum that may become payable pursuant to a cash-based award to any individual for services as a non-employee director during any calendar year may not exceed $1,500,000.

Administration.    The compensation committee of our board of directors is expected to administer the 2021 Plan unless our board of directors assumes authority for administration. The board of directors may delegate its powers to a committee, which, to the extent required to comply with Rule 16b-3, is intended to be comprised of “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. The 2021 Plan provides that the board or compensation committee may delegate its authority to grant awards other than to individuals subject to Section 16 of the Exchange Act or officers or directors to whom authority to grant awards has been delegated.

Subject to the terms and conditions of the 2021 Plan, the administrator has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject to awards and the terms and conditions of awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2021 Plan. The administrator is also authorized to adopt, amend or rescind rules relating to administration of the 2021 Plan. Our board of directors may at any time remove the compensation committee as the administrator and revest in itself the authority to administer the 2021 Plan. The full board of directors will administer the 2021 Plan with respect to awards to non-employee directors.

Eligibility.    Awards under the 2021 Plan may be granted to individuals who are then our officers, employees or consultants or are the officers, employees or consultants of certain of our subsidiaries. Such awards also may be granted to our directors. However, only employees of our company or certain of our subsidiaries may be granted incentive stock options, or ISOs.

Awards.    The 2021 Plan provides that the administrator may grant or issue stock options, SARs, restricted stock, restricted stock units, performance bonus awards, performance stock units, other stock or cash based awards and dividend equivalents, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

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Nonstatutory Stock Options, or NSOs, will provide for the right to purchase shares of our common stock at a specified price which may not be less than fair market value on the date of grant, and usually will become exercisable (at the discretion of the administrator) in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/or subject to the satisfaction of corporate performance targets and individual performance targets established by the administrator. NSOs may be granted for any term specified by the administrator that does not exceed ten years.

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Incentive Stock Options, or ISOs, will be designed in a manner intended to comply with the provisions of Section 422 of the Code and will be subject to specified restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of common stock on the date of grant, may only be granted to employees, and must not be exercisable after a period of ten years measured from the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our capital stock, the 2021 Plan provides that the exercise price must be at least 110% of the fair market value of a share of common stock on the date of grant and the ISO must not be exercisable after a period of five years measured from the date of grant.

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Restricted Stock may be granted to any eligible individual and made subject to such restrictions as may be determined by the administrator. Restricted stock, typically, may be forfeited for no consideration or repurchased by us at the original purchase price if the conditions or restrictions on vesting are not met. In general, restricted stock may not be sold or otherwise transferred until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse, however, extraordinary dividends will generally be placed in escrow, and will not be released until restrictions are removed or expire.

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Restricted Stock Units may be awarded to any eligible individual, typically without payment of consideration, but subject to vesting conditions based on continued employment or service or on performance criteria established by the administrator. Like restricted stock, restricted stock units may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, stock underlying restricted stock units will not be issued until the restricted stock units have vested, and recipients of restricted stock units generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

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Stock Appreciation Rights, or SARs, may be granted in connection with stock options or other awards, or separately. SARs granted in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the price of our common stock over a set exercise price. The exercise price of any SAR granted under the 2021 Plan must be at least 100% of the fair market value of a share of our common stock on the date of grant. SARs under the 2021 Plan will be settled in cash or shares of our common stock, or in a combination of both, at the election of the administrator.

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Performance Bonus Awards and Performance Stock Units are denominated in cash or shares/unit equivalents, respectively, and may be linked to one or more performance or other criteria as determined by the administrator.

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Other Stock or Cash Based Awards are awards of cash, fully vested shares of our common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our common stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. The administrator will determine the terms and conditions of other stock or cash based awards, which may include vesting conditions based on continued service, performance and/or other conditions.

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Dividend Equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are converted to cash or shares by such formula and such time as determined by the administrator. In addition, dividend equivalents with respect to an awards subject to vesting will either (i) to the extent permitted by applicable law, not be paid or credited or (ii) be accumulated and subject to vesting to the same extent as the related award.

Any award may be granted as a performance award, meaning that the award will be subject to vesting and/or payment based on the attainment of specified performance goals.

Change in Control.    In the event of a change in control, unless the administrator elects to terminate an award in exchange for cash, rights or other property, or cause an award to accelerate in full prior to the change in control, such award will continue in effect or be assumed or substituted by the acquirer, provided that any performance-based portion of the award will be subject to the terms and conditions of the applicable award agreement. In the event the acquirer refuses to assume or replace awards granted, prior to the consummation of such transaction, awards issued under the 2021 Plan (other than any portion subject to performance-based vesting) will be subject to accelerated vesting such that 100% of such awards will become vested and exercisable or payable, as applicable. The administrator may also make appropriate adjustments to awards under the 2021 Plan and is authorized to provide for the acceleration, cash-out, termination, assumption, substitution or conversion of such awards in the event of a change in control or certain other unusual or nonrecurring events or transactions. Additionally, if a participant’s service is terminated without “cause” or the participant resigns for “good reason” (each as defined in the 2021 Plan) upon or within 12 months following a change in control, the vesting of the participant’s awards outstanding under the 2021 Plan will fully accelerate.

Adjustments of Awards.    The administrator has broad discretion to take action under the 2021 Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the administrator will make equitable adjustments to the 2021 Plan and outstanding awards.

Amendment and Termination.    The administrator may terminate, amend or modify the 2021 Plan at any time and from time to time. However, we must generally obtain stockholder approval to the extent required by applicable law, rule or regulation (including any applicable stock exchange rule), and generally no amendment may materially and adversely affect any outstanding award without the affected participant’s consent. Notwithstanding the foregoing, an option may be amended to reduce the per share exercise price below the per share exercise price of such option on the grant date and options may be granted in exchange for, or in connection with, the cancellation or surrender of options having a higher per share exercise price without receiving additional stockholder approval.

No incentive stock options may be granted pursuant to the 2021 Plan after the tenth anniversary of the effective date of the 2021 Plan, and no additional annual share increases to the 2021 Plan’s aggregate share limit will occur from and after such anniversary. Any award that is outstanding on the termination date of the 2021 Plan will remain in force according to the terms of the 2021 Plan and the applicable award agreement.

2011 Long-Term Incentive Plan

Our board of directors adopted the 2011 Plan on August 22, 2011, and our stockholders approved it on August 23, 2011. The 2011 Plan was subsequently amended on multiple occasions to increase the number of shares issuable thereunder. The 2011 Plan provides for the grant of ISOs, NSOs and restricted stock. As of December 31, 2020, options to purchase 11,603,131 shares of our common stock at a weighted-average exercise price per share of $2.14 remained outstanding under the 2011 Plan. Following this offering and in connection with the effectiveness of our 2021 Plan, the 2011 Plan will terminate and no further awards will be granted under the 2011 Plan. However, all outstanding awards under the 2011 Plan will continue to be governed by their existing terms under the 2011 Plan.

Administration.    Our board of directors, or a committee thereof appointed by our board of directors, has the authority to administer the 2011 Plan and grant awards thereunder. The administrator’s authority includes the authority to select the service providers to whom awards will be granted under the 2011 Plan, the number of shares to be subject to those awards, and the terms and conditions of those awards. In addition, the administrator has the authority to construe and interpret the 2011 Plan and to adopt rules for the administration, interpretation and application of the 2011 Plan that are consistent with the terms of the 2011 Plan.

Awards.    The 2011 Plan provides that the administrator may grant or issue options, including ISOs and NSOs, and restricted stock to employees, officers, directors and consultants; provided that only employees may be granted ISOs.

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Stock Options.    The 2011 Plan provides for the grant of options, including ISOs or NSOs. Each option grant will be governed by an option award agreement subject to the 2011 Plan. ISOs may be granted only to employees. NSOs may be granted to employees, officers, directors and consultants. The exercise price of ISOs granted to employees who at the time of grant own stock representing more than 10% of the voting power of all classes of our common stock may not be less than 110% of the fair market value per share of our common stock on the date of grant, and the exercise price of ISOs granted to any other employees may not be less than 100% of the fair market value per share of our common stock on the date of grant. The exercise price of NSOs to employees, officers, directors or consultants may not be less than 100% of the fair market value per share of our common stock on the date of grant.

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Restricted Stock Awards.    The 2011 Plan provides for the grant of restricted stock awards. Each restricted stock award will be governed by a restricted stock award agreement subject to the 2011 Plan, which will, among other things, detail the restrictions on transferability, risk of forfeiture and other restrictions the administrator approves. In general, restricted stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered until restrictions are removed or expire. Holders of restricted stock, unlike recipients of other equity awards, will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse.

Adjustments of Awards.    In the event of any change in or other event that occurs with respect to the common stock without receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, stock dividends, stock splits or other similar transactions), the administrator will make adjustments to the number and class of shares available for issuance under the 2011 Plan, the number and class of shares issuable pursuant to ISOs, and the number, class and price per share of outstanding awards.

Change in Control.    In the event of certain corporate transactions, including the sale of substantially all of the Company’s assets, a sale or disposition of 90% of the outstanding securities of the Company, and certain mergers, consolidations and similar transactions, unless otherwise stated in an award agreement, the administrator may provide for one or more of the following actions: assumption or substitution of outstanding awards; assignment of reacquisition or repurchase rights held by the Company; or cash-out of outstanding awards. Awards may also be subject to additional acceleration in connection with a change in control pursuant to an award agreement or other written agreement with the Company. In the event the acquirer refuses to assume or replace outstanding awards, prior to the consummation of such transaction, awards issued under the 2011 Plan and held by active service providers will be subject to accelerated vesting such that 100% of such awards will become vested and exercisable, and any repurchase rights thereon shall lapse.

Amendment and Termination.    Our board of directors may amend, suspend or terminate the 2011 Plan at any time, but no amendment will impair the rights of a holder of an outstanding award without the holder’s consent. Except with respect to certain capitalization adjustments, an amendment of the 2011 Plan shall be subject to the approval of our stockholders to the extent required by applicable law. Following this offering and in connection with the effectiveness of our 2021 Plan, the 2011 Plan will terminate and no further awards will be granted under the 2011 Plan.

2021 Employee Stock Purchase Plan

We have adopted the ESPP, which will be effective on the date immediately prior to the date the registration statement relating to this offering becomes effective. The ESPP is designed to allow our eligible employees to purchase shares of our common stock, at periodic intervals, with their accumulated payroll deductions. The ESPP is intended to qualify under Section 423 of the Code. The material terms of the ESPP, as it is currently contemplated, are summarized below.

Administration.    Subject to the terms and conditions of the ESPP, our compensation committee will administer the ESPP. Our compensation committee can delegate administrative tasks under the ESPP to the services of an agent and/or employees to assist in the administration of the ESPP. The administrator will have the discretionary authority to administer and interpret the ESPP. Interpretations and constructions of the administrator of any provision of the ESPP or of any rights thereunder will be conclusive and binding on all persons. We will bear all expenses and liabilities incurred by the ESPP administrator.

Share Reserve.    The maximum number of our shares of our common stock which will be authorized for sale under the ESPP is equal to the sum of (i) 2,205,790 shares of common stock and (ii) an annual increase on the first day of each fiscal year beginning in 2022 and ending in 2031, equal to the lesser of (A) 1% of the shares of common stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (B) such number of shares of common stock as determined by our board of directors; provided, however, no more than 14,752,500 shares of our common stock may be issued under the ESPP. The shares reserved for issuance under the ESPP may be authorized but unissued shares or reacquired shares.

Eligibility.    Employees eligible to participate in the ESPP for a given offering period generally include employees who are employed by us or one of our subsidiaries on the first day of the offering period. Our employees (and, if applicable, any employees of our subsidiaries) who customarily work less than five months in a calendar year or are customarily scheduled to work less than 20 hours per week will not be eligible to participate in the ESPP. Finally, an employee who owns (or is deemed to own through attribution) 5% or more of the combined voting power or value of all our classes of stock or of one of our subsidiaries will not be allowed to participate in the ESPP.

Participation.     Employees will enroll under the ESPP by completing a payroll deduction form permitting the deduction from their compensation of at least 1% of their compensation but not more than 15% of their base compensation. Such payroll deductions may be expressed as either a whole number percentage or a fixed dollar amount, and the accumulated deductions will be applied to the purchase of shares on each purchase date. However, a participant may not purchase more than 100,000 shares in each offering period and may not accrue the right to purchase shares of common stock at a rate that exceeds $25,000 in fair market value of shares of our common stock (determined at the time the option is granted) for each calendar year the option is outstanding (as determined in accordance with Section 423 of the Code). The ESPP administrator has the authority to change these limitations for any subsequent offering period.

Offering.    Under the ESPP, participants are offered the option to purchase shares of our common stock at a discount during a series of successive offering periods, the duration and timing of which will be determined by the ESPP administrator. However, in no event may an offering period be longer than 27 months in length.

The option purchase price will be the lower of 85% of the closing trading price per share of our common stock on the first trading date of an offering period in which a participant is enrolled or 85% of the closing trading price per share on the purchase date, which will occur on the last trading day of each purchase period within an offering period.

Unless a participant has previously canceled his or her participation in the ESPP before the purchase date, the participant will be deemed to have exercised his or her option in full as of each purchase date. Upon exercise, the participant will purchase the number of whole shares that his or her accumulated payroll deductions will buy at the option purchase price, subject to the participation limitations listed above.

A participant may cancel his or her payroll deduction authorization at any time prior to the end of the offering period. Upon cancellation, the participant will have the option to either (i) receive a refund of the participant’s account balance in cash without interest or (ii) exercise the participant’s option for the current offering period for the maximum number of shares of common stock on the applicable purchase date, with the remaining account balance refunded in cash without interest. Following at least one payroll deduction, a participant may also decrease (but not increase) his or her payroll deduction authorization once during any offering period. If a participant wants to increase or decrease the rate of payroll withholding, he or she may do so effective for the next offering period by submitting a new form before the offering period for which such change is to be effective.

A participant may not assign, transfer, pledge or otherwise dispose of (other than by will or the laws of descent and distribution) payroll deductions credited to a participant’s account or any rights to exercise an option or to receive shares of our common stock under the ESPP, and during a participant’s lifetime, options in the ESPP shall be exercisable only by such participant. Any such attempt at assignment, transfer, pledge or other disposition will not be given effect.

Adjustments upon Changes in Recapitalization, Dissolution, Liquidation, Merger or Asset Sale.    In the event of any increase or decrease in the number of issued shares of our common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of shares of common stock effected without receipt of consideration by us, we will proportionately adjust the aggregate number of shares of our common stock offered under the ESPP, the number and price of shares which any participant has elected to purchase under the ESPP and the maximum number of shares which a participant may elect to purchase in any single offering period. If there is a proposal to dissolve or liquidate us, then the ESPP will terminate immediately prior to the consummation of such proposed dissolution or liquidation, and any offering period then in progress will be shortened by setting a new purchase date to take place before the date of our dissolution or liquidation. We will notify each participant of such change in writing prior to the new exercise date. If we undergo a merger with or into another corporation or sell all or substantially all of our assets, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or the parent or subsidiary of the successor corporation. If the successor corporation refuses to assume the outstanding options or substitute equivalent options, then any offering period then in progress will be shortened by setting a new purchase date to take place before the date of our proposed sale or merger. We will notify each participant of such change in writing prior to the new exercise date.

Amendment and Termination.    Our board of directors may amend, suspend or terminate the ESPP at any time. However, the board of directors may not amend the ESPP without obtaining stockholder approval within 12 months before or after such amendment to the extent required by applicable laws.

Director Compensation

We have not historically maintained a formal non-employee director compensation program. However, in 2020, we paid each of Charles “Chuck” Kane, Merline Saintil, and Barbara Yastine a retainer at a rate of $60,000 annually for their service to us. We also paid Mr. Kane an additional

$12,500 retainer for his service as chair of our audit committee. In 2020, in connection with their commencement of service with us, we also granted stock options to Ms. Saintil and Ms. Yastine. Additionally, we provide reimbursement to our non-employee directors for their reasonable expenses incurred in attending meetings of our board of directors and its committees. Mr. Hansen receives no additional compensation for his service as director. His compensation as our Chief Executive Officer is set forth in the Summary Compensation Table above.

2020 Director Compensation Table

The following table sets forth all of the compensation awarded to or earned by or paid to our non-employee directors during 2020.

Name(1)	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Brian R. Smith	—	—	—	—
Todd Clark	—	—	—	—
Charles “Chuck” Kane	72,500	—	—	72,500
Gene Lockhart	—	—	—	—
Steve Mitchell	—	—	—	—
Gary Nelson	—	—	—	—
Raph Osnoss	—	—	—	—
Merline Saintil	15,000	161,796	—	176,796
Barbara Yastine	15,000	161,796	—	176,796
Charles Plauche, Jr.	—	—	—	—

(1)	Merline Saintil and Barbara Yastine joined our board of directors in October 2020.
(2)

Amounts reported represent the aggregate grant date fair value of stock options granted to non-employee directors computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 2 and Note 10 to our consolidated financial statements included in this prospectus.

As of December 31, 2020, our non-employee directors held the following outstanding options (or, for Ms. Yastine, restricted common shares acquired upon early exercise of an option that remained subject to a repurchase right at their original purchase price):

Name	Option Awards Outstanding at Year End	Stock Awards Outstanding at Year End
Brian R. Smith	—	—
Todd Clark	—	—
Charles “Chuck” Kane	30,000	—
Gene Lockhart	—	—
Steve Mitchell	—	—
Gary Nelson	607,812	—
Raph Osnoss	—	—
Merline Saintil	38,800	—
Barbara Yastine	—	35,567
Charles Plauche, Jr.	—	—

We have approved a compensation program for our non-employee directors (“Director Compensation Program”), to be effective in connection with the consummation of this offering. Under the Director Compensation Program, our non-employee directors will receive cash compensation as follows:

•

Each non-employee director will receive an annual cash retainer of $30,000 per year (and once this new annual cash retainer becomes effective, we will provide a one-time “transition payment” for each of Chuck Kane, Merline Saintil and Barbara Yastine in the amount of $15,000 within 30 days from the date of effectiveness of the IPO).

•	Any non-executive chairperson will receive an additional annual cash retainer of $50,000 per year.

•	The members of the following committees will receive additional annual cash retainers in the amounts set forth below, depending on whether the member serves as chairperson of the committee:

Committee	Chair	Non-Chair
Audit Committee	$20,000	$10,000
Compensation Committee	$12,000	$6,000
Information Systems Audit Committee	$12,000	$6,000
Nominating and Corporate Governance Committee	$8,000	$4,000

•	All annual cash retainers will be paid quarterly in arrears promptly following the end of the applicable quarter.

•

Each non-employee director may elect to receive all or part of his or her annual cash retainer in the form of restricted stock units under our 2021 Plan. Elections to convert all or part of the annual cash retainer into restricted stock units must generally be made on or before December 31 of the year before the year in which the annual cash retainer is scheduled to be paid, or such earlier deadline as established by our board of directors or compensation committee (the “Annual Election Deadline”). Each individual who first becomes a non-employee director is permitted to elect to convert the annual cash retainer payments scheduled to be paid in the same calendar year into restricted stock units, provided that the election is made before the date the individual becomes a non-employee director (the “Initial Election Deadline”). Restricted stock units granted in lieu of all or a portion of the annual cash retainer are issued fully vested on the date of grant, and the number of restricted stock units is calculated by dividing (a) the amount of the annual retainer that would have otherwise been paid by (b) the average per share closing trading price of our common stock over the most recent 30 trading days as of the grant date.

•

If permitted by our board of directors or the compensation committee, non-employee directors may elect to defer all or part of the settlement of their restricted stock units (whether issuable in lieu of all or a portion of the annual cash retainer or issuable under their Initial Grant or Annual Grant, described below). Any such deferral election is subject to the rules, conditions and procedures as determined by our board of directors or the compensation committee in its sole discretion, which are intended to comply with the requirements of Section 409A of the Internal Revenue Code. The timing of the settlement of any deferred restricted stock units is made in accordance with the terms of the applicable deferral election.

•

Upon a non-employee director’s initial appointment or election to our board of directors following this offering, the director will automatically be granted an award of a number of restricted stock units calculated by dividing (a) $340,000 by (b) the average per share closing trading price of our common stock over the most recent 30 trading days as of the grant date (the “Initial Grant”). The Initial Grant will vest as to one-third of the underlying shares on each anniversary of the grant date, subject to continued service through each applicable vesting date.

•

Each non-employee director who has served for at least four months as of the date of each annual stockholder’s meeting and will continue to serve thereafter will automatically be granted on the date of the annual stockholder’s meeting an award of a number of restricted stock units calculated by dividing (a) $170,000 by (b) the average per share closing trading price of our common stock over the most recent 30 trading days as of the grant date (the “Annual Grant”). Each Annual Grant will vest on the earlier of (i) the first anniversary of the grant date, and (ii) immediately before our annual stockholder’s meeting following the grant date, subject to continued service through the applicable vesting date.

•

The Board or the Compensation Committee may, in its discretion, provide non-employee directors with the opportunity to elect to settle in cash up to 50% of the restricted stock units underlying an Initial Grant or an Annual Grant (a “Partial Cash Settlement Election”). The amount of cash to be paid in settlement of a restricted stock unit under such an election will equal the fair market value of a share of the Company’s common stock on the date of settlement. Notwithstanding the foregoing, a non-employee director may not make a Partial Cash Settlement Election for restricted stock units underlying any Initial RSU Award or Annual RSU Award for which the Non-Employee Director has made a deferral election.

•

In the event of a change in control (as defined in the 2021 Plan), each Initial Grant and Annual Grant, along with any other equity-based awards held by any non-employee director, will vest and, if applicable, become exercisable immediately before such change in control.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since January 1, 2018 and any currently proposed transactions to which we were or are expected to be a participant in which (i) the amount involved exceeded or will exceed $120,000, and (ii) any of our directors, executive officers or holders of more than 5% of our capital stock, or any affiliate or member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest, other than compensation and other arrangements that are described under the section titled “Executive and Director Compensation.”

Redeemable Convertible Preferred Stock Financings

Series D Redeemable Convertible Preferred Stock Financing

In December 2017, we entered into a Series D redeemable convertible preferred stock purchase agreement with various investors, pursuant to which we issued in December 2017 and December 2018 an aggregate of 11,423,349 shares of Series D redeemable convertible preferred stock at $6.1278 per share for gross proceeds of $70.0 million.

The table below sets forth the number of shares of our Series D redeemable convertible preferred stock purchased by our directors, officers, holders of more than 5% of our capital stock and their affiliated entities or immediate family members.

Name	Series D Redeemable Convertible Preferred Stock (#)	Aggregate Cash Purchase Price ($)
General Atlantic (AL), L.P.(1)	10,933,777	$66,999,998.71

(1)

General Atlantic (AL), L.P. (“General Atlantic”) became a beneficial owner of more than 5% of our outstanding capital stock upon the initial closing of the Series D redeemable convertible preferred stock financing. For additional information regarding General Atlantic and its equity holdings, see “Principal Stockholders.” Mr. Raph Osnoss and Mr. Gene Lockhart are currently members of our board of directors and were designated to serve as members of our board of directors by General Atlantic. Mr. Osnoss is a principal at General Atlantic.

Series E Redeemable Convertible Preferred Stock Financing

Between May 2019 and September 2020, we entered into Series E redeemable convertible preferred stock purchase agreements with various investors, pursuant to which we issued an aggregate of 12,726,367 shares of Series E redeemable convertible preferred stock at $8.50 per share for gross proceeds of $108.2 million.

The table below sets forth the number of shares of our Series E redeemable convertible preferred stock purchased by our directors, officers, holders of more than 5% of our capital stock and their affiliated entities or immediate family members.

Name(1)	Series E Redeemable Convertible Preferred Stock (#)		Aggregate Cash Purchase Price ($)
General Atlantic (AL), L.P.(2)	7,521,011		$63,928,593.50
S3 Ventures Fund III, L.P.(3)	1,501,196		$12,760,166.00
Argonaut Private Equity II, LLC(4)	1,520,763		$12,926,485.50
Brian R. Smith(3)	137,215		$1,166,327.50
Charles Plauche, Jr.(5)	11,764	(6)	$99,994.00

(1)	For additional information regarding these stockholders and their equity holdings, see “Principal Stockholders.”
(2)

General Atlantic beneficially owned more than 5% of our outstanding capital stock at the time of the Series E redeemable convertible preferred stock financing. Messrs. Osnoss and Lockhart are currently, and were at the time of the Series E redeemable convertible preferred stock financing, members of our board of directors. Messrs. Osnoss and Lockhart were designated to serve as members of our board of directors by General Atlantic. Mr. Osnoss is a principal at General Atlantic.

(3)

S3 Ventures Fund III, L.P. (“S3”) beneficially owned more than 5% of our outstanding capital stock at the time of the Series E redeemable convertible preferred stock financing. Mr. Brian R. Smith is currently, and was at the time of the Series E redeemable convertible preferred stock financing, a member of our board of directors. Mr. Smith was designated to serve as a member of our board of directors by S3. Mr. Smith is the founder and Managing Director at S3.

(4)

Argonaut Private Equity II, LLC (“Argonaut”) beneficially owned more than 5% of our outstanding capital stock at the time of the Series E redeemable convertible preferred stock financing. Mr. Steve Mitchell is currently, and was at the time of the Series E redeemable convertible preferred stock financing, a member of our board of directors. Mr. Mitchell was designated to serve as a member of our board of directors by Argonaut. Mr. Mitchell is the Chief Executive Officer of Argonaut.

(5)

Mr. Charles Plauche was at the time of the Series E redeemable convertible preferred stock financing a member of our board of directors. Mr. Plauche was designated to serve as a member of our board of directors by S3.

(6)	Of the shares listed, 5,106 are held in an IRA account in Mr. Plauche’s name.

Series F Redeemable Convertible Preferred Stock Financing

In September 2020, we entered into a Series F redeemable convertible preferred stock purchase agreement with various investors, pursuant to which we issued an aggregate of 8,750,000 shares of Series F redeemable convertible preferred stock at $16.00 per share for gross proceeds of $140.0 million.

The table below sets forth the number of shares of our Series F redeemable convertible preferred stock purchased by our directors, officers, holders of more than 5% of our capital stock and their affiliated entities or immediate family members.

Name	Series F Redeemable Convertible Preferred Stock (#)	Aggregate Cash Purchase Price ($)
D1 Master Holdco I LLC(1)	4,375,000	$70,000,000.00

(1)

D1 Master Holdco I LLC (“D1”) became a beneficial owner of more than 5% of our outstanding capital stock upon the closing of the Series F redeemable convertible preferred stock financing. For additional information regarding D1 and its equity holdings, see “Principal Stockholders.”

Investors’ Rights Agreement

We are party to an amended and restated investors’ rights agreement (the “IRA”) with certain holders of shares of our common stock issuable upon the conversion of our outstanding Series A, Series B, Series C, Series D, Series E and Series F redeemable convertible preferred stock and warrants to purchase shares of our redeemable convertible preferred stock (the “Registrable Securities”), including certain of our directors, holders of more than 5% of our capital stock and entities with which certain of our directors are affiliated.

Stockholders party to the IRA possess certain rights with respect to the registration of the Registrable Securities under the Securities Act. For a more detailed description of these registration rights, see “Description of Capital Stock—Registration Rights.” Pursuant to the IRA, the stockholders party to the IRA also possess preemptive rights to purchase a number of our securities up to their proportionate interest of any new securities that we may issue, subject to certain exceptions. These preemptive rights will terminate in connection with the completion of this offering and will not apply with respect to the shares of common stock issued in this offering.

Voting Agreement

We are party to an amended and restated voting agreement (the “Voting Agreement”) with the holders of shares of our common stock and common stock issuable upon the conversion of our outstanding Series A, Series B, Series C, Series D, Series E and Series F redeemable convertible preferred stock, including certain of our directors, holders of more than 5% of our capital stock and entities with which certain of our directors are affiliated.

Pursuant to the Voting Agreement, each of General Atlantic and S3 has the right to designate two members to be elected to our board of directors, and each of CU Cooperative and Argonaut has the right to designate one member to be elected to our board of directors. The Voting Agreement will terminate by its terms in connection with the completion of this offering and none of our stockholders will have any continuing rights regarding the election or designation of members of our board of directors following this offering.

First Refusal and Co-Sale Agreement

We are party to an amended and restated first refusal and co-sale agreement with certain holders of our common stock and redeemable convertible preferred stock, including certain of our directors and executive officers, holders of more than 5% of our capital stock and entities with which certain of our directors are affiliated. This agreement provides for rights of first refusal, rights of first offer and co-sale relating to our securities held by certain parties to the agreement. The amended and restated first refusal and co-sale agreement will terminate immediately prior to the completion of this offering.

Certain Transactions

A sales executive is the brother-in-law of Stephen Bohanon, our Co-Founder and Chief Strategy and Sales Officer. The sales executive’s total compensation for 2018, 2019 and 2020 was in excess of $120,000 each year.

For the years ended December 31, 2019 and 2020, CU Cooperative, an investor who is also a vendor, was paid fees of $4.4 million and $4.4 million, which relates to services resold to Alkami clients. As of December 31, 2019 and 2020, accounts payable included amounts due to CU Cooperative of $0.3 million and $0.3 million. Mr. Todd Clark, who has served as President and Chief Executive Officer of CU Cooperative since 2016, is a member of our board of directors and was designated to serve as a member of our board of directors by CU Cooperative. CU Cooperative held 5% or more of our capital stock as of December 31, 2019.

Executive Officer and Director Compensation

Please see “Executive and Director Compensation” for information regarding the compensation of our directors and executive officers, including the grant of options.

Employment Agreements

We have entered into offer letter agreements with our executive officers that, among other things, provide for certain compensatory and change in control benefits, as well as severance benefits. For a description of these agreements with our named executive officers, see the section titled “Executive and Director Compensation—Executive Employment Agreements.”

Indemnification Agreements

We have entered into indemnification agreements with our current directors, officers and certain other employees, and intend to enter into new indemnification agreements with each of our current directors, officers and certain other employees before the completion of this offering. Our amended and restated certificate of incorporation and our amended and restated bylaws will provide that we will indemnify our directors and officers to the fullest extent permitted by applicable law. See the section titled “Management—Limitations on Liability and Indemnification Matters.”

Policies and Procedures for Related Party Transactions

Our board of directors has approved a written related person transaction policy, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock, as of January 31, 2021, and as adjusted to reflect our sale of common stock in this offering, by:

•	each person or group of affiliated persons known by us to beneficially own more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. Except as indicated in the footnotes below, we believe, based on the information furnished to us, that the individuals and entities named in the table below have sole voting and investment power with respect to all shares of our common stock beneficially owned by them, subject to any applicable community property laws.

Percentage ownership of our common stock before this offering is based on 77,658,105 shares of our common stock outstanding as of January 31, 2021, after giving effect to the conversion of 72,225,916 shares of our redeemable convertible preferred stock into shares of our common stock immediately prior to the completion of this offering. Percentage ownership of our common stock after this offering gives additional effect to the sale of 6,000,000 shares of our common stock in this offering, and assumes no exercise of the underwriters’ option to purchase additional shares.

In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of our common stock subject to options, warrants or other rights held by such person that are currently exercisable or that will become exercisable within 60 days of January 31, 2021 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

Unless noted otherwise, the address of all listed stockholders is 5601 Granite Parkway, Suite 120, Plano, Texas 75024.

Name of Beneficial Owners	Shares Beneficially Owned Prior to this Offering	% of Shares Beneficially Owned Prior to this Offering	% of Shares Beneficially Owned After this Offering
5% Holders:
Entities affiliated with General Atlantic (AL), L.P.(1)	18,729,806	24.1%	22.5%
S3 Ventures Fund III, L.P.(2)	18,532,824	23.9%	22.3%
Argonaut Private Equity II, LLC(3)	12,608,061	16.2%	15.2%
D1 Capital Partners L.P.(4)	4,375,000	5.6%	5.3%

Executive Officers and Directors:
Stephen Bohanon(5)	1,184,193	1.5%	1.4%
Michael Hansen(6)	1,567,706	2.0%	1.9%
W. Bryan Hill(7)	1,000,000	1.3%	1.2%
Douglas A. Linebarger(8)	358,017	* %	* %
Brian R. Smith(9)	19,477,323	25.1%	23.4%
Todd Clark	—	* %	* %
Charles “Chuck” Kane(10)	22,500	* %	* %
Gene Lockhart	—	* %	* %
Steve Mitchell(11)	12,608,061	16.2%	15.2%
Gary Nelson(12)	1,143,604	1.5%	1.4%
Raph Osnoss(13)	18,729,806	24.1%	22.5%
Merline Saintil(14)	38,800	* %	* %

Name of Beneficial Owners	Shares Beneficially Owned Prior to this Offering	% of Shares Beneficially Owned Prior to this Offering		% of Shares Beneficially Owned After this Offering
Barbara Yastine(15)	38,800	*	%	*	%
All directors and executive officers as a group (13 individuals)(16)	56,168,810	70.0%		65.5%

*	Represents beneficial ownership of less than 1%.
(1)

Consists of (i) 275,018 shares of common stock issuable upon the conversion of the Series A redeemable convertible preferred stock, (ii) 10,933,777 shares of common stock issuable upon the conversion of the Series D redeemable convertible preferred stock and (iii) 7,521,011 shares of common stock issuable upon the conversion of the Series E redeemable convertible preferred stock, held directly by General Atlantic (AL), L.P., or GA AL. The limited partners that share beneficial ownership of the shares held by GA AL are the following General Atlantic investment funds (the “GA Funds”): General Atlantic Partners 100, L.P. (“GAP 100”), General Atlantic Partners (Bermuda) EU, L.P. (“GAP Bermuda EU”), General Atlantic Partners (Lux) SCSp (“GAP Lux”), GAP Coinvestments III, LLC (“GAPCO III”), GAP Coinvestments IV, LLC (“GAPCO IV”), GAP Coinvestments V, LLC (“GAPCO V”) and GAP Coinvestments CDA, L.P. (“GAPCO CDA”). The general partner of GA AL is General Atlantic (SPV) GP, LLC (“GA SPV”). The general partner of GAP Lux is General Atlantic GenPar, (Lux) ScSp (“GA GenPar Lux”) and the general partner of GA GenPar Lux is General Atlantic (Lux) S.à r.l. (“GA Lux”). The general partner of GAP Bermuda EU and the sole shareholder of GA Lux is General Atlantic GenPar (Bermuda), L.P. (“GenPar Bermuda”). GAP (Bermuda) Limited (“GAP (Bermuda) Limited”) is the general partner of GenPar Bermuda. The general partner of GAP 100 is General Atlantic GenPar, L.P. (“GA GenPar”) and the general partner of GA GenPar is General Atlantic LLC (“GA LLC”). GA LLC is the managing member of GAPCO III, GAPCO IV and GAPCO V, the general partner of GAPCO CDA and is the sole member of GA SPV. There are nine members of the Management Committee of GA LLC (the “GA Management Committee”). The members of the GA Management Committee are also the members of the management committee of GAP (Bermuda) Limited. GA LLC, GA GenPar, GAP (Bermuda) Limited, GenPar Bermuda, GA Lux, GA GenPar Lux, GA SPV and the GA Funds (collectively, the “GA Group”) are a “group” within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended. The mailing address of the foregoing General Atlantic entities (other than GAP Bermuda EU, GAP Lux, GA GenPar Lux, GA Lux, GenPar Bermuda and GAP (Bermuda) Limited) is c/o General Atlantic Service Company, L.P., 55 East 52nd Street, 33rd Floor, New York, NY 10055. The mailing address of GAP Bermuda EU, GenPar Bermuda, and GAP (Bermuda) Limited is c/o Conyers Client Services Limited, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. The mailing address for GAP Lux, GA GenPar Lux and GA Lux is Luxembourg is 412F, Route d’Esch, L-2086 Luxembourg. Each of the members of the GA Management Committee disclaims beneficial ownership of the shares except to the extent that he has a pecuniary interest therein.

(2)

Consists of (i) 6,844,621 shares of common stock issuable upon the conversion of the Series A redeemable convertible preferred stock, (ii) 2,038,544 shares of common stock issuable upon the conversion of the Series B redeemable convertible preferred stock, (iii) 8,148,463 shares of common stock issuable upon the conversion of the Series C redeemable convertible preferred stock and (iv) 1,501,196 shares of common stock issuable upon the conversion of the Series E redeemable convertible preferred stock, held directly by S3 Ventures Fund III, L.P. (“S3 Fund III”). S3 Ventures GPLP III, L.P. (“S3 GPLP III”) is the general partner of S3 Fund III. S3 Ventures III, L.L.C. (“S3 III LLC”) is the General Partner of S3 GPLP III. Brian R. Smith (a member of our board of directors) is the Managing Director of S3 III LLC and may be deemed to have beneficial ownership of the shares held by S3 Fund III. Mr. Smith disclaims beneficial ownership of the shares held by S3 Fund III except to the extent of his pecuniary interest therein. The business address for each of S3 Fund III, S3 GPLP III, S3 III LLC and Brian R. Smith is 6300 Bridge Point Parkway, Building 1, Suite 405, Austin, TX 78730. An affiliate of Argonaut Private Equity II, LLC is the limited partner of S3 Fund III, and may be deemed to have beneficial ownership of the shares held by S3 Fund III.
(3)

Consists of (i) 81,126 shares of common stock issuable upon the conversion of the Series A redeemable convertible preferred stock, (ii) 1,875,000 shares of common stock issuable upon the conversion of the Series B redeemable convertible preferred stock, (iii) 9,131,172 shares of common stock issuable upon the conversion of the Series C redeemable convertible preferred stock and (iv) 1,520,763 shares of common stock issuable upon the conversion of the Series E redeemable convertible preferred stock, held directly by Argonaut Private Equity II, LLC (“APE II”). APE II is indirectly controlled by George B. Kaiser and Mr. Kaiser may be deemed to have beneficial ownership of the shares held by APE II. Steve Mitchell (a member of our board of directors) serves as an adviser to APE II and may be deemed to have beneficial ownership of the shares held by APE II. Mr. Mitchell disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein. The business address of APE II is 6733 S. Yale Avenue, Tulsa, OK 74136. An affiliate of APE II is the limited partner of S3 Fund III, and may be deemed to have beneficial ownership of the shares held by S3 Fund III described in footnote (2), but such shares are not reported as being beneficially owned by Argonaut.

(4)

Consists of 4,375,000 shares of common stock issuable upon the conversion of the Series F redeemable convertible preferred stock, held directly by D1 Master Holdco I LLC. D1 Capital Partners L.P. is a registered investment adviser and serves as the investment manager of private investment vehicles and accounts, including D1 Capital Partners Master LP, the sole and managing member of D1 Master Holdco I LLC, and may be deemed to beneficially own the shares of common stock held by D1 Capital Partners Master LP and D1 Master Holdco I LLC. Daniel Sundheim indirectly controls D1 Capital Partners L.P. and may be deemed to beneficially own the shares of common stock held by D1 Capital Partners Master LP and D1 Master Holdco I LLC. The business address of each of D1 Capital Partners Master LP, D1 Master Holdco I LLC, D1 Capital Partners L.P. and Daniel Sundheim is 9 West 57th Street, 36th Floor, New York, New York 10019.

(5)

Consists of (i) 1,023,160 shares of common stock held of record by Mr. Bohanon, (ii) 49,995 shares of common stock held of record by Bohanon Consulting and (iii) 113,038 shares that may be acquired pursuant to the exercise of stock options within 60 days of January 31, 2021.

(6)

Consists of (i) 504,374 shares of common stock held directly by the MH Trust for which Mr. Hansen serves as a trustee, (ii) 504,373 shares of common stock held by the PH Trust, for which Mr. Hansen’s spouse and daughter are co-trustees and (iii) 558,959 shares that may be acquired pursuant to the exercise of stock options within 60 days of January 31, 2021. Mr. Hansen disclaims beneficial ownership of the shares held by the PH Trust.

(7)	Consists of 1,000,000 shares that may be acquired pursuant to the exercise of stock options within 60 days of January 31, 2021.
(8)

Consists of (i) 65,000 shares of common stock held of record by Mr. Linebarger and (ii) 293,017 shares that may be acquired pursuant to the exercise of stock options within 60 days of January 31, 2021.

(9)	See footnote (2) above.
(10)	Consists of 22,500 shares that may be acquired pursuant to the exercise of stock options within 60 days of January 31, 2021.
(11)	See footnote (3) above.
(12)

Consists of (i) 123,885 shares of common stock, (ii) 349,407 shares of common stock issuable upon the conversion of the Series A redeemable convertible preferred stock, (iii) 62,500 shares of common stock issuable upon the conversion of the Series B redeemable convertible preferred stock and (iv) 607,812 shares that may be acquired pursuant to the exercise of stock options within 60 days of January 31, 2021.

(13)	Consists of the shares described in footnote (1) above. Mr. Osnoss disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.
(14)	Consists of 38,800 shares that may be acquired pursuant to the exercise of stock options within 60 days of January 31, 2021.

(15)

Consists of 38,800 shares of common stock, of which 9,700 shares are or will be vested within 60 days of January 31, 2021 and of which 29,100 shares which will continue to be subject to a right of repurchase by us until vested.

(16)

Includes (i) 53,032,311 shares held by our current directors and executive officers, of which 9,700 shares are or will be vested within 60 days of January 31, 2021 and 29,100 shares which will continue to be subject to our right of repurchase until vested, and (ii) 2,632,126 shares subject to options exercisable within 60 days of January 31, 2021.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries. You should also refer to the amended and restated certificate of incorporation, the amended and restated bylaws and the fourth amended and restated investors’ rights agreement, which are filed as exhibits to the registration statement of which this prospectus is a part.

General

Upon the completion of this offering and the filing of our amended and restated certificate of incorporation, our authorized capital stock will consist of 500,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

Outstanding Shares

As of December 31, 2020, we had 77,135,445 shares of common stock outstanding, held of record by 218 stockholders, assuming the conversion of all of our outstanding shares of redeemable convertible preferred stock into 72,225,916 shares of our common stock immediately prior to the completion of this offering. After giving effect to the issuance of 6,000,000 shares of our common stock in this offering, there will be 83,135,445 shares of our common stock outstanding upon the completion of this offering.

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors. In addition, the affirmative vote of holders of 66 2/3% of the voting power of all of the then outstanding voting stock will be required to take certain actions, including amending certain provisions of our amended and restated certificate of incorporation, including the provisions relating to amending our amended and restated bylaws, the classified board and director liability.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive ratably any dividends that our board of directors may declare out of funds legally available.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Preferred Stock

Upon the completion of this offering, all of our currently outstanding shares of redeemable convertible preferred stock will convert into common stock and we will not have any preferred shares outstanding. Immediately prior to the completion of this offering, our certificate of incorporation will be amended and restated to delete all references to such shares of redeemable convertible preferred stock. Under the amended and restated certificate of incorporation, our board of directors will have the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company that may otherwise benefit holders of our common stock and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. We have no current plans to issue any shares of preferred stock.

Stock Options

As of December 31, 2020, 11,603,131 shares of our common stock were issuable upon the exercise of outstanding stock options, at a weighted-average exercise price of $2.14 per share. For additional information regarding terms of our equity incentive plans, see the section titled “Executive and Director Compensation—Equity Incentive Plans.”

Warrants

The following table sets forth information about outstanding warrants to purchase shares of our stock as of December 31, 2020. Immediately prior to the completion of this offering, the warrants to purchase shares of our redeemable convertible preferred stock will convert into warrants to purchase shares of our common stock based on the applicable conversion ratio.

Class of Stock Underlying	Issue Date	Number of Shares of Redeemable Convertible Preferred Stock Exercisable Prior to this Offering	Number of Shares of Common Stock Underlying Warrants on As-Converted Basis	Exercise Price Per Share	Expiration Date
Series A	December 10, 2012	40,000	40,000	$1.00	December 10, 2022
Series B	July 2, 2014	46,875	46,875	$1.60	July 7, 2026
Series B	September 9, 2014	15,000	15,000	$1.60	September 9, 2024
Series C	July 21, 2017	81,121	81,121	$3.65	July 21, 2027
Series E	June 28, 2019	29,412	29,412	$8.50	June 28, 2029

Registration Rights

Upon the completion of this offering and subject to the lock-up agreements entered into in connection with this offering, market stand-off agreements and federal securities laws, certain holders of shares of our common stock, including those shares of our common stock that will be issued upon the conversion of our redeemable convertible preferred stock in connection with this offering, and holders of warrants to purchase shares of our redeemable convertible preferred stock that will be converted into shares of our common stock in connection with this offering will initially be entitled to certain rights with respect to registration of such shares under the Securities Act. These shares are referred to as registrable securities. The holders of these registrable securities possess registration rights pursuant to the terms of the IRA and are described in additional detail below. The registration of shares of our common stock pursuant to the exercise of the registration rights described below would enable the holders to trade these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will pay the registration expenses, other than underwriting discounts and commissions, of the shares registered pursuant to the demand, piggyback and Form S-3 registrations described below.

Generally, in an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions and limitations, to limit the number of shares the holders may include. The demand, piggyback and Form S-3 registration rights described below will terminate, with respect to each stockholder, on the date, on or after the completion of this offering, on which (i) all registrable shares held by such stockholder may be sold without volume or manner of sale limitations under Rule 144 of the Securities Act during any three-month period and (ii) we are subject to the reporting requirements of the Exchange Act.

Demand Registration Rights

Upon the completion of this offering, holders of up to 72,225,916 shares of our common stock issuable upon conversion of our outstanding redeemable convertible preferred stock will be entitled to certain demand registration rights. Beginning 180 days following the effectiveness of the registration statement of which this prospectus is a part, (i) General Atlantic and its affiliates, which hold shares of redeemable convertible preferred stock convertible into 18,729,806 shares of our common stock, may, on not more than one occasion, request that we register all or a portion of its registrable securities, subject to certain specified exceptions, and (ii) investors holding a majority of the registrable securities (excluding any registrable securities held by General Atlantic in the event that General Atlantic does not join the request) may, on not more than three occasions, request that we register all or a portion of their shares, subject to certain specified exceptions, so long as either (A) at least 20% of the then outstanding registrable securities (excluding, in the case of (ii), any registrable securities held by General Atlantic) shall be included in the registration or (B) the aggregate offering price to the public, net of underwriting discounts and commissions, would exceed $20.0 million. If such holders (including General Atlantic) exercise their demand registration rights, then holders of 72,225,916 shares of our common stock issuable upon conversion of our outstanding redeemable convertible preferred stock will be entitled to register their shares, subject to specified conditions and limitations in the corresponding offering.

Piggyback Registration Rights

In connection with this offering, holders of up to 72,225,916 shares of our common stock issuable upon conversion of our outstanding redeemable convertible preferred stock are entitled to their rights to notice of this offering and to include their shares of registrable securities in this offering. The requisite percentage of these stockholders are expected to waive all such stockholders’ rights to notice of this offering and to include their shares of registrable securities in this offering. In the event that we propose to register any of our securities under the Securities Act in another offering, either for our own account or for the account of other security holders, the holders of registrable securities will be entitled to certain “piggyback” registration rights allowing them to include their shares in such registration, subject to specified conditions and limitations.

S-3 Registration Rights

Upon the completion of this offering, the holders of up to 72,225,916 shares of our common stock issuable upon conversion of our outstanding redeemable convertible preferred stock will initially be entitled to certain Form S-3 registration rights. The holders of registrable securities may request that we register all or a portion of their shares on Form S-3 if we are qualified to file a registration statement on Form S-3, subject to specified exceptions. Such request for registration on Form S-3 must cover registrable securities with an aggregate price to the public, net of underwriting discounts and commissions, equal to or exceeding $5.0 million. The right to have such shares registered on Form S-3 is further subject to other specified conditions and limitations.

Anti-Takeover Provisions of Delaware Law

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Anti-Takeover Provisions of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Our amended and restated certificate of incorporation and amended and restated bylaws, as they will be in effect immediately prior to the completion of this offering, will contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor. See “Risk Factors—Risks Related to This Offering and Ownership of Our Common Stock—Anti-takeover provisions contained in our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.” The amendment of any of these provisions, except for the provision making it possible for our board of directors to issue undesignated preferred stock, would require approval by the holders of at least 66 2/3% of the voting power of all of our then-outstanding stock.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock and our preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the Listing Rules. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Classified Board of Directors

Our amended and restated certificate of incorporation will provide that our board of directors will be divided into three classes, with the classes as nearly equal in number as possible and each class serving three-year staggered terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of our common stock outstanding will be able to elect all of our directors. Subject to the rights of any series of preferred stock to elect directors, directors may only be removed for cause, which removal may be effected, subject to any limitation imposed by law, by the holders of at least 66 2/3% of the voting power of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors. The authorized number of directors may only be changed by resolution of our board of directors. All vacancies on our board of directors, including newly created directorships, may, except as required by law, be filled by the affirmative vote of a majority vote of directors then in office, even if less than a quorum. See “Management.” These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control of us or our management.

Stockholder Action; Special Meeting of Stockholders

Our amended and restated certificate of incorporation will provide that our stockholders will not be able to take action by written consent for any matter and may only take action at annual or special meetings. As a result, a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws, unless previously approved by our board of directors. Our amended and restated certificate of incorporation will further provide that special meetings of our stockholders may be called only by a majority of our board of directors, thus limiting the ability of a stockholder to call a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

In addition, our amended and restated bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice and duration of ownership requirements and provide us with certain information. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholder meeting.

Choice of Forum

Our amended and restated certificate of incorporation and our amended and restated bylaws will provide that: (i) unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for: (A) any derivative action or proceeding brought on behalf of the Company, (B) any action asserting a claim for or based on a breach of a fiduciary duty owed by any of our current or former director, officer, other employee, agent or stockholder to the Company or our stockholders, including without limitation a claim alleging the aiding and abetting of such a breach of fiduciary duty, (C) any action asserting a claim against the Company or any of our current or former directors, officers, other employees, agents or stockholders arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (D) any action asserting a claim related to or involving the Company that is governed by the internal affairs doctrine; (ii) unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the rules and regulations promulgated thereunder; (iii) the exclusive forum provisions are intended to benefit and may be enforced by the Company, our officers and directors, the underwriters to any offering giving rise to such complaint and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering; (iv) any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Company will be deemed to have notice of and consented to these provisions; and (v) failure to enforce the foregoing provisions would cause us irreparable harm, and we will be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Nothing in our amended and restated certificate of incorporation or amended and restated bylaws precludes stockholders that assert claims under the Exchange Act from bringing such claims in federal court to the extent that the Exchange Act confers exclusive federal jurisdiction over such claims, subject to applicable law.

Although our amended and restated certificate of incorporation and amended and restated bylaws will contain the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.

Limitation on Liability and Indemnification

Our amended and restated certificate of incorporation and amended and restated bylaws will limit our directors’ and officers’ liability to the fullest extent permitted under the DGCL. Specifically, our directors and officers will not be liable to us or our stockholders for monetary damages for any breach of fiduciary duty by a director or officer, except for liability:

•	for any breach of the director’s or officer’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL; or

•	for any transaction from which a director or officer derives an improper personal benefit.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of our directors and officers shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The provision regarding indemnification of our directors, officers and certain other employees in our amended and restated certificate of incorporation will generally not limit liability under state or federal securities laws.

Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws will provide that we will, in certain situations, indemnify any person made or threatened to be made a party to a proceeding by reason of that person’s former or present official capacity with our company against judgments, penalties, fines, settlements and reasonable expenses, including reasonable attorney’s fees. Any person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding. In addition, we are party to certain indemnification agreements pursuant to which we have agreed to indemnify the employees who are party thereto.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage our stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors, officers and certain other employees, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against our directors, officers and certain other employees pursuant to these indemnification provisions.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be American Stock Transfer & Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, New York 11219.

Listing

We have applied to list our common stock for trading on The Nasdaq Global Select Market under the symbol “ALKT.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares of our common stock will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Sale of Restricted Shares

Based on the number of shares of our common stock outstanding as of December 31, 2020, upon the closing of this offering and assuming (i) the conversion of all of our redeemable convertible preferred stock outstanding as of December 31, 2020 into 72,225,916 shares of our common stock immediately prior to the completion of this offering, (ii) no exercise of the underwriters’ option to purchase additional shares of common stock and (iii) no exercise of outstanding options, we will have outstanding an aggregate of approximately 83,135,445 shares of common stock. Of these shares, all of the 6,000,000 shares of common stock to be sold in this offering by us will be freely tradable in the public market without restriction or further registration under the Securities Act, unless the shares are held by any of our “affiliates” as such term is defined in Rule 144 of the Securities Act, or Rule 144, or subject to lock-up or market stand-off agreements. All remaining shares of common stock held by existing stockholders immediately prior to the consummation of this offering will be “restricted securities,” as such term is defined in Rule 144. These restricted securities were issued and sold by us in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act, including the exemptions provided by Rule 144 or Rule 701 of the Securities Act, or Rule 701, which rules are summarized below.

As a result of the lock-up and market stand-off agreements referred to below and the provisions of Rule 144 and Rule 701, based on the number of shares of our common stock outstanding (calculated as of December 31, 2020 on the basis of the assumptions described above), the shares of our common stock (excluding the shares sold in this offering) that will be available for sale in the public market are as follows:

Approximate Number of Shares	First Date Available For Sale Into Public Market
Up to 2.3 million shares held by Company Employees (as defined under “Lock-Up and Market Stand-off Agreements” below)	On or after the commencement of the third trading day after we publicly announce earnings for the first completed quarterly period following the most recent period for which financial statements are included in this prospectus (the “First Earnings Release”), subject in some cases to limitations under Rule 144 and Rule 701.

Up to 9.2 million additional shares held by holders other than Company Employees	On or after the commencement of the third trading day after the date of the First Earnings Release; provided that the last reported closing price of our common stock on The Nasdaq Global Select Market is at least 25% greater than the initial public offering price per share set forth on the cover page of this prospectus for any 10 trading days out of any 15-consecutive full trading day period ending no earlier than the second trading day after the date of the First Earnings Release, subject in some

Approximate Number of Shares	First Date Available For Sale Into Public Market
cases to applicable holding period, volume, manner of sale and other limitations under Rule 144 and Rule 701.
Up to 11.4 million additional shares	On or after the commencement of the third trading day after we publicly announce earnings for the second completed quarterly period following the most recent period for which financial statements are included in this prospectus, subject in some cases to applicable volume, manner of sale and other limitations under Rule 144 and Rule 701.

All remaining shares not previously eligible for sale	181 days after the date of this prospectus, upon expiration of the lock-up and market stand-off agreements referred to below, subject in some cases to applicable volume, manner of sale and other limitations under Rule 144 and Rule 701.

We may issue shares of common stock from time to time as consideration for future acquisitions, investments or other corporate purposes. In the event that any such acquisition, investment or other transaction is significant, the number of shares of common stock that we may issue may in turn be significant. We may also grant registration rights covering those shares of common stock issued in connection with any such acquisition and investment.

In addition, the shares of common stock reserved for future issuance under our 2021 Plan will become eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules, the lock-up agreements, the market stand-off agreements, a registration statement under the Securities Act or an exemption from registration, including Rule 144 and Rule 701.

Lock-Up and Market Stand-Off Agreements

All of our directors, officers and the holders of over 90% of our capital stock have entered or will enter into lock-up agreements under which they agree, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period of up to 180 days after the date of this prospectus, subject to the early release provisions described above and in the “Underwriting” section of this prospectus. Any two of Goldman Sachs & Co., LLC, J.P. Morgan Securities LLC and Barclays Capital Inc. may, in their sole discretion, permit our stockholders who are subject to these lock-up agreements and the market stand-off agreements described below to sell shares prior to their expiration, provided that if any party is granted an early release of a percentage of their shares, then the parties to our fourth amended and restated investors’ rights agreement will be released with respect to the same percentage of shares held by such parties, subject to certain exceptions.

In addition to the restrictions contained in the lock-up agreements described above, we have entered into agreements with certain security holders, including our fourth amended and restated investors’ rights agreement and our standard form of option agreement, that contain market stand-off provisions or incorporate market stand-off provisions from our 2011 Plan imposing restrictions on the ability of such security holders to offer, sell or transfer our equity securities during the restricted period. We have agreed to enforce all such market stand-off restrictions on behalf of the underwriters and not to amend or waive any such market stand-off provisions during the restricted period without the prior consent of any two of Goldman Sachs & Co., LLC, J.P. Morgan Securities LLC and Barclays Capital Inc., provided that we may release shares from such restrictions to the extent such shares would be entitled to release under the form of lock-up agreement with the underwriters.

See “Underwriting” for a description of these agreements.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares of our common stock proposed to be sold for at least six months is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares of our common stock proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares of our common stock without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares of our common stock on behalf of our affiliates are entitled to sell upon expiration of the lock-up and market stand-off agreements described above, within any three-month period, a number of shares of our common stock that does not exceed the greater of:

•

1% of the number of shares of our common stock then outstanding, which will equal approximately 831,354 shares of our common stock immediately after this offering assuming no exercise of the underwriters’ option to purchase additional shares; and

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by our affiliates or persons selling shares of our common stock on behalf of our affiliates are also subject to certain manner-of-sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701. Moreover, all Rule 701 shares are subject to lock-up agreements with the underwriters or market stand-off agreements with us as described above and in the section titled “Underwriting” and will not become eligible for sale until the expiration of those agreements.

Registration Rights

The stockholders party to the IRA, who will hold 72,225,916 shares of our common stock upon the completion of this offering, are entitled to certain rights with respect to the registration of those shares under the Securities Act. For a description of these registration rights, see “Description of Capital Stock—Registration Rights.” If these shares are registered, in most cases they will be freely tradable with restriction under the Securities Act, and a large number of shares may be sold into the public market.

Registration Statement on Form S-8

We intend to file a registration statement on Form S-8 under the Securities Act promptly after the completion of this offering to register shares of our common stock subject to options, as well as reserved for future issuance, under our equity compensation plans. The registration statement on Form S-8 is expected to become effective immediately upon filing, and shares of our common stock covered by the registration statement will then become eligible for sale in the public market, subject to the Rule 144 limitations applicable to affiliates, vesting restrictions and any applicable lock-up and market stand-off agreements.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income or the alternative minimum tax. In addition, it does not address consequences relevant to

Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans; and

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section titled “Dividend Policy,” following the payment of accumulated dividends to holders of our Series B redeemable convertible preferred stock, we do not currently intend to pay any cash dividends on our capital stock for the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the rates applicable to United States persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

Subject to the discussion below regarding backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•

our common stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such Non-U.S. Holder’s holding period.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the rates applicable to United States persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our common stock, which may be offset by certain U.S.-source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our common stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our common stock will not be subject to backup withholding, provided the Non-U.S. Holder certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above or the Non-U.S. Holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our common stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING

The Company and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Barclays Capital Inc. are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Barclays Capital Inc.
Citigroup Global Markets Inc.
William Blair & Company, L.L.C.
JMP Securities LLC
KeyBanc Capital Markets Inc.
Needham & Company, LLC

Total	6,000,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional 900,000 shares from the Company to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by the Company. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 900,000 additional shares.

Paid by the Company

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $                per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The Company and its officers, directors and holders of over 90% of the Company’s common stock have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of our common stock during the period from the date of this prospectus continuing through the date that is 180 days after the date of this prospectus, except with the prior written consent of any two of the representatives.

Notwithstanding the foregoing,

(i)	up to 25% of the shares of our common stock or securities convertible into or exchangeable for shares of our common stock held by our employees or individual consultants or our former employees or individual consultants (but excluding any member of our management team, a “Company Employee”) may be sold beginning at the commencement of the third trading day after we publicly announce earnings for the first completed quarterly period following the most recent period for which financial statements are included in this prospectus (the “First Earnings Release”), and up to an additional 25% of the shares of our common stock or securities convertible into or exchangeable for shares of our common stock held by Company Employees may be sold beginning at the commencement of the third trading day after we publicly announce earnings for the second completed quarterly period following the most recent period for which financial statements are included in this prospectus (the “Second Earnings Release”); and

(ii)

up to 15% of the shares of our common stock or securities convertible into or exchangeable for shares of our common stock held by any holder that is not a Company Employee (calculated before giving effect to any sales of common stock by the holder to the underwriters in connection with this offering) may be sold beginning at the commencement of the third trading day after the date of the First Earnings Release; provided that the last reported closing price of our common stock on The Nasdaq Global Select Market is at least 25% greater than the initial public offering price per share set forth on the cover page of this prospectus for any 10 trading days out of any 15-consecutive full trading day period ending no earlier than the second trading day after the date of the First Earnings Release, and up to an additional 15% of the shares of our common stock or securities convertible into or exchangeable for shares of our common stock (calculated before giving effect to any sales of common stock by the holder to the underwriters in connection with this offering) held by any holder that is not a Company Employee may be sold beginning at the commencement of the third trading day after the date of the Second Earnings Release;

provided, that, at least two trading days before the release (if any) pursuant to clause (ii) by the underwriters of each director or “officer” of the Company (as defined in Rule 16a-1(f) under the Exchange Act) from the restrictions under the lock-up agreements, we must issue a press release announcing such release.

The lock-up and market stand-off restrictions described in the preceding paragraphs are subject to specified exceptions, including among other items:

•	transfers of shares acquired in this offering or in open market transactions after this offering;

•	transfers as a bona fide gift or gifts or for bona fide estate planning purposes, provided that the donee or donees thereof agree to be bound in writing by the lock-up agreement;

•

transfers to any trust for the direct or indirect benefit of the transferor or the immediate family of the transferor, provided that the trustee of the trust agrees to be bound in writing by the lock-up agreement; and any such transfer does not involve a disposition for value;

•

in connection with the exercise or settlement of options, restricted stock units, warrants or other rights to acquire shares of common stock or any security convertible into or exercisable for shares of common stock in accordance with their terms outstanding as of the date of this prospectus, provided that any such shares issued upon exercise or settlement of such option, restricted stock unit, warrant or other right shall be subject to the lock-up agreement;

•

transfers to us in connection with the exercise or settlement of options, restricted stock units, warrants or other rights to acquire shares of common stock or any security convertible into or exercisable for shares of common stock in accordance with their terms (including the settlement of restricted stock units and including, in each case, by way of net exercise and/or to cover withholding tax obligations in connection with such exercise), provided that any such shares issued upon exercise or settlement of such option, restricted stock unit, warrant or other right shall be subject to the lock-up agreement;

•	transfers by will or intestacy, provided that the legatee, heir or other transferee agrees to be bound in writing by the lock-up agreement;

•	transfers to any immediate family member, provided that such family member agrees to be bound in writing by the lock-up agreement;

•

transfers to a partnership, limited liability company or other entity of which the transferor and the immediate family members of the transferor are the legal and beneficial owners of all of the outstanding equity securities or similar interests, provided that such entity agrees to be bound in writing by the lock-up agreement;

•	transfers pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of a marriage or civil union;

•	transfers to us pursuant to agreements under which we have the option to repurchase or a right of first refusal with respect to transfers of such shares upon termination of service;

•

as part of a distribution, transfer or disposition without consideration by the transferor to its limited or general partners, members, stockholders or affiliates, provided that the transferee agrees to be bound in writing by the lock-up agreement;

•

subject to certain limitations, pursuant to a bona fide third-party merger, consolidation, tender offer or other similar transaction involving a change of control of the Company that is approved by our board of directors and made to all holders of our capital stock;

•

subject to certain limitations, if the transferor is a corporation, partnership, limited liability company, trust or other business entity, transfers as part of a distribution to the stockholders, partners, members or other equityholders of the transferor, or to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate of the transferor, or to any investment fund or other entity controlled or managed by the transferor or its affiliates, provided that the transferee agrees to be bound by the lock-up agreement, and such transfer does not involve a disposition for value; and

•	subject to certain limitations, the establishment of a trading plan pursuant to Rule 10b5-1 of the Exchange Act.

In addition, any two of Goldman Sachs & Co., LLC, J.P. Morgan Securities LLC and Barclays Capital Inc. may, in their sole discretion, permit our stockholders who are subject to these lock-up agreements and the market stand-off agreements described below to sell shares prior to the expiration of the lock-up agreements, provided that certain parties are granted an early release of a percentage of their shares, then the parties to our fourth amended and restated investors’ rights agreement will be released with respect to the same percentage of shares held by such parties, subject to certain exceptions.

In addition to the restrictions contained in the lock-up agreements described above, we have entered into agreements with certain security holders, including our fourth amended and restated investors’ rights agreement and our standard form of option agreement, that contain market stand-off provisions or incorporate market stand-off provisions from our 2011 Plan imposing restrictions on the ability of such securityholders to offer, sell or transfer our equity securities during the restricted period. We have agreed to enforce all such market stand-off restrictions on behalf of the underwriters and not to amend or waive any such market stand-off provisions during the restricted period without the prior consent of any two of Goldman Sachs & Co., LLC, J.P. Morgan Securities LLC and Barclays Capital Inc., provided that we may release shares from such restrictions to the extent such shares would be entitled to release under the form of lock-up agreement with the underwriters.

See “Shares Eligible for Future Sale” for a discussion of certain other transfer restrictions.

Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among the Company and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be the Company’s historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company’s management and the consideration of the above factors in relation to market valuation of companies in related businesses.

We have applied to list our common stock for trading on The Nasdaq Global Select Market under the symbol “ALKT.”

In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on The Nasdaq Global Select Market, in the over-the-counter market or otherwise.

European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares of our common stock have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares of our common stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that the shares of common stock may be offered to the public in that Relevant State at any time:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the representatives or any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the shares of our common stock shall require us or any representative to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares of our common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of our common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

No shares of our common stock have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares of our common stock which either (i) has been approved by the Financial Conduct Authority or (ii) is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provisions in Article 74 (transitional provisions) of the Prospectus Amendment etc (EU Exit) Regulations 2019/1234, except that the share of our common stock may be offered to the public in the United Kingdom at any time:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of representatives for any such offer; or

(c)	in any other circumstances falling within Section 86 of the FSMA,

provided that no such offer of the share of our common stock shall require us or any representative to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares of our common stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of our common stock and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Class of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest

(howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law;

•	as specified in Section 276(7) of the SFA; or

•	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Notification under Section 309B(1) of the SFA—The shares shall be prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (“FIEA”). The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

The Company estimates that their share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $5.2 million. The Company has agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority up to $35,000.

The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses. For example, an affiliate of one of the underwriters is a lender under our Credit Agreement.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Latham & Watkins LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk  & Wardwell LLP, Menlo Park, California.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2019 and 2020 and for the years ended December 31, 2019 and 2020 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of ACH Alert, LLC included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules to the registration statement. Please refer to the registration statement and exhibits for further information with respect to the common stock offered by this prospectus. Statements contained in this prospectus regarding the contents of any contract or other document are only summaries. With respect to any contract or document that is filed as an exhibit to the registration statement, you should refer to the exhibit for a copy of the contract or document, and each statement in this prospectus regarding that contract or document is qualified by reference to the exhibit. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers, like us, that file documents electronically with the SEC. The address of that website is www.sec.gov.

Upon completion of this offering, we will become subject to the information and reporting requirements of the Exchange Act, and, in accordance with this law, will be required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the website of the SEC referred to above. We also maintain a website at www.alkami.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that can be accessed through, these websites is not a part of this prospectus. We have included these website addresses in this prospectus solely as an inactive textual reference.

INDEX TO FINANCIAL STATEMENTS

ALKAMI TECHNOLOGY, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Alkami Technology, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Alkami Technology, Inc. (the Company) as of December 31, 2019 and 2020, the related consolidated statements of operations, changes in redeemable convertible preferred stock and stockholders’ equity (deficit) and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2017.

Dallas, Texas

March 10, 2021,

except for the 4th and 5th paragraph of Note 17, as to which the date is

April 5, 2021

ALKAMI TECHNOLOGY, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	As of December 31,
	2019	2020
Assets
Current Assets
Cash and cash equivalents	$11,982	$166,790
Accounts receivable, net	9,807	14,103
Deferred implementation costs, current	3,794	4,745
Prepaid expenses and other current assets(1)	2,744	7,598

Total current assets	28,327	193,236

Property and equipment, net	11,327	10,461
Deferred implementation costs, net of current portion	12,041	14,858
Intangibles, net	25	8,266
Goodwill	—	16,218
Other assets	1,014	6,127

Total assets	$52,734	$249,166

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current Liabilities
Current portion of long-term debt	$—	$313
Accounts payable(2)	354	360
Accrued liabilities	11,836	13,099
Capital lease obligations, current	11	—
Deferred rent and tenant allowance, current	445	596
Deferred revenues, current portion	5,799	6,116

Total current liabilities	18,445	20,484
Long-term debt, net	—	24,566
Warrant liability	325	2,692
Deferred revenues, net of current portion	13,530	14,424
Deferred rent and tenant allowance, net of current portion	5,791	5,867
Other non-current liabilities	—	1,393

Total liabilities	38,091	69,426
Commitments and Contingencies (Note 13)
Redeemable Convertible Preferred Stock
Redeemable convertible preferred stock, $0.001 par, 72,799,602 shares authorized and 54,290,383 and 72,225,916 shares issued and outstanding as of December 31, 2019 and 2020, respectively	210,033	443,263
Stockholders’ Equity (Deficit)
Common stock, $0.001 par, 101,671,156 shares authorized and 4,537,955 and 4,909,529 shares issued and outstanding as of December 31, 2019 and 2020, respectively	5	5
Additional paid in capital	335	—
Accumulated deficit	(195,730)	(263,528)

Total stockholders’ equity (deficit)	(195,390)	(263,523)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$52,734	$249,166

The above financial statements should be read in conjunction with the Notes to Consolidated Financial Statements.

(1)	For December 31, 2020, prepaid expenses and other current assets includes $1.4 million of related party balances. See Note 14.
(2)	Includes related party accounts payable of $0.3 million and $0.3 million for December 31, 2019 and 2020, respectively. See Note 14.

ALKAMI TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Year Ended December 31,
	2019	2020
Revenues	$73,541	$112,142
Cost of revenues(1)	43,106	52,986

Gross profit	30,435	59,156
Operating Expenses
Research and development	32,722	40,209
Sales and marketing	15,328	16,774
General and administrative(2)	24,920	37,276

Total operating expenses	72,970	94,259

Loss from operations	(42,535)	(35,103)
Non-operating income (expense)
Interest income	267	55
Interest expense	(110)	(489)
Gain (loss) on financial instruments	509	(15,818)

Loss before income tax expense	(41,869)	(51,355)
Provision for income taxes	—	—

Net loss	(41,869)	(51,355)
Less: cumulative dividends and adjustments to redeemable convertible preferred stock	(1,212)	(5,290)

Net loss attributable to common stockholders	$(43,081)	$(56,645)

Net loss per share attributable to common stockholders:
Basic and diluted	$(9.91)	$(11.78)

Weighted average number of common shares outstanding:
Basic and diluted	4,346,900	4,809,533

The above financial statements should be read in conjunction with the Notes to Consolidated Financial Statements.

(1)	Includes fees paid to a significant investor of $4.4 million and $4.4 million for the years ended December 31, 2019 and 2020, respectively. See Note 14.
(2)	Includes fees paid to a related party of less than $0.1 million for the year ended December 31, 2020. See Note 14.

ALKAMI TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE CONVERTIBLE PREFERRED STOCK AND

STOCKHOLDERS’ EQUITY (DEFICIT)

(In thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance January 1, 2019	50,739,549	$178,813	4,180,280	$4	$—	$(153,861)	$(153,857)
Issuance of redeemable convertible preferred stock, net of issuance costs	3,540,834	29,992	—	—	—	—	—
Stock-based compensation	—	—	—	—	1,250	—	1,250
Proceeds from warrants exercised	10,000	16	—	—	—	—	—
Exercised stock options	—	—	357,675	1	297	—	298
Cumulative dividends and adjustments to redeemable convertible preferred stock	—	1,212	—	—	(1,212)	—	(1,212)
Net loss	—	—	—	—	—	(41,869)	(41,869)

Balance December 31, 2019	54,290,383	210,033	4,537,955	5	335	(195,730)	(195,390)

Issuance of redeemable convertible preferred stock, net of issuance costs	17,935,533	227,940	—	—	—	—	—
Stock-based compensation	—	—	—	—	1,954	—	1,954
Preferred Series E Tranche Liability	—	—	—	—	(892)	—	(892)
Exercised stock options	—	—	1,706,780	2	1,984	—	1,986
Cumulative dividends and adjustments to redeemable convertible preferred stock	—	5,290	—	—	(3,381)	(1,909)	(5,290)
Repurchase of common stock in tender offer	—	—	(1,099,373)	(2)	—	(11,327)	(11,329)
Repurchase of common stock	—	—	(235,833)	—	—	(3,207)	(3,207)
Net loss	—	—	—	—	—	(51,355)	(51,355)

Balance December 31, 2020	72,225,916	$443,263	4,909,529	$5	$—	$(263,528)	$(263,523)

The above financial statements should be read in conjunction with the Notes to Consolidated Financial Statements.

ALKAMI TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2019	2020
Cash Flows from Operating Activities
Net loss	$(41,869)	$(51,355)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	2,226	2,775
Stock-based compensation expense	1,250	1,954
Amortization of debt issuance costs	43	61
(Gain) loss on financial instruments	(509)	15,818
Change in operating assets and liabilities:
Accounts receivable	(2,958)	(3,381)
Prepaid expenses and other current assets	(1,130)	(4,239)
Accounts payable and accrued liabilities	4,003	3,069
Deferred implementation costs	(3,773)	(3,768)
Deferred rent and tenant allowances	2,001	226
Deferred revenues	1,631	695

Net cash used in operating activities	(39,085)	(38,145)

Cash Flows from Investing Activities
Purchases of property and equipment	(3,689)	(2,147)
Acquisition of business	—	(25,073)

Net cash used in investing activities	(3,689)	(27,220)

Cash Flows from Financing Activities
Proceeds from issuance of long-term debt	—	25,000
Borrowings on line of credit	—	13,000
Payments on line of credit.	—	(13,000)
Proceeds from stock option exercises	298	1,986
Proceeds from exercise of Series B warrants	16	—
Proceeds on sales of preferred stock, net of issuance costs	29,992	213,896
Deferred IPO issuance costs paid	—	(1,154)
Debt issuance costs paid	(80)	(135)
Payments on capital lease obligations	(32)	(11)
Repurchase of common stock	—	(3,207)
Repurchase of common stock in tender offer .	—	(11,329)

Net cash provided by financing activities	30,194	225,046

Net (decrease) increase in cash and cash equivalents	(12,580)	159,681
Cash and cash equivalents and restricted cash, beginning of year	24,562	11,982

Cash and cash equivalents and restricted cash, end of year	$11,982	$171,663

Supplemental disclosure of cash flow information
Cash paid for interest	$60	$352

Cash paid for taxes	$83	$67

Supplemental disclosure of noncash investing and financing activities
Accrued property additions	$467	$—

Deferred IPO offering costs not yet paid	$—	$419

The above financial statements should be read in conjunction with the Notes to Consolidated Financial Statements.

ALKAMI TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands unless stated otherwise, except per share data)

Note 1. Organization

Description of Business

Alkami Technology, Inc. (the “Company”) is a cloud-based digital banking platform. The Company inspires and empowers community, regional and super-regional financial institutions (“FIs”) to compete with large, technologically advanced and well-resourced banks in the United States. The Company’s solution, the Alkami Platform, allows FIs to onboard and engage new users, accelerate revenues and meaningfully improve operational efficiency, all with the support of a proprietary, true cloud based, multi-tenant architecture. The Company cultivates deep relationships with its clients through long-term, subscription based contractual arrangements, aligning its growth with its clients’ success and generating an attractive unit economic model. The Company was incorporated in Delaware in August 2011, and its principal offices are located in Plano, Texas.

Note 2. Summary of Significant Accounting Policies

The accompanying financial statements reflect the application of significant accounting policies as described below.

Basis of Presentation and Consolidation

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”) set by the Financial Accounting Standards Board (“FASB”). References to US GAAP issued by the FASB in these notes are to the FASB Accounting Standards Codification (“ASC”). The consolidated financial statements include accounts of the Company’s wholly-owned subsidiary. All intercompany accounts and transactions are eliminated.

The Company has no sources of other comprehensive income and accordingly, net loss presented is the same as comprehensive loss.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates and assumptions include determining the timing and amount of revenue recognition, recoverability and amortization period related to costs to obtain and fulfill contracts, valuation of the Company’s stock and stock based compensation, fair value of assets and liabilities in a business combination, and tranche rights and warrants.

Operating Segments

The Company operates as one operating segment. Operating segments are defined as components of an enterprise for which separate financial information is available and evaluated regularly by the chief operating decision maker, which is the Company’s chief executive officer, in deciding how to make operating decisions, allocate resources and assess performance. The Company’s chief operating decision maker allocates resources and assesses performance at the consolidated level.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash, restricted cash and cash equivalents, accounts receivable, accounts payable, long-term debt and stock warrants and tranche rights. The carrying values of cash, restricted cash and cash equivalents, accounts receivable, and accounts payable approximate their respective fair values due to the short-term nature of these instruments. The carrying value of long-term debt approximates its fair value due to the variable interest rate. Cash equivalents include amounts held in money market accounts that are measured at fair value using observable market prices. Warrant liabilities are valued using the Black-Scholes option pricing method and are presented at estimated fair value at the end of the reporting period. The assumptions used in preparing the Black-Scholes option pricing calculation include weighted average grant date fair value, volatility, risk-free interest rate, dividends, weighted average expected life in years and estimated forfeiture. Tranche right fair values are estimated each period end using a hybrid, option pricing method within a risk-neutral framework. The assumptions used in preparing the hybrid, option pricing method include weighted average grant date fair value, volatility, risk-free interest rate, dividends, weighted average expected life in years and estimated forfeiture. The tranche rights were settled during the year ended December 31, 2020. Changes in the fair value of warrant and tranche rights are recognized as a gain or loss within net income.

The Company uses a three-tier fair value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1. Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2. Significant other inputs that are directly or indirectly observable in the marketplace.

Level 3. Significant unobservable inputs which are supported by little or no market activity.

The Company evaluates its financial assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level in which to classify them for each reporting period. The following table summarizes the Company’s financial assets measured at fair value as of December 31, 2019 and 2020 and indicates the fair value hierarchy of the valuation:

		Fair Value at Reporting Date Using
	December 31, 2019	Level 1	Level 2	Level 3
(in thousands)
Assets:
Money Market Accounts	$11,008	$11,008	$—	$—
Tranche rights	297	—	—	297

Total Assets	$11,305	$11,008	$—	$297

Liabilities:
Warrant Liabilities	$325	$—	$—	$325

Total Liabilities	$325	$—	$—	$325

		Fair Value at Reporting Date Using
	December 31, 2020	Level 1	Level 2	Level 3
(In thousands)
Assets:
Money Market Accounts	$143,277	$143,277	$—	$—

Total Assets	$143,277	$143,277	$—	$—

Liabilities:
Warrant Liabilities	$2,692	$—	$—	$2,692

Total Liabilities	$2,692	$—	$—	$2,692

The reconciliations of the beginning and ending balances during the year ended December 31, 2020 for Level 3 assets and liabilities are as follows (in thousands):

Asset and liability categories	Beginning Level 3 Fair Value at January 1, 2020	Fair value adjustment	Realized (losses) on settlement	Ending Level 3 Fair Value at December 31, 2020
Tranche rights(1)	$297	$—	$(297)	$—
Warrant liabilities	$325	$2,367	$—	$2,692

(1)	Excludes $13.2 million of net realized losses, which were entered into and settled during the year ended December 31, 2020. See Note 9 for further information.

The Level 3 assets and liabilities activity during 2019 was insignificant.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. At December 31, 2019 and 2020, $11.0 million and $143.3 million, respectively, were held in a cash equivalent money market account. The Company maintains its cash and cash equivalent balances at primarily two financial institutions.

Restricted Cash

The Company defines restricted cash as cash that is legally restricted as to withdrawal or usage. The amount included in restricted cash on the consolidated balance sheets at December 31, 2020 represents the additional cash proceeds in deposit with an escrow agent related to the acquisition of ACH Alert. See Note 3 for further information. There was no restricted cash at December 31, 2019.

	At December 31,
	2019	2020
Cash and cash equivalents	$11,982	$166,790
Restricted cash included in other assets	—	4,873

Total cash, cash equivalents, and restricted cash shown in the statement of cash flows	$11,982	$171,663

Accounts Receivable

Accounts receivable represents the trade receivables billed to clients and includes unbilled amounts earned and recognized as revenues prior to period end. The accounts receivable allowance reflects a reserve that reduces the Company’s client accounts receivable to the net amount estimated to be collectible. The valuation of accounts receivable is based upon the credit-worthiness of clients, historical collection experience, and current events. At December 31, 2019 and 2020 accounts receivable is presented net of an allowance for doubtful accounts of less than $0.1 million and $0.3 million, respectively. Management also analyzes historical trends of credits issued to clients and specific invoices to estimate an allowance for disputed invoices and billing errors. Accounts receivable are presented net of a reserve for estimated credits of $0.5 million and $0.2 million as of December 31, 2019 and 2020, respectively.

The Company had no material activity or balance related to allowance for doubtful accounts for the year ended December 31, 2019. The Company charged $0.3 million to bad debt expense for a total allowance for doubtful accounts balance of $0.3 million as of December 31, 2020.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization, using the straight-line method based on estimated useful lives of the related assets. Leasehold improvements are stated at cost, less accumulated depreciation and amortization, using the straight-line method over the shorter of the lease term or the estimated useful lives of the related assets. Repairs and maintenance are charged to expense as incurred. Expenditures that increase the value or productive capacity of assets are capitalized. When property and equipment are retired, sold, or otherwise disposed of, the asset’s carrying amount and related accumulated depreciation are removed from the accounts and any gain or loss is reflected in the consolidated statements of operations.

Impairment of Long-Lived Assets

The Company reviews long-lived assets, including property and equipment, for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Impairment would be recognized if the estimated undiscounted future cash flows were less than the carrying value of the related assets, therefore the carrying amount of such assets would be reduced to fair value. There were no impairment charges for the years ended December 31, 2019 and 2020.

Contract Balances

Client contracts under which revenues have been recognized while the Company is not yet able to invoice results in contract assets. Generally, contract assets arise as a result of reallocating revenues when discounts are more heavily weighted in the early years of a multi-year contract or the client contract has substantive minimum fees that escalate over the term of the contract. Contract assets totaled $0.5 million and $0.8 million as of December 31, 2019 and 2020, respectively, which are included in other current assets and other assets in the accompanying consolidated balance sheets.

Contract liabilities are comprised of billings or payments received from the Company’s clients in advance of performance under the contract and are represented in deferred revenues in the consolidated balance sheets.

Deferred costs to obtain client contracts

The Company capitalizes certain incremental costs of obtaining a client contract if the costs are deemed recoverable. Costs include commissions and bonuses earned by sales teams and leaders due to the execution of client contracts along with associated employer taxes. Capitalized amounts do not include commissions which are contingent on continued employment over a substantive service period. Contingent commissions are accrued as liabilities and expensed over the requisite employment service period. Deferred commissions are amortized over the benefit period of the client contract, which is typically between five and seven years. Determining the expected benefit period over which to amortize deferred commissions requires significant judgment. The Company determines the expected benefit period based upon initial contract lengths, expected renewals and the expected benefit of the underlying technology.

Deferred implementation costs

The Company capitalizes certain costs to fulfill client contracts such as employee salaries, benefits, stock-based compensation and associated payroll taxes that are directly related to the implementation of its solutions and some third-party costs, such as third-party licenses and maintenance. The Company only capitalizes implementation costs that it anticipates will be recoverable under the contract. The Company begins amortizing deferred implementation costs ratably over the expected period of client benefit once access to the software-as-a-service (“SaaS”) solution is transferred to the client. Deferred implementation costs are amortized over the benefit period of the client contract, which is typically between five and seven years. The Company determines the period of benefit by considering factors such as the length of the initial SaaS contract, the likelihood of renewal and the estimated useful life of the underlying technology.

Revenue Recognition

The Company derives primarily all of its revenues from SaaS subscription services charged for the use of its digital banking solutions. Revenues are recognized net of the most likely amount of sales credits and allowances and presented net of sales and usage-based taxes collected from clients on behalf of governmental authorities. SaaS subscription services are generally recognized as revenue over the term of the contract as a series of distinct SaaS services bundled into a single performance obligation. Clients are typically charged a one-time, upfront implementation fee and recurring annual and monthly access fees for the use of the Company’s digital banking solution. Implementation and integration of the digital banking platform is complex, and the Company has determined that the one-time, upfront services are not distinct. In determining whether implementation services are distinct from subscription services, the Company considered various factors including the significant level of integration, interdependency, and interrelation between the implementation and subscription service, as well as the inability of the clients’ personnel or other service providers to perform significant portions of the services. As a result, the Company defers any arrangement fees for implementation services and recognizes such amounts over time on a ratable basis as one performance obligation with the underlying subscription revenue commencing when the client goes live on the platform, which corresponds with the date the client obtains access to the Company’s digital banking solution and begins to benefit from the service.

The Company’s performance obligation for the SaaS series of services includes standing ready over the term of the contract to provide access to all of the clients’ users and process any transactions initiated by those users. The Company invoices clients each month for the contracted minimum number of registered users with an additional amount for users in excess of those minimums. The Company recognizes variable consideration related to registered user counts in excess of the contractual minimum amounts each month. SaaS subscription revenues also includes annual and monthly charges for maintenance and support services which are recognized over the subscription term. As mentioned above, SaaS contracts include a single performance obligation that consists of a series of distinct SaaS services transferred over time that are substantially the same each month. Standalone selling prices (“SSP”) is not required to allocate revenue amongst the distinct services within the series. The Company uses an analysis of pricing and discounting objectives, expected volume of users above contracted minimums and transactions, and client characteristics to ensure the revenue standards’ allocation objectives have been met. In limited circumstances when a contract calls for certain discounting to be triggered by volumes above contracted minimums, the Company is required to estimate these volumes in order to calculate revenue recognition in line with the standard’s allocation objectives.

As a part of its SaaS subscription services, the Company provides certain services within the SaaS platform using third-party applications. Contracts include monthly fees based on a minimum number of transactions and additional fees for transactions in excess of those minimums. Generally, minimum transaction fees are recognized on a straight-lined basis over the contract term. Variable consideration earned for transactions in excess of contractual minimums is recognized as revenue in the month the actual transactions are processed. For those services that are processed by third-party applications, management evaluates whether the Company is acting as a principal or an agent based upon the transfer of control of the services to the customer. The Company first obtains control of the inputs to the specific application and directs their use to create the combined output. The Company’s control is evidenced by its involvement in the integration of the application on its platform before it is transferred to the client and is further supported by the Company being primarily responsible to the clients and having discretion in establishing pricing. After evaluating each of the applications used to provide SaaS services, the Company has determined that it is acting as the principal in these transactions. Accordingly, the Company records the revenue on a gross basis and the related expenses are recorded as a component of cost of revenues.

During the term of the contract, clients may purchase additional professional services to modify or enhance their licensed SaaS solutions. These services are distinct performance obligations recognized when control of the enhancement is transferred to the client.

Cost of Revenues

The Company’s cost of revenues is comprised primarily of salaries and other personnel-related costs, including employee benefits, bonuses, stock-based compensation, travel and related costs for employees supporting SaaS subscription, implementation and other services. This includes the costs of the implementation, client support and client success teams, development personnel responsible for maintaining and releasing updates to the platform, as well as, third-party cloud-based hosting services. Cost of revenues also includes the direct costs of bill-pay and other third-party intellectual property included in the Company’s solutions, the amortization of deferred implementation costs and acquired technology and depreciation.

Stock-Based Compensation

Stock options are accounted for using the grant date fair value method. Under this method, stock-based compensation expense is measured by the estimated fair value of the granted stock options at the date of grant using the Black-Scholes option pricing model and recognized over the vesting period with a corresponding increase to additional paid-in capital.

Determining the fair value of stock-based awards at the grant date requires significant judgement. The determination of the grant date fair value of stock-based awards using the Black-Scholes option-pricing model is affected by the Company’s estimated common stock fair value as well as other subjective assumptions including the volatility, risk-free interest rate, dividends, weighted average expected life and estimated forfeiture rate. The assumptions used in the Company’s option-pricing model represent management’s best estimates. These assumptions and estimates are as follows:

Fair Value of Common Stock.    Given the absence of an active market for the Company’s shares of common stock prior to its initial public offering, the fair value of the shares of common stock underlying the Company’s stock options was determined by the Company’s board of directors (the “Board”).

The Board intends all options to be exercisable at the fair value of its shares of common stock on the grant date. Such estimates will not be necessary once the underlying shares begin trading. The assumptions used in the valuation models were based on future expectations and management judgment. The Company used three methods to determine fair value of its aggregate equity as follows:

•	Discounted Cash Flow Method: the value of the business is estimated on the basis of forecasted cash flows, discounted to present value using an appropriate risk-adjusted discount rate.

•

Guideline Public Company Method:    the value of the business is estimated through the application of multiples observed for public companies engaged in businesses and/or industries that are considered comparable to the Company.

•

Recent Transactions Method:    the value of the business is estimated through the application of multiples observed for M&A transactions involving target companies engaged in businesses and/or industries that are considered comparable to the Company.

To allocate the aggregate equity value of the Company to the various equity interests present, the Company has historically (until September 2020) utilized the Option Pricing Method (“OPM”). The OPM values each equity class by creating a series of call options on the equity value, with exercise prices based on the liquidation preferences and conversion terms. Beginning in September 2020, the Company began applying the hybrid method, which combines elements of the OPM and the probability-weighted expected return method (“PWERM”) to determine the value of its shares of common stock. The Company made this change as greater clarity developed regarding a possible initial public offering or other liquidity event. Under the PWERM, the value of the Company’s shares of common stock is estimated based on the analysis of future values for the enterprise assuming various possible future events, such as an initial public offering. The future value was discounted to its present value using an appropriate risk-adjusted rate based on the Company’s stage of development. Additionally, the Company applied a discount for lack of marketability. The allocation to each share class is based upon the Black-Scholes options pricing model. Under the hybrid method, the per share values calculated under each exit scenario are probability-weighted to determine the fair value of its shares of common stock.

Volatility.    As the Company does not have trading history for its common stock, the selected volatility used is representative of expected future volatility. The Company bases expected future volatility on the historical and implied volatility of comparable publicly traded companies over a similar expected term.

Risk-Free Interest Rate.    The Company bases the risk-free interest rate on the rate for a U.S. Treasury zero-coupon issue with a term that closely approximates the expected life of the option grant at the date nearest the option grant date.

Dividends.    The Company has never declared or paid any cash dividends and does not presently intend to pay cash dividends in the foreseeable future, other than the aggregate accumulated dividends payable to holders of the Company’s Series B redeemable convertible preferred stock. As a result, the Company used a dividends assumption of zero.

Weighted Average Expected Life in Years.    The expected term of employee stock options reflects the period for which the Company believes the option will remain outstanding. To determine the expected term, the Company applies the simplified approach in which the expected term of an award is presumed to be the mid-point between the vesting date and the expiration date of the award.

Estimated Forfeiture Rate.    The Company’s forfeiture rate is based on an analysis of its actual forfeitures. The Company will continue to evaluate the appropriateness of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover and other factors.

Basic and Diluted Loss per Common Share

Basic loss per share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding for the period.

Diluted loss per share is calculated by giving effect to all potentially dilutive common stock, which is comprised of redeemable convertible preferred stock, stock options, and warrants, when determining the weighted-average number of common shares outstanding.

Redeemable Convertible Preferred Stock Warrants

The Company’s warrants issued in connection with financing and other arrangements are classified as liabilities. The warrants issued by the Company do not require net cash settlement, however, as the warrants are for the purchase of conditionally redeemable convertible preferred stock, which could require the Company to transfer assets to the holder upon redemption, the Company has recorded the warrants as liabilities on the accompanying consolidated balance sheets. The fair value of these warrants is recorded on the consolidated balance sheets at issuance and marked to market at each reporting period. The change in the fair value of the warrants is recorded in the consolidated statements of operations as a non-cash gain (loss) and is estimated based on the fair value of the redeemable convertible preferred stock to which the warrants relate.

Research and Development

Research and development costs include salaries and other personnel-related costs, including employee benefits, bonuses, third-party contractor expenses, software development tools, allocated corporate expenses and other related expenses incurred in product strategy, developing new solutions and upgrading and enhancing existing solutions. Research and development costs are expensed as incurred.

Sales and Marketing

Sales and marketing expenses consist primarily of personnel costs of the Company’s sales, marketing and a portion of account management employees, including salaries, sales commissions (net of capitalization) and other incentive compensation, benefits and stock-based compensation expense, travel and related costs. Sales and marketing expenses also include outside consulting fees, marketing programs, including lead generation, costs of the Company’s annual client conference, advertising, trade shows, allocated corporate expenses, other event expenses, amortization of deferred commission costs and amortization of acquired client relationships. Advertising costs are expensed when incurred and were not significant for the years ended December 31, 2019 and 2020.

General and Administrative

General and administrative expenses consist primarily of salaries, benefits and stock-based compensation associated with executive, finance, legal, human resources, information technology, security and compliance as well as other administrative personnel. General and administrative expenses also include accounting, auditing and legal professional services fees, travel and other unallocated corporate-related expenses such as the cost of the Company’s facilities, employee relations, corporate telecommunication and software.

Concentrations of Credit Risk

Significant concentrations of credit risk arise from the Company’s revenues and accounts receivable. Management believes that its contract acceptance, billing, and collection policies are adequate to minimize potential credit risk. As of and for the year ended December 31, 2019 and 2020, no client represented more than 10% of either accounts receivable or revenues.

At times cash held in financial institutions may exceed Federal Deposit Insurance Corporation (“FDIC”) limits. Management periodically assesses the financial condition of the institutions to assess credit risk. To date the Company has not experienced such losses and believes it is not exposed to significant credit risk. As of December 31, 2019 and 2020, cash exceeded FDIC limits by $11.7 million and $165.5 million, respectively.

Income Taxes

The Company recognizes deferred tax assets and liabilities based on the estimated future tax effects of differences between the financial statement basis and tax basis of assets and liabilities given the provisions of enacted tax law.

The Company evaluates uncertain tax positions with the presumption of audit detection and applies a “more likely than not” standard to evaluate the recognition of tax benefits or positions and the Company records a valuation allowance to reduce its deferred income tax assets to the amount that is believed to be realized. Management considers historical losses, future taxable income, and ongoing prudent and feasible tax planning strategies in assessing the need for a valuation allowance. Management is continuously assessing the ability to realize deferred tax assets.

Business Combinations

The Company’s acquisitions are accounted for using the acquisition method of business combinations accounting. The Company recognizes the consideration transferred (i.e. purchase price) in a business combination as well as the acquired business’ identifiable assets, liabilities, and any non-controlling interests at their acquisition date fair value. The excess of the consideration transferred over the fair value of the identifiable assets, liabilities, and non-controlling interest, is recorded as goodwill in the consolidated financial statements. Several valuation methods may be used to determine the fair value of assets acquired and liabilities assumed. The Company uses its best estimates and assumptions to assign fair value to the tangible and intangible assets acquired and liabilities assumed at the acquisition date. The Company’s estimates are inherently uncertain and subject to refinement. Determining the useful life of an intangible asset also requires judgment as different types of intangible assets will have different useful lives and certain assets may even be considered to have indefinite useful lives. During the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments to the fair value of these tangible and intangible assets acquired and liabilities assumed, with the corresponding offset to goodwill. In addition, uncertain tax positions and tax-related valuation allowances are initially recorded in connection with a business combination as of the acquisition date. The Company continues to collect information and reevaluate these estimates and assumptions quarterly and record any adjustments to its preliminary estimates to goodwill provided that the Company is within the measurement period. Upon the conclusion of the measurement period or final determination of the fair value of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the Company’s consolidated statements of operations.

Intangible Assets

Intangible assets with determinable economic lives are carried at cost, less accumulated amortization. The Company’s intangible assets are largely acquired in business combinations and include customer relationships, developed technology, and trade names. Intangible assets are amortized over the shorter of the contractual life or the estimated useful life. Intangible assets are amortized on a straight-line basis.

Estimated useful lives for intangible assets primarily consist of the following:

Customer relationships – 15 years

Developed technology – 7 years

Trade name – 2 years

Amortization of acquired developed technologies is included in Cost of revenue, and amortization of acquired customer relationships and trade names is included in Sales & marketing expenses in the accompanying consolidated statements of operations.

Management tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. This includes but is not limited to significant adverse changes in business climate, market conditions, or other events that indicate an asset’s carrying amount may not be recoverable. Recoverability of these assets is measured by comparing the carrying amount of each asset to the future undiscounted cash flows the asset is expected to generate. If the undiscounted cash flows used in the test for recoverability are less than the carrying amount of these assets, the carrying amount of such assets is reduced to fair value. There were no impairments of intangible assets during the years ended December 31, 2019 and 2020.

Goodwill

Goodwill represents the excess of the purchase price in a business combination over the fair value of net assets acquired. Goodwill is not amortized, but rather the carrying amounts of these assets are assessed for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. Goodwill impairment, if any, is evaluated by comparing the reporting unit’s fair value to its carrying value. There was no goodwill impairment for the years ended December 31, 2019 and 2020.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842),” to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the consolidated balance sheets and disclosing key information about leasing arrangements. The standard is effective for non-public entities for fiscal years beginning after December 15, 2020, and interim period for the fiscal year beginning after December 15, 2021, and early application is permitted. The Company anticipates that the adoption of Topic 842 will impact its consolidated balance sheets as most of its operating lease commitments will be subject to the new standard and recognized as right-of-use assets and corresponding operating lease liabilities upon the adoption of ASU 2016-02. The Company expects to adopt the standard in fiscal year 2021 using the modified retrospective transition approach and interim periods beginning 2022. The Company continues to evaluate quantitative impacts that the adoption of this standard will have. The Company expects total assets and liabilities reported will increase relative to such amounts prior to adoption.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments—Credit Losses (Topic 326)” which modifies the measurement of expected credit losses of certain financial instruments with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The effective date for adoption of the new standard was delayed until calendar years beginning after December 15, 2021, with early adoption permitted. This ASU is not expected to have a material impact on the Company’s financial statements.

In January 2017, the FASB issued ASU No. 2017-04, “Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment,” which removes Step 2 of the goodwill impairment test. A goodwill impairment will now be calculated as the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. This ASU is not expected to have a material impact on the Company’s financial statements.

Note 3. Business Combination

On October 4, 2020 the Company acquired substantially all of the assets of ACH Alert, LLC for approximately $25.0 million in cash consideration. The integrated set of assets and activities acquired from ACH Alert, LLC through the acquisition meet the definition of a business under ASC 805, as updated by ASU 2017-01. A term loan of $25.0 million (“Term Loan”) was borrowed on October 16, 2020, to partially fund the acquisition of ACH Alert, LLC (see Note 8).

The ACH Alert, LLC acquisition also involved $4.9 million of additional cash consideration on deposit with an escrow agent for continued employment of one of the selling executives, $2.5 million to be paid in October 2021 and $2.4 million to be paid in October 2022. Since the payouts are contingent upon the continued and future employment of the former owner, these amounts have been excluded from the purchase price. The Company has classified the amounts held in escrow as restricted cash on the consolidated balance sheets and is accruing the estimated payouts over the requisite service period as a component of general and administrative expense on the consolidated statements of operations. For the year ended December 31, 2020, the Company recognized compensation expense of $0.6 million related to this agreement.

The following table outlines the estimated fair values of assets acquired and liabilities assumed as of the date of acquisition (in thousands):

(In thousands)	Adjusted Fair Value as of October 4, 2020
Trade accounts receivables	$915
Other current assets	47
Property and equipment	20
Goodwill	16,218
Intangible assets	8,450

Total assets acquired	25,650

Accounts payable	61
Deferred revenues, current	170
Deferred revenues, net of current	346

Total liabilities assumed	577

Net assets acquired	$25,073

As of December 31, 2020, the allocation of the purchase price for ACH Alert, LLC has not been finalized and the one-year measurement period has not ended. The preliminary purchase price allocations are based upon the valuation of assets and liabilities these estimates and assumptions are subject to change as the Company obtains additional information during the measurement period.

The table below outlines the purchased identifiable intangible assets:

	Weighted Average Amortization Period	Total
	(In years)	(in thousands)
Customer relationships	15	$5,100
Developed technology	7	3,300
Trade names	2	50

Total identifiable intangible assets		$8,450

Goodwill is mainly attributable to advantages expected from the acquisition such as giving the Company a complimentary solution to its existing platform offering, especially for banks. It is also expected to position the Company to better penetrate the banking market. This goodwill is expected to be deductible for tax purposes.

Included within the consolidated statements of operations are transaction expenses of approximately $0.2 million for the year ended December 31, 2020. These transaction expenses consist of professional fees incurred as a result of the transaction.

The following table summarizes the unaudited pro forma consolidated information of the Company assuming the acquisition of ACH Alert had occurred as of January 1, 2019. The unaudited pro forma information for all periods presented includes the business combination accounting effects resulting from the transaction, including (i) the incremental impact to revenue, as performance obligations are satisfied, from the fair value adjustment to deferred revenue, (ii) the additional amortization resulting from the fair value adjustments to intangible assets, and adjustments to eliminate amortization expense related to previously capitalized intangible assets (iii) interest expense associated with debt used to fund the acquisition and adjustments to exclude interest expense from debt extinguished, (iv) the additional compensation expense related to a new compensation arrangement in connection with the transaction, (v) reclassification of transaction costs.

The unaudited pro forma results do not include any anticipated synergies or other expected benefits of the acquisitions. The unaudited pro forma financial information as presented below does not purport to be indicative of what the Company’s results of operations would have been if the transaction had in fact occurred at the beginning of the period presented and is not intended to be a projection of the Company’s future results of operations.

	Year Ended December 31,
(In thousands)	2019	2020
Total revenue	$76,959	$115,551
Net loss	$(46,075)	$(53,354)

The significant nonrecurring adjustment reflected in the unaudited pro forma information above includes the reclassification of the transaction costs incurred as a result of the acquisition to the earliest period presented.

Note 4. Property and Equipment, Net

Depreciation expense, including amortization of assets held under capital leases, was $2.2 and $2.6 million in 2019 and 2020, respectively. Property and equipment include $0.1 million of assets subject to a capital lease as of December 31, 2019. The Company had no capital leases as of December 31, 2020.

	Useful Life	December 31, 2019	December 31, 2020
(in thousands)
Software	1 to 3 years	$722	$722
Computers and equipment	3 years	3,244	3,821
Furniture and fixtures	5 years	3,583	3,930
Leasehold improvements	3 to 10 years	10,880	11,650

		18,429	20,123
Less: accumulated depreciation		(7,102)	(9,662)

Property and equipment, net		$11,327	$10,461

Note 5. Revenue and Deferred Costs

The Company derives the majority of its revenues from recurring monthly subscription fees charged for the use of its SaaS subscription services. Subscription revenues are generally recognized as revenue over the term of the contract as a series of distinct SaaS services bundled into a single performance obligation. Clients are usually charged a one-time, upfront implementation fee and recurring annual and monthly access fees for the use of the online digital relationship banking solution. Implementation and integration of the digital banking platform is complex, and the Company has determined that the one-time, upfront services do not transfer a promised service to the client. As these services are not distinct, they are bundled into the SaaS series of services and the associated fees are recognized on a straight-line basis over the subscription term. Other services includes professional services and custom development.

The following table disaggregates the Company’s revenue by major source for the years ended December 31, 2019 and 2020:

	Year Ended December 31,
	2019	2020
(In thousands)
SaaS subscription services	$67,313	$105,049
Implementation services	4,191	5,212
Other services	2,037	1,881

Total revenues	$73,541	$112,142

The Company recognized approximately $4.3 million and $5.7 million of revenue during the years ended December 31, 2019 and 2020, respectively, which was included in deferred revenues in the accompanying consolidated balance sheets as of the beginning of the reporting period. For those contracts which were wholly or partially unsatisfied as of December 31, 2020, minimum contracted subscription revenues to be recognized in future periods total approximately $510.0 million. The Company expects to recognize approximately 42% of this amount as subscription services are transferred to clients over the next 24 months, an additional 34% in the next 25 to 48 months, and the balance thereafter. This estimate does not include estimated consideration for excess user and transaction processing fees that the Company expects to earn under its subscription contracts.

Deferred Cost Recognition

The Company capitalized $2.7 million and $3.0 million in commissions costs during the years ended December 31, 2019 and 2020, respectively, and recognized $1.1 million and $1.6 million of amortization during the years ended December 31, 2019 and 2020, respectively. Amortization expense is included in sales and marketing expenses in the accompanying consolidated statements of operations. Deferred commissions are included in deferred implementation costs in the accompanying consolidated balance sheets in the amount of $7.5 million and $9.0 million as of December 31, 2019 and 2020, respectively.

The Company capitalized implementation costs of $3.7 million and $4.5 million during the years ended December 31, 2019 and 2020, respectively, and recognized amortization expense of $1.6 million and $2.2 million during the years ended December 31, 2019 and 2020, respectively. Amortization expense is included in cost of revenues in the accompanying consolidated statements of operations.

Deferred cost assets are reviewed for impairment annually or more frequently if circumstances indicate there may be an impairment. No impairment loss was recognized in relation to these capitalized costs for the years ended December 31, 2019 and 2020.

Note 6. Accounts Receivable

Accounts receivable includes the following amounts at December 31, 2019 and 2020:

	December 31,
	2019	2020
(in thousands)
Trade accounts receivable	$8,679	$11,804
Unbilled receivables	1,623	2,081
Other receivable	—	702

Total receivables	10,302	14,587

Allowance for doubtful accounts	(36)	(323)
Reserve for estimated credits	(459)	(161)

	$9,807	$14,103

Note 7. Accrued Liabilities

Accrued liabilities consisted of the following at December 31, 2019 and 2020:

	December 31,
	2019	2020
(in thousands)
Bonus accrual	$5,126	$2,636
Accrued vendor purchases	1,687	2,542
Commissions accrual	1,178	1,309
Accrued hosting services	1,583	924
Client refund liability	1,169	1,362
Deferred compensation payable	—	625
Accrued consulting and professional fees	280	207
Accrued tax liabilities	460	2,394
Other accrued liabilities	353	1,100

	$11,836	$13,099

Note 8. Debt

On October 16, 2020, the Company entered into a credit agreement with Silicon Valley Bank and KeyBank (“Credit Agreement”). The Credit Agreement replaced the prior credit facility provided by Comerica Bank. The Credit Agreement matures on October 16, 2023. In addition, the Credit Agreement includes the following:

Revolving Facility: The Credit Agreement provides $25.0 million in aggregate commitments for secured revolving loans, with sub-limits of $10.0 million for the issuance of letters of credit and $7.5 million for swingline loans (“Revolving Facility”).

Term Loan: A term loan of $25.0 million was borrowed on the closing date of the Credit Agreement (“Term Loan”). The proceeds of the Term Loan were used to fund the acquisition of ACH Alert which closed on October 4, 2020.

Accordion Feature: The Credit Agreement also allows the Company, subject to certain conditions, to request additional revolving loan commitments in an aggregate principal amount of up to $30.0 million.

Revolving Facility loans under the Credit Agreement may be voluntarily prepaid and re-borrowed. Principal payments on the Term Loan are due in quarterly installments equal to an initial amount of approximately $0.3 million, which begin December 31, 2021 and continue through September 30, 2022 and increases to approximately $0.6 million beginning on December 31, 2022 through the term loan maturity date with the remaining balance due on the term loan maturity date. Once repaid or prepaid, the Term Loans may not be re-borrowed.

Borrowings under the Credit Agreement bear interest at a variable rate based upon, at the Company’s option, either the LIBOR rate or the base rate (in each case, as customarily defined) plus an applicable margin. The minimum LIBOR rate to be applied is 1.00%. The applicable margin for LIBOR rate loans ranges, based on an applicable recurring revenue leverage ratio, from 3.00% to 3.50% per annum, and the applicable margin for base rate loans ranges from 2.00 to 2.50% per annum. The Company’s minimum interest rate applied to term debt was 4.00% as of December 31, 2020. The Company is required to pay a commitment fee of 0.30% per annum on the undrawn portion available under the Revolving Facility, and variable fees on outstanding letters of credit.

All outstanding principal and accrued but unpaid interest is due, and the commitments for the Revolving Facility terminate, on the maturity date. The Term Loans are subject to mandatory repayment requirements in the event of certain asset sales or if certain insurance or condemnation events occur, subject to customary reinvestment provisions. The Company may prepay the Term Loans in whole or in part at any time without premium or penalty.

The Credit Agreement contains customary affirmative and negative covenants, as well as (i) an annual recurring revenue growth covenant requiring the loan parties to have recurring revenues in any four consecutive fiscal quarter period in an amount that is 10% greater than the recurring revenues for the corresponding four consecutive quarter period in the previous year and (ii) a liquidity (defined as the aggregate amount of cash in bank accounts subject to a control agreement plus availability under the revolving credit facility) covenant, requiring the loan parties to have liquidity, tested on the last day of each calendar month, of $10.0 million or more. The Credit Agreement also contains customary events of default, which if they occur, could result in the termination of commitments under the Credit Agreement, the declaration that all outstanding loans are immediately due and payable in whole or in part, and the requirement to maintain cash collateral deposits in respect of outstanding letters of credit. The Company was in compliance with all covenants as of December 31, 2020.

Long-term Debt

The following table summarizes long-term debt obligations as of December 31, 2020 (in thousands):

Term Debt	$25,000
Less unamortized debt issuance costs	(121)
Net amount	24,879

Less current maturities of long-term debt	(313)

Long-term portion	$24,566

Maturities of long-term debt outstanding as of December 31, 2020, are summarized as follows (in thousands):

2021	$313
2022	1,562
2023	23,125
Thereafter	—

Total	$25,000

On July 21, 2018 the Company and Comerica Bank entered into the Amended and Restated Loan and Security Agreement (the “Agreement”). On June 28, 2019, the Agreement was amended to increase the revolving credit line and extend the maturity to June 30, 2021. The availability under the line of credit was up to $20.0 million inclusive of the aggregate limits of corporate credit cards and letters of credit not to exceed $1.0 million. Borrowings under the Agreement bear interest at Comerica’s prime rate plus 1%, provided such rate is not less than daily adjusted LIBOR rate plus 2.25%. The Company has a standby letter of credit in the amount of $0.9 million which serves as security under the lease relating to the Company’s office space that expires in 2028. At December 31, 2019, there was no outstanding balance on the line of credit.

In conjunction with financing arrangements with Comerica Bank and another prior lender, the Company issued warrants for the purchase of share of the Company’s redeemable preferred stock. The following tables summaries warrants outstanding as of December 31, 2020 (in thousands, except share data) and issuance price:

					Current FMV
	Shares	Issuance Date	Issuance price	Expiration date	December 31, 2019	December 31, 2020
Warrant Series A	40,000	12/10/12	$1.00	12/10/22	$133	$618
Warrant Series B	46,875	7/2/14	$1.60	7/7/26	105	657
Warrant Series B	15,000	9/9/14	$1.60	9/9/24	33	210
Warrant Series C	46,875	7/7/16	$3.65	7/7/26	48	566
Warrant Series C	34,246	7/21/17	$3.65	7/20/27	5	414
Warrant Series E	29,412	6/27/19	$8.50	6/26/29	1	227

Total	212,408				$325	$2,692

With respect to the Series A warrant described above, at the time of expiration any unexercised shares with a fair market price will be automatically converted into Series A redeemable convertible preferred stock pursuant to a cashless exercise feature. The warrants are subject to the same anti-dilution provisions to which the respective Series redeemable convertible preferred stock is subject. The outstanding warrants shall be automatically converted into warrants to purchase common stock in connection with the closing of the sale of the Company’s common stock pursuant to a firm commitment underwritten public offering registered under the Securities Act of 1933, as amended.

Note 9. Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)

The Company is authorized to issue seven classes of stock: common stock, Series A redeemable convertible preferred stock, Series B redeemable convertible preferred stock, Series C redeemable convertible preferred stock, Series D redeemable convertible preferred stock, Series E redeemable convertible preferred stock and Series F redeemable convertible preferred stock. On May 9, 2019, the Board authorized an increase in the number of authorized shares of common stock to 76,000,000 shares; authorized an increase in preferred stock to 57,764,411 and created $0.001 par value Series E redeemable convertible preferred stock consisting of 6,470,588 shares reserved for sale at $8.50 per share. During 2019, the Company restricted 2,000,000 shares of common stock to satisfy anti-dilution requirements which may be triggered by employee purchases of common stock under the Company’s 2011 Long-Term Incentive Plan, as amended (the “2011 Plan”).

On September 23, 2020, the Board authorized an increase in the number of authorized shares of common stock to 101,671,156 shares; authorized an increase in preferred stock to 72,799,602 and created $0.001 par value Series F redeemable convertible preferred stock consisting of 8,750,000 shares reserved for sale at $16.00 per share.

During 2019, the Company issued 3,540,834 shares of Series E redeemable convertible preferred stock in exchange for cash proceeds of $30.1 million. As part of this financing transaction, the Series E purchasers received the right to purchase 2,929,754 additional shares of Series E redeemable convertible preferred stock in May 2020 at a purchase price of $8.50 per share. The Series E share purchase commitment scheduled for May 2020 was determined to be a forward contract and required to be accounted for separately as an asset and marked to market. The fair value of the preferred tranche right of Series E shares was determined using a risk-neutral, hybrid approach. The tranche right value was $0.3 million at closing and $0.3 million as of December 31, 2019, respectively. The tranche right was subsequently settled in 2020.

On May 4, 2020, the Company executed the 2020 Series E Preferred Stock Purchase Agreement allowing existing investors including certain clients to purchase additional shares of Series E redeemable convertible preferred stock at a price of $8.50 per share. These securities have the same liquidation preference and terms as other Series E redeemable convertible preferred shares. The Agreement calls for future funding to occur on two mutually agreed closing dates in August 2020 and December 2020. The Series E share purchase commitment scheduled for August and December 2020 was determined to be a forward contract and required to be accounted for separately as a liability and marked to market. The fair value of the preferred tranche right of Series E shares was determined using a risk-neutral, hybrid approach. The tranche right value was $0.9 million at the time of the agreement and was settled prior to December 31, 2020.

On August 5, 2020, the Company sold 3,491,071 shares of Series E redeemable convertible preferred stock resulting in proceeds received of approximately $29.7 million. Investors who are also clients purchased 600,026 Series E shares.

On September 24, 2020, the Company sold 8,750,000 shares of Series F redeemable convertible preferred stock at $16.00 per share for proceeds of $140 million.

Concurrent with the sale of Series F redeemable convertible preferred stock, the funding of the final December 2020 tranche under the 2020 Series E Stock Purchase Agreement was accelerated. On September 24, 2020, the Company sold 2,764,708 shares of Series E redeemable convertible preferred stock at $8.50 per share resulting in proceeds of approximately $23.5 million. This Series E share purchase commitment was determined to be a forward contract and required to be accounted for separately as a liability and marked to market immediately before the related shares were issued. The fair value of the preferred tranche right of Series E shares was determined using a risk-neutral, hybrid approach. The tranche right value was $13.2 million immediately before closing. Since the forward contract was entered into prior to delivery of the initial shares, the mark-to-market impact was recorded as a component of the carrying value upon settlement. As a result, the carrying value exceeded the redemption value as of December 31, 2020.

Repurchase of Common Stock in Tender Offer

On October 15, 2020, the Company offered to purchase for cash of $15.74 per share of vested stock options or common stock representing up to 20% of each employee’s holdings from employees employed on September 30, 2020. The expiration date of the tender offer was November 12, 2020 and 1.1 million of vested stock options and common stock were tendered resulting in a total payments of $17.4 million, which included a $6.1 million non-recurring payment for the excess of the repurchase price over the fair value of the stock on the date of repurchase, recognized as additional compensation expense in the consolidated statements of operations.

Repurchase of Common Stock

In December 2020, a former employee, obtained a third-party offer for the purchase of 0.2 million shares held in the Company. As the Company has the right of first refusal for the sale of shares to a third party, the Company repurchased the shares for $3.2 million on December 28, 2020 from the former employee at the price offered.

Voting

All classes of stock are entitled to vote. Series A redeemable convertible preferred, Series B redeemable convertible preferred, Series C redeemable convertible preferred, Series D redeemable convertible preferred, Series E redeemable convertible preferred and Series F redeemable convertible preferred stockholders have the right to one vote for each share of common stock into which such holder’s respective shares of redeemable convertible preferred stock could then be converted.

Dividends

Series A, Series C, Series D, Series E and Series F redeemable convertible preferred stockholders are entitled to an 8% preferred dividend, when, as and if declared by the Board. Series A, Series C, Series D, Series E and Series F preferred dividends are not cumulative. Series B redeemable convertible preferred stockholders are entitled to an 8% preferred return upon redemption or liquidation. The Series B preferred return is cumulative and totaled $7.6 million as of December 31, 2020. This cumulative return is recorded in Redeemable Convertible Preferred Stock on the consolidated balance sheets. In the event the Series B redeemable convertible preferred stock is converted into common stock (at their option or upon a qualified IPO), the holders will be entitled to a 5% dividend on conversion, payable in either cash or common stock at the option of the Company. Common stockholders are also entitled to dividends, when, as and if declared by the Board. Declared and unpaid dividends for each series of redeemable convertible preferred stock are paid upon liquidation.

Conversion

Holders of Series A, Series B, Series C, Series D, Series E and Series F redeemable convertible preferred stock are entitled to convert their shares into shares of common stock, at the option of the holder, at a 1-for-1 conversion rate based on a conversion price of $1.00, $1.60, $3.65, $6.13, $8.50 and $16.00 per share, respectively. The respective conversion rates are subject to anti-dilution clauses if additional shares of common stock are issued at a price per share below the applicable conversion price. As of December 31, 2020, no such anti-dilution events have occurred. The outstanding shares of redeemable convertible preferred stock shall be automatically converted into shares of common stock at the conversion rates described above immediately prior to the closing of the sale of the Company’s common stock pursuant to a firm commitment underwritten public offering registered under the Securities Act of 1933, as amended, with (i) a public offering price per share of at least $17.00 and (ii) aggregate cash proceeds to the Company (net of underwriting discounts and commissions) of at least $75,000,000.

Liquidation

Upon a liquidation event, as defined by the Company’s certificate of incorporation, including any voluntary or involuntary liquidation, dissolution, winding up or deemed liquidation event, and prior to the payment of other equity holders, liquidation funds, if any, are to be distributed to Series F redeemable convertible preferred stockholders (entitled to a liquidation preference equal to $16.00 per share plus declared and unpaid dividends), Series E redeemable convertible preferred stockholders (entitled to a liquidation preference equal to $8.50 per share plus declared and unpaid dividends) and Series D redeemable convertible preferred stockholders (entitled to a liquidation preference equal to $6.1278 per share), on a pari passu basis. Thereafter, Series C redeemable convertible preferred stockholders are entitled to a liquidation preference equal to $3.65 per share, after the payment in full of the liquidation preference of Series F, Series E and Series D redeemable convertible preferred stock. Thereafter, Series B redeemable convertible preferred stockholders are entitled to a liquidation preference, after the payment in full of the liquidation preference of the Series F, Series E, Series D and Series C redeemable convertible preferred stock, equal to $1.60 per share plus an accruing amount of 3% per annum on the purchase price of Series B redeemable convertible preferred stock, plus all accrued (including the 5% accruing dividend) but unpaid and any declared but unpaid dividends. Thereafter, Series A redeemable convertible preferred stockholders are entitled to a liquidation preference, after the payment in full of the liquidation preference on all other redeemable convertible preferred stock, equal to $1.00 per share plus any declared, but unpaid dividends. Remaining liquidation funds, if any, are then distributed to both common and Series A redeemable convertible preferred stockholders equally, as if the Series A redeemable convertible preferred stock had been converted to common stock.

Redemption

Holders of all classes of redeemable convertible preferred stock are entitled to require the Company to redeem preferred shares at any time on or after the fourth anniversary of the date the Company first issues Series E redeemable convertible preferred stock. Holders of Series A through C vote together with respect to the redemption of Series A, Series B and Series C redeemable convertible preferred stock, Series D and Series E vote together with respect to the redemption of Series D and Series E redeemable convertible preferred stock, and Series F has a separate right with respect to the redemption of Series F redeemable convertible preferred stock. If at least a majority of any such group vote in favor of redemption, the Company is required to redeem one-third of the then-outstanding shares of the applicable group within each series for cash equal to the Liquidation Amount, as defined by each series (“Initial Redemption Date”). The decision of any such group is not binding on any other group and any group’s decision to redeem is independent of any other group’s decision to redeem. The Company will then make additional payments on the one-year and two-year anniversary of the Initial Redemption Date.

In accordance with the SEC guidance on temporary equity, all redeemable convertible preferred stock is presented as mezzanine equity given the cash redemption right that is within the holder’s control. The preferred shares are not currently redeemable, but it is probable the instruments will become redeemable. Therefore, the Company has elected to recognize changes in redemption value immediately as they occur, as a dividend, and adjust the carrying amount of the instrument such that the carrying value is greater than or equal to the redemption value at the end of each reporting period.

As of December 31, 2019 and 2020, the holders of redeemable convertible preferred stock have various rights and preferences as follows:

	December 31, 2019			December 31, 2020
	Shares Authorized	Shares Outstanding	Redemption/ Liquidation Amounts	Shares Authorized	Shares Outstanding	Redemption/ Liquidation Amounts
($ in thousands)
Series A Redeemable Convertible Preferred Stock	8,488,092	8,448,092	$ 8,448	8,488,092	8,448,092	$8,448
Series B Redeemable Convertible Preferred Stock	8,761,982	8,650,107	20,356	8,761,982	8,650,107	21,464
Series C Redeemable Convertible Preferred Stock	22,600,000	22,228,001	81,132	22,600,000	22,228,001	81,132
Series D Redeemable Convertible Preferred Stock	11,443,749	11,423,349	70,000	11,443,749	11,423,349	70,000
Series E Redeemable Convertible Preferred Stock	6,470,588	3,540,834	30,097	12,755,779	12,726,367	108,174
Series F Redeemable Convertible Preferred Stock	—	—	—	8,750,000	8,750,000	140,000

	57,764,411	54,290,383	$ 210,033	72,799,602	72,225,916	$429,218

Note 10. Equity Compensation Plan

In 2011, the Board established a long-term incentive plan under which shares of common stock are made available for grants to qualified consultants, directors, or employees of the Company. The vesting of the common stock options is determined by the Company and may be immediately vested in whole, or in part, or all portions may not be vested until a specific date. The exercise price of incentive stock options granted must be at least equal to 100% of the fair value of the Company’s common stock at the date of grant, as determined by the Board.

Stock Options

The Company has the authority to grant options to purchase up to 19.5 million shares of common stock as of December 31, 2020, to qualified consultants, directors, or employees of the Company.

A summary of option activity is as follows:

		Options Outstanding
	Shares Available for Grant	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
(in thousands except share and per share amounts)
Balances January 1, 2019	238,664	9,671,056	$1.15		$11,538
Authorized	3,500,000	—	—		—
Granted	(3,053,796)	3,053,796	2.34		—
Exercised	—	(357,675)	0.83		(539)
Forfeited	499,731	(499,731)	1.56		(390)

Balances December 31, 2019	1,184,599	11,867,446	$1.45	7.6	$22,237
Authorized	2,400,000	—	—		—
Granted	(2,176,157)	2,176,157	5.14		—
Exercised	—	(1,706,780)	1.16		(14,333)
Forfeited	733,692	(733,692)	2.13		(3,975)

Balances December 31, 2020	2,142,134	11,603,131	$2.14	7.2	$154,581

Exercisable at December 31, 2020		7,706,138	$1.63	6.6	$106,595

The following table summarizes the weighted-average grant date value of options and the assumptions used to develop their fair value using the Black-Scholes option pricing model:

	2019	2020
Volatility	32.3%	34.8%
Risk-free interest rate	2.0%	0.97%
Dividends	—	—
Weighted average grant date fair value	$0.83	$1.93
Weighted average expected life in years	6.1	5.9
Estimated forfeiture rate	15.0%	15%
Fair value of common stock	$2.24-$2.26	$3.32-$10.20

The Black-Scholes option-pricing model requires the input of highly subjective assumptions. The Company continues to assess the assumptions and methodologies used to calculate the established fair value of stock-based compensation. Circumstances may change and additional data may become available over time, which could result in changes to these assumptions and methodologies, which could materially impact the fair value determinations.

The Company recorded $1.3 million and $2.0 million of stock-based compensation expense for the years ended December 31, 2019 and 2020, respectively. The amount of stock-based compensation capitalized as part of deferred implementation costs was insignificant in 2019 and 2020. Due to net operating losses, there was no tax expense or benefit recorded in connection with stock-based compensation expense. Stock-based compensation expense was included as follows:

	Year Ended December 31,
	2019	2020
(In thousands)
Cost of revenues	$219	$369
Research and development	323	417
Sales and marketing	97	147
General and administrative	611	1,021

Total stock-based compensation expenses	$1,250	$1,954

The total fair value of stock options vested during the years ended December 31, 2019 and 2020 was $1.1 million and $2.0 million, respectively.

As of December 31, 2020, the total unrecognized stock-based compensation expense related to stock options was $4.6 million which the Company expects to recognize over the next 2.8 years.

Certain stock option grants provide the option holder the right to exercise their stock options before they vest. As of December 31, 2019 and 2020, 1.1 million and 1.0 million stock options were exercisable that were not yet vested by the option holder at a weighted average exercise price of $0.82 and $1.34 per share, respectively.

A summary of the status of non-vested options is as follows:

	Number of Shares	Weighted Average Grant Date Fair Value Per Share
Non-vested options, January 1, 2019	5,442,275	$0.59
Granted	3,053,796	0.83
Forfeited	(390,526)	0.65
Vested	(1,893,643)	0.56

Non-vested options, December 31, 2019	6,211,902	$0.72
Granted	2,176,157	1.93
Forfeited	(624,481)	0.81
Vested	(2,790,823)	0.71

Non-vested options, December 31, 2020	4,972,755	$1.22

All non-vested stock options issued as of the date of the option holder’s termination will be forfeited, except for certain non-vested stock options granted to executive management that have special vesting provisions upon involuntary termination or resignation. The special provisions call for the accelerated vesting of a portion of the options granted to the employee under certain circumstances.

Note 11. Income Taxes

The provision for income tax expense in the accompanying consolidated statements of operations for the years ended December 31, 2019 and 2020 was $0. The Company files franchise, business and income tax returns in several states and a US federal return. As a result of operating losses, no federal or state income taxes are owed.

A reconciliation of income taxes with the amounts computed at the statutory federal income tax rate follows:

	Year Ended December 31,
	2019		2020
(In thousands)
Computed tax at federal statutory rate applied to pre-tax loss	$(8,792)	21.0%	$(10,785)	21.0%
State income tax, net of federal tax benefit	(940)	2.3%	(1,708)	3.3%
Unrealized loss (gain) on tranche liability	(62)	0.2%	2,825	(5.5)%
Stock-based compensation	219	(0.5)%	(746)	1.5%
Other permanent differences, net	369	(1.0)%	174	(0.3)%
Other	7	—%	(81)	0.1%
Valuation allowance increase	9,199	(22.0)%	10,321	(20.1)%

Total	$—	—%	$—	—%

Significant components of the Company’s net deferred tax assets and liabilities were as follows as of December 31, 2019 and 2020:

	December 31,
	2019	2020
(In thousands)
Deferred tax assets:
Deferred revenues	$4,759	$5,060
Deferred rent	1,536	1,592
Accrued expenses	1,420	1,658
Stock option expense	59	167
Net operating loss carryforwards (federal and state)	37,262	45,708
Reserve for estimated credits	360	419
Goodwill	—	87
Intangible assets	—	51
Warrant liability	186	616
Other	59	149

Total deferred tax assets	45,641	55,507
Valuation allowance for deferred tax assets	(43,884)	(54,205)

Deferred tax assets, net of valuation allowance	1,757	1,302
Deferred tax liabilities:
Amortization	(2)	—
Loss on financial instruments	(31)	—
Fixed assets	(598)	(760)
Deferred implementation costs	(1,126)	(542)

Total deferred tax liabilities	(1,757)	(1,302)

Deferred income tax assets, net of deferred tax liabilities	$—	$—

At December 31, 2019 and 2020, the Company had federal net operating loss carry forwards of $153.7 million and $187.1 million, respectively, of which $92.2 million and $92.6 million are subject to limited carryforward periods and begin to expire in 2031. At December 31, 2019 and 2020, the Company had various apportioned state net operating loss carryforwards of $89.8 million and $111.9 million, respectively, which are subject to varying carryforwards that begin to expire in 2024. The Company’s ability to utilize net operating loss carry forwards and other tax attributes to reduce future federal taxable income is subject to potential limitations under Internal Revenue Code Section 382

(“Section 382”) and its related tax regulations. The utilization of these attributes may be limited if certain ownership changes by 5% stockholders (as defined in Treasury regulations pursuant to Section 382) and the effects of stock issuances by the Company during any three-year period result in a cumulative change or more than 50% in the beneficial ownership of the Company. The Company is currently conducting Section 382 analysis to determine if an ownership change has occurred. If it is determined that an ownership change has occurred under these rules, the Company would generally be subject to an annual limitation on the use of pre-ownership change in net operating loss carry forwards and certain other losses and/or credits. In addition, certain future transactions regarding the Company’s equity, including the cumulative effects of small transactions as well as transactions beyond the Company’s control, could cause an ownership change and therefore a potential limitation on the annual utilization of their deferred tax assets. At December 31, 2019 and 2020, the Company established a full valuation allowance for its net deferred tax assets as realization of the net asset is not reasonably assured based upon a more-likely-than-not threshold. The valuation allowance increased by $9.2 million and $10.3 million during the year ended December 31, 2019 and 2020, respectively.

The Company files income tax returns in the U.S. federal jurisdiction and several state jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state or local income tax examinations by tax authorities for tax years before 2016. Operating losses generated in years prior to 2016 remain open to adjustment until the statute of limitations closes for the tax year in which the net operating losses are utilized. The tax years 2016 and forward remain open to examination by all the major taxing jurisdictions to which the Company is subject, though the Company is not currently under examination by any major taxing jurisdiction. The Company did not have any uncertain tax positions as of December 31, 2019 and 2020. The Company’s policy is to accrue interest and penalties related to uncertain tax positions as a component of income tax expense. For the years ended December 31, 2019 and 2020, the Company did not recognize any interest or penalties.

On March 27, 2020, President Trump signed into law the Coronavirus Aid, Relief and Economic Security (“CARES”) Act. The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carry back periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. The relevant tax implication impacting the Company is the deferral of employer side social security payments resulting in a deferred tax asset for the year ended December 31, 2020. The Company will continue to assess the effect of the CARES Act and ongoing government guidance related to COVID-19 as it is issued.

Note 12. Earnings Per Share

Net loss attributable to common stockholders used in computing basic and diluted earnings per share (“EPS”) has been calculated as the net loss less Series B cumulative dividends and other adjustments to redeemable convertible preferred stock of $1.2 million and $5.3 million for the years ended December 31, 2019 and 2020, respectively. All of the Company’s outstanding series of redeemable convertible preferred stock are considered to be participating securities. The holders of the Company’s redeemable convertible preferred stock do not have a contractual obligation to share in the Company’s losses; therefore, no amount of total undistributed loss is allocated to redeemable convertible preferred stock.

Basic net loss per share attributable to common stockholders is computed by dividing net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding for the period. Because the Company has reported a net loss for 2019 and 2020, the number of shares used to calculate diluted net loss per share of common stock attributable to common stockholders is the same as the number of shares used to calculate basic net loss per share of common stock attributable to common stockholders for the period presented because the potentially dilutive shares would have been anti-dilutive if included in the calculation.

The computation of basic and diluted EPS is as follows for the years ended December 31, 2019 and 2020:

	Year Ended December 31,
(In thousands, except shares and per share amounts)	2019	2020
Net loss	$(41,869)	(51,355)
Less: cumulative dividends and adjustments to redeemable convertible preferred stock	(1,212)	(5,290)

Net loss attributable to common stockholders	$(43,081)	$(56,645)

Weighted average common shares outstanding—basic and diluted	4,346,900	4,809,533

Loss per common share—basic and diluted	$(9.91)	$(11.78)

For the years ended December 31, 2019 and 2020, the following potential common shares were excluded from diluted EPS as such shares have an anti-dilutive impact:

	Year Ended December 31,
	2019	2020
Stock options	11,857,752	11,603,131
Redeemable convertible preferred stock	54,290,383	72,225,916
Warrants	212,408	212,408

	66,360,543	84,041,455

Note 13. Commitments and Contingencies

Operating and Capital Lease Commitments

The Company leases office space under non-cancellable operating leases for its corporate headquarters in Plano, Texas pursuant to a 10 year lease agreement under which the Company leases approximately 125,000 square feet of office space with an initial term that expires on August 31, 2028, with the option to extend the lease for either two additional terms of five years each or one additional term of ten years. Rent expense under operating leases was $3.8 million and $4.7 million for the years ended December 31, 2019 and 2020, respectively.

Future minimum payments required under operating and capital leases that have initial or remaining non-cancelable lease terms in excess of one year at December 31, 2020 were as follows (in thousands):

Year Ended December 31,	Operating Leases
2021	$3,636
2022	3,710
2023	3,773
2024	3,835
2025	3,898
Thereafter	10,697

Total minimum lease payments	$29,549

Deferred Rent and Tenant Allowances

Deferred rent and tenant allowances are amortized and applied against rental expense over the lease term on a straight-line basis. As of December 31, 2019 and 2020, the Company had deferred rent and tenant allowance balances as follows:

	December 31,
(In thousands)	2019	2020
Deferred rent and tenant allowance	$6,236	$6,463
Less: current portion	(445)	(596)

Deferred rent and tenant allowance, net of current portion	$5,791	$5,867

Contractual Commitments

The Company has non-cancelable contractual commitments related to third-party products, hosting services and other service costs. The Company is party to several purchase commitments for third-party services that contain both a contractual minimum obligation and a variable obligation based upon usage or other factors which can change on a monthly basis. The estimated amounts for usage and other factors are not included within the table below. Future minimum contractual commitments that have initial or remaining non-cancelable terms in excess of one year were as follows:

Year Ended December 31,	Contractual Commitments
(in thousands)
2021	$11,949
2022	12,511
2023	12,372
2024	12,000

Total	$48,832

Legal Proceedings

The Company may become party to various legal actions during the ordinary course of business. Defending such proceedings is costly and can impose a significant burden on management and employees, it may receive unfavorable preliminary or interim rulings in the course of litigation, and there can be no assurances that favorable final outcomes will be obtained. In addition, the Company’s industry is characterized by the existence of a large number of patents, copyrights, trademarks, trade secrets and other intellectual property and proprietary rights. Companies in its industry are often required to defend against litigation claims based on allegations of infringement or other violations of intellectual property rights. Furthermore, client agreements typically require the Company to indemnify clients against liabilities incurred in connection with claims alleging its solutions infringe the intellectual property rights of a third party. From time to time, the Company has been involved in disputes related to patent and other intellectual property rights of third parties, none of which have resulted in material liabilities. The Company expects these types of disputes may continue to arise in the future. Based upon present information, the Company believes that its liability, if any, arising from such pending legal proceedings, asserted legal claims and known potential legal claims which are likely to be asserted, is not reasonably likely to be material to the Company’s financial position, results of operations, or cash flows, taking into account established accruals for estimated liabilities.

Note 14. Related Party Transactions

For the years ended December 31, 2019 and 2020, CU Cooperative Systems, Inc. (“CU Cooperative”), an investor who is also a vendor, was paid fees of $4.4 million and $4.4 million,

respectively, which relates to services resold to the Company’s clients. As of December 31, 2019 and 2020, accounts payable included amounts due to CU Cooperative of $0.3 million and $0.3 million, respectively. Mr. Todd Clark, who has served as President and Chief Executive Officer of CU Cooperative since 2016, is a member of the Board and was designated to serve as a member of the Board by CU Cooperative. CU Cooperative held 5% or more of the Company’s capital stock as of December 31, 2020.

For the year ended December 31, 2020, the Company employed a former owner of acquired business ACH Alert, LLC. For certain operating payments made on the former owner’s behalf and lockbox cash receipts due to the Company, a receivable of $1.4 million from the former owner was included in prepaid and other current assets. Also, for the year ended December 31, 2020, fees of less than $0.1 million were paid for consulting services to one of the former owners of ACH Alert, LLC, who is related to a current employee.

Note 15. Employee Benefit Plan

The Company sponsors a 401(k) savings plan that covers substantially all employees who have attained 21 years of age. Employees can defer a portion of their annual gross compensation up to limits established by the Internal Revenue Code. The Company currently matches employee contributions at 25% of employee contributions up to 8% of salary. Matching contributions vest 20% annually. Prior to this change, the plan provided for employer contributions to be made only at the Company’s discretion. Contributions for the years ended December 31, 2019 and 2020, were $0.8 million and $1.0 million, respectively.

Note 16. Goodwill and Other Intangibles

Goodwill and intangible assets deemed to have an indefinite life are not amortized, but are reviewed annually for impairment of value or when indicators of a potential impairment are present. As part of the Company’s business planning cycle, the Company will perform an annual goodwill impairment test in the fourth quarter of the fiscal year beginning in 2021. There were no indications of impairment of goodwill noted for the year ended December 31, 2020. Goodwill has a carrying value of $16.2 million as of December 31, 2020.

Total intangibles, net, consisted of the following as of December 31, 2020:

(In thousands)	Carrying Value	Accumulated Amortization	Net Carrying Value
Finite-lived:
Customer relationships	$5,100	$(85)	$5,015
Developed technology	3,300	(118)	3,182
Tradenames	50	(6)	44

Subtotal amortizable intangible assets	8,450	(209)	8,241
Website domain name	25	—	25

Total intangible assets	$8,475	$(209)	$8,266

Amortization expense recognized on intangible assets was $0 and $0.2 million for the years ended December 31, 2019 and 2020, respectively. The Company did not have material intangible assets in the year ended December 31, 2019.

The following table shows the estimated annual amortization expense of the definite-lived intangible assets for the next five years and thereafter (in thousands):

2021	$836
2022	830
2023	811
2024	811
2025	811
Thereafter	4,142

$8,241

Note 17. Subsequent Events

The Company has evaluated events or transactions occurring after December 31, 2020, the consolidated balance sheet date, through March 10, 2021, the date these financial statements were available to be issued.

In February 2021,11 former employees obtained third-party offers for the purchase of 0.2 million shares held of the Company. As the Company has the right of first refusal for the sale of shares to a third-party, the Company re-purchased the shares for $3.5 million on February 26, 2021 from the former employees at the price offered.

On February 5, 2021, the board of directors authorized an increase in the number of authorized shares reserved for stock option grants to qualified consultants, directors, or employees of the Company to 20.4 million.

On February 5, 2021 and February 10, 2021, following approval by the Company’s board of directors, the Company issued options to purchase an aggregate of 2.4 million shares of the Company’s common stock, with an exercise price of $15.46 on the grant date to employees under the 2011 Plan. The stock option grants expire in ten years. Of the stock options, 0.2 million vest 25% after one year and then monthly prospectively for a three-year period with the remaining 2.2 million stock options vesting monthly over a four-year period in 48 equal monthly installments. In order to determine the appropriate stock-based compensation expense for financial reporting purposes, the Company utilized a fair value per share of its common stock as of the date of the awards of $19.35 and $19.72, respectively. The grant-date fair value of the stock options granted on February 5, 2021 and February 10, 2021 is approximately $20.0 million, which is expected to be recognized, net of estimated forfeitures, over a requisite service period of 4 years.

On February 25, 2021, following approval by the Company’s board of directors, the Company issued options to purchase an aggregate of 0.3 million shares of the Company’s common stock, with an exercise price of $18.62 on the grant date to employees under the 2011 Plan. The stock option grants expire in ten years. The stock options generally vest 25% after one year and then monthly prospectively for a three-year period. In order to determine the appropriate stock-based compensation expense for financial reporting purposes, the Company utilized a fair value per share of its common stock as of the date of the awards of $20.80. The grant-date fair value of the stock options granted on February 25, 2021 is approximately $2.9 million, which is expected to be recognized, net of estimated forfeitures, over a requisite service period of generally 4 years.

On February 25, 2021 the board of directors of the Company approved, subject to stockholder approval and the effectiveness of the Registration Statement, the 2021 Employee Stock Purchase Plan (the “ESPP”) pursuant to which employees would be able to purchase shares of Company common stock at a 15% discount. The board of directors provided for a share reserve with respect to the ESPP of 2% of the total number of shares outstanding after the Initial Public Offering (“IPO”). The board of directors further provided that the share reserve will be refreshed by an evergreen provision of 1% of the Company’s outstanding common stock at the end of the prior year, or such lesser amount as the board of directors or the compensation committee may determine.

On February 25, 2021 the board of directors of the Company approved, subject to stockholder approval and the effectiveness of the Registration Statement, the 2021 Incentive Award Plan (the “2021 Plan”) pursuant to which incentive awards may be awarded to employees, directors and consultants. The board of directors provided that the maximum number of shares of common stock (subject to stock splits, dividends, recapitalizations and the like) issuable under the 2021 Plan is equal to a number of shares equal to (i) 11.0% of the shares of common stock outstanding immediately prior to the effectiveness of the IPO after giving effect to the number of shares being sold in the IPO (including shares subject to outstanding equity awards, and the 2021 share reserve and the ESPP share reserve (as described above)) and assuming no exercise of the underwriters’ option to purchase additional shares, plus (ii) an annual increase on the first day of each year beginning in 2022 and ending in 2031, equal to the lesser of: (a) 5.0% of the shares outstanding on the last day of the prior fiscal year or (b) such lesser amount as determined by the board of directors, plus (iii) any shares underlying awards outstanding under the 2011 Plan, as of immediately prior to the effectiveness of the IPO that are thereafter forfeited, terminated, expired or repurchased for the original purchase price thereof, subject to certain statutory limits related to “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

ACH Alert, LLC

We have audited the accompanying financial statements of ACH Alert, LLC, which comprise the balance sheets as of September 30, 2020 and December 31, 2019, and the related statements of income, changes in members’ equity, and cash flows for the nine-month period ended September 30, 2020 and the year ended December 31, 2019, and the related notes to the financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ACH Alert, LLC as of September 30, 2020 and December 31, 2019, and the results of its operations and its cash flows for the nine-month period ended September 30, 2020 and the year ended December 31, 2019 in accordance with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Dallas, Texas

January 22, 2021

ACH Alert, LLC

Balance Sheets

As of September 30, 2020 and December 31, 2019

	September 30, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$1,806,330	$837,667
Accounts receivable, net	201,640	209,926
Prepaid expenses	52,006	19,501

Total current assets	2,059,976	1,067,094
Property and equipment, net	22,929	965
Software development cost, net	304,164	440,071

Total assets	$2,387,069	$1,508,130

Liabilities and Members’ Equity
Current liabilities
Accounts payable	$5,144	$27,542
Accrued expenses	70,619	31,978
Deferred revenue, current	228,235	241,723
PPP refundable advance	252,093	—
Current portion of note payable	10,000	10,000

Total current liabilities	566,091	311,243
Long-term payables
Note payable	20,000	20,000
Deferred revenue	636,201	599,043

	656,201	619,043
Members’ equity	1,164,777	577,844

Total liabilities and members’ equity	$2,387,069	$1,508,130

See Accompanying Footnotes

ACH Alert, LLC

Statements of Income

For the nine months ended September 30, 2020 and the year ended December 31, 2019

	September 30, 2020	December 31, 2019
Net sales	$3,408,927	$3,462,256
Cost of sales	1,421,421	1,571,836

Gross profit	1,987,506	1,890,420
General and administrative expenses	918,939	1,114,046

Income from operations	1,068,567	776,374
Other income (expense)
Settlement expense	(180,000)	(35,000)
Interest income, net	1,831	5,168

Total other expense	(178,169)	(29,832)

Net income	$890,398	$746,542

See Accompanying Footnotes

ACH Alert, LLC

Statements of Changes in Members’ Equity

For the nine months ended September 30, 2020 and the year ended December 31, 2019

	September 30, 2020	December 31, 2019
Members’ equity, beginning of period	$577,844	$553,323
Net income	890,398	746,542
Distributions	(303,465)	(722,021)

Members’ equity, end of period	$1,164,777	$577,844

See Accompanying Footnotes

ACH Alert, LLC

Statements of Cash Flows

For the nine months ended September 30, 2020 and the year ended December 31, 2019

	September 30, 2020	December 31, 2019
Operating activities
Net income	$890,398	$746,542
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation expense	3,650	598
Amortization expense	135,907	201,722
Bad debt expense	172,029	15,963
Changes in operating assets and liabilities:
Accounts receivables	(163,743)	150,133
Prepaid expenses	(32,505)	(2,432)
Accounts payable	(22,398)	(14,651)
Accrued expenses	38,641	27,152
Deferred revenue	23,670	241,652

Net cash flows from operating activities	1,045,649	1,366,679

Investing activities
Software development cost	—	(7,274)
Purchase of equipment	(25,614)	—

Net cash flows from investing activities	(25,614)	(7,274)

Financing activities
Distributions	(303,465)	(722,021)
Proceeds from PPP refundable advance	252,093	—
Repayment of note payable	—	(10,000)

Net cash flows from financing activities	(51,372)	(732,021)

Net change in cash and cash equivalents	968,663	627,384
Cash and cash equivalents, beginning of period	837,667	210,283

Cash and cash equivalents, end of period	$1,806,330	$837,667

See Accompanying Footnotes

ACH Alert, LLC

Notes to Financial Statements

September 30, 2020 and December 31, 2019

Note 1. Nature of Business and Significant Accounting Policies

A summary of significant accounting policies and practices used in the preparation of the financial statements follows:

Nature of business:

ACH Alert, LLC (the “Company”) creates software to provide fraud protection for customers of credit unions, community banks and large regional banks located throughout the United States and indirectly though channel partner alliances.

Basis of accounting:

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The Financial Accounting Standards Board (FASB) has established the Accounting Standards Codification (ASC) as the sole source of authoritative GAAP.

Cash and cash equivalents:

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company maintains cash accounts at various financial institutions which may at times exceed federally insured amounts.

The Company maintains cash equivalent balances in money market funds totaling $1,355,820 as of September 30, 2020 and $749,893 as of December 31, 2019. Such balances are not insured.

Accounts receivable:

The Company performs ongoing credit evaluations of its customers’ financial condition but does not require collateral to support customer receivables. The Company maintains an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. Balances that remain outstanding after the Company has used reasonable collection efforts are written off through a charge to the allowance for doubtful accounts.

Property and equipment:

Property and equipment are stated at cost less accumulated depreciation. Expenditures for repairs and maintenance are charged to expense as incurred and additions and improvements that significantly extend the lives of assets are capitalized. Upon the sale or other retirement of depreciable property, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

Depreciation is provided using straight-line over the estimated useful lives of the depreciable assets which ranges from three to seven years.

Capitalized software development cost:

Costs of materials, consulting, payroll and payroll related costs for employees incurred in developing internal-use computer software are capitalized. The cost of certain upgrades and enhancements to internal-use software that result in additional functionality are also capitalized. Costs incurred during the preliminary project and post implementation stages are charged to expense as incurred. Once a development project is substantially complete and the software is ready for its intended use, these costs are amortized on a straight-line basis over 5 years which is the estimated economic life of the product. Amortization expense was $135,907 for the nine months ended September 30, 2020 and $201,722 for the year ended December 31, 2019.

Long-lived assets:

The carrying value of long-lived assets, such as property and equipment and software development cost, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. During the nine months ended September 30, 2020 and the year ended December 31, 2019, the Company recognized no impairment losses on long-lived assets.

Income taxes:

The Company, with the consent of its members, has elected to be taxed as a pass through entity under the provisions of the Internal Revenue Code. The members are personally liable for their proportionate share of the Company’s federal taxable income. Therefore, no provision for federal income taxes is reflected in these financial statements. The Company is a taxable entity for state purposes.

Deferred tax assets and liabilities, if significant, are recognized for the estimated future tax affects attributed to temporary differences between the book and tax bases of assets and liabilities and for carryforward items. The measurement of current and deferred tax assets and liabilities is based on enacted law. Deferred tax assets are reduced, if necessary, by a valuation allowance for the amount of tax benefits that are not more likely than not to be realized. As of September 30, 2020 and December 31, 2019, management determined that a full valuation allowance was required against the Company’s net deferred tax asset due to the uncertainty of future taxable income.

Management evaluates the Company’s tax positions on a periodic basis and has concluded that the Company has taken no uncertain tax positions that require adjustment to the financial statements as of September 30, 2020 and December 31, 2019.

The Company files federal and state income tax returns in the U.S. federal jurisdiction and in Tennessee.

Estimates and uncertainties:

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Revenue recognition:

In May 2014, the FASB issued ASU 2014-09 Revenue from Contracts with Customers (ASU 2014-09 or Topic 606), which requires a company to recognize revenue when the company transfers control of promised goods and services to the customer. Revenue is recognized in an amount that reflects the consideration a company expects to receive in exchange for those goods or services.

The Company only has revenue from customers. The Company recognizes revenue when it satisfies performance obligations under the terms of its contracts, and control of its products and services are transferred to its customers in an amount that reflects the consideration the Company expects to receive from its customers in exchange for those products and services. This process involves identifying the customer contract, determining the performance obligations in the contract, determining the contract price, allocating the contract price to the distinct performance obligations in the contract, and recognizing revenue when the performance obligations have been satisfied. A performance obligation is considered distinct from other obligations in a contract when it (a) provides a benefit to the customer either on its own or together with other resources that are readily available to the customer and (b) is separately identified in the contract. The Company considers a performance obligation satisfied once it has transferred control of a product or service to a customer, meaning the customer has the ability to use and obtain the benefit of the product.

Taxes assessed by a government authority that are both imposed on and concurrent with a specific revenue-producing transaction, that are collected by the Company from a customer, are excluded from sales.

The Company’s primary source of revenue is from providing its Fraud Prevention HQ SaaS services to financial institutions and their customers. The Company does not act as an agent in any of its revenue arrangements. Contracts with customers generally state the terms of the sale, including the quantity and price of each product or service purchased. Contracts generally consist of monthly minimum fees plus monthly additional usage fees. Customer usage resets each month and is evaluated to determine the additional usage fees based on the contractual terms. Some contracts may include upfront implementation and customization fees which have been determined to not be distinct from the SaaS offering given the complexity of the implementation and customization services provided. These services are only capable of being performed by the Company and are considered part of delivering the overall Fraud Prevention HQ solution to the customer.

Payment terms and conditions for monthly minimum and usage fees may vary by contract, although terms generally include a requirement of payment within a range of 30 to 60 days. Implementation and customization fees require payment upfront and are recognized as deferred revenue and amortized over the life of the customer contract which ranges for 24-60 months. As a result, the contracts do not include a significant financing component. In addition, contacts typically do not contain variable consideration as the contracts include stated prices and the delivery of the SaaS services qualifies for the series guidance in ASU 2014-09. The Company provides assurance type warranties on all of its products, which are not separate performance obligations and are outside the scope of Topic 606.

Recently issued accounting pronouncement:

In February 2016, the FASB amended the Leases topic of the ASC to require all leases with lease terms over 12 months to be capitalized as a right-of-use asset and lease liability on the balance sheet at the date of lease commencement. Leases will be classified as either finance leases or operating leases. This distinction will be relevant for the pattern of expense recognition in the income statement. The amendments will be effective for the Company for fiscal years beginning after December 15, 2021. Early adoption is permitted. The Company is currently in the process of evaluating the impact of adoption of this guidance on the financial statements.

Subsequent events:

The Company has evaluated subsequent events for potential recognition and disclosure through January 22, 2021, the date the financial statements were available to be issued, as disclosed in Notes 8, 9 and 10.

Note 2. Accounts Receivable

Accounts receivable consist of the following:

	September 30, 2020	December 31, 2019
Accounts receivables	$410,832	$247,089
Allowance for doubtful accounts	(209,192)	(37,163)

	$201,640	$209,926

Note 3. Property and Equipment

Property and equipment consist of the following major classifications:

	September 30, 2020	December 31, 2019
Equipment	$64,351	$38,737
Furniture	4,069	4,069
Software	75,833	75,833
Vehicles	—	900

	144,253	119,539
Accumulated depreciation	121,324	118,574

	$22,929	$965

Note 4. Related Party Operating Lease

The Company leases office space from the owners of the Company under a non-cancelable operating lease in the amount of $13,996 per month expiring in March 2028. Future minimum lease payments for the next five years are $167,959 for each of the annual periods ending December 31.

Rent expense totaled $126,741 for the nine months ended September 30, 2020 and $171,310 for the year ended December 31, 2019, and is reported in general and administrative expenses on the statements of income.

Note 5. Major Customers

Concentrations with major customers are summarized as follows:

	September 30, 2020	December 31, 2019
Accounts receivables from major customers (customers that account for 10% or more of accounts receivables)	$181,310	$168,782
Percent of trade receivables	44%	68%
Number of customers	2	3
Sales to major customers (customers that account for 10% or more of sales)	$487,226	$590,720
Percent of sales	14%	16%
Number of customers	1	1

Note 6. Note Payable

During 2017, the Company entered into a $50,000 note payable to buy back a membership interest purchase warrant. In accordance with terms of the note, principal payments of $10,000 will be made annually on December 1 plus interest at the federal midterm rate through 2022. As of September 30, 2020 and December 31, 2019, the outstanding balance on the note payable totaled $30,000.

Note 7. Income Taxes

The provision for state income taxes for the Company for the nine months ended September 30, 2020 and the year ended December 31, 2019, consists of the following:

	September 30, 2020	December 31, 2019
Deferred
Change in valuation allowance	$4,150	$31,250
Deferred tax	(4,150)	(31,250)

	$—	$—

The tax effect of the components of deferred tax assets and liabilities for the Company as of September 30, 2020 and December 31, 2019, consists of the following:

	September 30, 2020	December 31, 2019
Deferred tax assets
Accounts payable	$360	$1,790
Accrued expenses	4,590	2,000
Deferred revenue	56,200	54,650
Net operating loss carryforward	109,150	109,150

	170,300	167,590

Deferred tax liabilities
Accounts receivable	13,100	13,640
Prepaid expenses	3,400	1,270
Software development cost	39,600	44,070
Property and equipment	1,500	60

	57,600	59,040

Net deferred tax asset before valuation allowance	112,700	108,550
Valuation allowance	(112,700)	(108,550)

Net deferred tax liability	$—	$—

As of September 30, 2020, the Company had approximately $1,680,000 in state net operating losses available to reduce future state taxable income which will begin to expire in 2024. Based on the nature of the income and how the net operating loss may be utilized, the Company recognized a valuation allowance as of September 30, 2020 and December 31, 2019, because it does not expect to fully realize the total amount of state operating losses available.

Note 8. Phantom Stock Agreement and Settlement Expense

In July 2017, the Company adopted a Phantom Units Plan (the “Plan”) to reward past, current and future service of its employees. Phantom units issued under the Plan are restricted and subject to forfeiture. All phantom unit grants become settled only upon consummation of a sale event as defined in the Plan. Participants are entitled to receive an amount which was vested at the time of sale times the phantom unit value. Phantom unit grants are not directly or indirectly equity interests in the Company and the participant has no rights as a member of the Company.

As of September 30, 2020, the Company had issued 8 phantom unit grants. Because the phantom unit grants can generally only be exercised upon a sale event, they contain a performance condition which must be probable of occurring before the value of the phantom stock units are recognized on the books of the Company. As discussed in Note 10, the Company executed an asset purchase agreement with Alkami Acquisition Corporation which triggered recognition of the phantom stock grant liability on October 4, 2020. Subsequent to September 30, 2020, the Company paid four participants with formalized Plan agreements holding 7.5 units $1,875,000. An additional payment of $200,000 was made to an employee under the premise of the Plan, however that arrangement was verbal.

During 2019 and 2020, the Company settled certain informal arrangements with prior employees who did not wish to participate in the Phantom Units Plan. Settlement expense of $180,000 was recorded in 2020 and $35,000 in 2019 on the statements of income as other expense.

Note 9. Uncertainties

The 2019 novel coronavirus (“ COVID-19”) has adversely affected, and may continue to adversely affect economic activity globally, nationally and locally. It is unknown the extent to which COVID-19 may spread, may have a destabilizing effect on financial and economic activity and may increasingly have the potential to negatively impact the Company’s and its customers’ costs, demand for the Company’s products and services, and the U.S. economy. These conditions could adversely affect the Company’s business, financial condition, and results of operations. Further, COVID-19 may result in health or other government authorities requiring the closure of the Company’s operations or other businesses of the Company’s customers and suppliers, which could significantly disrupt the Company’s operations and the operations of the Company’s customers. The extent of the adverse impact of the COVID-19 outbreak on the Company cannot be predicted at this time.

In response to the uncertainty caused by COVID-19, the Company executed a loan with Pinnacle Bank for a principal amount of $252,093 during 2020 pursuant to the Paycheck Protection Program (PPP Loan) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES”). The PPP Loan is unsecured and guaranteed by the United States Small Business Administration. The Company planned to apply to the financial institution for forgiveness of the PPP Loan in accordance with the terms of the CARES Act, however, due to the asset purchase agreement executed with Alkami Acquisition Corporation on October 4, 2020, as discussed in Note 10, Pinnacle Bank called the loan resulting in the payment of principal and interest totaling $253,281 on that same date.

Note 10. Subsequent Events

On October 4, 2020, the Company entered into an asset purchase agreement with Alkami Acquisition Corporation, a wholly owned subsidiary of Alkami Technology, Incorporated. The agreement transfers substantially all the assets, business and operations of the Company together with certain obligations and liabilities to the purchaser.

Through and including                     , 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

6,000,000 Shares

Alkami Technology, Inc.

Common Stock

PROSPECTUS

                             , 2021

The gold standard in digital banking. alkami.com © 2021 Alkami Technology, Inc. All rights reserved.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the offering and sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee and the exchange listing fee.

Amount Paid or to Be Paid
SEC registration fee	$32,741
FINRA filing fee	45,515
Exchange listing fee	225,000
Printing and engraving expenses	525,000
Legal fees and expenses	2,035,000
Accounting fees and expenses	2,000,000
Blue sky fees and expenses	30,000
Transfer agent and registrar fees and expenses	40,000
Miscellaneous expenses	257,244

Total	$5,190,500

Item 14. Indemnification of Directors and Officers

Section 145(a) of the General Corporation Law of the State of Delaware provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the General Corporation Law of the State of Delaware provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the General Corporation Law of the State of Delaware provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the General Corporation Law of the State of Delaware.

In connection with the sale of common stock being registered hereby, we have entered into indemnification agreements with each of our directors, officers and certain other employees. These agreements will provide that we will indemnify each of our directors, officers and such employees to the fullest extent permitted by law and our amended and restated certificate of incorporation and bylaws.

We also maintain a general liability insurance policy which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, referred to herein as the “Securities Act,” against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

Since December 31, 2017, we have made the following sales of unregistered securities:

Equity Plan-Related Issuances

(1)

Since December 31, 2017, we have granted to our directors, employees and consultants options to purchase 11,160,701 shares of our common stock with per share exercise prices ranging from $1.70 to $18.62 under our 2011 Long-Term Incentive Plan (“2011 Plan”) as of March 31, 2021.

(2)

Since December 31, 2017, we have issued to certain of our directors, employees and consultants an aggregate of 5,417,884 shares of our common stock at per share purchase prices ranging from $0.03 to $15.46 pursuant to exercises of options under the 2011 Plan for an aggregate purchase price of $5,579,083 as of March 31, 2021.

Sales of Redeemable Convertible Preferred Stock and Warrants

(3)

In December 2018, we issued and sold an aggregate of 4,895,721 shares of Series D redeemable convertible preferred stock to two accredited investors at $6.1278 per share for gross proceeds of $30.0 million.

(4)

Between May 2019 and September 2020, we issued and sold an aggregate of 12,726,367 shares of Series E redeemable convertible preferred stock to 33 accredited investors at $8.50 per share for gross proceeds of $108.2 million.

(5)	In June 2019, we issued a warrant to purchase an aggregate of 29,412 shares of Series E redeemable convertible preferred stock with an exercise price of $8.50 per share to one accredited investor.

(6)

In September 2020, we issued and sold an aggregate of 8,750,000 shares of Series F redeemable convertible preferred stock to 15 accredited investors at $16.00 per share for gross proceeds of $140.0 million.

The offers, sales and issuances of the securities described in paragraphs (1) and (2) were deemed to be exempt from registration under Rule 701 promulgated under the Securities Act as transactions under compensatory benefit plans and contracts relating to compensation, or under Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering. The recipients of such securities were our directors, employees or bona fide consultants and received the securities under our equity incentive plans. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

The offers, sales and issuances of the securities described in paragraphs (3) through (6) were deemed to be exempt under Section 4(a)(2) of the Securities Act or Rule 506 of Regulation D under the Securities Act as a transaction by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act and had adequate access to information about us. No underwriters were involved in these transactions.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

A list of exhibits required to be filed under this item is set forth on the Exhibit Index of this registration statement and is incorporated in this Item 16(a) by reference.

(b) Financial Statement Schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

INDEX TO EXHIBITS

The following exhibits are filed as part of this registration statement.

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Date	Number	Filed Herewith

1.1	Form of Underwriting Agreement.				X

2.1†	Asset Purchase Agreement, by and among ACH Alert, LLC, Deborah Peace, David Peace, Alkami Acquisition Corp. and Alkami Technology, Inc., dated as of October 4, 2020	S-1	3/10/2021	2.1

3.1	Fifth Amended and Restated Certificate of Incorporation of Alkami Technology, Inc., currently in effect.	S-1	3/10/2021	3.1

3.2	Form of Amended and Restated Certificate of Incorporation of Alkami Technology, Inc., to be in effect immediately prior to the completion of this offering.				X

3.3	Bylaws of Alkami Technology, Inc., currently in effect.	S-1	3/10/2021	3.3

3.4	Form of Amended and Restated Bylaws of Alkami Technology, Inc., to be in effect immediately prior to the completion of this offering.				X

4.1	Form of Specimen Stock Certificate evidencing the shares of common stock.	S-1	3/10/2021	4.1

4.2	Fourth Amended and Restated Investors’ Rights Agreement, by and among Alkami Technology, Inc. and the investors listed therein, dated as of September 24, 2020.	S-1	3/10/2021	4.2

4.3	Warrant to Purchase Stock, dated December 10, 2012, between Alkami Technology, Inc. and Silicon Valley Bank.	S-1	3/10/2021	4.3

4.4	Warrant to Purchase Stock, dated July 2, 2014, between Alkami Technology, Inc. and Comerica Bank.	S-1	3/10/2021	4.4

4.5	First Amendment to Warrant, dated July 7, 2016, between Alkami Technology, Inc. and Comerica Ventures Incorporated.	S-1	3/10/2021	4.5

4.6	Warrant to Purchase Stock, dated September 9, 2014, between Alkami Technology, Inc. and Comerica Bank.	S-1	3/10/2021	4.6

4.7	Warrant to Purchase Stock, dated July 7, 2016, between Alkami Technology, Inc. and Comerica Bank.	S-1	3/10/2021	4.7

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Date	Number	Filed Herewith

4.8	Warrant to Purchase Stock, dated July 21, 2017, between Alkami Technology, Inc. and Comerica Bank.	S-1	3/10/2021	4.8

4.9	Warrant to Purchase Stock, dated June 28, 2019, between Alkami Technology, Inc. and Comerica Bank.	S-1	3/10/2021	4.9

5.1	Opinion of Latham & Watkins LLP.			5.1	X

10.1	Amended and Restated Office Lease by and between Granite Park III, Ltd and Alkami Technology, Inc., dated as of September 6, 2017.	S-1	3/10/2021	10.1

10.2	First Amendment to Amended and Restated Office Lease by and between Granite Park III, Ltd and Alkami Technology, Inc., dated as of June 29, 2018.	S-1	3/10/2021	10.2

10.3	Second Amendment to Amended and Restated Office Lease by and between Granite Park III, Ltd and Alkami Technology, Inc., dated as of November 8, 2018.	S-1	3/10/2021	10.3

10.4	Third Amendment to Amended and Restated Office Lease by and between Granite Park NM/GP III LP, as successor in interest to Granite Park III, Ltd and Alkami Technology, Inc., dated as of January 7, 2019.	S-1	3/10/2021	10.4

10.5	Fourth Amendment to Amended and Restated Office Lease by and between Granite Park NM/GP III LP, as successor in interest to Granite Park III, Ltd and Alkami Technology, Inc., dated as of December 27, 2019.	S-1	3/10/2021	10.5

10.6	Fifth Amendment to Amended and Restated Office Lease by and between Granite Park NM/GP III LP, as successor in interest to Granite Park III, Ltd and Alkami Technology, Inc., dated as of November 3, 2020.	S-1	3/10/2021	10.6

10.7	Senior Secured Credit Facilities Credit Agreement, among Alkami Technology, Inc., as the Borrower, the Several Lenders from time to time party thereto and Silicon Valley Bank, as Administrative Agent, Issuing Lender and Swingline Lender, dated as of October 16, 2020.	S-1	3/10/2021	10.7

10.8	Guarantee and Collateral Agreement, among Alkami Technology, Inc. as the Borrower, the other Grantors referred to therein, and Silicon Valley Bank, as Administrative Agent, dated as of October 16, 2020.	S-1	3/10/2021	10.8

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Date	Number	Filed Herewith

10.9†	Bill Pay Service Reseller Agreement by and between CO-OP eCom, LLC and Alkami Technology, Inc., dated as of June 28, 2013.	S-1	3/10/2021	10.9

10.10†	First Amendment to Bill Pay Service Reseller Agreement by and between CO-OP eCom, LLC and Alkami Technology, Inc., dated as of May 19, 2015.	S-1	3/10/2021	10.10

10.11†	Second Amendment to Bill Pay Service Reseller Agreement by and between CO-OP eCom, LLC and Alkami Technology, Inc., dated as of February 11, 2016.	S-1	3/10/2021	10.11

10.12†	Third Amendment to Bill Pay Service Reseller Agreement by and between CO-OP eCom, LLC and Alkami Technology, Inc., dated as of March 7, 2017.	S-1	3/10/2021	10.12

10.13†	Fourth Amendment to Bill Pay Service Reseller Referral Agreement by and between Alkami Technology, Inc. and CU Cooperative Systems, Inc., dated as of September 14, 2019.	S-1	3/10/2021	10.13

10.14†	Fifth Amendment to Bill Pay Service Reseller Agreement by and between Alkami Technology, Inc. and CU Cooperative Systems, Inc., dated as of June 1, 2020.	S-1	3/10/2021	10.14

10.15#	Alkami Technology, Inc. 2011 Long-Term Incentive Plan.	S-1	3/10/2021	10.15

10.16#	Alkami Technology, Inc. 2021 Incentive Award Plan.	S-1	3/10/2021	10.16

10.17#	Form of Stock Option Grant Notice and Stock Option Agreement under the 2021 Incentive Award Plan.	S-1	3/10/2021	10.17

10.18#	Form of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement under the 2021 Incentive Award Plan.	S-1	3/10/2021	10.18

10.19#	Form of Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Award Agreement under the 2021 Incentive Award Plan.	S-1	3/10/2021	10.19

10.20#	Alkami Technology, Inc. Employee Stock Purchase Plan.	S-1	3/10/2021	10.20

10.21#	Amended & Restated Executive Employment Agreement, by and between Alkami Technology, Inc. and Stephen Bohanon.				X

10.22#	Amended & Restated Executive Employment Agreement, by and between Alkami Technology, Inc. and Michael Hansen.				X

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Date	Number	Filed Herewith

10.23#	Amended & Restated Executive Employment Agreement, by and between Alkami Technology, Inc. and Bryan Hill.				X

10.24#	Amended & Restated Executive Employment Agreement, by and between Alkami Technology, Inc. and Douglas A. Linebarger.				X

10.25#	Form of Indemnification Agreement for directors and officers.				X

10.26#	Non-Employee Director Compensation Program.	S-1	3/10/2021	10.26

21.1	List of Subsidiaries.	S-1	3/10/2021	21.1

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.				X

23.3	Consent of Grant Thornton LLP.				X

24.1	Powers of Attorney (included in the signature pages to this registration statement).	S-1	3/10/2021	24.1

#	Indicates a management contract or compensatory plan.
†	Certain portions of this document that constitute confidential information have been redacted in accordance with Regulation S-K, Item 601(b)(2).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Plano, state of Texas on April 5, 2021.

Alkami Technology, Inc.

By:	/s/ Michael Hansen
Michael Hansen
Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Hansen Michael Hansen	Chief Executive Officer and Director (Principal Executive Officer)	April 5, 2021

/s/ W. Bryan Hill W. Bryan Hill	Chief Financial Officer (Principal Financial Officer)	April 5, 2021

/s/ Kristy Ramundi Kristy Ramundi	Chief Accounting Officer (Principal Accounting Officer)	April 5, 2021

* Brian R. Smith	Director and Chairperson	April 5, 2021

* Todd Clark	Director	April 5, 2021

* Charles Kane	Director	April 5, 2021

* Gene Lockhart	Director	April 5, 2021

* Steve Mitchell	Director	April 5, 2021

* Gary Nelson	Director	April 5, 2021

* Raph Osnoss	Director	April 5, 2021

Signature	Title	Date

* Merline Saintil	Director	April 5, 2021

* Barbara Yastine	Director	April 5, 2021

*By:	/s/ W. Bryan Hill
W. Bryan Hill Attorney-in-Fact